As filed with the Securities and Exchange Commission on September 21, 2015

Registration No. 333-198896

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 7

to

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Hess Midstream Partners LP

(Exact name of registrant as specified in its charter)

Delaware	1311	36-4777695
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1501 McKinney Street

Houston, TX 77010

(713) 496-4200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Timothy B. Goodell

General Counsel and Secretary

Hess Midstream Partners GP LLC

1501 McKinney Street

Houston, TX 77010

(713) 496-4200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William N. Finnegan IV Brett E. Braden Thomas G. Brandt Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400	G. Michael O’Leary Stephanie C. Beauvais Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 (713) 220-4200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated September 21, 2015

Prospectus

            Common Units

Representing Limited Partner Interests

Hess Midstream Partners LP

This is an initial public offering of common units representing limited partner interests of Hess Midstream Partners LP. We were initially formed by Hess Corporation, and our current sponsors are Hess and Global Infrastructure Partners. No public market currently exists for our common units. We are offering             common units in this offering. We expect that the initial public offering price will be between $             and $             per common unit. We have applied to list our common units on the New York Stock Exchange under the symbol “HESM.” We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act.

As a result of certain laws and regulations to which we are or may in the future become subject, we may require owners of our common units to certify that they are both U.S. citizens and subject to U.S. federal income taxation on our income. If you are not an eligible holder, your common units may be subject to redemption.

Investing in our common units involves a high degree of risk. Before buying any common units, you should carefully read the discussion of material risks of investing in our common units in “Risk Factors” beginning on page 26. These risks include the following:

•	Hess currently accounts for substantially all of our revenues. If Hess changes its business strategy, is unable for any reason, including financial or other limitations, to satisfy its obligations under our commercial agreements or delivers only its minimum commitment under our commercial agreements to us, our revenues would decline and our financial condition, results of operations, cash flows, and ability to make distributions to our unitholders would be materially and adversely affected.

•	We may not generate sufficient distributable cash flow to support the payment of the minimum quarterly distribution to our unitholders.

•	On a pro forma basis, we would not have generated sufficient distributable cash flow to pay the full minimum quarterly distribution on all of our units for the twelve months ended June 30, 2015 or the year ended December 31, 2014, with shortfalls of approximately $ million for the twelve months ended June 30, 2015 and $ million for the year ended December 31, 2014. We would have had shortfalls for of the four quarters during the twelve months ended June 30, 2015 and for of the four quarters during the year ended December 31, 2014.

•	Hess may suspend, reduce or terminate its obligations under our commercial agreements in certain circumstances, which could have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

•	Because of the natural decline in production from existing wells in our areas of operation, our success depends, in part, on Hess and other producers replacing declining production and also on our ability to secure new sources of natural gas and crude oil. Any decrease in the volumes of natural gas or crude oil that we handle could adversely affect our business and operating results.

•	Our general partner and its affiliates, including our Sponsors, have conflicts of interest with us and limited fiduciary duties to us and our unitholders, and they may favor their own interests to our detriment and that of our unitholders. Additionally, we have no control over the business decisions and operations of our Sponsors, and none of our Sponsors is under any obligation to adopt a business strategy that favors us.

•	Unitholders have very limited voting rights and, even if they are dissatisfied, they cannot initially remove our general partner without its consent.

•	Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as us not being subject to a material amount of entity-level taxation by individual states. If the Internal Revenue Service, or IRS, were to treat us as a corporation for federal income tax purposes, or if we become subject to entity-level taxation for state tax purposes, our cash available for distribution to our unitholders would be substantially reduced.

•	Even if our unitholders do not receive any cash distributions from us, they will be required to pay taxes on their share of our taxable income.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to Hess Midstream Partners LP, before expenses	$	$

(1)	Excludes an aggregate structuring fee equal to % of the gross proceeds of this offering payable to Goldman, Sachs & Co. and Morgan Stanley & Co. LLC. Please read “Underwriting.”

The underwriters may also purchase up to an additional             common units at the initial public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus.

The underwriters are offering the common units as set forth under “Underwriting.” Delivery of the common units will be made on or about             , 2015.

Goldman, Sachs & Co.	Morgan Stanley

Prospectus dated     , 2015.

i

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. We have not, and the underwriters have not, authorized any other person to provide you with information different from that contained in this prospectus and any free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.

Through and including                     , 2015 (the 25th day after the date of this prospectus), federal securities laws may require all dealers that effect transactions in these securities, whether or not participating in this offering, to deliver a prospectus. This requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Forward-Looking Statements.”

Industry and Market Data

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications or other published independent sources. Some data are also based on our good faith estimates.

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Certain Terms Used in This Prospectus

Unless the context otherwise requires, references in this prospectus to the following terms have the meanings set forth below:

“GIP” or “Global Infrastructure Partners” refers to GIP II Blue Holding Partnership, L.P., a Delaware limited partnership, which owns interests in us and in Hess Infrastructure Partners, which in turn indirectly owns our general partner, and the funds managed by Global Infrastructure Management, LLC, and such funds’ subsidiaries and affiliates, that hold interests in GIP II Blue Holding Partnership, L.P.;

“Hess” refers collectively to Hess Corporation and its consolidated subsidiaries other than Hess Infrastructure Partners, its subsidiaries and its general partner, and us, our subsidiaries and our general partner;

“Hess Infrastructure Partners” refers to Hess Infrastructure Partners LP, a Delaware limited partnership and midstream energy joint venture between Hess and GIP that, directly or indirectly, holds all of the interests in our general partner, and its subsidiaries, other than us and our subsidiaries;

“Hess Midstream Partners LP,” “our partnership,” “we,” “our,” “us” or like terms, when used in a historical context, refer to Hess Midstream Partners LP Predecessor, our predecessor for accounting purposes. When used in the present tense or future tense, these terms refer to Hess Midstream Partners LP, a Delaware limited partnership, and its subsidiaries;

our “general partner,” when used with respect to periods prior to the closing of this offering and the consummation of the related formation transactions, refers to Hess Midstream Partners GP LLC, a Delaware limited liability company and indirect wholly owned subsidiary of Hess. When used with respect to periods following the closing of this offering and the consummation of the related formation transactions, refers to Hess Midstream Partners GP LP, a Delaware limited partnership and indirect wholly owned subsidiary of Hess Infrastructure Partners;

our “board of directors” refers to the board of directors of Hess Midstream Partners GP LLC, the general partner of our general partner;

our “Predecessor” refers to Hess Midstream Partners LP Predecessor, our predecessor for accounting purposes. Our Predecessor includes 100% of the operations of the Tioga Gas Plant, the Mentor Storage Terminal, the Tioga Rail Terminal and associated crude oil rail cars and the Ramberg Truck Facility reflecting the historical ownership of these assets by Hess; and

our “Sponsors” refers collectively to Hess and GIP and, unless the context otherwise requires, Hess Infrastructure Partners.

In addition, we have provided definitions for some of the terms we use to describe our business and industry and other terms used in this prospectus in the “Glossary of Terms” beginning on page B-1 of this prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. It does not contain all the information you should consider before investing in our common units. You should carefully read the entire prospectus, including “Risk Factors” and the historical combined and unaudited pro forma condensed combined financial statements and related notes included elsewhere in this prospectus, before making an investment decision. Unless otherwise indicated, the information in this prospectus assumes (1) an initial public offering price of $             per common unit (the mid-point of the price range set forth on the cover of this prospectus) and (2) that the underwriters do not exercise their option to purchase additional common units.

We consider ourselves to be a “traditional” master limited partnership in that our partnership agreement provides for the payment of a minimum quarterly distribution on our common units before distributions are paid on our subordinated units and our general partner owns incentive distribution rights that entitle it to receive an increasing percentage of our distributions when certain target distribution levels have been achieved. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

Hess Midstream Partners LP

Overview

We are a fee-based, growth-oriented, traditional master limited partnership initially formed by Hess to own, operate, develop and acquire a diverse set of midstream assets to provide services to Hess and third-party crude oil and natural gas producers. Our assets are primarily located in the Bakken and Three Forks shale plays in the Williston Basin area of North Dakota, which we refer to collectively as the Bakken, one of the most prolific producing basins in North America.

On June 18, 2015, Hess contributed all of its existing midstream assets in the Bakken to Hess Infrastructure Partners. On July 1, 2015, Hess and GIP entered into a midstream energy joint venture, or the JV Transaction, in which GIP purchased a 50% ownership interest in Hess Infrastructure Partners for approximately $2.675 billion, representing an aggregate value for Hess Infrastructure Partners of approximately $5.35 billion. Hess Infrastructure Partners will contribute all of our initial assets to us at or prior to the closing of this offering.

We generate substantially all of our revenues by charging fees for processing natural gas and fractionating natural gas liquids, or NGLs; terminaling and loading crude oil and NGLs; transporting crude oil by rail car; and storing and terminaling propane. We have entered into 10-year, fee-based commercial agreements with Hess, each of which is dated effective January 1, 2014. These agreements include minimum volume commitments based on dedicated production, inflation escalators and fee recalculation mechanisms. We believe these commercial agreements provide us with stable and predictable cash flows. We have minimal direct exposure to commodity prices, and we generally do not take ownership of the crude oil, natural gas or NGLs that we process, terminal, store or transport for our customers. We have the sole option to renew each of these agreements for an additional 10-year term. Our initial assets consist of the following:

Processing and Storage.    Our processing and storage business consists of a 30% economic interest in Hess TGP Operations LP, or HTGP Opco, and a 100% interest in Hess Mentor Storage Holdings LLC, or Mentor Holdings, which own the following assets, respectively:

•	Tioga Gas Plant. HTGP Opco owns a natural gas processing plant located in Tioga, North Dakota, which we refer to as the Tioga Gas Plant, with a current processing capacity of 250 MMcf/d; and

•	Mentor Storage Terminal. Mentor Holdings owns a propane storage cavern and rail and truck transloading facility located in Mentor, Minnesota, which we refer to as the Mentor Storage Terminal, with approximately 328 MBbls of working storage capacity.

Logistics.    Our logistics business consists of a 50% economic interest in Hess North Dakota Export Logistics Operations LP, or Logistics Opco, which owns each of the following assets:

•	Tioga Rail Terminal. A 140 MBbl/d crude oil and 30 MBbl/d NGL rail loading terminal in Tioga, North Dakota, which we refer to as the Tioga Rail Terminal;

•	Crude Oil Rail Cars. A total of 956 crude oil rail cars, which we operate as eight or nine unit trains, each consisting of 100 to 110 crude oil rail cars. In addition, on January 15, 2015, we entered into a prepaid forward purchase and sales agreement with Hess under which we have a contractual right to receive an additional 550 crude oil rail cars beginning in the fourth quarter of 2015; and

•	Ramberg Truck Facility. A crude oil truck and pipeline receipt terminal located in Williams County, North Dakota, which we refer to as the Ramberg Truck Facility, that is capable of delivering up to an aggregate of 130 MBbl/d of crude oil into an interconnecting pipeline for transportation to the Tioga Rail Terminal and to multiple third-party pipelines and storage facilities.

We refer to the Tioga Gas Plant, the Tioga Rail Terminal, the crude oil rail cars and the Ramberg Truck Facility in this prospectus as our “joint interest assets.”

We intend to expand our business by acquiring additional midstream assets from Hess Infrastructure Partners, Hess and third parties, including our right of first offer assets described below, capitalizing on organic growth opportunities in the Bakken and pursuing opportunities to add additional Hess and third-party throughput volumes in the future. Hess Infrastructure Partners has agreed that, during the 10-year period following the closing of this offering, it will offer us the right to acquire certain midstream assets retained by Hess Infrastructure Partners following this offering or that may be constructed or acquired by Hess Infrastructure Partners in the future. We refer to this right as our right of first offer. Our right of first offer assets include the following:

•	Hess Infrastructure Partners’ retained interests in our joint interest assets;

•	Hess Infrastructure Partners’ crude oil and natural gas gathering pipeline systems in the Bakken; and

•	any additional crude oil or NGL rail cars that Hess Infrastructure Partners acquires in the future for use in the Bakken.

Hess Infrastructure Partners is under no obligation to offer to sell us any additional assets (other than our right of first offer assets, and then only if Hess Infrastructure Partners decides to dispose of such assets), and we are under no obligation to buy any additional assets from Hess Infrastructure Partners. As of June 30, 2015, the aggregate book value of the assets to be contributed to us by Hess Infrastructure Partners in connection with the closing of this offering, including our interests in our joint interest assets, was approximately $463.9 million, and the aggregate book value of our right of first offer assets retained by Hess Infrastructure Partners, including its retained interests in our joint interest assets, was approximately $1.7 billion. For a further description of our right of first offer assets, please read “—Right of First Offer Assets.”

Our relationship with our Sponsors, and especially with Hess, is one of our principal strengths. Following the completion of this offering, our Sponsors will collectively own an aggregate     % limited

partner interest in us (or an aggregate     % limited partner interest in us if the underwriters exercise in full their option to purchase additional common units) and, through their ownership interest in Hess Infrastructure Partners, a 70% noncontrolling interest in HTGP Opco and a 50% noncontrolling interest in Logistics Opco, a 100% interest in our general partner and all of our incentive distribution rights. Hess is a global exploration and production, or E&P, company that explores for, develops, produces, purchases, transports and sells crude oil, natural gas and NGLs and is one of the leading crude oil and natural gas producers in the Bakken. Hess expects its Bakken operations to be the largest contributor to its total production growth through 2020, and Hess has stated that it intends to use us and Hess Infrastructure Partners as the primary midstream vehicles to support its Bakken production growth and grow its midstream business. We believe our strategically located assets are integral to the success of Hess’s upstream operations in the Bakken and position us to become a leading provider of midstream services in the Bakken. We believe that, as a result of our Sponsors’ retained ownership interests in us, Hess Infrastructure Partners and Hess will be incentivized to offer us the opportunity to purchase additional Bakken midstream assets that Hess Infrastructure Partners currently owns, including our right of first offer assets, or that it or Hess may acquire or develop in the future to support Hess’s Bakken production growth.

For the six months ended June 30, 2015 and the year ended December 31, 2014 on a pro forma basis, we had revenues of $189.6 million and $269.7 million, net income of $65.9 million and $50.5 million, and Adjusted EBITDA of $93.5 million and $96.1 million, respectively. The Tioga Gas Plant was shut down from late November 2013 to late March 2014 to complete an expansion, refurbishment and optimization project, and the plant commenced expanded operations in late March 2014. Hess accounted for approximately 100% of our pro forma revenues for the six months ended June 30, 2015 and for the year ended December 31, 2014. After excluding Hess Infrastructure Partners’ retained interests in our joint interest assets, our pro forma Adjusted EBITDA was $32.6 million and $36.0 million and our pro forma net income was $22.6 million and $19.1 million for those same periods, respectively. Please read “Selected Historical and Pro Forma Condensed Combined Financial and Operating Data” for the definition of the term Adjusted EBITDA and a reconciliation of Adjusted EBITDA to our most directly comparable financial measures calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP.

Business Strategies

Our primary business objectives are to generate stable and predictable cash flows and increase our quarterly cash distribution per unit over time. We intend to accomplish these objectives by executing the following strategies:

•	Focus on Providing Midstream Services Supported by Long-Term Contracts with Fee-Based Cash Flows. We are focused on providing midstream services to Hess and third parties that are supported by long-term contracts with fee-based cash flows. We have entered into 10-year, fee-based commercial agreements with Hess, each of which is dated effective January 1, 2014. These agreements include minimum volume commitments based on dedicated production, inflation escalators and fee recalculation mechanisms, all of which are intended to provide us with cash flow stability and growth and minimize our direct commodity price exposure. We have the sole option to renew each of these agreements for an additional 10-year term.

•

Increase Utilization of Our Assets by Supporting Hess’s Growing Production and Pursuing Third-Party Business.    We intend to increase utilization of our existing assets by handling additional throughput volumes that we expect to result from the growth of Hess’s Bakken operations, as well as from related capital projects being undertaken by Hess Infrastructure Partners that will connect our facilities to existing Hess and third party volumes that are currently unable to access our facilities directly. We also intend to pursue throughput volumes from third parties in our areas of operation. While we currently provide substantially all of our midstream services exclusively to Hess, we are actively marketing our midstream services to, and are pursuing strategic relationships with, third-party producers and commodity purchasers with operations in the Bakken in order to maximize our utilization rates and diversify our customer base. We believe that the strategic location of our existing assets, their importance to Hess’s E&P operations in the Bakken and their direct connections to multiple interstate pipelines and to the Burlington Northern Santa Fe, or BNSF, Railway provide us with a competitive advantage that will result in additional Hess and third-party throughput volumes at our assets.

•	Grow Through Acquisitions from Hess Infrastructure Partners, Hess and Third Parties. We plan to pursue acquisitions of complementary midstream assets from Hess Infrastructure Partners and Hess, as well as from third parties. In support of this strategy, Hess Infrastructure Partners has provided us with a right of first offer on its initial midstream assets, including its retained interests in our joint interest assets. We believe that Hess Infrastructure Partners and Hess will be incentivized to offer us the opportunity to purchase additional Bakken midstream assets that Hess Infrastructure Partners currently owns or that it or Hess may acquire or develop in the future. Our third-party acquisition strategy will include midstream assets both within our existing geographic footprint and in new areas.

•	Pursue Attractive Organic Growth Opportunities. We believe that the current high levels of crude oil and natural gas development and production activity in the Bakken will present us with significant opportunities for organic growth within our existing geographic footprint. For example, we are currently evaluating a debottlenecking project at the Tioga Gas Plant to increase the plant’s processing capacity from 250 MMcf/d to 300 MMcf/d. We are also constructing a compressed natural gas, or CNG, terminal at the Tioga Gas Plant that, when completed, will allow for the compression of 2.5 MMcf/d of residue gas into 17,000 diesel equivalent gallons per day of CNG. We will also evaluate and pursue organic investment opportunities in new areas both within and outside of the Bakken that provide attractive returns.

Business Strengths

We believe that we are well positioned to execute our business strategies based on the following business strengths:

•	Strategic Relationship with Our Sponsors. We have a strategic relationship with our Sponsors, and especially with Hess, one of the leading producers of crude oil and natural gas in the Bakken. As the owners of significant noncontrolling interests in our joint interest assets, an aggregate % limited partner interest in us (or an aggregate % limited partner interest in us if the underwriters exercise in full their option to purchase additional common units), a 100% interest in our general partner and all of our incentive distribution rights, we believe our Sponsors are incentivized to promote and support our business plan and to pursue projects that enhance the overall value of our business. Through our long-term commercial contracts with Hess, we have a well-capitalized, investment grade commercial counterparty initially providing substantially all of our revenues. Hess Infrastructure Partners also owns interests in other significant midstream assets, including our right of first offer assets in the Bakken. We believe that our relationship with our Sponsors and Hess’s stated intent to use us and Hess Infrastructure Partners as its primary midstream vehicles to support its Bakken production growth and grow its midstream business will provide us with a stable base of cash flows and significant growth opportunities.

•

Strategically Located Assets.    Our initial assets are primarily located in the Bakken and serve Hess and third-party crude oil and natural gas development and production operations in the Bakken. Hess first commenced operations in North Dakota in 1951 and currently holds one of the largest acreage positions in the Bakken. The Bakken has been the focus of extensive industry activity over the last several years, and we expect producers to continue to invest substantial capital to develop crude oil and natural gas production in this region, which will in turn require substantial investment in midstream infrastructure. We believe that our existing footprint and connectivity to gathering systems and third-party pipeline and rail takeaway capacity will position us to capitalize on midstream growth opportunities in the Bakken.

•	Stable and Predictable Cash Flows Supported by Long-Term Fee-Based Contracts. Our assets primarily consist of processing, fractionation, storage, terminaling and loading facilities and transportation assets that generate stable revenues by providing fee-based services. We currently generate substantially all of our revenues under long-term, fee-based commercial agreements with Hess that include minimum volume commitments based on dedicated production, inflation escalators and fee recalculation mechanisms, all of which are intended to provide us with cash flow stability and growth and minimize our direct commodity price exposure. We believe these agreements provide us with stable and predictable cash flows.

•	High-Quality, Modern Asset Base. Substantially all of our assets have been constructed or have undergone extensive renovations within the past five years. For example, in March 2014, Hess completed a large-scale expansion, refurbishment and optimization of the Tioga Gas Plant, resulting in a state-of-the-art cryogenic processing plant and one of the largest natural gas processing plants in the Bakken based on its current processing capacity of 250 MMcf/d. We continually invest in the maintenance and integrity of our assets and have developed various programs to help us efficiently monitor and maintain them. We employ a rigorous integrity program that combines risk analysis, inspection and preventive maintenance to enhance the safety, reliability and efficiency of our operations.

•	Financial Flexibility. We have entered into a five-year revolving credit facility with $350.0 million in available capacity. We expect to have no outstanding debt immediately following the closing of this offering. We believe that we will have access to the debt and equity capital markets which, together with the available borrowing capacity under our revolving credit facility, will provide us with the financial flexibility to effectively execute our growth strategy.

•	Experienced Management Team with a Commitment to Safe, Reliable and Efficient Operations. Our management team has substantial experience and an established record of safety and reliability in the development, management and operation of midstream assets. Our management team also has expertise in acquiring and integrating midstream assets as well as in developing growth strategies in the midstream sector. Our senior management team includes several of Hess’s most senior officers, who average over 20 years of experience in the energy industry. The Hess personnel who will direct the provision of operational services in support of our assets have an average of over eight years of experience with Hess’s midstream operations. Our management team is committed to maintaining and improving the safety, reliability and efficiency of our operations, which we believe are key components in generating stable cash flows. We will also continue to utilize Hess’s strong internal safety review program and maintain a comprehensive employee safety training program.

Our Relationship with Our Sponsors

One of our principal strengths is our relationship with our Sponsors, and especially with Hess. Hess is a global E&P company that explores for, develops, produces, purchases, transports and sells crude oil and natural gas. Hess’s common stock trades on the New York Stock Exchange, or NYSE, under the ticker symbol “HES.” Hess is a Fortune 500 company and had a total market capitalization of approximately $19 billion as of June 30, 2015.

Hess had total E&P sales and other operating revenues of approximately $3.5 billion for the six months ended June 30, 2015 and $10.7 billion for the year ended December 31, 2014. At December 31, 2014, Hess had proved reserves of approximately 1.4 billion Boe, approximately 51% of which were located in the United States. At June 30, 2015, Hess had $35.6 billion of total assets including $0.9 billion of cash and cash equivalents, total equity of $21.1 billion and a debt-to-capitalization ratio of 22.0%.

As of December 31, 2014, Hess held approximately 613,000 net acres in the Bakken. During 2014, Hess invested approximately $2.1 billion in its Bakken operations, which represented almost 59% of its total capital and exploratory expenditures in the United States for that year and included significant investments in midstream assets. Hess’s net Bakken production averaged 83 MBoe/d for the year ended December 31, 2014. Hess expects that full year 2015 net production from its Bakken operations will average between 105 MBoe/d and 110 MBoe/d. During 2014, Hess operated an average of 17 rigs in the Bakken and drilled 261 wells, completed 230 wells and commenced production on 238 wells, bringing the total number of Hess-operated production wells in North Dakota to 982 as of December 31, 2014. In 2015, Hess expects to operate an average of 9 rigs in the Bakken and commence production on an additional 225 wells, including 137 wells that commenced production during the first six months of the year.

Hess’s midstream segment, which is comprised of our operations and those of Hess Infrastructure Partners, had total revenues and non-operating income of approximately $275 million for the six months ended June 30, 2015. Midstream segment net income for the same period was approximately $59 million, after expenses related to depreciation, depletion, and amortization of approximately $43 million and provision for income taxes of approximately $35 million. Midstream segment capital expenditures for the six months ended June 30, 2015 totaled approximately $105 million. At June 30, 2015, approximately $2.6 billion of Hess’s total assets were attributable to Hess’s midstream segment, including items related to taxes and goodwill.

GIP is managed by Global Infrastructure Management, LLC, an independent infrastructure fund manager, and its related persons (collectively, “GIM”), with approximately $15.4 billion in assets under management as of December 31, 2014 with offices in New York, London, Stamford (Connecticut) and an affiliated office in Sydney. GIM focuses on investments in three core sectors: energy, transportation, and water/waste. GIM’s global team possesses deep experience in its target infrastructure sectors, operations and finance. GIM’s current and past investments in the energy sector include, among others, general partner and limited partner interests in Access Midstream Partners, L.P., a natural gas and liquids gathering and processing master limited partnership that recently merged with Williams Partners L.P.; a joint venture with El Paso Corporation (and subsequently Kinder Morgan, Inc.) in Ruby Pipeline, a 680-mile natural gas pipeline from Wyoming to Oregon; a joint venture interest in Freeport LNG Development, L.P., which owns and operates a receiving and regasification facility and is developing an LNG export facility; a joint venture interest in FluxSwiss, which owns and operates Transitgas Pipeline, a 293 kilometer natural gas pipeline in Switzerland; and a joint venture interest in Compañĺa Logĺstica de Hidrocarburos, which is the leading company in Spain for transportation and storage of refined oil products.

At the closing of this offering, each of our Sponsors will indirectly own 50% of both our general partner and our incentive distribution rights through its respective 50% ownership interest in Hess Infrastructure Partners. Each of our Sponsors will also directly own an aggregate         % limited partner interest in us (or an aggregate         % limited partner interest in us if the underwriters exercise in full their option to purchase additional common units). Please read “—The Offering” for a description of the underwriters’ option to purchase additional common units.

Hess Infrastructure Partners has independent access to capital, including a five-year revolving credit facility with available capacity of up to $400 million.

We believe our Sponsors will promote and support the successful execution of our business strategies given their significant ownership in us following this offering, Hess’s stated intent to use us and Hess Infrastructure Partners as its primary vehicles to support its Bakken production growth and grow its midstream business and the importance of our initial assets to Hess’s E&P operations in the Bakken.

While our relationship with our Sponsors is a significant strength, it is also a source of potential risks and conflicts. Please read “Risk Factors—Risks Inherent in an Investment in Us” and “Conflicts of Interest and Duties” for a discussion of these potential conflicts and the risks that they present to our limited partners.

Our Business

We conduct our business through two reportable segments: (1) processing and storage and (2) logistics.

Processing and Storage.    Our processing and storage business consists of the following assets:

•	Tioga Gas Plant. We own a 30% economic interest in HTGP Opco, which owns the Tioga Gas Plant, a natural gas processing plant located in Tioga, North Dakota. The plant currently has a cryogenic processing capacity of 250 MMcf/d and integrated fractionation capacity (including ethane) of 60 MBbl/d. We are currently evaluating a debottlenecking project to increase the plant’s processing capacity from 250 MMcf/d to 300 MMcf/d. The plant includes the North Dakota Natural Gas Pipeline, an approximately 60-mile, 10.75-inch residue gas pipeline that connects to the interstate Northern Border Pipeline at Cherry Creek, North Dakota, and has a maximum capacity of 65 MMcf/d at the Northern Border Pipeline interconnection. Additionally, we are also constructing a CNG terminal at the Tioga Gas Plant that, when completed, will have a CNG compression capacity of 17,000 diesel equivalent gallons per day.

•	Mentor Storage Terminal. We own a 100% interest in Mentor Holdings, which owns the Mentor Storage Terminal, a propane storage cavern and rail and truck transloading facility located in Mentor, Minnesota, with approximately 328 MBbls of working storage capacity.

The following table sets forth certain information regarding our processing and storage assets, each of which operates under an associated long-term, fee-based commercial agreement with Hess:

Processing and Storage Assets

Asset	Commodity	Description	Throughput Capacity	Storage Capacity	Significant Third-Party and Affiliate Connections
Tioga Gas Plant(1)	Natural gas	Cryogenic	250 MMcf/d(2)		Inbound pipelines: Hess Infrastructure Partners gathering systems

Outbound residue gas pipelines: Northern Border Pipeline; Alliance Pipeline; Williston Basin Interstate Pipeline

	NGLs	Fractionation	60 MBbl/d	87 MBbls(3)	Outbound NGL pipelines: Alliance Pipeline (propane); Vantage Pipeline (ethane) Tioga Rail Terminal

	CNG(4)	Compression	17 MGal/d(5)

Mentor Storage Terminal	Propane	Storage; rail and truck transloading	6 MBbl/d	328 MBbls(6)	BNSF Railway

(1)	Shown on a 100% basis. We own a 30% economic interest in HTGP Opco, which owns the Tioga Gas Plant. Hess Infrastructure Partners owns the remaining 70% economic interest in HTGP Opco.
(2)	We are currently evaluating a debottlenecking project to increase the processing capacity of the Tioga Gas Plant from 250 MMcf/d to 300 MMcf/d.
(3)	Represents the aggregate above-ground shell storage capacity of storage tanks at the Tioga Gas Plant.
(4)	We are constructing a CNG terminal at the Tioga Gas Plant that we expect to be in operation during the fourth quarter of 2015.
(5)	Represents diesel equivalent gallons.
(6)	Represents a working storage capacity of 324 MBbls at the storage cavern and an aggregate working capacity of 4 MBbls of above-ground storage tanks at the Mentor Storage Terminal.

Logistics.    Our logistics business consists of our 50% economic interest in Logistics Opco, which owns each of the following assets:

•	Tioga Rail Terminal. A crude oil and NGL rail loading facility located in Tioga, North Dakota. This terminal consists of a dual loop track designed to load two crude oil unit trains per day, or approximately 140 MBbl/d. The terminal also consists of ladder tracks designed to load 30 MBbl/d of NGLs with track space for over 250 rail cars and three crude oil storage tanks with a combined shell storage capacity of 287 MBbls.

•	Crude Oil Rail Cars. A total of 956 crude oil rail cars, which we operate as eight or nine unit trains, each consisting of 100 to 110 crude oil rail cars. In addition, on January 15, 2015, we entered into a prepaid forward purchase and sales agreement with Hess under which we have a contractual right to receive an additional 550 crude oil rail cars beginning in the fourth quarter of 2015. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Prepaid Forward Purchase and Sales Agreement.”

•	Ramberg Truck Facility. A crude oil truck and pipeline receipt terminal located in Williams County, North Dakota that is capable of delivering up to an aggregate of 130 MBbl/d of crude oil into an interconnecting pipeline for transportation to the Tioga Rail Terminal and to multiple third-party pipelines and storage facilities.

The following table sets forth certain information regarding our logistics assets, each of which operates under a long-term, fee-based commercial agreement with Hess:

Logistics Assets

Asset	Commodity	Description	Throughput Capacity	Storage Capacity	Significant Third-Party and Affiliate Connections
Tioga Rail Terminal(1)	Crude oil	Dual loop	140 MBbl/d	287 MBbls(2)	BNSF Railway
	NGLs	Ladder track	30 MBbl/d	(3)

Crude oil rail cars(1)	Crude oil	(4)	(5)	(6)

Ramberg Truck Facility(1)	Crude oil	Truck unloading bays; pipeline connections	130 MBbl/d(7)	39 MBbls(8)

Inbound pipelines:

Hess Infrastructure Partners gathering systems

Outbound pipelines:

Tesoro High Plains;

Enbridge North Dakota System; Enbridge Bakken Expansion Pipeline;

Tioga Rail Terminal connection

(1)	Shown on a 100% basis. We own a 50% economic interest in Logistics Opco, which owns the Tioga Rail Terminal, the crude oil rail cars and the Ramberg Truck Facility. Hess Infrastructure Partners owns the remaining 50% economic interest in Logistics Opco.
(2)	Represents the aggregate above-ground shell storage capacity of storage tanks at the Tioga Rail Terminal.
(3)	Operational storage is provided by the Tioga Gas Plant.
(4)	We own a total of 956 crude oil rail cars, which we operate as eight or nine unit trains, each consisting of 100 to 110 crude oil rail cars. Our crude oil rail cars are constructed to American Association of Railroads, or AAR, Petition 1577 (CPC-1232) safety standards and are capable of being upgraded to new safety standards recently adopted by the U.S. Department of Transportation, or DOT.
(5)	Capacity varies based on round-trip time, which is primarily based on shipper destination and average rail speed.
(6)	Our crude oil rail cars have a shell capacity of 743 Bbls per car and an effective loading capacity of 96%, or approximately 713 Bbls per car, resulting in an aggregate working capacity of approximately 667 MBbls. In addition, on January 15, 2015, we entered into a prepaid forward purchase and sales agreement with Hess under which we have a contractual right to receive an additional 550 crude oil rail cars beginning in the fourth quarter of 2015.
(7)	Represents the aggregate redelivery capacity of the Ramberg Truck Facility.
(8)	Represents the aggregate above-ground shell storage capacity of storage tanks at the Ramberg Truck Facility.

We have entered into 10-year, fee-based commercial agreements with Hess, each of which is dated effective January 1, 2014. These agreements include minimum volume commitments based on dedicated production, inflation escalators and fee recalculation mechanisms, all of which are intended to provide us with cash flow stability and growth and minimize our direct commodity price exposure. Under these commercial agreements, we provide processing, fractionation, storage, terminaling, loading and transportation services to Hess, and Hess is obligated to provide us with minimum volumes of crude oil, natural gas and NGLs. We have the sole option to renew each of these agreements for an additional 10-year term. The following table sets forth additional information regarding our commercial agreements with Hess:

Our Commercial Agreements with Hess

Agreement	Initial Term (years)(2)	Renewal Term (years)(3)	Hess Minimum Volume Commitment(1)
			2015	2016	2017
Gas Processing and Fractionation Agreement	10	10
Processing and Fractionation (MMcf/d)			163	175	179

Terminal and Export Services Agreement(4)	10	10
Terminaling (MBbl/d)			75	73	106
Crude Oil Loading (MBbl/d)			38	38	43
NGL Rail Loading (MBbl/d)			12	15	16
Crude Oil Transportation (MBbl/d)			39	43	49

Storage Services Agreement	10	10
Storage (MBbl/d)(5)			1	1	1

(1)	Hess’s minimum volume commitments under our gas processing and fractionation agreement and terminal and export services agreement (other than for crude oil transportation services) are equal to 80% of Hess’s nominations in each development plan and apply on a three-year rolling basis. Hess’s minimum volume commitment for crude oil transportation services under our terminal and export services agreement are equal to 90% of Hess’s nominations in each development plan. Hess’s minimum volume commitments are calculated quarterly, and the amounts reflected are annual averages of each year’s quarterly minimum volume commitments. For more information related to Hess’s development plan and Hess’s nominations thereunder, please read “Business—Our Commercial Agreements with Hess.”
(2)	Each of our commercial agreements is effective as of January 1, 2014.
(3)	We may renew each commercial agreement for an additional 10-year term at our sole option. Thereafter, each commercial agreement will renew automatically for successive annual periods until terminated by either party.
(4)	The terminal and export services agreement covers the Tioga Rail Terminal, the Ramberg Truck Facility and our crude oil rail cars.
(5)	Represents a firm capacity reservation commitment for the total working storage capacity of the storage cavern (324 MBbls) at our Mentor Storage Terminal expressed on a per-day basis. Please read “—Our Commercial Agreements—Storage Services Agreement.”

For more information related to our commercial agreements with Hess, as well as the revenues we expect to receive in connection with these agreements for the twelve months ending September 30, 2016, please read “Cash Distribution Policy and Restrictions on Distributions—Significant Forecast Assumptions” and “Business—Our Commercial Agreements with Hess.”

Right of First Offer Assets

Upon the closing of this offering, we will enter into an omnibus agreement with Hess and Hess Infrastructure Partners under which Hess Infrastructure Partners will grant us a right of first offer, for a period of ten years after the closing of this offering, to acquire the midstream assets retained by Hess Infrastructure Partners after this offering, as well as certain assets that may be constructed or acquired by it in the future. Our right of first offer assets are gathering and other midstream assets that primarily support Hess’s production operations in the Bakken. Our right of first offer assets include the following:

•	Hess Infrastructure Partners’ 70% economic interest and 49% voting interest in HTGP Opco;

•	Hess Infrastructure Partners’ 50% economic interest and 49% voting interest in Logistics Opco;

•	Hess Infrastructure Partners’ Red Sky/Nesson crude oil and natural gas gathering system located in Williams, Mountrail, Divide and Burke counties in North Dakota;

•	Hess Infrastructure Partners’ Hawkeye crude oil and natural gas gathering system located in McKenzie County, North Dakota;

•	Hess Infrastructure Partners’ Goliath crude oil and natural gas gathering system located in Williams County, North Dakota; and

•	any additional crude oil and NGL rail cars acquired by Hess Infrastructure Partners in the future for use for the Bakken.

For more information relating to HTGP Opco and Logistics Opco, please read “—Our Business.”

The consideration to be paid by us for our right of first offer assets, as well as the consummation and timing of any acquisition by us of those assets, would depend upon, among other things, the timing of Hess Infrastructure Partners’ decision to sell those assets and our ability to successfully negotiate a price and other mutually agreeable purchase terms for those assets. Please read “Risk Factors—Risks Related to Our Business—If we are unable to make acquisitions on economically acceptable terms from Hess Infrastructure Partners or third parties, our future growth would be limited, and any acquisitions we may make may reduce, rather than increase, our cash flows and ability to make distributions to unitholders.” Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement” for more information regarding our right of first offer.

Our Emerging Growth Company Status

As a company with less than $1.0 billion in revenue during its last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may, for up to five years, take advantage of specified exemptions from reporting and other regulatory requirements that are otherwise applicable generally to public companies. These exemptions include:

•	the presentation of only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in the registration statement of which this prospectus is a part;

•	exemption from the auditor attestation requirement on the effectiveness of our system of internal control over financial reporting;

•	exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;

•	exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; and

•	reduced disclosure about executive compensation arrangements.

We may take advantage of these provisions until we are no longer an emerging growth company, which will occur on the earliest of (i) the last day of the fiscal year following the fifth anniversary of this offering, (ii) the last day of the fiscal year in which we have more than $1 billion in annual revenue, (iii) the date on which we have more than $700 million in market value of our common units held by non-affiliates and (iv) the date on which we issue more than $1 billion of non-convertible debt over a three-year period.

We have elected to take advantage of all of the applicable JOBS Act provisions, except that we will elect to opt out of the exemption that allows emerging growth companies to extend the transition period for complying with new or revised financial accounting standards. This election is irrevocable.

Accordingly, the information that we provide you may be different than what you may receive from other public companies in which you hold equity interests.

Risk Factors

An investment in our common units involves risks associated with our business, our partnership structure and the tax characteristics of our common units. You should carefully consider the risks described in “Risk Factors” and the other information in this prospectus before investing in our common units. Please also read “Forward-Looking Statements.”

The Transactions

We were initially formed by Hess in January 2014 to serve as Hess’s primary midstream vehicle for supporting the growth of its Bakken production. At the closing of the JV Transaction on July 1, 2015, Hess contributed all of its existing midstream assets in the Bakken to Hess Infrastructure Partners, and GIP purchased a 50% ownership interest in Hess Infrastructure Partners for approximately $2.675 billion. At or prior to the closing of this offering, Hess Infrastructure Partners will contribute to us each of the following:

•	a 30% economic interest and a 51% voting interest in HTGP Opco;

•	a 50% economic interest and a 51% voting interest in Logistics Opco; and

•	a 100% interest in Mentor Holdings.

Additionally, each of the following transactions have occurred or will occur in connection with this offering:

•	Hess has entered into multiple long-term commercial agreements with us;

•	we have entered into a new five-year, $350.0 million revolving credit facility;

•	we will issue common units and subordinated units to our Sponsors, representing an aggregate % limited partner interest in us;

•	we will issue a 2% general partner interest in us and all of our incentive distribution rights to our general partner;

•	we will issue common units to the public in this offering, representing a limited partner interest in us, and will apply the net proceeds as described in “Use of Proceeds”;

•	we will grant phantom units (with distribution equivalent rights) with an aggregate value of to certain directors, executive officers and other key employees of our general partner;

•	we will enter into an omnibus agreement with Hess and Hess Infrastructure Partners pursuant to which, among other things, (i) we will reimburse Hess for providing certain general and administrative services to us, (ii) Hess Infrastructure Partners will provide us with a right of first offer relating to certain midstream assets and (iii) the parties will agree to certain indemnification obligations;

•	our general partner will enter into an operational services agreement with Hess pursuant to which our general partner, on our behalf, will agree to reimburse Hess for providing certain operational services to us in support of our facilities; and

•	our general partner will enter into an employee secondment agreement with Hess pursuant to which certain employees of Hess will be under the control of our general partner and render services to us or on our behalf.

The number of common units to be issued to our Sponsors includes                      common units that will be issued at the expiration of the underwriters’ option to purchase additional common units, assuming that the underwriters do not exercise the option. Any exercise of the underwriters’ option to purchase additional common units would reduce the common units shown as issued to our Sponsors by the number to be purchased by the underwriters in connection with such exercise. If and to the extent the underwriters exercise their option to purchase additional common units, the number of common units purchased by the underwriters pursuant to any exercise will be sold to the public, and any remaining common units not purchased by the underwriters pursuant to any exercise of the option will be issued to our Sponsors at the expiration of the option period for no additional consideration. We will use any net proceeds from the exercise of the underwriters’ option to purchase additional common units from us to make an additional cash distribution to our Sponsors.

Organizational Structure After the Transactions

The following diagram depicts our organizational structure after giving effect to the transactions described above under “—The Transactions,” assuming the underwriters’ option to purchase additional common units from us is not exercised.

After giving effect to the transactions described above under “—The Transactions,” assuming the underwriters’ option to purchase additional common units from us is not exercised, our ownership will be held as follows:

Common Units - Public	%
Common Units - Hess	%
Subordinated Units - Hess	%
Common Units - GIP	%
Subordinated Units - GIP	%
General partner interest	2.0%

Total	100.0%

Management of Hess Midstream Partners LP

Because our general partner is a limited partnership, the board of directors and executive officers of its general partner, Hess Midstream Partners GP LLC, a wholly owned subsidiary of Hess Infrastructure Partners, will manage our operations and activities. Hess and GIP, through their right to elect the board of directors of the general partner of Hess Infrastructure Partners, have the right to elect the entire board of directors of Hess Midstream Partners GP LLC, including the independent directors. We refer to the board of directors and executive officers of Hess Midstream Partners GP LLC in this prospectus as our board of directors and our executive officers, and we sometimes refer to the directors elected by Hess and GIP as Hess directors and GIP directors, respectively.

At the closing of this offering, we expect that Hess Midstream Partners GP LLC will have at least six directors, three of whom will be Hess directors, two of whom will be GIP directors and one of whom will be independent. Unlike shareholders in a publicly traded corporation, our unitholders will not be entitled to elect our general partner or any of the members of our board of directors. Many of our executive officers and directors also currently serve as executive officers or employees of our Sponsors. For more information about our directors and executive officers, please read “Management—Directors and Executive Officers of Hess Midstream Partners GP LLC.”

In order to maintain operational flexibility, our operations will be conducted through, and our operating assets will be owned by, various operating subsidiaries. We may, in certain circumstances, contract with third parties to provide personnel in support of our operations. However, neither we nor our subsidiaries will have any employees. Our general partner is responsible for providing the personnel necessary to conduct our operations, whether through directly hiring employees or by obtaining the services of personnel employed by Hess, its affiliates or third parties. Substantially all of the personnel that will conduct our business immediately following the closing of this offering will be employed or contracted by our general partner (or by Hess Midstream Partners GP LLC on its behalf), but we sometimes refer to these individuals in this prospectus as our employees because they provide services directly to us. Please read “Management.”

Principal Executive Offices and Internet Address

Our principal executive offices are located at 1501 McKinney Street, Houston, Texas 77010, and our telephone number is (713) 496-4200. Following the completion of this offering, our website will be located at www.                            .com. We expect to make our periodic reports and other information filed with or furnished to the Securities and Exchange Commission, or the SEC, available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Summary of Conflicts of Interest and Duties

Under our partnership agreement, our general partner has a duty to manage us in a manner it believes is in the best interests of our partnership. However, because our general partner is a wholly owned subsidiary of Hess Infrastructure Partners, our officers and directors also have a duty to manage the business of our general partner in a manner that they believe is in the best interests of our general partner and Hess Infrastructure Partners, in which each of Hess and GIP owns a 50% ownership interest. As a result of this relationship, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and our general partner and its affiliates, including our Sponsors, on the other hand. For example, our general partner will be entitled to make determinations that affect the amount of cash distributions we make to the holders of common units, which in turn has an effect on whether our general partner receives incentive distributions. In addition, our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate expiration of the subordination period. All of these actions are permitted under our partnership agreement and will not be a breach of any duty (fiduciary or otherwise) of our general partner.

Delaware law provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership, provided that partnership agreements may not eliminate the implied contractual covenant of good faith and fair dealing. As permitted by Delaware law, our partnership agreement contains various provisions replacing the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing the duties of the general partner and contractual methods of resolving conflicts of interest. The effect of these provisions is to restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of our general partner’s fiduciary duties. Our partnership agreement also provides that affiliates of our general partner, including Hess, GIP and their respective affiliates (including Hess Infrastructure Partners), are not restricted from competing with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us except with respect to our rights of first offer contained in our omnibus agreement. By purchasing a common unit, the purchaser agrees to be bound by the terms of our partnership agreement and consents to various actions and potential conflicts of interest contemplated in our partnership agreement that might otherwise be considered a breach of fiduciary or other duties under Delaware law. Please read “Conflicts of Interest and Duties—Duties of the General Partner” for a description of the fiduciary duties imposed on our general partner by Delaware law, the replacement of those duties with contractual standards under our partnership agreement and certain legal rights and remedies available to holders of our common units and subordinated units. For a description of our other relationships with our Sponsors and their respective affiliates, please read “Certain Relationships and Related Party Transactions.”

THE OFFERING

Common units offered to the public	common units.

common units, if the underwriters exercise in full their option to purchase additional common units from us.

Units outstanding after this offering	common units and subordinated units, each representing a 49% limited partner interest in us. Our general partner will own a 2% general partner interest in us.

The number of common units outstanding after this offering includes common units that are available to be issued to the underwriters pursuant to their option to purchase additional common units from us. The number of common units purchased by the underwriters pursuant to any exercise of the option will be sold to the public. If the underwriters do not exercise their option to purchase additional common units, in whole or in part, any remaining common units not purchased by the underwriters pursuant to the option will be issued to our Sponsors at the expiration of the option for no additional consideration. Accordingly, any exercise of the underwriters’ option, in whole or in part, will not affect the total number of common units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units.

Use of proceeds	We expect to receive net proceeds of approximately $ million from the sale of common units offered by this prospectus based on the assumed initial public offering price of $ per common unit (the mid-point of the price range set forth on the cover of this prospectus), after deducting underwriting discounts, structuring fees and estimated offering expenses. We intend to use the net proceeds as follows:

•	approximately $ million will be distributed to our Sponsors;

•	approximately $ million will be retained for general partnership purposes, including to fund expansion capital expenditures and our working capital needs; and

•	$ million will be used to pay revolving credit facility origination fees.

Pursuant to our contribution agreement, approximately $             million of the cash distributed to our Sponsors will first be contributed to HTGP Opco and Logistics Opco in exchange for partnership interests in those entities. HTGP Opco and Logistics Opco will place this amount on deposit with us and this amount has been included in the distribution to our Sponsors described above.

Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Contribution Agreement.”

If the underwriters exercise in full their option to purchase additional common units from us, we expect to receive additional net proceeds of approximately $ million. We will use any net proceeds from the exercise of the underwriters’ option to purchase additional common units from us to make an additional cash distribution to our Sponsors.

Cash distributions	We intend to make a minimum quarterly distribution of $ per unit ($ per unit on an annualized basis) to the extent we have sufficient cash at the end of each quarter after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. We refer to this cash as “available cash.” Our ability to pay the minimum quarterly distribution is subject to various restrictions and other factors described in more detail under the caption “Cash Distribution Policy and Restrictions on Distributions.”

For the quarter in which this offering closes, we will pay a prorated distribution on our units covering the period from the completion of this offering through , 2015, based on the actual length of that period.

In general, we will pay any cash distributions we make each quarter in the following manner:

•	first, 98% to the holders of common units and 2% to our general partner, until each common unit has received a minimum quarterly distribution of $ plus any arrearages from prior quarters;

•	second, 98% to the holders of subordinated units and 2% to our general partner, until each subordinated unit has received a minimum quarterly distribution of $ ; and

•	third, 98% to all unitholders, pro rata, and 2% to our general partner, until each unit has received a distribution of $ .

If cash distributions to our unitholders exceed $ per unit on all common and subordinated units in any quarter, our unitholders and our general partner, as the holder of our incentive distribution rights, will receive distributions according to the following percentage allocations:

	Marginal Percentage Interest in Distributions
Total Quarterly Distribution Target Amount	Unitholders	General Partner
above $ up to $	85.0%	15.0%
above $ up to $	75.0%	25.0%
above $	50.0%	50.0%

We refer to the additional increasing distributions to our general partner as “incentive distributions.” In certain circumstances, our general partner, as the initial holder of our incentive distribution rights, has the right to reset the target distribution levels described above to higher levels based on our cash distributions at the time of the exercise of this reset election. Please read “Provisions of our Partnership Agreement Relating to Cash Distributions.”

If we do not have sufficient available cash at the end of each quarter, we may, but are under no obligation to, borrow funds to pay the minimum quarterly distribution to our unitholders.

Pro forma distributable cash flow that was generated during the twelve months ended June 30, 2015 and the year ended December 31, 2014 was $54.1 million and $31.9 million, respectively. The amount of distributable cash flow we must generate to support the payment of the minimum quarterly distribution for four quarters on our common units and subordinated units to be outstanding immediately after this offering and the corresponding distributions on our general partner’s 2% interest is approximately $ million (or an average of approximately $ million per quarter). The amount of distributable cash flow we generated during the twelve months ended June 30, 2015 on a pro forma basis would have been sufficient to pay % of the aggregate minimum quarterly distribution on all of our common units and the corresponding distributions on our general partner’s 2% interest and % of the aggregate minimum quarterly distribution on our subordinated units and the corresponding distributions on our general partner’s 2% interest for that period. On a pro forma basis, we would have had a shortfall for of the four quarters during the twelve months ended June 30, 2015. The amount of distributable cash flow we generated during the year ended December 31, 2014 on a pro forma basis would have been sufficient to pay % of the aggregate minimum quarterly distribution on all of our common units and the corresponding distributions on our general partner’s 2% interest and % of the aggregate minimum quarterly distribution on our subordinated units and the corresponding distributions on our general partner’s 2% interest for that period. On a pro forma basis, we would have had a shortfall for of the four quarters during the year ended December 31, 2014. Please read “Cash Distribution Policy and Restrictions on Distributions—Unaudited Pro Forma Distributable Cash Flow for the Twelve Months Ended June 30, 2015 and the Year Ended December 31, 2014.”

We believe that, based on our financial forecast and related assumptions included in “Cash Distribution Policy and Restrictions on Distributions—Estimated Distributable Cash Flow for the

Twelve Months Ending September 30, 2016,” we will generate sufficient distributable cash flow to support the payment of the aggregate minimum quarterly distribution of $             million on all of our common units and subordinated units and the corresponding distributions on our general partner’s 2% interest for the twelve months ending September 30, 2016. However, we do not have a legal obligation to pay distributions at our minimum quarterly distribution rate or at any other rate except as provided in our partnership agreement, and there is no guarantee that we will make quarterly cash distributions to our unitholders. Please read “Risk Factors” and “Cash Distribution Policy and Restrictions on Distributions.”

Subordinated units	Hess and GIP will initially own all of our subordinated units. The principal difference between our common units and subordinated units is that for any quarter during the subordination period, holders of the subordinated units will not be entitled to receive any distribution until the common units have received the minimum quarterly distribution for such quarter plus any arrearages in the payment of the minimum quarterly distribution from prior quarters during the subordination period. Subordinated units will not accrue arrearages.

Conversion of subordinated units	The subordination period will begin on the closing date of this offering and will extend until the first business day following the date that we have earned and paid distributions of at least (1) $ (the annualized minimum quarterly distribution) on each of the outstanding common units and subordinated units and the corresponding distributions on our general partner’s 2% interest for each of three consecutive, non-overlapping four quarter periods ending on or after , 2018, or (2) $ (150% of the annualized minimum quarterly distribution) on each of the outstanding common units and subordinated units and the corresponding distributions on our general partner’s 2% interest and incentive distribution rights for any four-quarter period ending on or after , 2016, in each case provided there are no arrearages in payment of the minimum quarterly distributions on our common units at that time.

When the subordination period ends, each outstanding subordinated unit will convert into one common unit, and common units will no longer be entitled to arrearages. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordinated Units and Subordination Period.”

Issuance of additional units

Our partnership agreement authorizes us to issue an unlimited number of additional units, including units senior to the common units, without the approval of our unitholders. Holders of our common and subordinated units will not have preemptive or participation rights to purchase their pro rata share of any additional units issued. Please read “Units Eligible for Future Sale” and “Our Partnership Agreement—Issuance of Additional Securities.”

Limited voting rights	Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, our unitholders will have only limited voting rights on matters affecting our business. Our unitholders will have no right to elect our general partner or any members of our board of directors on an annual or other continuing basis. Our general partner may not be removed except for cause by a vote of the holders of at least 66 2⁄3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. In addition, any vote to remove our general partner during the subordination period must provide for the election of a successor general partner by the holders of a majority of the common units and a majority of the subordinated units, voting as separate classes. Upon consummation of this offering, our Sponsors will own an aggregate of % of our common and subordinated units (or % of our common and subordinated units, if the underwriters exercise their option to purchase additional common units in full). This will give our Sponsors the ability to prevent the removal of our general partner. Please read “Our Partnership Agreement—Voting Rights.”

Limited call right	If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price equal to the greater of (1) the average of the daily closing price of our common units over the 20 trading days preceding the date that is three business days before notice of exercise of the call right is first mailed and (2) the highest per-unit price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. At the completion of this offering and assuming the underwriters’ option to purchase additional common units from us is not exercised, our general partner and its affiliates will own approximately % of our common units (excluding any common units purchased by our officers and directors and by the officers and directors of Hess under our directed unit program). At the end of the subordination period (which could occur as early as within the quarter ending , 2016), assuming no additional issuances of common units by us (other than upon the conversion of the subordinated units) and the underwriters’ option to purchase additional common units from us is not exercised, our general partner and its affiliates will own % of our outstanding common units (excluding any common units purchased by our directors and executive officers and by the officers and directors of Hess under our directed unit program) and therefore would not be able to exercise the call right at that time. Please read “Our Partnership Agreement—Limited Call Right.”

Estimated ratio of taxable income to distributions	We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be % or less of the cash distributed to you with respect to that period. For example, if you receive an annual distribution of $ per unit, we estimate that your average allocable federal taxable income per year will be no more than approximately $ per unit. Thereafter, the ratio of allocable taxable income to cash distributions to you could substantially increase. Please read “Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Ratio of Taxable Income to Distributions” for the basis of this estimate.

Material federal income tax consequences	For a discussion of the material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read “Material U.S. Federal Income Tax Consequences.”

Directed Unit Program	At our request, the underwriters have reserved for sale, at the initial public offering price, up to % of the common units being offered by this prospectus for sale to our directors and executive officers and to certain directors, officers and employees of Hess. We do not know if these persons will choose to purchase all or any portion of these reserved common units, but any purchases they do make will reduce the number of common units available to the general public. Please read “Underwriting—Directed Unit Program.”

Exchange listing	We have applied to list our common units on the New York Stock Exchange under the symbol “HESM.”

SUMMARY HISTORICAL AND PRO FORMA CONDENSED COMBINED FINANCIAL AND OPERATING DATA

The following table shows summary historical combined financial and operating data of Hess Midstream Partners LP Predecessor, our predecessor for accounting purposes, or our Predecessor, and summary unaudited pro forma condensed combined financial and operating data of Hess Midstream Partners LP for the periods and as of the dates indicated. The following historical financial and operating data of our Predecessor include all of the assets and operations of HTGP Opco, Mentor Holdings and Logistics Opco on a combined basis. In connection with the closing of this offering, Hess Infrastructure Partners will contribute to us a 30% economic interest in HTGP Opco, a 100% interest in Mentor Holdings and a 50% economic interest in Logistics Opco. Following the closing of this offering, we will consolidate HTGP Opco, Mentor Holdings and Logistics Opco in our financial statements and reflect a noncontrolling interest adjustment for Hess Infrastructure Partners’ retained 70% economic interest in HTGP Opco and 50% economic interest in Logistics Opco.

The summary historical unaudited condensed combined financial data of our Predecessor as of June 30, 2015 and for the six months ended June 30, 2015 and 2014 are derived from the unaudited condensed combined financial statements of our Predecessor appearing elsewhere in this prospectus. The summary historical condensed combined financial data of our Predecessor as of and for the years ended December 31, 2014 and 2013 are derived from the audited combined financial statements of our Predecessor appearing elsewhere in this prospectus. The following tables should be read together with, and are qualified in their entirety by reference to, the historical combined financial statements and the accompanying notes included elsewhere in this prospectus. The table should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The summary unaudited pro forma condensed combined financial and operating data presented in the following table as of and for the six months ended June 30, 2015 and for the year ended December 31, 2014 are derived from the unaudited pro forma condensed combined financial statements included elsewhere in this prospectus. The unaudited pro forma condensed combined balance sheet assumes the offering and the related transactions occurred as of June 30, 2015, and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2015 and the year ended December 31, 2014 assume the offering and the related transactions occurred as of January 1, 2014.

The unaudited pro forma condensed combined financial statements give effect to the following:

•	Hess Infrastructure Partners’ contribution of our Predecessor’s assets and operations to us, including adjusting for Hess Infrastructure Partners’ retained interests in HTGP Opco and Logistics Opco;

•	our issuance of common units and subordinated units to our Sponsors, representing an aggregate % limited partner interest in us;

•	our issuance of a 2% general partner interest in us and all of our incentive distribution rights to our general partner;

•	our issuance of common units, representing a % limited partner interest in us, to the public in connection with this offering, and our receipt of $ million in net proceeds from this offering;

•	our entry into a new five-year, $350.0 million revolving credit facility, which we have assumed was not drawn during the pro forma periods presented;

•	the consummation of this offering and application of the net proceeds of this offering, as described in “Use of Proceeds”;

•	the allocation of certain costs to us under the operational services agreement and omnibus agreement that we expect to enter into in connection with this offering. These costs will be allocated on a different basis than as historically allocated to our Predecessor; and

•	the recognition of incremental revenues under our long-term, fee-based commercial agreements with Hess using the fees applicable at the time of the offering.

The unaudited pro forma condensed combined financial statements do not give effect to an estimated $5.0 million of incremental general and administrative expenses that we expect to incur annually as a result of being a separate publicly traded partnership.

For the year ended December 31, 2013, our assets were part of the integrated operations of Hess, and our Predecessor generally recognized only the costs, but not the revenue, associated with certain of the services provided to Hess on an intercompany basis. Accordingly, the revenues in our Predecessor’s historical combined financial statements for the year ended December 31, 2013 relate only to amounts received from Hess with respect to transactions for which there are governing contractual arrangements. For this reason, as well as the other factors described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting the Comparability of Our Financial Results,” our future results of operations will not be comparable to our Predecessor’s historical results.

The following table presents the non-GAAP financial measure of Adjusted EBITDA, which we use in evaluating the performance of our business. For a definition of Adjusted EBITDA and a reconciliation to our most directly comparable financial measures calculated and presented in accordance with GAAP, please read “Selected Historical and Pro Forma Condensed Combined Financial and Operating Data—Non-GAAP Financial Measure.”

	Hess Midstream Partners LP Predecessor Historical				Hess Midstream Partners LP Pro Forma
	Six Months Ended June 30,		Year Ended December 31,		Six Months Ended June 30, 2015		Year Ended December 31, 2014
	2015	2014	2014	2013
(in millions, except per unit data and operating information)	(unaudited)				(unaudited)
Combined statements of operations:
Revenues
Affiliate	$189.6	$105.3	$254.8	$127.4		$189.6		$269.7
Third-party	—	—	—	142.3		—		—

Total revenues	189.6	105.3	254.8	269.7		189.6		269.7
Costs and expenses
Third-party product purchases	—	—	—	65.8		—		—
Affiliate product purchases	—	—	—	124.5		—		—
Operating and maintenance expenses (exclusive of depreciation shown separately below)	94.1	85.9	170.7	217.7		94.1		170.8
Depreciation expense	27.0	17.6	44.4	12.5		27.0		44.4
General and administrative expenses	2.0	2.3	4.9	13.0		2.0		2.8

Total costs and expenses	123.1	105.8	220.0	433.5		123.1		218.0

Income (loss) from operations	66.5	(0.5)	34.8	(163.8)		66.5		51.7
Interest expense	1.2	1.1	1.9	—		0.6		1.2
Income tax expense	—	—	—	—		—		—

Net income (loss)	65.3	(1.6)	32.9	(163.8)		65.9		50.5
Less: Net income (loss) attributable to Hess Infrastructure Partners	—	—	—	—		43.3		31.4

Net income (loss) attributable to Hess Midstream Partners LP	$65.3	$(1.6)	$32.9	$(163.8)		$22.6		$19.1

General partner interest in net income (loss)					$		$
Limited partner interest in net income (loss)
Net income (loss) per limited partner unit (basic and diluted):
Common units					$		$
Subordinated units
Weighted average number of limited partner units outstanding (basic and diluted):
Common units
Subordinated units
Combined balance sheet data (at period end):
Cash and cash equivalents	$—		$—	$—		$10.0
Property, plant and equipment, net	1,292.0		1,332.2	1,260.1		1,292.0
Total assets	1,340.9		1,374.8	1,268.7		1,346.5
Total liabilities	57.3		1,099.2	998.4		57.3
Combined statements of cash flows data:
Net cash from (used in):
Operating activities	$89.5	$(1.9)	$29.6	$(135.4)
Investing activities	(13.5)	(150.2)	(187.8)	(473.2)
Financing activities	(76.0)	152.1	158.2	608.6
Other financial data:
Adjusted EBITDA(1)	$93.5	$17.1	$79.2	$(151.3)		$93.5		$96.1
Adjusted EBITDA attributable to Hess Midstream Partners LP(1)						32.6		36.0
Capital expenditures:
Maintenance(4)	$5.1	$2.1	$9.6	$9.2
Expansion(4)	8.4	148.1	178.2	464.0
Operating volumes:
Tioga Gas Plant
NGL processing sales (MBbl/d)	—	—	—	11
Natural gas processing sales (MMcf/d)	—	—	—	71
Natural gas inlet (MMcf/d)(2)	191	63	107
Mentor Storage Terminal
Propane throughput (MBbl/d)	1	1	1	1
Tioga Rail Terminal
Crude oil throughput (MBbl/d)	51	36	38	49
NGL logistics throughput (MBbl/d)(3)	12	3	5	5
Ramberg Truck Facility
Crude oil throughput (MBbl/d)	30	19	23	3

(1)	For a definition of Adjusted EBITDA and a reconciliation to our most directly comparable financial measures calculated and presented in accordance with GAAP, please read “Selected Historical and Pro Forma Condensed Combined Financial and Operating Data—Non-GAAP Financial Measure.”
(2)	Beginning January 1, 2014, our Tioga Gas Plant revenues are based on natural gas inlet volumes at the plant. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Factors Affecting the Comparability of Our Financial Results.”
(3)	Historically, NGLs were loaded onto rail cars at the Tioga Gas Plant. We transitioned rail loading of NGLs to the Tioga Rail Terminal during the third quarter of 2014.
(4)	Historically, we did not make a distinction between maintenance capital expenditures and expansion capital expenditures in the same way as will be required under our partnership agreement. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Capital Expenditures” and “Cash Distribution Policy and Restrictions on Distributions—Significant Forecast Assumptions—Capital Expenditures” for a discussion of how we will be required to distinguish between maintenance capital expenditures and expansion capital expenditures under our partnership agreement and our capital expenditures for the twelve months ending September 30, 2016, compared to the twelve months ended June 30, 2015 and year ended December 31, 2014, each on a pro forma basis.

RISK FACTORS

Investing in our common units involves a high degree of risk. You should carefully consider the risks described below with all of the other information included in this prospectus before deciding to invest in our common units. Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. If any of the following risks actually occur, they may materially harm our business and our financial condition and results of operations. In this event, we might not be able to pay distributions on our common units, the trading price of our common units could decline, and you could lose part or all of your investment.

Risks Related to Our Business

Hess currently accounts for substantially all of our revenues. If Hess changes its business strategy, is unable for any reason, including financial or other limitations, to satisfy its obligations under our commercial agreements or delivers only its minimum commitment under our commercial agreements to us, our revenues would decline and our financial condition, results of operations, cash flows and ability to make distributions to our unitholders could be materially and adversely affected.

For each of the six months ended June 30, 2015 and the year ended December 31, 2014, Hess accounted for approximately 100% of our revenues. Following this offering, we expect that we will continue to derive substantially all of our revenues under multiple commercial agreements with Hess and any event, whether in our areas of operation or elsewhere, that materially and adversely affects Hess’s financial condition, results of operations or cash flows may adversely affect our ability to sustain or increase cash distributions to our unitholders. Accordingly, we are indirectly subject to the operational and business risks of Hess, the most significant of which include the following:

•	the effects of changing commodity prices and production margins;

•	Hess’s ability to successfully increase its Bakken production;

•	the inherent uncertainties of future production rates and the possibility that actual Bakken production may be lower than estimated;

•	the effects of domestic and worldwide political and economic developments could materially reduce Hess’s profitability and cash flows;

•	the substantial period of time required to complete large capital projects, during which market conditions could deteriorate significantly, negatively impacting project returns;

•	significant losses resulting from the hazards and risks of operations may not be fully covered by insurance, and could adversely affect Hess’s operations and financial results;

•	disruptions due to catastrophic events, whether naturally occurring or man-made, may materially affect Hess’s operations and financial condition;

•	increased regulation of hydraulic fracturing could result in reductions or delays in domestic production of crude oil and natural gas, which could adversely impact Hess’s results of operations;

•	any decision by Hess to change its production plan, temporarily or permanently curtail or shut down its operations, shift crude oil export volumes from rail cars to third-party pipelines or reduce or terminate its obligations under our commercial agreements;

•	a deterioration in Hess’s credit profile could increase Hess’s costs of borrowing money and limit Hess’s access to the capital markets and commercial credit;

•	state and federal environmental, economic, health and safety, energy and other policies and regulations, and any changes in those policies and regulations; and

•	environmental incidents and violations and related remediation costs, fines and other liabilities.

Please read “Business—Our Commercial Agreements with Hess” for a detailed description of each of these commercial agreements.

We may not generate sufficient distributable cash flow to support the payment of the minimum quarterly distribution to our unitholders.

In order to support the payment of the minimum quarterly distribution of $             per unit per quarter, or $             per unit on an annualized basis, we must generate distributable cash flow of approximately $             million per quarter, or approximately $             million per year, based on the number of common units and subordinated units and the general partner interest to be outstanding immediately after completion of this offering. We may not generate sufficient distributable cash flow each quarter to support the payment of the minimum quarterly distribution. The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

•	the volumes of crude oil, natural gas and NGLs that we process, terminal and store;

•	the fees with respect to volumes that we process, terminal and store;

•	the level of competition from other midstream energy companies in our geographic markets; and

•	outages at our facilities caused by mechanical failure and maintenance, construction and other similar activities.

In addition, the actual amount of distributable cash flow we generate will also depend on other factors, some of which are beyond our control, including:

•	the amount of our operating expenses and general and administrative expenses, including reimbursements to Hess, which are not subject to any caps or other limits, in respect of those expenses;

•	the application by Hess of credit amounts under our commercial agreements, which may be applied towards shortfall fees in future periods;

•	the level of capital expenditures we make;

•	the cost of acquisitions, if any;

•	fluctuations in our working capital needs;

•	our ability to borrow funds and access capital markets;

•	restrictions contained in our revolving credit facility and other debt instruments;

•	our debt service requirements and other liabilities;

•	the amount of cash reserves established by our general partner;

•	changes in commodity prices; and

•	other business risks affecting our cash levels.

For a description of additional restrictions and factors that may affect our ability to make cash distributions, please read “Cash Distribution Policy and Restrictions on Distributions.”

On a pro forma basis, we would not have generated sufficient distributable cash flow to pay the aggregate annualized minimum quarterly distribution on all of our units for the twelve months ended June 30, 2015 or the year ended December 31, 2014, with shortfalls of approximately $             million for the twelve months ended June 30, 2015 and $             million for the year ended December 31, 2014. We would have had shortfalls for                      of the four quarters during the twelve months ended June 30, 2015 and for                      of the four quarters during the year ended December 31, 2014.

We must generate approximately $             million of distributable cash flow to pay the aggregate minimum quarterly distributions for four quarters on all units that will be outstanding immediately following this offering. The amount of distributable cash flow that we generated during the twelve months ended June 30, 2015 on a pro forma basis was approximately $54.1 million, which would have been sufficient to pay         % of the aggregate minimum quarterly distribution on all of our common units and the corresponding distributions on our general partner’s 2% interest, and         % of the aggregate minimum quarterly distributions on our subordinated units and the corresponding distributions on our general partner’s 2% interest for that period. On a pro forma basis, we would have had a shortfall for                      of the four quarters during the twelve months ended June 30, 2015. In addition, the amount of distributable cash flow that we generated during the year ended December 31, 2014 on a pro forma basis was approximately $31.9 million, which would have been sufficient to pay         % of the aggregate minimum quarterly distribution on all of our common units and the corresponding distributions on our general partner’s 2% interest, and         % of the aggregate minimum quarterly distributions on our subordinated units and the corresponding distributions on our general partner’s 2% interest for that period. On a pro forma basis, we would have had a shortfall for                      of the four quarters during the year ended December 31, 2014. Our ability to pay the minimum quarterly distribution is subject to various restrictions and other factors described in more detail under “Cash Distribution Policy and Restrictions on Distributions.” If we are not able to generate additional distributable cash flow in future periods, we may not be able to pay the full minimum quarterly distribution or any amount on our common or subordinated units and the corresponding distributions on our general partner’s 2% interest, in which event the market price of our common units may decline materially.

The assumptions underlying the forecast of distributable cash flow that we include in “Cash Distribution Policy and Restrictions on Distributions” are inherently uncertain and subject to significant business, economic, financial, regulatory and competitive risks that could cause our actual distributable cash flow to differ materially from our forecast.

The forecast of distributable cash flow set forth in “Cash Distribution Policy and Restrictions on Distributions” includes our forecast of our results of operations and distributable cash flow for the twelve months ending September 30, 2016. Our ability to pay the full minimum quarterly distribution in the forecast period is based on a number of assumptions that may not prove to be correct and that are discussed in “Cash Distribution Policy and Restrictions on Distributions.” Our financial forecast has been prepared by management, and we have neither received nor requested an opinion or report on it from our or any other independent auditor.

Hess may suspend, reduce or terminate its obligations under our commercial agreements in certain circumstances, which could have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

Our commercial agreements with Hess include provisions that permit Hess to suspend or terminate its obligations under the applicable agreement if certain events occur. These events include our failure to perform or comply with a material warranty, covenant or obligation under the applicable commercial agreement following the expiration of a specified cure period. In addition, Hess may suspend or reduce its obligations under our commercial agreements if a force majeure event prevents us from performing required services under the applicable agreement. Hess has the discretion to make such decisions notwithstanding the fact that they may significantly and adversely affect us. Any such reduction or suspension or termination of Hess’s obligations would have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to our unitholders. Please read “Business—Our Commercial Agreements with Hess.”

Because of the natural decline in production from existing wells in our areas of operation, our success depends, in part, on Hess and other producers replacing declining production and also on our ability to secure new sources of natural gas and crude oil. Any decrease in the volumes of natural gas or crude oil that we handle could adversely affect our business and operating results.

The natural gas and crude oil volumes that support our business depend on the level of production from natural gas and crude oil wells connected to our facilities, which may be less than expected and will naturally decline over time. As a result, our cash flows associated with these wells will also decline over time. In order to maintain or increase throughput levels at our facilities, we must obtain new sources of natural gas and crude oil. The primary factors affecting our ability to obtain non-dedicated sources of natural gas and crude oil include (i) the level of successful drilling activity in our areas of operation, (ii) our ability to compete for volumes from successful new wells and (iii) our ability to compete successfully for volumes from sources connected to other pipelines.

We have no control over the level of drilling activity in our areas of operation, the amount of reserves associated with wells connected to our systems or the rate at which production from a well declines. In addition, we have no control over Hess or other producers or their drilling or production decisions, which are affected by, among other things:

•	the availability and cost of capital;

•	prevailing and projected crude oil, natural gas and NGL prices;

•	demand for crude oil, natural gas and NGLs;

•	levels of reserves;

•	geological considerations;

•	environmental or other governmental regulations, including the timely availability of drilling permits and the regulation of hydraulic fracturing and flaring; and

•	the availability of drilling rigs and other costs of production and equipment.

Fluctuations in energy prices can also greatly affect the development of crude oil and natural gas reserves. Drilling and production activity generally decreases as crude oil and natural gas prices decrease. Declines in crude oil and natural gas prices could have a negative impact on exploration, development and production activity, and if sustained, could lead to a material decrease in such activity. Sustained reductions in exploration or production activity in our areas of operation could lead to reduced utilization of our assets.

Because of these and other factors, even if crude oil and natural gas reserves are known to exist in areas served by our assets, producers may choose not to develop those reserves. If reductions in drilling activity result in our inability to maintain the current levels of throughput on our systems, those reductions could reduce our revenues and cash flow and adversely affect our ability to make cash distributions to our unitholders.

Our success depends on our ability to attract and maintain customers in a limited number of geographic areas.

The majority of our assets are located in the Bakken, and we initially intend to focus our future capital expenditures largely on developing our business in that area. As a result, our financial condition, results of operations and cash flows are significantly dependent upon the demand for our services in that area. Due to our focus on the Bakken, an adverse development in crude oil or natural gas production from that area would have a significantly greater impact on our financial condition and results of operations than if we spread expenditures more evenly over a wider geographic area. For example, a change in the rules and regulations governing operations in or around the Bakken could cause Hess or other producers to reduce or cease drilling or to permanently or temporarily shut-in their production within the area, which could lead to a decrease in the volumes of natural gas and crude oil that we handle and have a material adverse effect on our business, results of operations, financial condition and our ability to make cash distributions to our unitholders.

Seasonal weather conditions may adversely affect our customers’ ability to conduct drilling activities in some of the areas where we operate and our ability to operate our facilities and to construct additional facilities.

Crude oil and natural gas operations in North Dakota are adversely affected by seasonal weather conditions. In the Bakken, drilling and other crude oil and natural gas activities can be adversely affected during the winter months. Severe winter weather conditions limit and may reduce or temporarily halt our customers’ ability to operate during such conditions, leading to the decrease in drilling activity and the potential shut-in of producing wells which the producers are unable to service. This could result in a decrease in the volumes of crude oil, natural gas and NGLs supplied to our facilities. In addition, seasonal weather conditions during the winter months may adversely impact the operations of our facilities, by causing temporary delays and shutdowns. These constraints and the resulting impacts could have a material adverse effect on our business, results of operations, financial condition and our ability to make cash distributions to our unitholders.

Our operations and Hess’s Bakken production operations are subject to many risks and operational hazards, some of which may result in business interruptions and shutdowns of our or Hess’s operations and damages for which we may not be fully covered by insurance. If a significant accident or event occurs that results in a business interruption or shutdown for which we are not adequately insured, our operations and financial results could be materially and adversely affected.

Our operations are subject to all of the risks and operational hazards inherent in processing, fractionating, storing, terminaling, loading and transporting crude oil, natural gas and NGLs, including:

•	damages to pipelines, terminals and facilities, related equipment and surrounding properties caused by earthquakes, tornados, floods, fires, severe weather, explosions and other natural disasters and acts of terrorism;

•	maintenance, repairs, mechanical or structural failures at our or Hess’s facilities or at third-party facilities on which our or Hess’s operations are dependent, including electrical shortages, power disruptions and power grid failures;

•	damages to and loss of availability of interconnecting third-party pipelines, railroads, terminals and other means of delivering crude oil, natural gas and NGLs;

•	crude oil tank car derailments, fires, explosions and spills;

•	disruption or failure of information technology systems and network infrastructure due to various causes, including unauthorized access or attack;

•	curtailments of operations due to severe seasonal weather;

•	riots, strikes, lockouts or other industrial disturbances; and

•	other hazards.

These risks could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage, as well as business interruptions or shutdowns of our facilities. Any such event or unplanned shutdown could have a material adverse effect on our business, financial condition and results of operations. In addition, Hess’s Bakken production operations, on which our operations are substantially dependent, are subject to similar operational hazards and risks inherent in producing crude oil and natural gas. A serious accident at our facilities or at Hess’s or Hess Infrastructure Partners’ facilities could result in serious injury or death to our employees or contractors or those of Hess or its affiliates and could expose us to significant liability for personal injury claims and reputational risk. We have no control over the operations at Hess’s Bakken operations and their associated facilities.

We do not maintain insurance coverage against all potential losses and could suffer losses for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. We carry separate policies for certain property damage and third-party liabilities, which includes sudden and accidental pollution liabilities, and are also insured under certain of Hess’s liability policies and are subject to Hess’s policy limits under these policies. The occurrence of an event that is not fully covered by insurance or failure by one or more insurers to honor its coverage commitments for an insured event could have a material adverse effect on our business, financial condition and results of operations.

In May 2015, one of our crude oil trains derailed on a stretch of BNSF Railway near Heimdal, North Dakota. No injuries were reported in connection with the accident. The derailment also resulted in a release of crude oil. The National Transportation Safety Board, or the NTSB, is investigating the cause of the accident, and that investigation is ongoing. Hess is also conducting an independent safety review to identify any steps that can be taken to reduce the chances of a similar derailment in the future. Under our omnibus agreement, Hess Infrastructure Partners will indemnify us for any direct costs we incur relating to the derailment. We do not expect the accident to have a material impact on our business, financial condition and/or results of operations.

Additionally, although Hess Infrastructure Partners has agreed to indemnify us for certain environmental liabilities under the omnibus agreement, the indemnification is limited to $15 million (inclusive of any punitive, special, indirect or consequential damages) and may not be sufficient to cover any such liabilities that may arise. However, any costs we may incur as a result of the February 2013 Notice of Violation that Hess received from the North Dakota Department of Health will not be subject to the $15 million limit. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions Omnibus Agreement” and “Business—Legal Proceedings.”

If we are unable to make acquisitions on economically acceptable terms from Hess Infrastructure Partners or third parties, our future growth would be limited, and any acquisitions we may make may reduce, rather than increase, our cash flows and ability to make distributions to unitholders.

Part of our strategy to grow our business and increase distributions to unitholders is dependent on our ability to make acquisitions that result in an increase in distributable cash flow per unit. The acquisition component of our growth strategy is based, in large part, on our expectation of ongoing divestitures of midstream assets by industry participants, including Hess Infrastructure Partners. Hess Infrastructure Partners has provided us with a right of first offer to acquire various midstream assets retained by Hess Infrastructure Partners after this offering or that may be constructed or acquired by

Hess Infrastructure Partners in the future. Our right of first offer assets are gathering and other midstream assets that primarily support Hess’s production operations in the Bakken. The consummation and timing of any future acquisitions of these assets will depend upon, among other things, Hess Infrastructure Partners’ willingness to offer these assets for sale, our ability to negotiate acceptable purchase agreements and commercial agreements with respect to the assets and our ability to obtain financing on acceptable terms, and we can offer no assurance that we will be able to successfully consummate any future acquisition of our right of first offer assets. For more information about our right of first offer, please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement—Right of first offer.”

If we are unable to make acquisitions from Hess Infrastructure Partners or third parties, because (i) there is a material decrease in divestitures of midstream assets, (ii) we are unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts, (iii) we are unable to obtain financing for these acquisitions on economically acceptable terms, (iv) we are outbid by competitors or (v) for any other reason, our future growth and ability to increase distributions will be limited. Furthermore, even if we do consummate acquisitions that we believe will be accretive, they may in fact result in a decrease in distributable cash flow per unit as a result of incorrect assumptions in our evaluation of such acquisitions or unforeseen consequences or other external events beyond our control. If we consummate any future acquisitions, unitholders will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in evaluating any such acquisitions.

We may not be able to significantly increase our third-party revenues due to competition and other factors, which could limit our ability to grow and extend our dependence on Hess.

Part of our growth strategy includes diversifying our customer base by identifying opportunities to offer services to third parties with our existing assets or by constructing or acquiring new assets independently from Hess. Our ability to increase our third-party revenues is subject to numerous factors beyond our control, including competition from third parties and the extent to which we lack available capacity when third-party customers require it. For example, our Tioga Gas Plant is subject to competition from existing and future third-party natural gas processing plants in the Bakken. To the extent that we have available capacity at our Tioga Gas Plant for third-party volumes, we may not be able to compete effectively with third-party gas processing plants for additional natural gas production in the area. To the extent that we have available capacity at our terminals available for third-party volumes, competition from other existing or future terminals owned by third parties may limit our ability to utilize this available capacity.

We have historically provided midstream services to third parties on only a limited basis, and we can provide no assurance that we will be able to attract any material third-party service opportunities. Our efforts to attract new unaffiliated customers may be adversely affected by our relationship with Hess and our desire to provide services pursuant to fee-based contracts. Our potential customers may prefer to obtain services under other forms of contractual arrangements under which we would be required to assume direct commodity exposure.

Our expansion of existing assets, including the debottlenecking of our Tioga Gas Plant, and construction of new assets may not result in revenue increases and will be subject to regulatory, environmental, political, legal and economic risks, which could adversely affect our operations and financial condition.

In order to optimize our existing asset base, we intend to evaluate and capitalize on organic opportunities for expansion projects in order to increase revenue at our facilities. For example, we are currently evaluating a debottlenecking project at the Tioga Gas Plant to increase the plant’s processing capacity from 250 MMcf/d to 300 MMcf/d, and we expect to further explore increasing the plant’s processing capacity to more than 300 MMcf/d. The expansion of an existing facility or the construction of a new plant, terminal or storage asset, involves numerous regulatory, environmental, political and legal uncertainties, most of which are beyond our control. If we undertake these projects, they may not be completed on schedule or at all or at the budgeted cost. Moreover, we may not receive sufficient long-term contractual commitments from customers to provide the revenue needed to support such projects. Even if we receive such commitments, we may not realize an increase in revenue for an extended period of time. As a result, new facilities may not be able to attract enough throughput to achieve our expected investment return, which could materially and adversely affect our results of operations and financial condition and our ability in the future to make distributions to our unitholders.

Our industry is highly competitive, and increased competitive pressure could adversely affect our business and operating results.

We compete with other similarly sized midstream companies in our areas of operation. In addition, some of our competitors have assets in closer proximity to crude oil and natural gas supplies and have available idle capacity in existing assets that would not require new capital investments for use. Some of our competitors are large companies that have greater financial, managerial and other resources than we do. Our competitors may expand or construct processing plants, terminals or storage facilities that would create additional competition for the services we provide to our customers. Our customers may also elect to transport crude oil on third-party pipeline systems instead of on our crude oil rail cars. Our ability to renew or replace existing contracts with our customers at rates sufficient to maintain current revenue and cash flow could be adversely affected by the activities of our competitors and our customers. All of these competitive pressures could have a material adverse effect on our business, results of operations, financial condition and our ability to make cash distributions to our unitholders.

Our exposure to direct commodity price risk may increase in the future.

Following the closing of this offering, we expect that we will initially generate substantially all of our revenues under fee-based commercial agreements with Hess under which we are paid based on the volumes of crude oil, natural gas and NGLs that we handle and the ancillary services we provide, rather than the value of the commodities themselves. As a result, our operations and cash flows generally will have minimal direct exposure to commodity price risk. We may acquire or develop additional assets in the future or enter into transactions that have a greater exposure to fluctuations in commodity price risk than our current operations. In addition, our efforts to negotiate contractual arrangements to minimize our direct exposure to commodity price risk in the future may not be successful. Increased exposure to the volatility of crude oil, natural gas and NGL prices in the future could have a material adverse effect on our revenues and cash flow and our ability to make distributions to our unitholders.

We do not own all of the land on which certain of the pipelines connecting our facilities are located, which could result in disruptions to our operations.

We do not own all of the land on which certain of the pipelines connecting our facilities are located, and we are, therefore, subject to the possibility of more onerous terms and increased costs to retain necessary land use if we do not have valid leases or rights-of-way or if such rights-of-way lapse or terminate. We obtain the rights to construct and operate the pipelines connecting our facilities on land owned by third parties and governmental agencies, and some of our agreements may grant us those rights for only a specific period of time. Our loss of these rights, through our inability to renew right-of-way contracts or otherwise, could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to our unitholders.

We utilize contract operator services at certain of our assets, and we may face higher costs associated with terminal services in the future.

We utilize contract operator services at certain of our assets. For example, we utilize contract operator services at our Tioga Rail Terminal under a rail and transload services agreement with a third-party operator that expires in November 2016. Under the terms of the agreement, third-party contract personnel supervised by Hess employees control, monitor, record and report on the operation of the Tioga Rail Terminal. Contract personnel also provide inspection, crude oil loading, railroad consulting, inventory management, repair, data reporting, general maintenance and technical support and safety compliance services. Under this agreement, we are liable for any losses resulting from actions of the third-party operator unless such losses resulted from the negligence of the third-party operator. If disputes arise over the operation of the terminal, or if the third-party operator fails to provide the services contracted under contract operator services agreements, our business, results of operation, and financial condition could be adversely affected. We are currently negotiating to extend the term of this agreement. If we are unable to renew the terms of this agreement, we will be required to negotiate a similar arrangement with Hess or another third party or hire and train personnel to operate the terminal. Costs of these services under a negotiated renewal of our existing agreement or a similar agreement may increase relative to historical costs. Any such increased costs associated with terminal operation services will decrease the amount of cash available for distribution to our unitholders.

Restrictions in our revolving credit facility could adversely affect our business, financial condition, results of operations, ability to make cash distributions to our unitholders and the value of our units.

We will be dependent upon the earnings and cash flow generated by our operations in order to meet any debt service obligations and to allow us to make cash distributions to our unitholders. On March 6, 2015, in connection with this offering, we entered into a new five-year, $350.0 million revolving credit facility, which contains various operating and financial restrictions and covenants. The operating and financial restrictions and covenants in our new revolving credit facility restricts, and any future financing agreements could similarly restrict, our ability to finance our future operations or capital needs or to expand or pursue our business activities, which may, in turn, limit our ability to make cash distributions to our unitholders.

The provisions of our revolving credit facility could affect our ability to obtain future financing and pursue attractive business opportunities and our flexibility in planning for, and reacting to, changes in business conditions. In addition, a failure to comply with the provisions of our revolving credit facility would result in an event of default which would enable our lenders to declare the outstanding principal of that debt, together with accrued interest, to be immediately due and payable. If the payment of our debt is accelerated, defaults under our other debt instruments, if any, may be triggered, and our assets may be insufficient to repay such debt in full, and the holders of our units could experience a partial or total loss of their investment. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital Resources and Liquidity” for additional information about our revolving credit facility.

Hess’s level of indebtedness, the terms of its borrowings and its credit ratings could adversely affect our ability to grow our business and our ability to make cash distributions to our unitholders. Our ability to obtain credit in the future may also be adversely affected by Hess’s credit rating.

Hess must devote a portion of its cash flows from operating activities to service its indebtedness, and therefore cash flows may not be available for use in pursuing its growth strategy. Furthermore, a higher level of indebtedness at Hess in the future would increase the risk that it may default on its obligations to us under our commercial agreements. As of June 30, 2015, Hess had total indebtedness of approximately $6.0 billion. The covenants contained in the agreements governing Hess’s outstanding and future indebtedness may limit its ability to borrow additional funds for development and make certain investments and may directly or indirectly impact our operations in a similar manner. Furthermore, if Hess were to default under certain of its debt obligations, there is a risk that Hess’s creditors would attempt to assert claims against our assets during the litigation of their claims against Hess. The defense of any such claims could be costly and could materially impact our financial condition, even absent any adverse determination. If these claims were successful, our ability to meet our obligations to our creditors, make distributions and finance our operations could be materially and adversely affected.

Hess’s long-term credit ratings are currently investment grade. If these ratings are lowered in the future, the interest rate and fees Hess pays on its credit facilities may increase. In addition, although we will not have any indebtedness rated by any credit rating agency at the closing of this offering, we may have rated debt in the future. Credit rating agencies will likely consider Hess’s debt ratings when assigning ours because of Hess’s ownership interest in us, the significant commercial relationships between Hess and us, and our reliance on commercial agreements with Hess for substantially all of our revenues. If one or more credit rating agencies were to downgrade the outstanding indebtedness of Hess, we could experience an increase in our borrowing costs or difficulty accessing the capital markets. Such a development could adversely affect our ability to grow our business and to make cash distributions to our unitholders.

Our assets and operations are subject to federal, state, and local laws and regulations relating to environmental protection and safety that could require us to make substantial expenditures.

Our assets and operations pose risks of environmental liability due to, for example, spills, leaks and discharges of substances to the environment. To address these and other risks, we are subject to stringent federal, state, and local laws and regulations relating to environmental protection and safety. Multiple governmental authorities, such as the Environmental Protection Agency, or EPA, and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly response actions. These laws and regulations may impose numerous obligations that are applicable to our and our customer’s operations, including the acquisition of permits to conduct regulated activities, the incurrence of capital or operating expenditures to limit or prevent releases of materials from our or our customers’ operations, the imposition of specific standards addressing worker protection, and the imposition of substantial liabilities and remedial obligations for pollution or contamination resulting from our and our customer’s operations. Failure to comply with these laws, regulations and permits may result in joint and several, strict liability and the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations, and the issuance of injunctions limiting or preventing some or all of our operations. Private parties may also have the right to pursue legal actions to enforce compliance, as well as to seek damages for non-compliance, with environmental laws and regulations or for personal injury or property damage. We may not be able to recover all or any of these costs from insurance. In addition, we may experience a delay in obtaining or be unable to obtain required permits, which may cause us to lose potential and current customers, interrupt operations, and limit growth and revenues, which in turn could affect our profitability.

The loading and transportation of crude oil and NGLs involves inherent risks of spills and releases from our facilities. We have contracted with various spill response service companies in the areas in which we load, transport or store crude oil and NGLs; however, these companies may not be able to adequately contain a “worst case discharge” in all instances, and we cannot ensure that all of their services would be available at any given time.

Changes in laws or standards affecting crude oil tank cars or the transportation of North American crude oil by rail could require retrofitting our existing car fleet and/or reduce volumes throughput at our facilities, and as a result our revenues could decline, which could have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to unitholders.

Recent rail car derailments in Canada and the United States have led to increased regulatory scrutiny over the safety of transporting Bakken crude oil by rail. Most of those incidents have involved trains carrying Bakken crude oil from the Williston Basin. In the wake of the derailments, the Federal Railroad Administration, or FRA, of the DOT, and the DOT’s Pipeline Hazardous Materials Safety Administration, or PHMSA, have issued several Safety Advisories and Emergency Orders directing offerors and rail carriers to take additional precautionary measures to enhance the safe shipment of bulk quantities of crude oil. In August 2014, the DOT published a Notice of Proposed Rule Making and a companion Advanced Notice of Proposed Rulemaking proposing revisions to the Hazardous Materials Regulations that establish requirements for “high-hazard flammable trains.” In conjunction with the proposed rulemaking, PHMSA and FRA also released a report finding that, based on the results of their sampling and testing conducted from August 2013 to May 2014, Bakken crude oil is more volatile than most other types of crude oil, and thus subject to an increased risk for a significant accident. In May 2015, DOT finalized its rail safety rule. Challenges to the final rule have already been filed in federal court and with DOT, including a challenge by railroad industry groups. Unless the rule is modified, we could be required to retrofit or upgrade our existing rail car fleet, and as a result could incur material maintenance costs and reduced revenues while the rail cars are out of service. Those costs could have a material adverse effect on our financial condition, results of operations, cash flows and our ability to make distributions to unitholders. In addition, the adoption of additional federal, state or local laws or regulations, including any voluntary measures by the rail industry regarding railcar design or crude oil and liquid hydrocarbon rail transport activities, or efforts by local communities to restrict or limit rail traffic involving crude oil, could similarly affect our business by increasing compliance costs and decreasing demand for our services, which could adversely affect our financial position and cash flows. Moreover, any disruptions in the operations of railroads, including those due to shortages of rail cars, locomotives or labor, weather-related problems, flooding, drought, derailments, mechanical difficulties, strikes, lockouts or bottlenecks, or other force majeure events could adversely impact our customers’ ability to move their product and, as a result, could affect our business. For a detailed discussion of existing and proposed rail car regulations, please read “Business—Other Regulation—Rail Regulation.”

Under our contribution agreement, Hess Infrastructure Partners will agree to bear the cost of certain capital expenditures associated with our initial assets, including all costs associated with retrofitting our railcars to comply with recently adopted regulations. Please read “Cash Distribution Policy and Restrictions on Distributions—Assumptions and Considerations—Capital Expenditures” and “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Contribution Agreement.”

Evolving environmental laws and regulations on crude oil stabilization could have an effect on our financial performance.

In December 2014, the North Dakota Industrial Commission, or NDIC, issued Order No. 25417, which requires producers in a Bakken, Bakken/Three Forks, Three Forks or Sanish pool, which the order refers to as the Bakken Petroleum System, effective April 1, 2015, to heat their produced fluids to a specified minimum temperature prior to separation in order to improve its marketability and facilitate its safe transportation. If producers cannot meet minimum heat treatment conditions, they must demonstrate that their crude oil has a vapor pressure no greater than 13.7 psi. The order also requires operators of transload rail facilities to notify the NDIC of any crude oil received from the Bakken Petroleum System that violates federal crude oil safety standards.

Given the volume of tight crude oil like Bakken crude that is currently shipped by rail, the U.S. Department of Energy, or DOE, tasked Sandia National Laboratories to study the properties of tight crude oils as they relate to potential combustion events in the rail transport environment. The Sandia Report, released in March 2015, concluded that there is a gap in relevant data and a lack of understanding of how crude oil properties influence the propensity for accidental ignition, combustion, or explosion. In its key findings, the Sandia Report noted that while it is likely that crude oil properties could be used to predict combustibility, the study released no objective data linking any known crude oil properties with the likelihood or severity of rail transport-related combustion events. In April 2015 the DOE announced an additional two-year study into how crude oil properties affect its combustibility in rail accidents.

Our commercial agreements with Hess contain product quality specification limits below the vapor pressure maximum. As noted above, the final rule requires offerors to develop and carry out sampling and testing programs for all unrefined petroleum-based products, including crude oil, and to certify that hazardous materials subject to the program are packaged in accordance with the test results, but does not require oil companies to process their products to make them less volatile before shipment. However, if new or more stringent federal, state or local legal restrictions relating to the quality specification of crude oil or to crude oil transportation are adopted in areas where Hess and our other customers operate, Hess and our other customers could incur potentially significant added costs to comply with such requirements and experience delays or curtailment in the pursuit of production or development activities, which could reduce demand for our midstream services.

Evolving environmental laws and regulations on climate change could adversely affect our financial performance.

Potential additional regulations regarding climate change could affect our operations. Currently, various U.S. legislative and regulatory agencies and bodies are considering measures to address greenhouse gas emissions. These measures include EPA programs that require the crude oil and natural gas industry to report and to control greenhouse gas emissions, and state actions to develop statewide or regional programs, each of which could impose reductions in greenhouse gas emissions. For example, in December 2014, the EPA proposed to expand the Greenhouse Gas Reporting Rule to include emissions from gathering and boosting systems and blowdowns of natural gas transmission pipelines. These actions could result in increased (1) costs to operate and maintain our facilities, (2) capital expenditures to install new emission controls on our facilities and (3) costs to administer and manage any potential greenhouse gas emissions regulations or carbon trading or tax programs. These developments also could have an indirect adverse effect on our business if Hess’s Bakken operations are adversely affected due to increased regulation of Hess’s facilities or reduced demand for crude oil, natural gas and NGLs, and a direct adverse effect on our business from increased regulation of our facilities. Please read “Business—Environmental Regulation—Air Emissions and Climate Change.”

We, Hess or Hess Infrastructure Partners may be unable to obtain or renew permits necessary for our respective operations, which could inhibit our ability to do business and adversely affect our financial performance.

Our facilities and those of Hess and Hess Infrastructure Partners that provide volumes to our facilities operate under a number of federal, state and local permits, licenses and approvals with terms and conditions containing a significant number of prescriptive limits and performance standards in order to operate. All of these permits, licenses, approval limits and standards require a significant amount of monitoring, record keeping and reporting in order to demonstrate compliance with the underlying permit, license, approval limit or standard. Noncompliance or incomplete documentation of our compliance status may result in the imposition of fines, penalties and injunctive relief. A decision by a government agency to deny or delay issuing a new or renewed material permit or approval, or to revoke or substantially modify an existing permit or approval, could have a material adverse effect on our ability to continue operations and on our financial condition, results of operations and cash flows.

Evolving environmental laws and regulations on hydraulic fracturing could have an effect on our financial performance.

We do not conduct hydraulic fracturing operations, but Hess’s and our other customers’ crude oil and natural gas production operations often require hydraulic fracturing as part of the completion process. Hydraulic fracturing is an important and common practice that is used to stimulate production of crude oil and/or natural gas from dense subsurface rock formations. The process is typically regulated by state agencies. However, federal agencies have also asserted regulatory authority over the process. For example, in May 2014, the EPA released an Advanced Notice of Proposed Rulemaking seeking public comment on its plans to issue regulations under the Toxic Substances Control Act to require companies to disclose information regarding the chemicals used in hydraulic fracturing. In August 2012, the EPA adopted rules that subject crude oil and natural gas production, processing, transmission and storage operations to regulation under the New Source Performance Standards and National Emission Standards for Hazardous Air Pollutants programs. In addition, Congress has in the past and may in the future consider legislation that gives the EPA direct authority to regulate hydraulic fracturing under the Safe Drinking Water Act. Many states have already adopted laws and/or regulations that require disclosure of the chemicals used in hydraulic fracturing, and are considering legal requirements that could impose more stringent permitting, disclosure and well construction requirements on crude oil and/or natural gas drilling activities. We do not believe current or future regulations will have a direct effect on our operations, but because crude oil and/or natural gas production using hydraulic fracturing is growing rapidly in the United States, if new or more stringent federal, state or local legal restrictions relating to such drilling activities or to the hydraulic fracturing process are adopted in areas where Hess and our other customers operate, Hess and our other customers could incur potentially significant added costs to comply with such requirements and experience delays or curtailment in the pursuit of production or development activities, which could reduce demand for our midstream services.

Certain plant or animal species could be designated as endangered or threatened, which could limit our ability to expand some of our existing operations or limit our customers’ ability to develop new crude oil and natural gas wells.

The federal Endangered Species Act, or ESA, restricts activities that may affect endangered or threatened species or their habitats. Many states have analogous laws designed to protect endangered or threatened species. The designation of previously unidentified endangered or threatened species under such laws may affect our and our customers’ operations.

Terrorist or cyber-attacks and threats, or escalation of military activity in response to these attacks, could have a material adverse effect on our business, financial condition or results of operations.

Terrorist attacks and threats, cyber-attacks, escalation of military activity or acts of war may have significant effects on general economic conditions, fluctuations in consumer confidence and spending and market liquidity, each of which could materially and adversely affect our business. Strategic targets, such as energy-related assets and transportation assets, may be at greater risk of future terrorist attacks than other targets in the United States. We do not maintain specialized insurance for possible liability or loss resulting from a terrorist attack or cyber-attack on our assets that may shut down all or part of our business. It is possible that any of these occurrences, or a combination of them, could have a material adverse effect on our business, financial condition and results of operations.

Computers and telecommunication systems have become an integral part of our business. We use these systems to analyze and store financial and operating data and to communicate within our company and with outside business partners. Cyber-attacks could compromise our computer and telecommunications systems and result in disruptions to our business operations, the loss or corruption of our data and proprietary information and communications interruptions. In addition, computers control oil and gas distribution systems globally and are necessary to deliver our production to market. A cyber-attack impacting these distribution systems, or the networks and infrastructure on which they rely, could damage critical production, distribution and/or storage assets, delay or prevent delivery to markets and make it difficult or impossible to accurately account for production and settle transactions. Our systems and procedures for protecting against such attacks and mitigating such risks may prove to be insufficient and such attacks could have an adverse impact on our business and operations.

If we fail to develop or maintain an effective system of internal controls, we may not be able to report our financial results timely and accurately or prevent fraud, which would likely have a negative impact on the market price of our common units.

Prior to this offering, we have not been required to file reports with the SEC. Upon the completion of this offering, we will become subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We prepare our financial statements in accordance with GAAP, but our internal accounting controls may not currently meet all standards applicable to companies with publicly traded securities. Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and to operate successfully as a publicly traded partnership. Our efforts to develop and maintain our internal controls may not be successful, and we may be unable to maintain effective controls over our financial processes and reporting in the future or to comply with our obligations under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404. For example, Section 404 will require us, among other things, to annually review and report on, and our independent registered public accounting firm to attest to, the effectiveness of our internal controls over financial reporting.

Although we will be required to disclose changes made in our internal control and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until our annual report for the fiscal year ending December 31, 2016.

Any failure to develop, implement or maintain effective internal controls or to improve our internal controls could harm our operating results or cause us to fail to meet our reporting obligations. Given the difficulties inherent in the design and operation of internal controls over financial reporting, we can provide no assurance as to our, or our independent registered public accounting firm’s, conclusions about the effectiveness of our internal controls, and we may incur significant costs in our efforts to comply with Section 404. Ineffective internal controls will subject us to regulatory scrutiny and a loss of confidence in our reported financial information, which could have an adverse effect on our business and would likely have a material adverse effect on the trading price of our common units.

For as long as we are an emerging growth company, we will not be required to comply with certain disclosure requirements that apply to other public companies.

In April 2012, President Obama signed the JOBS Act into law. For as long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404 and reduced disclosure obligations regarding executive compensation in our periodic reports. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.0 billion of revenues in a fiscal year, have more than $700 million in market value of our limited partner interests held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

In addition, the JOBS Act provides that an emerging growth company can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected to “opt out” of this exemption and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. If some investors find our common units to be less attractive as a result, there may be a less active trading market for our common units and our trading price may be more volatile.

Risks Inherent in an Investment in Us

Our general partner and its affiliates, including our Sponsors, have conflicts of interest with us and limited fiduciary duties to us and our unitholders, and they may favor their own interests to our detriment and that of our unitholders. Additionally, we have no control over the business decisions and operations of our Sponsors, and none of our Sponsors is under any obligation to adopt a business strategy that favors us.

Following this offering, our Sponsors will directly own an aggregate         % limited partner interest in us (or         % if the underwriters’ option to purchase additional common units is exercised in full) and will own and control our general partner and its 2% general partner interest in us. Hess Infrastructure Partners will also retain a significant ownership interest in our joint interest assets following the closing of this offering. Although our general partner has a duty to manage us in a manner that is in the best interests of our partnership and our unitholders, our directors and officers also have a duty to manage our general partner in a manner that is in the best interests of its owner, Hess Infrastructure Partners, which is owned by our Sponsors. Conflicts of interest may arise between our Sponsors and their respective affiliates, including our general partner, on the one hand, and us and our unitholders, on the other hand. In resolving these conflicts, our general partner may favor its own interests and the interests of its affiliates, including our Sponsors, over the interests of our common unitholders. These conflicts include, among others, the following situations:

•	neither our partnership agreement nor any other agreement requires our Sponsors to pursue a business strategy that favors us or utilizes our assets, which could involve decisions by Hess to increase or decrease production, shut down or reconfigure its assets, pursue and grow particular markets or undertake acquisition opportunities for itself. Hess’s directors and officers have a fiduciary duty to make these decisions in the best interests of the stockholders of Hess;

•	our Sponsors and Hess Infrastructure Partners may be constrained by the terms of their respective debt instruments from taking actions, or refraining from taking actions, that may be in our best interests;

•	our partnership agreement replaces the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing its duties, limiting our general partner’s liabilities and restricting the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty;

•	except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval;

•	our general partner will determine the amount and timing of asset purchases and sales, borrowings, issuance of additional partnership securities and the creation, reduction or increase of cash reserves, each of which can affect the amount of cash that is distributed to our unitholders;

•	our general partner will determine the amount and timing of many of our cash expenditures and whether a cash expenditure is classified as an expansion capital expenditure, which would not reduce operating surplus, or a maintenance capital expenditure, which would reduce our operating surplus. This determination can affect the amount of available cash from operating surplus that is distributed to our unitholders and to our general partner, the amount of adjusted operating surplus generated in any given period and the ability of the subordinated units to convert into common units;

•	our general partner will determine which costs incurred by it are reimbursable by us;

•	our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate expiration of the subordination period;

•	our partnership agreement permits us to classify up to $ million as operating surplus, even if it is generated from asset sales, non-working capital borrowings or other sources that would otherwise constitute capital surplus. This cash may be used to fund distributions on our subordinated units or to our general partner in respect of the general partner interest or the incentive distribution rights;

•	our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf;

•	our general partner intends to limit its liability regarding our contractual and other obligations;

•	our general partner may exercise its right to call and purchase all of the common units not owned by it and its affiliates if it and its affiliates own more than 80% of the common units;

•	our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates, including our commercial agreements with Hess;

•	our general partner decides whether to retain separate counsel, accountants or others to perform services for us; and

•	our general partner, or any transferee holding incentive distribution rights, may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner’s incentive distribution rights without the approval of the conflicts committee of our board of directors, which we refer to as our conflicts committee, or our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

Under the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to our general partner or any of its affiliates, including our Sponsors, Hess Infrastructure Partners, our executive officers and directors. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. This may create actual and potential conflicts of interest between us and affiliates of our general partner and result in less than favorable treatment of us and our unitholders. Please read “Conflicts of Interest and Duties.”

Our partnership agreement requires that we distribute all of our available cash, which could limit our ability to grow and make acquisitions.

Our partnership agreement requires that we distribute all of our available cash to our unitholders. As a result, we expect to rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisitions and expansion capital expenditures. Therefore, to the extent we are unable to finance our growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we will distribute all of our available cash, our growth may not be as fast as that of businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement on our ability to issue additional units, including units ranking senior to our common units as to distributions or in liquidation or that have special voting rights and other rights, and our unitholders will have no preemptive or other rights (solely as a result of their status as unitholders) to purchase any such additional units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which, in turn, may reduce the amount of cash that we have available to distribute to our unitholders.

Affiliates of our general partner, including our Sponsors, may compete with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us.

Neither our partnership agreement nor our omnibus agreement will prohibit our Sponsors or any other affiliates of our general partner from owning assets or engaging in businesses that compete directly or indirectly with us. Under the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to our general partner or any of its affiliates, including our Sponsors and our executive officers and directors. Any such entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Consequently, our Sponsors and other affiliates of our general partner, including Hess Infrastructure Partners, may acquire, construct or dispose of additional midstream assets in the future without any obligation to offer us the opportunity to purchase any of those assets. As a result, competition from our Sponsors and other affiliates of our general partner could materially and adversely impact our results of operations and distributable cash flow.

Our partnership agreement replaces our general partner’s fiduciary duties to holders of our common units with contractual standards governing its duties.

Delaware law provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership, provided that partnership agreements may not eliminate the implied contractual covenant of good faith and fair dealing. As permitted by Delaware law, our partnership agreement contains provisions that eliminate the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law and replaces those duties with several different contractual standards. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, free of any duties to us and our unitholders other than the implied contractual covenant of good faith and fair dealing. This provision entitles our general partner to consider only the interests and factors that it desires and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. By purchasing a common unit, a unitholder is treated as having consented to the provisions in our partnership agreement, including the provisions discussed above. Please read “Conflicts of Interest and Duties—Duties of the General Partner.”

Our partnership agreement restricts the remedies available to holders of our common and subordinated units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that restrict the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty under state fiduciary duty law. For example, our partnership agreement:

•	provides that whenever our general partner makes a determination or takes, or declines to take, any other action in its capacity as our general partner, our general partner is required to make such determination, or take or decline to take such other action, in good faith, meaning that it subjectively believed that the determination or the decision to take or decline to take such action was in the best interests of our partnership, and will not be subject to any other or different standard imposed by our partnership agreement, Delaware law, or any other law, rule or regulation, or at equity;

•	provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith;

•	provides that our general partner and our officers and directors will not be liable for monetary damages to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or our officers and directors, as the case may be, acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

•	provides that our general partner will not be in breach of its obligations under our partnership agreement or its fiduciary duties to us or our limited partners if a transaction with an affiliate or the resolution of a conflict of interest is approved in accordance with, or otherwise meets the standards set forth in, our partnership agreement.

In connection with a situation involving a transaction with an affiliate or a conflict of interest, our partnership agreement provides that any determination by our general partner must be made in good faith, and that our conflicts committee and board of directors are entitled to a presumption that they acted in good faith. In any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Please read “Conflicts of Interest and Duties.”

If you are not an eligible holder, your common units may be subject to redemption.

We have adopted certain requirements regarding those investors who may own our common and subordinated units. Eligible holders are limited partners whose (a) federal income tax status is not reasonably likely to have a material adverse effect on the rates that can be charged by us on assets that are subject to regulation by the Federal Energy Regulatory Commission, or FERC, or an analogous regulatory body and (b) nationality, citizenship or other related status would not create a substantial risk of cancellation or forfeiture of any property in which we have an interest, in each case as determined by our general partner with the advice of counsel. If you are not an eligible holder, in certain circumstances as set forth in our partnership agreement, your units may be redeemed by us. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Please read “Our Partnership Agreement—Redemption of Ineligible Holders.”

Cost reimbursements, which will be determined in our general partner’s sole discretion, and fees due to our general partner and its affiliates for services provided will be substantial and will reduce the amount of cash we have available for distribution to you.

Under our partnership agreement, we are required to reimburse our general partner and its affiliates for all costs and expenses that they incur on our behalf for managing and controlling our business and operations. Except to the extent specified under our omnibus agreement and operational services agreement, our general partner determines the amount of these expenses. Under the terms of our omnibus agreement, we will be required to reimburse Hess for the provision of certain operational and administrative support services to us. We will reimburse Hess for the provision of certain maintenance, operating, administrative and construction services in support of our operations under our operational services agreement. Our general partner and its affiliates also may provide us other services for which we will be charged fees as determined by our general partner. The costs and expenses for which we are required to reimburse our general partner and its affiliates are not subject to any caps or other limits. Payments to our general partner and its affiliates will be substantial and will reduce the amount of cash we have available to distribute to unitholders.

Unitholders have very limited voting rights and, even if they are dissatisfied, they cannot initially remove our general partner without its consent.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. For example, unlike holders of stock in a public corporation, unitholders will not have “say-on-pay” advisory voting rights. Unitholders did not elect our general partner or any of the members of our board of directors and will have no right to elect our general partner or any of the members of our board of directors on an annual or other continuing basis. Our board of directors is chosen by Hess Infrastructure Partners, which is controlled by our Sponsors. Furthermore, if the unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. As a result of these limitations, the price at which our common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

The unitholders will be unable initially to remove our general partner without its consent because our general partner and its affiliates will own sufficient units upon completion of the offering to be able to prevent its removal. In addition, our general partner may only be removed for cause. “Cause” is narrowly defined under our partnership agreement to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business, so the removal of our general partner because of the unitholders’ dissatisfaction with our general partner’s performance in managing our partnership will most likely result in the termination of the subordination period. Even if cause for removal exists, the vote of the holders of at least 66 2⁄3% of all outstanding common units and subordinated units voting together as a single class is required to remove our general partner. At closing, excluding any common units purchased by our directors and executive officers and the directors and executive officers of Hess under our directed unit program, our Sponsors will collectively own         % of our total outstanding common units and subordinated units on an aggregate basis (or         % of our total outstanding common units and subordinated units on an aggregate basis if the underwriters’ option to purchase additional common units is exercised in full).

Furthermore, unitholders’ voting rights are further restricted by the partnership agreement provision providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees, and persons who acquired such units with the prior approval of our board of directors of our general partner, cannot vote on any matter.

Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Our general partner interest or the control of our general partner may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, there is no restriction in our partnership agreement on the ability of Hess Infrastructure Partners to transfer all of the partnership interests in our general partner, or all of the membership interests in Hess Midstream Partners GP LLC, the general partner of our general partner, to a third party. The new owner of our general partner or Hess Midstream Partners GP LLC would then be in a position to replace our board of directors and officers with its own choices. As a result, we could lose the provision of certain general and administrative services by Hess and its affiliates, our right of first offer to acquire our right of first offer assets from Hess Infrastructure Partners and our license to use certain Hess trademarks.

We may issue an unlimited number of additional partnership interests without unitholder approval, which would dilute unitholder interests.

Under our partnership agreement, we may, at any time, issue an unlimited number of general partner interests or limited partner interests of any type without the approval of our unitholders and our unitholders will have no preemptive or other rights (solely as a result of their status as unitholders) to purchase any such general partner interests or limited partner interests. Further, there are no limitations in our partnership agreement on our ability to issue equity securities that rank equal or senior to our common units as to distributions or in liquidation or that have special voting rights and other rights. We have agreed that, for a period of 180 days from the date of this prospectus, we will not, without the prior written consent of Goldman, Sachs & Co. and Morgan Stanley & Co. LLC, sell, transfer or otherwise dispose of any common units or any securities convertible or exchangeable for our common units, except under certain circumstances. Please read “Underwriting—Lock-Up Agreements.”

The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

•	our unitholders’ proportionate ownership interest in us will decrease;

•	the amount of cash we have available to distribute on each unit may decrease;

•	because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of our common units may decline.

The issuance by us of additional general partner interests may have the following effects, among others, if such general partner interests are issued to a person who is not an affiliate of Hess Infrastructure Partners:

•	management of our business may no longer reside solely with our current general partner; and

•	affiliates of the newly admitted general partner may compete with us, and neither that general partner nor such affiliates will have any obligation to present business opportunities to us.

Our Sponsors may sell units in the public or private markets, and such sales could have an adverse impact on the trading price of the common units.

After the completion of this offering, assuming that the underwriters do not exercise their option to purchase additional common units, our Sponsors will collectively hold              common units and              subordinated units. All of the subordinated units will convert into common units at the end of the subordination period and may convert earlier under certain circumstances. Additionally, we have agreed to provide our Sponsors with certain registration rights under applicable securities laws. Please read “Units Eligible for Future Sale” and “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions.” The sale of these units in the public or private markets could have an adverse impact on the price of the common units or on any trading market that may develop.

Our general partner’s discretion in establishing cash reserves may reduce the amount of cash we have available to distribute to unitholders.

Our partnership agreement requires our general partner to deduct from operating surplus the cash reserves that it determines are necessary to fund our future operating expenditures. In addition, our partnership agreement permits the general partner to reduce available cash by establishing cash reserves for the proper conduct of our business, to comply with applicable law or agreements to which we are a party, or to provide funds for future distributions to partners. For example, our general partner may from time to time establish cash reserves to fund future turnaround costs at our Tioga Gas Plant. Please read “Cash Distribution Policy and Restrictions on Distributions—Significant Forecast Assumptions—Turnaround Costs.” Any cash reserves established by our general partner will affect the amount of cash we have available to distribute to unitholders.

Our general partner has a limited call right that may require you to sell your common units at an undesirable time or price.

If at any time our general partner and its affiliates own more than 80% of our then-outstanding common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than their then-current market price. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. At the completion of this offering and assuming the underwriters’ option to purchase additional common units from us is not exercised, our general partner and its affiliates will own approximately         % of our common units (excluding any common units purchased by our directors and executive officers and the directors and executive officers of Hess under our directed unit program). At the end of the subordination period (which could occur as early as within the quarter ending             , 2016), assuming no additional issuances of common units by us (other than upon the conversion of the subordinated units) and the underwriters’ option to purchase additional common units from us is not exercised, our general partner and its affiliates will own approximately         % of our outstanding common units (excluding any common units purchased by our directors and executive officers and the directors and executive officers of Hess under our directed unit program) and therefore would not be able to exercise the call right at that time. For additional information about our general partner’s call right, please read “Our Partnership Agreement—Limited Call Right.”

Unitholders may have to repay distributions that were wrongfully distributed to them.

Under certain circumstances, unitholders may have to repay amounts wrongfully distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not

make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Transferees of common units are liable for the obligations of the transferor to make contributions to the partnership that are known to the transferee at the time of the transfer and for unknown obligations if the liabilities could be determined from our partnership agreement. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and you could lose all or part of your investment.

Prior to this offering, there has been no public market for our common units. After this offering, there will be only              publicly traded common units, assuming the underwriters’ option to purchase additional common units from us is not exercised. In addition, our Sponsors will collectively own              common units and              subordinated units, representing an aggregate         % limited partner interest in us (or         % if the underwriters’ option to purchase additional common units is exercised in full). We do not know the extent to which investor interest will lead to the development of an active trading market or how liquid that market might be. You may not be able to resell your common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

The initial public offering price for the common units offered hereby will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the market price of the common units that will prevail in the trading market. The market price of our common units may decline below the initial public offering price.

Our general partner, or any transferee holding incentive distribution rights, may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to its incentive distribution rights, without the approval of our conflicts committee or the holders of our common units. This could result in lower distributions to holders of our common units.

Our general partner has the right, at any time when there are no subordinated units outstanding and it has received distributions on its incentive distribution rights at the highest level to which it is entitled (48%, in addition to distributions paid on its 2% general partner interest) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our distributions at the time of the exercise of the reset election. Following a reset election, the minimum quarterly distribution will be adjusted to equal the reset minimum quarterly distribution, and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

If our general partner elects to reset the target distribution levels, it will be entitled to receive a number of common units and to maintain its 2% general partner interest. The number of common units to be issued to our general partner will be equal to that number of common units that would have entitled their holder to an average aggregate quarterly cash distribution in the prior two quarters equal to the average of the distributions to our general partner on the incentive distribution rights in such two quarters. Our general partner will also be entitled to maintain its general partner’s interest in us at the level that existed immediately prior to the reset election. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion. It is possible, however, that our general partner could exercise this reset election at a time when it is experiencing, or expects to experience, declines in the cash distributions it receives related to its incentive distribution rights and may, therefore, desire to be issued common units rather than retain the right to receive distributions based on the initial target distribution levels. This risk could be elevated if our incentive distribution rights have been transferred to a third party. As a result, a reset election may cause our common unitholders to experience a reduction in the amount of cash distributions that they would have otherwise received had we not issued new common units in connection with resetting the target distribution levels. Additionally, our general partner has the right to transfer all or any portion of our incentive distribution rights at any time, and to the extent that one or more of the transferees collectively own a majority of the incentive distribution rights, such transferees shall have the same rights as the general partner relative to resetting target distributions if our general partner concurs that the tests for resetting target distributions have been fulfilled. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—General Partner’s Right to Reset Incentive Distribution Levels.”

Increases in interest rates could adversely impact our unit price and our ability to issue additional equity, to incur debt to capture growth opportunities or for other purposes, or to make cash distributions at our intended levels.

If interest rates rise, the interest rates on future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly. As with other yield-oriented securities, our unit price is impacted by the level of our cash distributions and implied distribution yield. The distribution yield is often used by investors to compare and rank related yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in our units, and a rising interest rate environment could have an adverse impact on our unit price and our ability to issue additional equity, to incur debt to expand or for other purposes, or to make cash distributions at our intended levels.

The NYSE does not require a publicly traded limited partnership like us to comply with certain of its corporate governance requirements.

We have applied to list our common units on the NYSE. Because we will be a publicly traded limited partnership, the NYSE does not require us to have a majority of independent directors on our board of directors or to establish a compensation committee or a nominating and corporate governance committee. Additionally, any future issuance of additional common units or other securities, including to affiliates, will not be subject to the NYSE’s shareholder approval rules that apply to a corporation. Accordingly, unitholders will not have the same protections afforded to certain corporations that are subject to all of the NYSE corporate governance requirements. Please read “Management—Management of Hess Midstream Partners LP.”

Tax Risks

In addition to reading the following risk factors, you should read “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as us not being subject to a material amount of entity-level taxation by individual states. If the Internal Revenue Service, or IRS, were to treat us as a corporation for federal income tax purposes, or if we become subject to entity-level taxation for state tax purposes, our cash available for distribution to our unitholders would be substantially reduced.

The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for federal income tax purposes.

Despite the fact that we are organized as a limited partnership under Delaware law, we will be treated as a corporation for U.S. federal income tax purposes unless we satisfy a “qualifying income” requirement. Based upon our current operations, we believe we satisfy the qualifying income requirement. We have requested and received a private letter ruling from the IRS to the effect that income derived from certain agreements with affiliates of Hess constitutes qualifying income. Failing to meet the qualifying income requirement or a change in current law could cause us to be treated as a corporation for U.S. federal income tax purposes or otherwise subject us to taxation as an entity.

If we were treated as a corporation for federal income tax purposes, we would pay U.S. federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to our unitholders, likely causing a substantial reduction in the value of our common units.

Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for U.S. federal, state, local or foreign income tax purposes, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law or interpretation on us. At the state level, several states have been evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. Specifically, we will initially own assets and conduct business in Minnesota and North Dakota, neither of which currently imposes an income, franchise tax or other similar form of taxation on partnerships. In addition, we transport crude oil by rail car through a number of states, but do not anticipate being subjected to material entity-level income, franchise or similar tax in those states under current law. In the future, we may expand our operations. Imposition of state, local or foreign taxes on us in these jurisdictions or other jurisdictions that we may expand to could substantially reduce our cash available for distribution to you.

The tax treatment of publicly traded partnerships or an investment in our units could be subject to potential legislative, judicial or administrative changes or differing interpretations, possibly applied on a retroactive basis.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial changes or differing interpretations at any time. For example, the Fiscal Year 2016 Budget proposed by the President recommends that certain publicly traded partnerships earning income from activities related to fossil fuels be taxed as corporations beginning in 2021. From time to time, members of Congress propose and consider such substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships. If successful, the Obama administration’s proposal or other similar proposals could eliminate the qualifying income exception to the treatment of all publicly-traded partnerships as corporations upon which we rely for our treatment as a partnership for U.S. federal income tax purposes.

In addition, the IRS has issued proposed regulations concerning which activities give rise to qualifying income within the meaning of Section 7704 of the Internal Revenue Code. We do not believe the proposed regulations affect our ability to qualify as a publicly traded partnership. However, finalized regulations could modify the amount of our gross income that we are able to treat as qualifying income for the purposes of the qualifying income requirement.

Any modification to the U.S. federal income tax laws may be applied retroactively and could make it more difficult or impossible for us to meet the exception for certain publicly traded partnerships to be treated as partnerships for U.S. federal income tax purposes. We are unable to predict whether any of these changes or other proposals will ultimately be enacted. Any such changes could negatively impact the value of an investment in our common units.

If the IRS were to contest the federal income tax positions we take, it may adversely impact the market for our common units, and the costs of any such contest would reduce cash available for distribution to our unitholders.

We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel’s conclusions or the positions we take. A court may not agree with some or all of our counsel’s conclusions or positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. Moreover, the costs of any contest between us and the IRS will result in a reduction in cash available for distribution to our unitholders and thus will be borne indirectly by our unitholders.

Even if our unitholders do not receive any cash distributions from us, they will be required to pay taxes on their share of our taxable income.

You will be required to pay federal income taxes and, in some cases, state and local income taxes on your share of our taxable income, whether or not you receive cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax due from you with respect to that income.

Tax gain or loss on disposition of our common units could be more or less than expected.

If you sell your common units, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in those common units. Because distributions in excess of your allocable share of our net taxable income decrease your tax basis in your common units, the amount, if any, of such prior excess distributions with respect to the units you sell will, in effect, become taxable income to you if you sell such units at a price greater than your tax basis in those units, even if the price you receive is less than your original cost. Furthermore, a substantial portion of the amount realized, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder’s share of our nonrecourse liabilities, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units—Recognition of Gain or Loss” for a further discussion of the foregoing.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be subject to withholding taxes at the highest effective tax rate applicable to such non-U.S. persons, and each non-U.S. person will be required to file U.S. federal tax returns and pay tax on its share of our taxable income. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

We will treat each purchaser of common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

Because we cannot match transferors and transferees of common units and because of other reasons, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read “Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Section 754 Election” for a further discussion of the effect of the depreciation and amortization positions we adopted.

We will prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

We will prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing and proposed Treasury Regulations promulgated under the Code. The U.S. Department of the Treasury recently adopted final Treasury Regulations allowing a similar monthly simplifying convention for taxable years beginning on or after August 3, 2015. However, such regulations do not specifically authorize the use of the proration method we have currently adopted. Accordingly, our counsel is unable to opine as to the validity of this method. If the IRS were to challenge our proration method, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units—Allocations Between Transferors and Transferees.”

A unitholder whose units are the subject of a securities loan (e.g., a loan to a “short seller” to cover a short sale of units) may be considered to have disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition.

Because there are no specific rules governing the U.S. federal income tax consequence of loaning a partnership interest, a unitholder whose units are the subject of a securities loan may be considered to have disposed of the loaned units. In that case, the unitholder may no longer be treated for tax purposes as a partner with respect to those units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan, any of our income, gain, loss or deduction with respect to those units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those units could be fully taxable as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a securities loan are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units.

We have adopted certain valuation methodologies in determining a unitholder’s allocations of income, gain, loss and deduction. The IRS may challenge these methodologies or the resulting allocations, which could adversely affect the value of our common units.

In determining the items of income, gain, loss and deduction allocable to our unitholders, we must routinely determine the fair market value of our assets. Although we may, from time to time, consult with professional appraisers regarding valuation matters, we make many fair market value estimates using a methodology based on the market value of our common units as a means to measure the fair market value of our assets. The IRS may challenge these valuation methods and the resulting allocations of income, gain, loss and deduction.

A successful IRS challenge to these methods or allocations could adversely affect the timing or amount of taxable income or loss being allocated to our unitholders. It also could affect the amount of gain from our unitholders’ sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to our unitholders’ tax returns without the benefit of additional deductions.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

We will be considered to have terminated for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Immediately following this offering, our Sponsors and our general partner will collectively own         % of the total interests in our capital and profits, assuming the underwriters do not exercise their option to purchase additional common units. Therefore, a transfer by our Sponsors and our general partner of all or a portion of their interests in us could, in conjunction with the trading of common units held by the public, result in a termination of our partnership for federal income tax purposes. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once.

Our termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns for one calendar year and could result in a significant deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a calendar year, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in taxable income for the unitholder’s taxable year that includes our termination. Our termination would not affect our classification as a partnership for federal income tax purposes, but it would result in our being treated as a new partnership for U.S. federal income tax purposes following the termination. If we were treated as a new partnership, we would be required to make new tax elections and could be subject to penalties if we were unable to determine that a termination occurred. The IRS has announced a relief procedure whereby if a publicly traded partnership that has technically terminated requests and the IRS grants special relief, among other things, the partnership may be permitted to provide only a single Schedule K-1 to unitholders for the two short tax periods included in the year in which the termination occurs. Please read “Material U.S. Federal Income Tax Consequences —Disposition of Units—Constructive Termination” for a discussion of the consequences of our termination for federal income tax purposes.

Our unitholders will likely be subject to state and local taxes and income tax return filing requirements in jurisdictions where they do not live as a result of investing in our common units.

In addition to U.S. federal income taxes, our unitholders may be subject to other taxes, including foreign, state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we conduct business or own property now or in the future, even if they do not live in any of those jurisdictions. We will initially own assets and conduct business in Minnesota and North Dakota, each of which currently imposes a personal income tax on individuals, corporations and other entities and requires us to report certain tax information for unitholders. In addition, we transport crude oil by rail car through a number of states, which may also seek to impose an income tax on individuals, corporations and other entities on income earned in those states and may require us to report certain tax information for unitholders.

As we make acquisitions or expand our business, we may own assets or conduct business in additional states that impose a personal income tax. It is each unitholder’s responsibility to file all U.S. federal, foreign, state and local tax returns. Further, our unitholders may be subject to penalties for failure to comply with those requirements. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our common units.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $             million from the sale of common units offered by this prospectus based on an assumed initial public offering price of $             per common unit (the mid-point of the price range set forth on the cover of this prospectus), after deducting underwriting discounts, structuring fees and estimated offering expenses. Our estimate assumes the underwriters’ option to purchase additional common units from us is not exercised. We intend to use the net proceeds from this offering as follows:

•	approximately $ million will be distributed to our Sponsors;

•	approximately $ million will be retained for general partnership purposes, including to fund expansion capital expenditures and our working capital needs; and

•	$ million will be used to pay revolving credit facility origination fees.

Pursuant to our contribution agreement, approximately $             million of the cash distributed to our Sponsors will first be contributed to HTGP Opco and Logistics Opco in exchange for partnership interests in those entities. HTGP Opco and Logistics Opco will place this amount on deposit with us and this amount has been included in the distribution to our Sponsors described above. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Contribution Agreement.”

If and to the extent the underwriters exercise their option to purchase additional common units, the number of common units purchased by the underwriters pursuant to any exercise will be sold to the public, and any remaining common units not purchased by the underwriters pursuant to any exercise of the option will be issued to our Sponsors at the expiration of the option period for no additional consideration. If the underwriters exercise their option to purchase additional common units in full, the additional net proceeds to us would be approximately $             million (based on the mid-point of the price range set forth on the cover of this prospectus), after deducting underwriting discounts. We will use any net proceeds from the exercise of the underwriters’ option to purchase additional common units from us to make an additional cash distribution to our Sponsors.

An increase or decrease in the initial public offering price of $1.00 per common unit would cause the net proceeds from this offering, after deducting underwriting discounts, structuring fees and offering expenses, to increase or decrease by approximately $             million (or $             million if the underwriters’ option to purchase additional common units is exercised in full). In the event of any such increase or decrease in the net proceeds from this offering, the cash distribution to our Sponsors from the proceeds of this offering will increase or decrease, as applicable, by a corresponding amount.

CAPITALIZATION

The following table shows:

•	the historical cash and cash equivalents and capitalization of our Predecessor as of June 30, 2015; and

•	our pro forma capitalization as of June 30, 2015, giving effect to the pro forma adjustments described in our unaudited pro forma condensed combined financial statements included elsewhere in this prospectus, including this offering and the application of the net proceeds of this offering in the manner described under “Use of Proceeds” and the other transactions described under “Prospectus Summary—The Transactions.”

This table is derived from, should be read together with and is qualified in its entirety by reference to the historical combined financial statements and the accompanying notes and the unaudited pro forma condensed combined financial statements and the accompanying notes included elsewhere in this prospectus.

As of June 30, 2015
(in millions)	Historical	Pro forma(1)
(unaudited)
Cash and cash equivalents	$—	$

Debt:
Long-term debt—affiliate (including current maturities)	—

Total debt	—

Net parent investment / partners’ capital(2):
Net parent investment	1,283.6
Held by public:
Common units	—
Held by Hess:
Common units	—
Subordinated units	—
Held by GIP:
Common units
Subordinated units
Held by Hess Infrastructure Partners:
General Partner interest	—
Noncontrolling interest	—

Total net parent investment / partners’ capital	1,283.6

Total capitalization	$1,283.6	$

(1)	Assumes the mid-point of the price range set forth on the cover of this prospectus.
(2)	Assumes the underwriters’ option to purchase additional common units from us is not exercised.

DILUTION

Dilution is the amount by which the offering price per common unit in this offering will exceed the pro forma net tangible book value per unit after the offering. On a pro forma basis as of                     , after giving effect to the offering of common units and the related transactions, our net tangible book value was approximately $             million, or $             per unit. Purchasers of common units in this offering will experience substantial and immediate dilution in pro forma net tangible book value per common unit for financial accounting purposes, as illustrated in the following table.

Assumed initial public offering price per common unit(1)		$
Pro forma net tangible book value per unit before this offering(2)	$
Less: Distribution to Hess Infrastructure Partners(3)
Increase in net tangible book value per unit attributable to purchasers in this offering

Less: Pro forma net tangible book value per unit after this offering(4)

Immediate dilution in net tangible book value per common unit to purchasers in this offering(5)(6)		$

(1)	The mid-point of the price range set forth on the cover of this prospectus.
(2)	Determined by dividing the number of units ( common units, subordinated units and the 2% general partner interest, which has a dilutive effect equivalent to units) to be issued to the general partner and its affiliates for their contribution of assets and liabilities to us into the pro forma net tangible book value of the contributed assets and liabilities, of $ million.
(3)	Determined by dividing our expected distribution of $ million to our Sponsors in connection with this offering by the number of units ( common units, subordinated units and the 2% general partner interest) to be issued to the general partner and its affiliates for its contribution of assets and liabilities to us.
(4)	Determined by dividing our pro forma net tangible book value, after giving effect to the application of the net proceeds of this offering, of $ million, by the number of units to be outstanding after this offering ( common units, subordinated units and the 2% general partner interest, which has a dilutive effect equivalent to units) and the application of the related net proceeds.
(5)	If the initial public offering price were to increase or decrease by $1.00 per common unit, then dilution in net tangible book value per common unit would equal $ and $ , respectively.
(6)	Assumes the underwriters’ option to purchase additional common units from us is not exercised. If the underwriters’ option to purchase additional common units from us is exercised in full, the immediate dilution in net tangible book value per common unit to purchasers in this offering would be $ .

The following table sets forth the number of units that we will issue and the total consideration contributed to us by the general partner and its affiliates in respect of their units and by the purchasers of common units in this offering upon consummation of the transactions contemplated by this prospectus.

	Units acquired		Total consideration
	Number	%	Amount	%
(in millions)
General partner and its affiliates(1)(2)(3)		%	$	%
Purchasers in this offering		%		%

Total		100.0%	$	100.0%

(1)	Upon the consummation of the transactions contemplated by this prospectus, our general partner and its affiliates will own common units, subordinated units and a 2% general partner interest having a dilutive effect equivalent to units.
(2)	Assumes the underwriters’ option to purchase additional common units from us is not exercised.
(3)	The assets contributed by the general partner and its affiliates were recorded at historical cost in accordance with GAAP. Book value of the consideration provided by our general partner and its affiliates, as of June 30, 2015, was $ million. At the closing of this offering, we intend to make a distribution of $ million to our Sponsors.

CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

The following discussion of our cash distribution policy should be read in conjunction with the specific assumptions included in this section. In addition, “Forward-Looking Statements” and “Risk Factors” should be read for information regarding statements that do not relate strictly to historical or current facts and regarding certain risks inherent in our business.

For additional information regarding our historical and pro forma results of operations, please refer to our historical combined financial statements and the accompanying notes and the unaudited pro forma combined financial statements and the accompanying notes included elsewhere in this prospectus.

General

Rationale for Our Cash Distribution Policy

Our partnership agreement requires that we distribute all of our available cash quarterly. This requirement forms the basis of our cash distribution policy and reflects a basic judgment that our unitholders will be better served by distributing our available cash rather than retaining it, because, among other reasons, we believe we will generally finance any expansion capital expenditures from external financing sources. Under our current cash distribution policy, we intend to make a minimum quarterly distribution to the holders of our common units and subordinated units of $             per unit, or $             per unit on an annualized basis, to the extent we have sufficient available cash after the establishment of cash reserves and the payment of costs and expenses, including the payment of expenses to our general partner. Other than the requirement in our partnership agreement to distribute all of our available cash each quarter, we have no legal obligation to make quarterly cash distributions in this or any other amount, and our general partner has considerable discretion to determine the amount of our available cash each quarter. Any quarterly distribution we make must generally be approved by our board of directors, including at least one Hess director and one GIP director; however, Hess and GIP have agreed that, in the unlikely event that we do not receive such approval, then our general partner may approve, by a simple majority vote of our board of directors, a distribution for such quarter in an amount that represents an increase in our per-unit distribution over the immediately preceding quarterly distribution, to the extent we have sufficient available cash. In such an event, the Hess directors have sufficient voting power to approve any such increase. Any such distribution would not necessarily be indicative of, or reflect a change in, our then-current cash distribution policy. Our general partner may change our cash distribution policy at any time, subject to the requirement in our partnership agreement to distribute all of our available cash quarterly. Generally, our available cash is our (1) cash on hand at the end of a quarter after the payment of our expenses and the establishment of cash reserves and (2) cash on hand resulting from working capital borrowings made after the end of the quarter. Because we are not subject to an entity-level federal income tax, we expect to have more cash to distribute than would be the case if we were subject to federal income tax. If we do not generate sufficient available cash from our operations, we may, but are under no obligation to, borrow funds to pay the minimum quarterly distribution to our unitholders.

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

Although our partnership agreement requires that we distribute all of our available cash quarterly, there is no guarantee that we will make quarterly cash distributions to our unitholders at our minimum quarterly distribution rate or at any other rate, and we have no legal obligation to do so. Our current cash distribution policy is subject to certain restrictions, as well as the considerable discretion of our general partner in determining the amount of our available cash each quarter. The following factors will affect our ability to make cash distributions, as well as the amount of any cash distributions we make:

•

Our cash distribution policy will be subject to restrictions on cash distributions under our revolving credit facility, which we expect will prohibit us, until such time that we have an investment grade credit rating, from making cash distributions while an event of default has occurred and is continuing under the facility, notwithstanding our cash distribution policy. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital Resources and Liquidity—Revolving Credit Facility.”

•	The amount of cash that we distribute and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement. Specifically, our general partner will have the authority to establish cash reserves for the prudent conduct of our business and for future cash distributions to our unitholders, and the establishment of or increase in those reserves could result in a reduction in cash distributions from levels we currently anticipate pursuant to our stated cash distribution policy. Any decision to establish cash reserves made by our general partner in good faith will be binding on our unitholders.

•	Any quarterly distribution we make must generally be approved by our board of directors, including at least one Hess director and one GIP director; however, Hess and GIP have agreed that, in the unlikely event that we do not receive such approval, then our general partner may approve, by a simple majority vote of our board of directors, a distribution for such quarter in an amount that represents an increase in our per-unit distribution over the immediately preceding quarterly distribution, to the extent we have sufficient available cash. In such an event, the Hess directors have sufficient voting power to approve any such increase. This agreement between Hess and GIP does not modify the provisions in our partnership agreement related to our distribution of available cash, and any such distribution would not necessarily be indicative of, or reflect a change in, our then-current cash distribution policy. We are not legally obligated to make a distribution in such increased amount or in any other amount in any quarter, subject to the obligation under our partnership agreement to distribute all of our available cash each quarter.

•	While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including the provisions requiring us to make cash distributions, may be amended. During the subordination period our partnership agreement may not be amended without the approval of our public common unitholders, except in a limited number of circumstances when our general partner can amend our partnership agreement without any unitholder approval. For a description of these limited circumstances, please read “Our Partnership Agreement—Amendment of Our Partnership Agreement—No unitholder approval.” However, after the subordination period has ended, our partnership agreement may be amended with the consent of our general partner and the approval of a majority of the outstanding common units, including common units owned by our general partner and its affiliates. At the closing of this offering, Hess Infrastructure Partners will own our general partner, and our Sponsors will collectively own % of our total outstanding common units and subordinated units on an aggregate basis (or % of our total outstanding common units and subordinated units on an aggregate basis if the underwriters’ option to purchase additional common units is exercised in full).

•	Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, we may not make a distribution if the distribution would cause our liabilities to exceed the fair value of our assets.

•	We may lack sufficient cash to pay distributions to our unitholders due to cash flow shortfalls attributable to a number of operational, commercial or other factors as well as increases in our operating and maintenance or general and administrative expenses, principal and interest payments on our debt, tax expenses, working capital requirements and anticipated cash needs. Our available cash is directly impacted by our cash expenses necessary to run our business and will be reduced dollar-for-dollar to the extent such uses of cash increase. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Available Cash.”

•	Our ability to make cash distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute cash to us. The ability of our subsidiaries to make cash distributions to us may be restricted by, among other things, the provisions of future indebtedness, applicable state partnership and limited liability company laws and other laws and regulations.

•	If and to the extent our available cash materially declines from quarter to quarter, we may elect to change our current cash distribution policy and reduce the amount of our quarterly distributions in order to service or repay our debt or fund expansion capital expenditures.

To the extent that our general partner determines not to distribute the full minimum quarterly distribution on our common units with respect to any quarter during the subordination period, the common units will accrue an arrearage equal to the difference between the minimum quarterly distribution and the amount of the distribution actually paid on the common units with respect to that quarter. The aggregate amount of any such arrearages must be paid on the common units before any distributions of available cash from operating surplus may be made on the subordinated units and before any subordinated units may convert into common units. The subordinated units will not accrue any arrearages. Any shortfall in the payment of the minimum quarterly distribution on the common units with respect to any quarter during the subordination period may decrease the likelihood that our quarterly distribution rate would increase in subsequent quarters. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordinated Units and Subordination Period.”

Our Ability to Grow Is Dependent on Our Ability to Access External Expansion Capital

Our partnership agreement requires us to distribute all of our available cash to our unitholders on a quarterly basis. As a result, we expect that we will rely primarily upon our cash reserves and external financing sources, including borrowings under our revolving credit facility and the issuance of debt and equity securities, to fund future acquisitions and other expansion capital expenditures. To the extent we are unable to finance growth with external sources of capital, the requirement in our partnership agreement to distribute all of our available cash and our current cash distribution policy will significantly impair our ability to grow. In addition, because we will distribute all of our available cash, our growth may not be as fast as businesses that reinvest all of their available cash to expand ongoing operations. We expect that our revolving credit facility will restrict our ability to incur additional debt, including through the issuance of debt securities. Please read “Risk Factors—Risks Related to Our Business—Restrictions in our revolving credit facility could adversely affect our business, financial condition, results of operations, ability to make cash distributions to our unitholders and the value of our units.” To the extent we issue additional units, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our cash distributions per unit. There are no limitations in our partnership agreement on our ability to issue additional units, including units ranking senior to our common units, and our unitholders will have no preemptive or other rights (solely as a result of their status as unitholders) to purchase any such additional units. If we incur additional debt (under our revolving credit facility or otherwise) to finance our growth strategy, we will have increased interest expense, which in turn will reduce the available cash that we have to distribute to our unitholders.

Our Minimum Quarterly Distribution

Upon the consummation of this offering, our partnership agreement will provide for a minimum quarterly distribution of $             per unit for each whole quarter, or $             per unit on an annualized basis. Our ability to make cash distributions at the minimum quarterly distribution rate will be subject to the factors described above under “—General—Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy.” Quarterly distributions, if any, will be made within 45 days after the end of each calendar quarter to holders of record on or about the first day of each such month in which such distributions are made. We do not expect to make distributions for the period that begins on

            , 2015, and ends on the day prior to the closing of this offering. We will adjust the amount of our first distribution for the period from the closing of this offering through             , 2015, based on the actual length of the period.

The amount of available cash needed to pay the minimum quarterly distribution on all of our common units and subordinated units and the corresponding distributions on our general partner’s 2% interest immediately after this offering for one quarter and on an annualized basis (assuming no exercise and full exercise of the underwriters’ option to purchase additional common units) is summarized in the table below:

	No exercise of option to purchase additional common units			Full exercise of option to purchase additional common units
	Aggregate minimum quarterly distributions			Aggregate minimum quarterly distributions
	Number of units	One quarter	Annualized (four quarters)	Number of units	One quarter	Annualized (four quarters)
		(in millions)			(in millions)
Publicly held common units		$	$		$	$
Common units held by Sponsors
Subordinated units held by Sponsors
General partner interest

Total		$	$		$	$

As of the date of this offering, our general partner will be entitled to 2% of all distributions that we make prior to our liquidation. Our general partner’s initial 2% interest in these distributions may be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us in order to maintain its initial 2% general partner interest. Our general partner will also initially hold all of the incentive distribution rights, which entitle the holder to increasing percentages, up to a maximum of 48%, of the cash we distribute in excess of $             per unit per quarter.

During the subordination period, before we make any quarterly distributions to our subordinated unitholders, our common unitholders are entitled to receive payment of the full minimum quarterly distribution for such quarter plus any arrearages in distributions of the minimum quarterly distribution from prior quarters. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordinated Units and Subordination Period.” We cannot guarantee, however, that we will pay distributions on our common units at our minimum quarterly distribution rate or at any other rate in any quarter.

Although holders of our common units may pursue judicial action to enforce provisions of our partnership agreement, including those related to requirements to make cash distributions as described above, our partnership agreement provides that any determination made by our general partner in its capacity as our general partner must be made in good faith and that any such determination will not be subject to any other standard imposed by the Delaware Act or any other law, rule or regulation or at equity. Our partnership agreement provides that, in order for a determination by our general partner to be made in “good faith,” our general partner must subjectively believe that the determination is in the best interests of our partnership. In making such determination, our general partner may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to us. Please read “Conflicts of Interest and Duties.”

The provision in our partnership agreement requiring us to distribute all of our available cash quarterly may not be modified without amending our partnership agreement; however, as described above, the actual amount of our cash distributions for any quarter is subject to fluctuations based on the amount of cash we generate from our business, the amount of reserves our general partner establishes in accordance with our partnership agreement and the amount of available cash from working capital borrowings.

Additionally, our general partner may reduce the minimum quarterly distribution and the target distribution levels if legislation is enacted or modified that results in our becoming taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes. In such an event, the minimum quarterly distribution and the target distribution levels may be reduced proportionately by the percentage decrease in our available cash resulting from the estimated tax liability we would incur in the quarter in which such legislation is effective. The minimum quarterly distribution will also be proportionately adjusted in the event of any distribution, combination or subdivision of common units in accordance with the partnership agreement, or in the event of a distribution of available cash from capital surplus. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels.” The minimum quarterly distribution is also subject to adjustment if the holder(s) of the incentive distribution rights (initially only our general partner) elect to reset the target distribution levels related to the incentive distribution rights. In connection with any such reset, the minimum quarterly distribution will be reset to an amount equal to the average cash distribution amount per common unit for the two quarters immediately preceding the reset. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—General Partner’s Right to Reset Incentive Distribution Levels.”

In the sections that follow, we present in detail the basis for our belief that we will be able to fully fund our annualized minimum quarterly distribution of $             per unit for the twelve months ending September 30, 2016. In those sections, we present two tables, consisting of:

•	“Unaudited Pro Forma Distributable Cash Flow,” in which we present the amount of distributable cash flow we would have generated on a pro forma basis for the twelve months ended June 30, 2015 and the year ended December 31, 2014, derived from our unaudited pro forma condensed combined financial statements that are included in this prospectus, as adjusted to give pro forma effect to this offering and the related formation transactions; and

•	“Estimated Distributable Cash Flow for the Twelve Months Ending September 30, 2016,” in which we provide our estimated forecast of our ability to generate sufficient distributable cash flow to support the payment of the minimum quarterly distribution on all units and the corresponding distributions on our general partner’s 2% interest for the twelve months ending September 30, 2016.

Unaudited Pro Forma Distributable Cash Flow for the Twelve Months Ended June 30, 2015 and the Year Ended December 31, 2014

If we had completed the transactions contemplated in this prospectus on January 1, 2014, pro forma distributable cash flow for the twelve months ended June 30, 2015 and the year ended December 31, 2014 would have been $54.1 million and $31.9 million, respectively. We must generate $             million of distributable cash flow to pay the aggregate minimum quarterly distribution on all of our outstanding common and subordinated units and the corresponding distributions on our general partner’s 2% interest following this offering. The amount of distributable cash flow we generated during the twelve months ended June 30, 2015 on a pro forma basis would have been sufficient to pay         % of the aggregate annualized minimum quarterly distribution of $             per unit on our common units and the corresponding distributions on our general partner’s 2% interest and         % of the aggregate annualized minimum quarterly distribution on our subordinated units and the corresponding distributions on our general partner’s 2% interest for such period. On a pro forma basis, we would have had a shortfall for              of the four quarters during the twelve months ended June 30, 2015. The amount of distributable cash flow we generated during the year ended December 31, 2014 on a pro forma basis would have been sufficient to pay         % of the aggregate annualized minimum quarterly

distribution of $             per unit on our common units and the corresponding distributions on our general partner’s 2% interest and         % of the aggregate annualized minimum quarterly distribution on our subordinated units and the corresponding distributions on our general partner’s 2% interest for such period. On a pro forma basis, we would have had a shortfall for              of the four quarters during the year ended December 31, 2014.

We based the pro forma adjustments upon currently available information and specific estimates and assumptions. The pro forma amounts below do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of the date indicated. In addition, distributable cash flow is primarily a cash accounting concept, while our unaudited pro forma condensed combined financial statements have been prepared on an accrual basis. As a result, you should view the amount of pro forma distributable cash flow only as a general indication of the amount of distributable cash flow that we might have generated had this offering and the other transactions contemplated in this prospectus been consummated on January 1, 2014.

The following table illustrates, on a pro forma basis, for the twelve months ended June 30, 2015 and the year ended December 31, 2014, the amount of cash that would have been available for distribution to our unitholders and our general partner, assuming in each case that this offering and the other transactions contemplated in this prospectus had been consummated on January 1, 2014.

Hess Midstream Partners LP

Unaudited Pro Forma Distributable Cash Flow

	Twelve Months Ended June 30, 2015		Year Ended December 31, 2014
(in millions)
Pro forma net income(1)		$111.8		$50.5
Less:
Net income attributable to Hess Infrastructure Partners(2)(3)		73.8		31.4

Pro forma net income attributable to Hess Midstream Partners LP		38.0		19.1
Plus:
Net income attributable to Hess Infrastructure Partners(2)(3)		73.8		31.4
Depreciation expense		53.8		44.4
Interest expense(4)		1.2		1.2

Pro forma Adjusted EBITDA(5)		166.8		96.1
Less:
Pro forma Adjusted EBITDA attributable to Hess Infrastructure Partners(2)(3)		108.7		60.1

Pro Forma Adjusted EBITDA attributable to Hess Midstream Partners LP		58.1		36.0
Less:
Cash interest paid(4)		0.6		0.6
Maintenance capital expenditures(6)(7)		6.1		4.4
Expansion capital expenditures(6)(7)		14.3		60.2
Incremental costs of being a separate publicly traded partnership(8)		5.0		5.0
Plus:
Adjustments related to minimum volume commitments(9)		1.6		1.5
Funding for maintenance capital expenditures(10)		6.1		4.4
Funding for expansion capital expenditures(10)		14.3		60.2

Pro forma Distributable Cash Flow attributable to Hess Midstream Partners LP		$54.1		$31.9

Distributions to public unitholders	$		$
Distributions to Sponsors—common units
Distributions to Sponsors—subordinated units
Distributions to our general partner

Total distributions

Excess (shortfall) of Pro Forma Distributable Cash flow over (below) aggregate minimum distributions	$		$

(1)	See our unaudited pro forma condensed combined financial statements included elsewhere in this prospectus for an explanation of the adjustments used to derive pro forma net income. Pro forma net income for the year ended December 31, 2014 reflects reduced operations at our Tioga Gas Plant, which was shut down from late November 2013 to late March 2014 for a large-scale expansion, refurbishment and optimization project. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting the Comparability of our Financial Results—Tioga Gas Plant Expansion”.
(2)	Reflects net income attributable to Hess Infrastructure Partners’ 70% noncontrolling economic interest in HTGP Opco and 50% noncontrolling economic interest in Logistics Opco. See our unaudited pro forma condensed combined financial statements and Adjusted EBITDA reconciliation below for further discussion.
(3)	The following table reconciles net income attributable to Hess Infrastructure Partners to Adjusted EBITDA attributable to Hess Infrastructure Partners. These adjustments exclude interest expense and certain incremental costs of being a publicly traded partnership discussed in footnotes (4) and (8) below. These costs are assumed to be our responsibility and do not reduce the earnings to Hess Infrastructure Partners associated with Hess Infrastructure Partners’ retained ownership interests in HTGP Opco and Logistics Opco:

	Twelve Months Ended June 30, 2015			Year Ended December 31, 2014
(in millions)	HTGP Opco	Logistics Opco	Combined	HTGP Opco	Logistics Opco	Combined
Net income (loss) attributable to Hess Infrastructure Partners:	$61.4	$12.4	$73.8	$21.4	$10.0	$31.4
Add:
Depreciation expense:	28.4	6.5	34.9	23.0	5.7	28.7
Interest expense	—	—	—	—	—	—
Income tax expense	—	—	—	—	—	—

Adjusted EBITDA attributable to Hess Infrastructure Partners	$89.8	$18.9	$108.7	$44.4	$15.7	$60.1

(4)	Interest expense and cash interest paid both include facility fees that would have been paid by our Predecessor had our revolving credit facility been in place during the year presented. Interest expense also includes the amortization of origination fees under our revolving credit facility. We do not expect to have any borrowings under our new revolving credit facility immediately following the closing of this offering.
(5)	For a definition of the non-GAAP financial measure of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to our most directly comparable financial measures calculated and presented in accordance with GAAP, please read “Selected Historical and Pro Forma Condensed Combined Financial and Operating Data—Non-GAAP Financial Measure.”
(6)	Historically, we did not make a distinction between maintenance capital expenditures and expansion capital expenditures in the same way as will be required under our partnership agreement. We believe that the amount of maintenance capital expenditures shown above approximates, but may not precisely reflect, the maintenance capital expenditures we would have recorded in accordance with our partnership agreement for the twelve months ended June 30, 2015 and the year ended December 31, 2014. Approximately $4.5 million of maintenance capital expenditures attributable to us over the twelve months ended June 30, 2015 relate to certain one-time expenditures at the Tioga Rail Terminal for projects that have since been completed. For a discussion of maintenance and expansion capital expenditures, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Capital Expenditures.”
(7)	Represents capital expenditures attributable to our 30% controlling economic interest in HTGP Opco, 50% controlling economic interest in Logistics Opco and 100% interest in Mentor Holdings.
(8)	Reflects our estimated share of an aggregate of approximately $5.0 million in estimated incremental general and administrative expense we expect to incur as a publicly traded partnership, including expenses associated with SEC reporting requirements, tax return and Schedule K-1 preparation and distribution, NYSE listing fees, independent auditor fees, registrar and transfer agent fees, director and officer liability insurance premiums and independent director compensation.
(9)	This adjustment reflects aggregate shortfall fees of approximately $1.6 million and $1.5 million attributable to our 30% controlling economic interest in HTGP Opco and our 50% controlling economic interest in Logistics Opco, that we received under our commercial agreements because Hess did not satisfy its minimum volume commitment with respect to volumes delivered to our Tioga Gas Plant under our gas processing and fractionation agreement during the fourth quarter of 2014, and with respect to volumes under our terminal and export services agreement during the third and fourth quarters of 2014 and the first quarter of 2015. Under each of our commercial agreements with Hess other than our storage services agreement, Hess is obligated to deliver minimum volumes of crude oil, natural gas and NGLs, as applicable, to us on a quarterly basis. Hess’s minimum volume commitments under our gas processing and fractionation agreement and terminal and export services agreement (other than for crude oil transportation services) are equal to 80% of Hess’s nominations in each development plan and apply on a three-year rolling basis. Hess’s minimum volume commitment for crude oil transportation services under our terminal and export services agreement are equal to 90% of Hess’s nominations in each development plan. If Hess fails to deliver its applicable minimum volume commitment under any commercial agreement during any quarter, then Hess will pay us a shortfall fee equal to the volume of the deficiency multiplied by the relevant fee under such commercial agreement. The amount of any shortfall fee paid by Hess may be applied as a credit for any volumes delivered to us under such commercial agreement in excess of Hess’s nominated volumes during any of the following four quarters after such credit is earned, after which time any unused credits will expire. For purposes of calculating estimated distributable cash flow, the quarterly shortfall fee is included in distributable cash flow when we receive the cash, but will not be recognized as revenue until the credits expire or such credit is earned in accordance with GAAP. See our combined financial statements for the year ended December 31, 2014 for a further discussion on our revenue recognition accounting policy.
(10)	Historically, maintenance capital expenditures and expansion capital expenditures were funded by Hess.

Estimated Distributable Cash Flow for the Twelve Months Ending September 30, 2016

We forecast our estimated distributable cash flow for the twelve months ending September 30, 2016, will be approximately $65.1 million. This amount would exceed by $             million the amount needed to pay the aggregate annualized minimum quarterly distribution of $             million on all of our outstanding common and subordinated units and the corresponding distributions on our general partner’s 2% interest for the twelve months ending September 30, 2016. The number of outstanding units on which we have based our belief does not include any common units that may be issued under the long-term incentive plan that our general partner will adopt prior to the closing of this offering.

We have not historically made public projections as to future operations, earnings or other results. However, our management has prepared the forecast of estimated distributable cash flow for the twelve months ending September 30, 2016, and related assumptions set forth below to substantiate our belief that we will have sufficient available cash to pay the minimum quarterly distribution to all our unitholders and the corresponding distributions on our general partner’s 2% interest for the twelve months ending September 30, 2016. Please read below under “—Significant Forecast Assumptions” for further information as to the assumptions we have made for the financial forecast. This forecast is a forward-looking statement and should be read together with our historical and unaudited pro forma combined financial statements and the accompanying notes included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” This forecast was not prepared with a view toward complying with the published guidelines of the SEC or guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, was prepared on a reasonable basis. It reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the assumptions on which we base our view that we can generate sufficient distributable cash flow to pay the minimum quarterly distribution to all our unitholders and the corresponding distributions on our general partner’s 2% interest for the forecasted period. However, this information is not fact and should not be relied upon as being necessarily indicative of our future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information.

The prospective financial information included in this registration statement has been prepared by, and is the responsibility of, our management. Ernst & Young LLP has neither compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP report included in this registration statement relates to our historical financial information. It does not extend to the prospective financial information and should not be read to do so.

When considering our financial forecast, you should keep in mind the risk factors and other cautionary statements under “Risk Factors.” Any of the risks discussed in this prospectus, to the extent they are realized, could cause our actual results of operations to vary significantly from those that would enable us to generate our estimated distributable cash flow.

We do not undertake any obligation to release publicly the results of any future revisions we may make to the forecast or to update this forecast to reflect events or circumstances after the date of this prospectus. Therefore, you are cautioned not to place undue reliance on this prospective financial information.

Hess Midstream Partners LP

Estimated Distributable Cash Flow (1)

	Twelve Months Ending September 30, 2016		Three Months Ending
(in millions)			December 31, 2015		March 31, 2016		June 30, 2016		September 30, 2016
Revenues		$424.6		$103.1		$105.7		$105.6		$110.2
Costs and expenses:
Operating and maintenance expenses		212.7		49.7		53.7		53.1		56.2
Depreciation expense		60.3		14.1		15.1		15.5		15.6
General and administrative expenses(2)		8.7		2.2		2.1		2.2		2.2

Total costs and expenses		281.7		66.0		70.9		70.8		74.0

Income from operations		142.9		37.1		34.8		34.8		36.2
Interest expense(3)		1.3		0.3		0.3		0.3		0.4

Net income		141.6		36.8		34.5		34.5		35.8
Less:
Net income attributable to Hess Infrastructure Partners(4)(5)		97.6		25.2		23.5		24.0		24.9

Net income attributable to Hess Midstream Partners LP		44.0		11.6		11.0		10.5		10.9
Plus:
Net income attributable to Hess Infrastructure Partners(4)(5)		97.6		25.2		23.5		24.0		24.9
Depreciation expense		60.3		14.1		15.1		15.5		15.6
Interest expense(3)		1.3		0.3		0.3		0.3		0.4

Estimated Adjusted EBITDA(6)		203.2		51.2		49.9		50.3		51.8
Less:
Estimated Adjusted EBITDA attributable to Hess Infrastructure Partners(4)(5)		136.1		34.3		33.2		33.8		34.8

Estimated Adjusted EBITDA attributable to Hess Midstream Partners LP		67.1		16.9		16.7		16.5		17.0
Less:
Adjustments related to minimum volume commitments(7)		1.2		1.1		0.1		—		—
Cash interest paid(3)		0.8		0.2		0.2		0.2		0.2
Maintenance capital expenditures(8)		1.3		—		0.3		0.6		0.4
Expansion capital expenditures(8)		23.3		3.7		5.9		9.1		4.6
Plus:
Maintenance capital expenditures funded by Hess Infrastructure Partners(9)		1.3		—		0.3		0.6		0.4
Funding for expansion capital expenditures(10)		23.3		3.7		5.9		9.1		4.6

Estimated distributable cash flow attributable to Hess Midstream Partners LP		$65.1		$15.6		$16.4		$16.3		$16.8

Distributions to public common unitholders(11)	$		$		$		$		$
Distributions to Sponsors—common units
Distributions to Sponsors—subordinated units
Distributions to our general partner

Total distributions	$		$		$		$		$

Excess of Estimated Distributable Cash Flow over aggregate minimum quarterly distributions	$		$		$		$		$

(1)	Unless otherwise noted, amounts represent 100% of the results of operations of our Processing and Storage and our Logistics businesses. See our Predecessor’s combined financial statements for further discussion related to our controlling interests in HTGP Opco and Logistics Opco.
(2)	Includes approximately $5.0 million in estimated incremental general and administrative expense we expect to incur as a publicly traded partnership, including expenses associated with SEC reporting requirements, tax return and Schedule K-1 preparation and distribution, NYSE listing fees, independent auditor fees, registrar and transfer agent fees, director and officer liability insurance premiums and independent director compensation.
(3)	Interest expense and cash interest paid both include facility fees under our revolving credit facility, as well as interest expense on borrowings under our revolving credit facility to fund a portion of our expansion capital expenditures. Interest expense also includes the amortization of origination fees under our revolving credit facility.
(4)	Reflects net income attributable to Hess Infrastructure Partners’ 70% noncontrolling economic interest in HTGP Opco and 50% noncontrolling economic interest in Logistics Opco. See our unaudited pro forma condensed combined financial statements included elsewhere in this prospectus and the Adjusted EBITDA reconciliation below for further discussion.
(5)	The following table reconciles net income attributable to Hess Infrastructure Partners to Adjusted EBITDA attributable to Hess Infrastructure Partners. These adjustments exclude certain incremental costs of being a publicly traded partnership and the interest expense discussed in Notes (2) and (3) above, respectively. These costs are assumed to be our responsibility and do not reduce the earnings to Hess Infrastructure Partners associated with Hess Infrastructure Partners’ retained ownership interests in HTGP Opco and Logistics Opco.

	Twelve Months Ending September 30, 2016
(in millions)	HTGP Opco	Logistics Opco	Combined
Net income attributable to Hess Infrastructure Partners	$83.9	$13.7	$97.6
Add:
Depreciation expense	29.7	8.8	38.5
Interest expense	—	—	—
Income tax expense	—	—	—

Adjusted EBITDA attributable to Hess Infrastructure Partners	$113.6	$22.5	$136.1

(6)	For a definition of the non-GAAP financial measure of Adjusted EBITDA, please read “Selected Historical and Pro Forma Condensed Combined Financial and Operating Data—Non-GAAP Financial Measure.”
(7)	This adjustment reflects aggregate shortfall fees of approximately $1.1 million and $0.1 million attributable to our 30% controlling economic interest in HTGP Opco and our 50% controlling economic interest in Logistics Opco, respectively, that we received under our commercial agreements because Hess did not satisfy its minimum volume commitment with respect to volumes delivered to our Tioga Gas Plant under our gas processing and fractionation agreement during the fourth quarter of 2014, and with respect to volumes under our terminal and export services agreement during the fourth quarter of 2014 and the first quarter of 2015. Under each of our commercial agreements with Hess other than our storage services agreement, Hess is obligated to deliver minimum volumes of crude oil, natural gas and NGLs, as applicable, to us on a quarterly basis. Hess’s minimum volume commitments under our gas processing and fractionation agreement and terminal and export services agreement (other than for crude oil transportation services) are equal to 80% of Hess’s nominations in each development plan and apply on a three-year rolling basis. Hess’s minimum volume commitment for crude oil transportation services under our terminal and export services agreement are equal to 90% of Hess’s nominations in each development plan. If Hess fails to deliver its applicable minimum volume commitment under any commercial agreement during any quarter, then Hess will pay us a shortfall fee equal to the volume of the deficiency multiplied by the relevant fee under such commercial agreement. The amount of any shortfall fee paid by Hess may be applied as a credit for any volumes delivered to us under such commercial agreement in excess of Hess’s nominated volumes during any of the following four quarters after such credit is earned, after which time any unused credits will expire. For purposes of calculating estimated distributable cash flow, the quarterly shortfall fee is included in distributable cash flow when we receive the cash, but will not be recognized as revenue until the credits expire or such credit is earned in accordance with GAAP. See our combined financial statements for the year ended December 31, 2014 for a further discussion on our revenue recognition accounting policy.
(8)	Represents capital expenditures attributable to our 30% controlling economic interest in HTGP Opco, 50% controlling economic interest in Logistics Opco and 100% interest in Mentor Holdings.
(9)	Under our contribution agreement, Hess Infrastructure Partners will agree to bear the full cost of capital expenditures related to certain identified projects associated with our initial assets to the extent such projects are commenced prior to the second anniversary of the closing of this offering. In addition, Hess Infrastructure Partners will bear the cost of any unanticipated maintenance capital expenditures incurred by HTGP Opco, Logistics Opco and Mentor Holdings, on a 100% basis, during the twelve months ending September 30, 2016, up to a maximum of $10 million. As a result, we expect that Hess Infrastructure Partners will bear the cost of all maintenance capital expenditures that we will incur during the twelve months ending September 30, 2016. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions— Contribution Agreement.”
(10)	We expect to fund our expansion capital expenditures through a combination of the proceeds retained from this offering and borrowings under our revolving credit facility. For the twelve months ending September 30, 2016, we estimate that we will incur approximately $14 million of borrowings under our revolving credit facility to fund expansion capital expenditures.
(11)	The number of outstanding units on which we base our forecasted distributions to public common unitholders does not include any common units that may be issued under the long-term incentive plan that our general partner will adopt prior to the closing of this offering.

Significant Forecast Assumptions

The forecast has been prepared by and is the responsibility of management. The forecast reflects our judgment as of the date of this prospectus of conditions we expect to exist and the course of action we expect to take during the twelve months ending September 30, 2016. The forecast is based on a number of assumptions that are subject to change. Please read “Risk Factors—Risks Related to Our Business—Hess currently accounts for substantially all of our revenues. If Hess changes its business strategy, is unable for any reason, including financial or other limitations, to satisfy its obligations under our commercial agreements or delivers only its minimum commitment under our commercial agreements to us, our revenues would decline and our financial condition, results of operations, cash flows, and ability to make distributions to our unitholders could be materially and adversely affected.”

While the assumptions discussed below are not all-inclusive, they include those that we believe are material to our forecasted results of operations, and any assumptions not discussed below were not deemed to be material. We believe we have a reasonable and objective basis for these assumptions. We believe our actual results of operations will approximate those reflected in our forecast, but we can give no assurance that our forecasted results will be achieved. There will likely be differences between our forecast and our actual results and those differences could be material. If the forecasted results are not achieved, we may not be able to make cash distributions on our common units at the minimum quarterly distribution rate or at all.

General Considerations

As discussed in this prospectus, substantially all of our revenues and a significant portion of our expenses will be determined by contractual arrangements that we have entered into or will enter into with Hess as of the closing of this offering. Accordingly, our forecasted results are not directly comparable with our historical results. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting the Comparability of Our Financial Results.” Substantially all of our revenues will be derived from long-term, fee-based commercial agreements with Hess that include minimum volume commitments. Please read “Business—Our Commercial Agreements with Hess.”

Revenues

We estimate that we will generate revenues of $424.6 million for the twelve months ending September 30, 2016, compared with revenues of $349.4 million for the twelve months ended June 30, 2015 and $269.7 million for the year ended December 31, 2014, each on a pro forma basis. This amount represents the forecasted revenues attributable to 100% of the operations of HTGP Opco, Logistics Opco and Mentor Holdings following the closing of this offering. We own a 30% economic interest in HTGP Opco, a 50% economic interest in Logistics Opco and a 100% interest in Mentor Holdings. Based on our assumptions for the twelve months ending September 30, 2016, we expect substantially all of our revenues will be generated by fees paid by Hess under our commercial agreements. We expect approximately 85% of our forecasted revenues to be supported by Hess’s minimum volume commitments under our commercial agreements.

Our forecasted throughput volumes are based on Hess’s actual nominations under our commercial agreements as part of the 2015 updated development plan, as adjusted by our management for operational and other risks. The forecasted throughput volumes include volumes associated with Hess’s net entitlement in its operated properties, as well as volumes that we expect Hess will purchase from its working interest and royalty owners and other third parties. Hess’s development plan is subject to change based on, among other things, the effects of changing commodity prices and production margins, Hess’s ability to successfully increase its Bakken production and the inherent uncertainties of future productions rates, and there is no assurance that Hess’s development plan will not change during the forecast period or in subsequent periods. Please read “Risk Factors—Risks Related to Our Business— Hess currently accounts for substantially all of our revenues. If Hess changes its business strategy, is unable for any reason, including financial or other limitations, to satisfy its obligations under our commercial agreements or delivers only its minimum commitment under our commercial agreements to us, our revenues would decline and our financial condition, results of operations, cash flows and ability to make distributions to our unitholders could be materially and adversely affected.”

The following table compares forecasted throughput volumes for the twelve months ending September 30, 2016, to actual throughput volumes for the twelve months ended June 30, 2015 and Hess’s minimum volume commitments under our commercial agreements for the twelve months ending September 30, 2016:

	Actual Throughput Volumes for the Twelve Months Ended	Forecasted Throughput Volumes for the Twelve Months Ending	Hess’s Minimum Volume Commitments for the Twelve Months Ending
	June 30, 2015	September 30, 2016	September 30, 2016
Processing and Storage
Tioga Gas Plant
Processing and Fractionation (MMcf/d)	169	212	173
Transportation (MMcf/d)	35	49	N/A
Compression (MMcf/d)	—	1	N/A
Mentor Storage Terminal
Propane throughput (MBbl/d)	1	1	N/A
Logistics
Crude oil terminaling (MBbl/d)	74	85	75
Crude oil rail loading (MBbl/d)	46	48	41
Crude oil transportation (MBbl/d)	40	46	45
NGL rail loading (MBbl/d)	10	15	15

Processing and Storage.    We estimate that our total processing and storage revenues for the twelve months ending September 30, 2016 will be $224.5 million, compared with $175.6 million for the twelve months ended June 30, 2015 and $112.9 million for the year ended December 31, 2014, each on a pro forma basis. The estimated increase in revenues for the twelve months ending September 30, 2016 compared to the twelve months ended June 30, 2015 is primarily attributable to increased volumes and improved operational performance.

Logistics.    We estimate that our logistics revenues for the twelve months ending September 30, 2016, will be $200.1 million, compared with $173.8 million for the twelve months ended June 30, 2015 and $156.8 million for the year ended December 31, 2014, each on a pro forma basis. The estimated increase in revenues for the twelve months ending September 30, 2016 compared to the twelve months ended June 30, 2015 is expected to be primarily attributable to the following:

•	Crude oil terminaling. We are forecasting increased revenue from our crude oil terminaling operations at the Tioga Rail Terminal and Ramberg Truck Facility due to additional trucked and gathered volumes from Hess and additional volumes throughput by Hess that are purchased from other third parties.

•

Crude oil rail loading and transportation services.    Our forecast assumes increased revenue from our crude oil rail loading and transportation operations due to the increased throughput volumes discussed above. Our forecast includes no incremental revenue attributable to our new rail cars under our prepaid forward purchase and sales agreement in 2015, but does include incremental revenue attributable to some of our new rail cars beginning on January 1, 2016. For more information regarding our prepaid forward purchase and sales agreement with

Hess, please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Prepaid Forward Purchase and Sales Agreement.”

•	NGL rail loading. We are forecasting increased revenue from our NGL rail loading operations following a full year of operations for a new NGL loading rack that was placed into service during the third and fourth quarters of 2014, combined with increased NGL production from the Tioga Gas Plant due to improved operations from the recently completed Tioga Gas Plant expansion, refurbishment and optimization project combined with increased volumes.

Operating and Maintenance Expense

Our operating and maintenance expenses include expenses charged to us under our operational services agreement with Hess, as well as repairs and maintenance expenses, utility, power and other operating costs.

Processing and Storage.    We estimate that we will incur operating and maintenance expense of $58.5 million for the twelve months ending September 30, 2016, compared with $45.0 million for the twelve months ended June 30, 2015 and $46.0 million for the year ended December 31, 2014, each on a pro forma basis. The estimated increase in operating and maintenance expense compared to the twelve months ended June 30, 2015 is primarily attributable to the increase in volumes from Hess and the resulting increase in third-party and affiliate operating services and routine maintenance expenses. We currently pass electricity costs at the Tioga Gas Plant directly through to our customers and recognize revenues by an amount equal to the costs.

Logistics.    We estimate that we will incur operating and maintenance expense of $154.2 million for the twelve months ending September 30, 2016, compared with $133.9 million for the twelve months ended June 30, 2015 and $124.8 million for the year ended December 31, 2014, each on a pro forma basis. The estimated increase in operating and maintenance expense for the twelve months ending September 30, 2016 compared to the twelve months ended June 30, 2015 is primarily attributable to an expected increase in third-party rail transportation fees due to an expected increase in throughput volumes, as well as an expected increase in third-party and affiliate operating services and maintenance expenses due to expanded operations at our logistics facilities. The estimated increase is also attributable to an expected increase in direct costs associated with operating our expanded logistics facilities, such as additional service contractors and planned routine maintenance. We currently pass third-party rail transportation fees directly through to our customers and recognize revenues by an amount equal to the costs.

Depreciation Expense

Processing and Storage.    We estimate that our depreciation expense will be $42.6 million for the twelve months ending September 30, 2016, compared with $40.6 million for the twelve months ended June 30, 2015 and $33.0 million for the year ended December 31, 2014, each on a pro forma basis. The estimated increase in depreciation expense for the twelve months ending September 30, 2016 is primarily attributable to increased assets placed in service.

Logistics.    We estimate that our depreciation expense will be $17.7 million for the twelve months ending September 30, 2016, compared with $13.2 million for the twelve months ended June 30, 2015 and $11.4 million for the year ended December 31, 2014, each on a pro forma basis. The estimated increase in depreciation expense compared to the twelve months ended June 30, 2015 is primarily attributable to the installation of 16 new NGL loading arms and additional equipment at the Tioga Rail

Terminal that were placed in service during the third and fourth quarters of 2014. Additionally, we forecast increased depreciation expense associated with the delivery of additional rail cars under our prepaid forward purchase and sales agreement with Hess, under which we have the contractual right to receive an additional 550 crude oil rail cars. We have forecasted that all 550 additional rail cars will be placed into service by end of the first quarter of 2016.

General and Administrative Expenses

We estimate that our total general and administrative expenses will be $8.7 million for the twelve months ending September 30, 2016, compared with $3.7 million for the twelve months ended June 30, 2015 and $2.8 million for the year ended December 31, 2014, each on a pro forma basis. The estimated increase in general and administrative expenses compared to the twelve months ended June 30, 2015 is expected to be attributable to approximately $5.0 million of estimated incremental annual expenses as a result of being a separate publicly traded partnership. These expenses include costs associated with SEC reporting requirements, tax returns, Schedule K-1 preparation and distribution, NYSE listing fees, independent auditor fees, registrar and transfer agent fees, director and officer liability insurance premiums and independent director compensation.

Financing

We estimate interest expense will be $1.3 million for the twelve months ending September 30, 2016 based on the following assumptions:

•	we will incur interest expense attributable to borrowings under our revolving credit facility to fund a portion of our expansion capital expenditures during the twelve-month forecast period;

•	our interest expense will include amortization of origination fees related to our revolving credit facility;

•	our interest expense will include quarterly facility fees, based on the terms of our revolving credit facility, based on the capacity of our revolving credit facility; and

•	we will remain in compliance with the financial and other covenants in our revolving credit facility.

Capital Expenditures

We estimate that our total capital expenditures, based on our 30% economic interest in HTGP Opco, our 50% economic interest in Logistics Opco and our 100% interest in Mentor Holdings, will be $24.6 million for the twelve months ending September 30, 2016, compared with $20.4 million for the twelve months ended June 30, 2015 and $64.6 million for the year ended December 31, 2014, each on a pro forma basis. This estimate is based on the following assumptions:

•

Maintenance capital expenditures.    We estimate that maintenance capital expenditures will be $1.3 million for the twelve months ending September 30, 2016. Maintenance capital expenditures were $6.1 million for the twelve months ended June 30, 2015. Maintenance capital expenditures were $4.4 million for the year ended December 31, 2014. Approximately $4.5 million of maintenance capital expenditures attributable to us over the twelve months ended June 30, 2015 relate to certain one-time expenditures at the Tioga Rail Terminal for projects that have since been completed. We expect that maintenance capital expenditures for the twelve months ending September 30, 2016 will be primarily attributable to routine maintenance and service on our assets. Under our contribution agreement, Hess Infrastructure Partners will agree to bear the full cost of capital expenditures related to certain identified projects associated with our initial assets to the extent such projects are commenced prior to the second anniversary of the closing of this offering. In addition, Hess Infrastructure Partners will bear all costs associated with retrofitting our existing railcars to comply with recently adopted regulations. Hess Infrastructure Partners will also bear the cost of any unanticipated maintenance capital expenditures incurred by HTGP Opco, Logistics Opco and Mentor Holdings, on a 100% basis, during the twelve months ending September 30, 2016, up to a maximum of $10 million. As a result, we have forecasted that Hess Infrastructure Partners will bear the cost of all of the maintenance capital expenditures we expect to incur during the twelve months ending September 30, 2016.

•	Expansion capital expenditures. We estimate that expansion capital expenditures will be $23.3 million for the twelve months ending September 30, 2016. Expansion capital expenditures were $14.3 million for the twelve months ended June 30, 2015 and were primarily attributable to trailing costs related to the completion of our Tioga Gas Plant’s expansion, refurbishment and optimization project, construction of a CNG terminal at the Tioga Gas Plant and the completion of the Ramberg Truck Facility expansion and truck offloading projects. Expansion capital expenditures were $60.2 million for the year ended December 31, 2014.

We expect to make expansion capital expenditures during the twelve months ending September 30, 2016 to capture anticipated additional volumes attributable to Hess’s Bakken operations as well as related capital projects being undertaken by Hess Infrastructure Partners. Hess Infrastructure Partners continues to build out its gathering systems to add incremental compression and pump capacity in support of Hess’s development activities. Hess Infrastructure Partners recently commenced the construction of facilities and the reconfiguration of pipelines in McKenzie and Williams Counties that are expected to increase its throughput capacity for crude oil and natural gas originating from south of the Missouri River and moving northward to our natural gas processing and crude oil and NGL logistics assets in Tioga and Ramberg. Hess Infrastructure Partners currently expects these projects to be fully in service in 2017 at a total cost of approximately $425 million, all of which will have been funded by Hess Infrastructure Partners. As these projects are completed, we expect to handle natural gas and crude oil volumes that are currently unable to access our facilities directly.

Specifically, we expect that our expansion capital expenditures for the twelve months ending September 30, 2016 will include the following:

•	evaluation of debottlenecking options at the Tioga Gas Plant to increase the plant’s processing capacity from 250 MMcf/d to 300 MMcf/d in support of anticipated increased contractual nominations;

•	construction of additional rail car ladder tracks to accommodate loading NGL unit trains at the Tioga Rail Terminal in order to support an expected increase in the processing capacity of the Tioga Gas Plant;

•	construction of an additional propane storage sphere at the Tioga Gas Plant to accommodate an expected increase in the processing capacity of the Tioga Gas Plant and to facilitate the loading of NGL unit trains;

•	reconfiguration and addition of transfer pumps to facilitate the handling of increasing crude oil inlet nominations, including volumes originating from south of the Missouri River, to the Ramberg Truck Facility, to connect new pipeline redelivery points at the facility and to increase redelivery capacity to the Tioga Rail Terminal to accommodate sustained loading rates of two unit trains per day; and

•	installation of additional facilities at the Tioga Gas Plant to enable the reinjection of propane into the residue gas product stream if requested by customers.

Following the closing of this offering, we expect that we will fund expansion capital expenditures through a combination of proceeds retained from this offering and borrowings under our revolving credit facility. We have no obligation to pay any additional amounts for the purchase of the rail cars we will receive from Hess under our prepaid forward purchase and sales agreement with Hess. As a result, we have not forecasted any expansion capital expenditures associated with any new crude oil rail cars that we will receive starting in the fourth quarter of 2015. For more information regarding Hess Infrastructure Partners’ obligation to reimburse us for certain capital expenditures under our contribution agreement and Hess’s obligation to deliver additional crude oil rail cars to us, please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions.”

Turnaround Costs

As part of our ongoing activities to maintain current capacity, our Tioga Gas Plant periodically undergoes planned major maintenance activities, known as turnarounds. As the Tioga Gas Plant only recently completed its large-scale expansion, refurbishment and optimization project in early 2014, we expect that the next turnaround of the Tioga Gas Plant will occur in 2019. In the future, we may from time to time reserve a portion of our operating cash flows to fund these turnaround costs as these are incurred in future periods. We have not forecasted any reserves associated with turnaround costs for the twelve months ending September 30, 2016.

Regulatory, Industry, Economic and Other Factors

Our forecast of distributable cash flow for the twelve months ending September 30, 2016, is based on the following significant assumptions related to regulatory, industry, economic and other factors:

•	there will not be any new federal, state or local regulation, or any interpretation of existing regulation, in the portions of the energy industries in which we, Hess or Hess Infrastructure Partners operate that will be materially adverse to our business;

•	there will not be any material accidents, weather-related incidents, unscheduled downtime or similar unanticipated events with respect to our assets, Hess’s assets or Hess Infrastructure Partners’ assets;

•	there will not be a shortage of skilled labor;

•	there will not be any material adverse changes in the midstream energy sector or market or overall economic conditions; and

•	Hess will not default under any of our commercial agreements or reduce, suspend or terminate its obligations, nor will any events occur that would be deemed a force majeure event, under such agreements.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions of Available Cash

General

Our partnership agreement requires that, within 45 days after the end of each quarter, beginning with the quarter ending             , 2015, we distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the amount of our distribution for the period from the closing of this offering through             , 2015, based on the actual length of the period.

Definition of available cash

Available cash generally means, for any quarter, all cash and cash equivalents on hand at the end of that quarter:

•	less, the amount of cash reserves established by our general partner to:

•	provide for the proper conduct of our business (including reserves for our future capital expenditures, future acquisitions, anticipated future debt service requirements and refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing related to FERC rate proceedings or rate proceedings under applicable law subsequent to that quarter);

•	comply with applicable law, any of our or our subsidiaries’ debt instruments or other agreements; or

•	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for distributions if the effect of the establishment of such reserves will prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter);

•	plus, if our general partner so determines, all or any portion of the cash (i) on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter or (ii) available to be borrowed as a working capital borrowing as of the date of determination of available cash with respect to such quarter.

The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter to pay distributions to unitholders. Under our partnership agreement, working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners and with the intent of the borrower to repay such borrowings within twelve months with funds other than from additional working capital borrowings.

Intent to distribute the minimum quarterly distribution

Under our current cash distribution policy, we intend to make a minimum quarterly distribution to the holders of our common units and subordinated units of $             per unit, or $             per unit on an annualized basis, to the extent we have sufficient available cash after the establishment of cash reserves and the payment of costs and expenses, including reimbursements of expenses to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution on our units in any quarter. The amount of distributions paid under our cash distribution policy and the decision to make any distribution will be determined by our general partner, taking into consideration the terms of our partnership agreement. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital Resources and Liquidity—Revolving Credit Facility” for a discussion of the restrictions included in our revolving credit facility that may restrict our ability to make distributions.

General partner interest and incentive distribution rights

Initially, our general partner will be entitled to 2% of all quarterly distributions from inception that we make prior to our liquidation. This general partner interest will be represented by a 2% general partner interest. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest. The general partner’s initial 2% interest in these distributions will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest (other than the issuance of common units upon any exercise by the underwriters of their option to purchase additional common units in this offering).

Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 48%, of the available cash we distribute from operating surplus (as defined below) in excess of $             per unit per quarter. The maximum distribution of 48% does not include any distributions that our general partner or its affiliates may receive on common or subordinated units or the 2% general partner interest that they own. Please read “—General Partner Interest and Incentive Distribution Rights” for additional information.

Operating Surplus and Capital Surplus

General

All cash distributed to unitholders will be characterized as either being paid from “operating surplus” or “capital surplus.” We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Operating surplus

We define operating surplus as:

•	$ million (as described below); plus

•	all of our cash receipts after the closing of this offering, excluding cash from interim capital transactions (as defined below) and the termination of hedge contracts, provided that cash receipts from the termination of a commodity hedge or interest rate hedge prior to its specified termination date shall be included in operating surplus in equal quarterly installments over the remaining scheduled life of such commodity hedge or interest rate hedge; plus

•	working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

•	cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued, other than equity issued in this offering, to finance all or a portion of expansion capital expenditures in respect of the period from the date that we enter into a binding obligation to commence the construction, development, replacement, improvement or expansion of a capital asset and ending on the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; less

•	all of our operating expenditures (as defined below) after the closing of this offering; less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such 12-month period with the proceeds of additional working capital borrowings.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by operations. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $             million of cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures (as described below) and thus reduce operating surplus when repayments are made. However, if working capital borrowings, which increase operating surplus, are not repaid during the twelve-month period following the borrowing, they will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowings are in fact repaid, they will not be treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

We define interim capital transactions as (1) borrowings, refinancings or refundings of indebtedness (other than working capital borrowings and items purchased on open account or for a deferred purchase price in the ordinary course of business) and sales of debt securities, (2) issuances of equity securities, (3) sales or other dispositions of assets, other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and sales or other dispositions of assets as part of normal asset retirements or replacements, and (4) capital contributions received by us and our subsidiaries.

We define operating expenditures as all of our cash expenditures, including, but not limited to, taxes, reimbursements of expenses of our general partner and its affiliates, officer, director and employee compensation, debt service payments, payments made in the ordinary course of business under interest rate hedge contracts and commodity hedge contracts (provided that payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its settlement or termination date specified therein will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract and amounts paid in connection with the initial purchase of a rate hedge contract or a commodity hedge contract will be amortized at the life of such rate hedge contract or commodity hedge contract), maintenance capital expenditures (as discussed in further detail below), and repayment of working capital borrowings; provided, however, that operating expenditures will not include:

•	repayments of working capital borrowings where such borrowings have previously been deemed to have been repaid (as described above);

•	payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than working capital borrowings;

•	expansion capital expenditures;

•	payment of transaction expenses (including taxes) relating to interim capital transactions;

•	distributions to our partners;

•	repurchases of partnership interests (excluding repurchases we make to satisfy obligations under employee benefit plans); or

•	any other expenditures or payments using the proceeds of this offering that are described in “Use of Proceeds.”

Capital surplus

Capital surplus is defined in our partnership agreement as any distribution of available cash in excess of our cumulative operating surplus. Accordingly, except as described above, capital surplus would generally be generated by:

•	borrowings other than working capital borrowings;

•	sales of our equity and debt securities;

•	sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets; and

•	capital contributions received.

Characterization of cash distributions

All available cash distributed by us on any date from any source will be treated as distributed from operating surplus until the sum of all available cash distributed by us since the closing of this offering equals the operating surplus from the closing of this offering through the end of the quarter immediately preceding that distribution. We anticipate that distributions from operating surplus will generally not represent a return of capital. However, operating surplus, as defined in our partnership agreement, includes certain components, including a $             million cash basket, that represent non-operating sources of cash. Consequently, it is possible that all or a portion of specific distributions from operating surplus may represent a return of capital. Any available cash distributed by us in excess of our cumulative operating surplus will be deemed to be capital surplus under our partnership agreement. Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering and as a return of capital. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our operating capacity, operating income or revenue. Examples of maintenance capital expenditures are expenditures to repair, refurbish or replace existing assets, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations.

Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating capacity, operating income or revenue over the long term. Examples of expansion capital expenditures include the acquisition of equipment, or the construction, development or acquisition of additional capacity, to the extent such capital expenditures are expected to expand our long-term operating capacity, operating income or revenue. Expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of expansion capital expenditures in respect of the period from the date that we enter into a binding obligation to commence the construction, development, replacement, improvement or expansion of a capital asset and ending on the earlier to occur of the date that such capital improvement commences commercial service and the date that such capital improvement is abandoned or disposed of.

Capital expenditures that are made in part for maintenance capital purposes and in part for expansion capital purposes will be allocated between maintenance capital expenditures and expansion capital expenditures as determined by our general partner.

Subordinated Units and Subordination Period

General

Our partnership agreement provides that, during the subordination period (which we define below), the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $             per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters. Furthermore, no arrearages will accrue or be payable on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that, during the subordination period, there will be available cash to be distributed on the common units.

Subordination period

Except as described below, the subordination period will begin on the closing date of this offering and will extend until the first business day following the distribution of available cash in respect of any quarter beginning with the quarter ending             , 2018, that each of the following tests are met:

•	distributions of available cash from operating surplus on each of the outstanding common units and subordinated units and the corresponding distributions on our general partner’s 2% interest equaled or exceeded $ (the annualized minimum quarterly distribution), for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•	the adjusted operating surplus (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of $ (the annualized minimum quarterly distribution) on all of the outstanding common units and subordinated units and the corresponding distributions on our general partner’s 2% interest during those periods on a fully diluted basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

Early termination of the subordination period

Notwithstanding the foregoing, the subordination period will automatically terminate on the first business day following the distribution of available cash in respect of any quarter, beginning with the quarter ending             , 2016, that each of the following tests are met:

•	distributions of available cash from operating surplus on each of the outstanding common units and subordinated units and the corresponding distributions on our general partner’s 2% interest

equaled or exceeded $             (150% of the annualized minimum quarterly distribution), plus the related distributions on the incentive distribution rights, for the four-quarter period immediately preceding that date;

•	the adjusted operating surplus (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of (1) $ (150% of the annualized minimum quarterly distribution) on all of the outstanding common units and subordinated units and the corresponding distributions on our general partner’s 2% interest during that period on a fully diluted basis and (2) the corresponding distributions on the incentive distribution rights; and

•	there are no arrearages in payment of the minimum quarterly distributions on the common units.

Expiration of the subordination period

When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will thereafter participate pro rata with the other common units in distributions of available cash.

Adjusted operating surplus

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net drawdowns of reserves of cash established in prior periods. Adjusted operating surplus for a period consists of:

•	operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the first bullet under the caption “—Operating Surplus and Capital Surplus—Operating surplus” above); less

•	any net increase in working capital borrowings with respect to that period; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to that period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Distributions of Available Cash From Operating Surplus During the Subordination Period

We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•	first, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•	second, 98% to the common unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•	third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

Distributions of Available Cash From Operating Surplus After the Subordination Period

We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

General Partner Interest and Incentive Distribution Rights

Our partnership agreement provides that our general partner initially will be entitled to 2% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us in order to maintain its 2% general partner interest if we issue additional units. Our general partner’s 2% interest, and the percentage of our cash distributions to which it is entitled from such 2% interest, will be proportionately reduced if we issue additional units in the future (other than the issuance of common units upon any exercise by the underwriters of their option to purchase additional common units in this offering, the issuance of common units upon conversion of outstanding subordinated units or the issuance of common units upon a reset of the incentive distribution rights) and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2% general partner interest. Our partnership agreement does not require that our general partner fund its capital contribution with cash. Our general partner may instead fund its capital contribution by the contribution to us of common units or other property.

Incentive distribution rights represent the right to receive an increasing percentage (13%, 23% and 48%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest.

The following discussion assumes that our general partner maintains its 2% general partner interest, and that our general partner continues to own the incentive distribution rights.

If for any quarter:

•	we have distributed available cash from operating surplus to the common unitholders and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to our general partner, until each unitholder receives a total of $ per unit for that quarter (the “first target distribution”);

•	second, 85% to all unitholders, pro rata, and 15% to our general partner, until each unitholder receives a total of $ per unit for that quarter (the “second target distribution”);

•	third, 75% to all unitholders, pro rata, and 25% to our general partner, until each unitholder receives a total of $ per unit for that quarter (the “third target distribution”); and

•	thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

Percentage Allocations of Available Cash from Operating Surplus

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under “Marginal percentage interest in distributions” are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total quarterly distribution per unit target amount.” The percentage interests shown for our unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 2% general partner interest and assume that our general partner has contributed any additional capital necessary to maintain its 2% general partner interest, our general partner has not transferred its incentive distribution rights and that there are no arrearages on common units.

	Total quarterly distribution per unit target amount		Marginal percentage interest in distributions
			Unitholders	General Partner
Minimum Quarterly Distribution	$		98%	2%
First Target Distribution	above $	up to $	98%	2%
Second Target Distribution	above $	up to $	85%	15%
Third Target Distribution	above $	up to $	75%	25%
Thereafter	above $		50%	50%

General Partner’s Right to Reset Incentive Distribution Levels

Our general partner, as the initial holder of our incentive distribution rights, has the right under our partnership agreement, subject to certain conditions, to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and target distribution levels upon which the incentive distribution payments to our general partner would be set. If our general partner transfers all or a portion of the incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following discussion assumes that our general partner holds all of the incentive distribution rights at the time that a reset election is made. Our general partner’s right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to our general partner are based may be exercised, without approval of our unitholders or our conflicts committee, at any time when there are no subordinated units outstanding, we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distributions for each of the four consecutive fiscal quarters immediately preceding such time and the amount of each such distribution did not exceed adjusted operating surplus for such quarter. If our general partner and its affiliates are not the holders of a majority of the incentive distribution rights at the time an election is made to reset the minimum quarterly distribution amount and the target distribution levels, then the proposed reset will be subject to the prior written concurrence of the general partner that the conditions described above have been satisfied. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that the holder of the incentive distribution rights will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target distributions prior to the reset, our general partner will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received by our general partner for the two quarters immediately preceding the reset event as compared to the average cash distributions per common unit during that two-quarter period. In addition, our general partner will maintain its general partner’s interest in us immediately prior to the reset election.

The number of common units that our general partner (or the then-holder of the incentive distribution rights, if other than our general partner) would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the average aggregate amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the aggregate amount of cash distributed per common unit during each of these two quarters.

Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•	first, 98% to all unitholders, pro rata, and 2% to our general partner, until each unitholder receives an amount equal to 115% of the reset minimum quarterly distribution for that quarter;

•	second, 85% to all unitholders, pro rata, and 15% to our general partner, until each unitholder receives an amount per unit equal to 125% of the reset minimum quarterly distribution for the quarter;

•	third, 75% to all unitholders, pro rata, and 25% to our general partner, until each unitholder receives an amount per unit equal to 150% of the reset minimum quarterly distribution for the quarter; and

•	thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner at various cash distribution levels (1) pursuant to the cash distribution provisions of our partnership agreement in effect at the completion of this offering, as well as (2) following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumption that the average quarterly cash distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $            .

		Marginal percentage interest in distributions			Quarterly distribution per unit following hypothetical reset
	Quarterly distribution per unit prior to reset	Common unitholders	General partner interest	Incentive distribution rights
Minimum Quarterly Distribution		$98%	2%	—	$
First Target Distribution	above $ up to $	98%	2%	—	above $ up to $
Second Target Distribution	above $ up to $	85%	2%	13%	above $ up to $
Third Target Distribution	above $ up to $	75%	2%	23%	above $ up to $
Thereafter	above $	50%	2%	48%	above $

(1)	This amount is 115% of the hypothetical reset minimum quarterly distribution.
(2)	This amount is 125% of the hypothetical reset minimum quarterly distribution.
(3)	This amount is 150% of the hypothetical reset minimum quarterly distribution.

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and our general partner, including in respect of incentive distribution rights, based on an average of the amounts distributed for the two quarters immediately prior to the reset. The table assumes that immediately prior to the reset there would be              common units outstanding, our general partner’s 2% interest has been maintained, and the average distribution to each common unit would be $              per quarter for the two consecutive non-overlapping quarters prior to the reset.

	Quarterly distribution per unit prior to reset	Cash distributions to common unitholders prior to reset	Cash distribution to general partner prior to reset				Total distributions
			Common units	2% General partner interest	Incentive distribution rights	Total
Minimum Quarterly Distribution	$	$	$—	$	$	$	$
First Target Distribution	above $ up to $		—
Second Target Distribution	above $ up to $		—
Third Target Distribution	above $ up to $		—
Thereafter	above $		—

		$	$—	$	$	$	$

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and the general partner, including in respect of incentive distribution rights, with respect to the quarter after the reset occurs. The table reflects that, as a result of the reset, there would be              common units outstanding, our general partner has maintained its 2% general partner interest, and that the average distribution to each common unit would be $            . The number of common units issued as a result of the reset was calculated by dividing (x) $             as the average of the amounts received by the general partner in respect of its incentive distribution rights for the two consecutive non-overlapping quarters prior to the reset as shown in the table above, by (y) the average of the cash distributions made on each common unit per quarter for the two consecutive non-overlapping quarters prior to the reset as shown in the table above, or $            .

	Quarterly distribution per unit after reset	Cash distributions to common unitholders after reset	Cash distribution to general partner after reset				Total distributions
			Common units	2% General partner interest	Incentive distribution rights	Total
Minimum Quarterly Distribution	$	$	$	$	$	$	$
First Target Distribution	above $ up to $
Second Target Distribution	above $ up to $
Third Target Distribution	above $ up to $
Thereafter	above $

		$	$	$	$	$	$

Our general partner will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the immediately preceding four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Distributions from Capital Surplus

How distributions from capital surplus will be made

We will make distributions of available cash from capital surplus, if any, in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit that was issued in this offering, an amount of available cash from capital surplus equal to the initial public offering price in this offering;

•	second, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the outstanding common units; and

•	thereafter, as if they were from operating surplus.

The preceding discussion is based on the assumptions that our general partner maintains its 2% general partner interest and that we do not issue additional classes of equity securities.

Effect of a distribution from capital surplus

Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price.

Because distributions of capital surplus will reduce the minimum quarterly distribution after any of these distributions are made, the effects of distributions of capital surplus may make it easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we distribute capital surplus on a unit issued in this offering in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero. Then, after distributing an amount of capital surplus for each common unit equal to any unpaid arrearages of the minimum quarterly distributions on outstanding common units, we will then make all future distributions from operating surplus, with 50% being paid to the unitholders, pro rata, and 2% to our general partner and 48% to the holder of our incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the minimum quarterly distribution;

•	target distribution levels;

•	the unrecovered initial unit price; and

•	the arrearages per common unit in payment of the minimum quarterly distribution on the common units.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level, and each subordinated unit would be split into two units. We will not make any adjustment by reason of the issuance of additional units for cash or property (including additional common units issued under any compensation or benefit plans).

In addition, if legislation is enacted or if the official interpretation of existing law is modified by a governmental authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels for each quarter may be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter payable by reason of such legislation or interpretation) and the denominator of which is the sum of available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter payable by reason of such legislation or interpretation) plus our general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference may be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

General

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

Manner of adjustments for gain

The manner of the adjustment for gain is set forth in our partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to our partners in the following manner:

•	first, to our general partner to the extent of any negative balance in its capital account;

•	second, 98% to the common unitholders, pro rata, and 2% to our general partner, until the capital account for each common unit is equal to the sum of:

(1) the unrecovered initial unit price;

(2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and

(3) any unpaid arrearages in payment of the minimum quarterly distribution;

•	third, 98% to the subordinated unitholders, pro rata, and 2% to our general partner, until the capital account for each subordinated unit is equal to the sum of:

(1) the unrecovered initial unit price; and

(2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•	fourth, 98% to all unitholders, pro rata, and 2% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

(2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98% to the unitholders, pro rata, and 2% to our general partner, for each quarter of our existence;

•	fifth, 85% to all unitholders, pro rata, and 15% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

(2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, and 15% to our general partner for each quarter of our existence;

•	sixth, 75% to all unitholders, pro rata, and 25% to our general partner, until we allocate under this paragraph an amount per unit equal to:

(1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

(2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to our general partner for each quarter of our existence; and

•	thereafter, 50% to all unitholders, pro rata, and 50% to our general partner.

The percentages set forth above are based on the assumption that our general partner maintains its 2% general partner interest and has not transferred its incentive distribution rights and that we do not issue additional classes of equity securities.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the fourth bullet point above will no longer be applicable.

Manner of adjustments for losses

If our liquidation occurs before the end of the subordination period, after making allocations of loss to the general partner and the unitholders in a manner intended to offset in reverse order the allocations of gains that have previously been allocated, we will generally allocate any loss to our general partner and unitholders in the following manner:

•	first, 98% to the holders of subordinated units in proportion to the positive balances in their capital accounts and 2% to our general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

•	second, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100% to our general partner.

The percentages set forth above are based on the assumption that our general partner maintains its 2% general partner interest and has not transferred its incentive distribution rights and that we do not issue additional classes of equity securities.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

Adjustments to capital accounts

Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner that results, to the extent possible, in the partners’ capital account balances equaling the amount that they would have been if no earlier positive adjustments to the capital accounts had been made. In contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and our general partner based on their respective percentage ownership of us. In this manner, prior to the end of the subordination period, we generally will allocate any such loss equally with respect to our common and subordinated units. If we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in our unitholders’ capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

SELECTED HISTORICAL AND PRO FORMA CONDENSED COMBINED FINANCIAL AND OPERATING DATA

The following table shows selected historical combined financial and operating data of our Predecessor and selected unaudited pro forma condensed combined financial and operating data of Hess Midstream Partners LP for the periods and as of the dates indicated. The following historical financial and operating data of our Predecessor include all of the assets and operations of HTGP Opco, Mentor Holdings and Logistics Opco on a combined basis. In connection with the closing of this offering, Hess Infrastructure Partners will contribute to us a 30% economic interest in HTGP Opco, a 100% interest in Mentor Holdings and a 50% economic interest in Logistics Opco. Following the closing of this offering, we will consolidate HTGP Opco, Mentor Holdings and Logistics Opco in our financial statements and reflect a noncontrolling interest adjustment for Hess Infrastructure Partners’ retained 70% economic interest in HTGP Opco and 50% economic interest in Logistics Opco.

The selected historical unaudited condensed combined financial data of our Predecessor as of June 30, 2015 and for the six months ended June 30, 2015 and 2014 are derived from the unaudited condensed combined financial statements of our Predecessor appearing elsewhere in this prospectus. The selected historical condensed combined financial data of our Predecessor as of and for the years ended December 31, 2014 and 2013 are derived from the audited combined financial statements of our Predecessor appearing elsewhere in this prospectus. The following tables should be read together with, and are qualified in their entirety by reference to, the historical combined financial statements and the accompanying notes included elsewhere in this prospectus. The table should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The selected unaudited pro forma condensed combined financial and operating data presented in the following table as of and for the six months ended June 30, 2015 for the year ended December 31, 2014 are derived from the unaudited pro forma condensed combined financial statements included elsewhere in this prospectus. The unaudited pro forma condensed combined balance sheet assumes the offering and the related transactions occurred as of June 30, 2015, and the unaudited pro forma condensed combined statements of operations for each of the six months ended June 30, 2015 and the year ended December 31, 2014 assume the offering and the related transactions occurred as of January 1, 2014.

The unaudited pro forma condensed combined financial statements give effect to the following:

•	Hess Infrastructure Partners’ contribution of our Predecessor’s assets and operations to us, including adjusting for Hess Infrastructure Partners’ retained interests in HTGP Opco and Logistics Opco;

•	our issuance of common units and subordinated units to our Sponsors, representing an aggregate % limited partner interest in us;

•	our issuance of a 2% general partner interest in us and all of our incentive distribution rights to our general partner;

•	our issuance of common units, representing a % limited partner interest in us, to the public in connection with this offering, and our receipt of $ million in net proceeds from this offering;

•	our entry into a new five-year, $350.0 million revolving credit facility, which we have assumed was not drawn during the pro forma periods presented;

•	the consummation of this offering and application of the net proceeds of this offering, as described in “Use of Proceeds”;

•	the allocation of certain costs to us under the operational services agreement and omnibus agreement that we expect to enter into in connection with this offering. These costs will be allocated on a different basis than as historically allocated to our Predecessor; and

•	the recognition of incremental revenues under our long-term, fee-based commercial agreements with Hess using the fees applicable at the time of the offering.

The unaudited pro forma condensed combined financial statements do not give effect to an estimated $5.0 million of incremental general and administrative expenses that we expect to incur annually as a result of being a separate publicly traded partnership.

For the year ended December 31, 2013, our assets were part of the integrated operations of Hess, and our Predecessor generally recognized only the costs, but not the revenues, associated with certain of the services provided to Hess on an intercompany basis. Accordingly, the revenues in our Predecessor’s historical combined financial statements for the year ended December 31, 2013 relate only to amounts received from Hess with respect to transactions for which there are governing contractual arrangements. For this reason, as well as the other factors described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting the Comparability of Our Financial Results,” our future results of operations will not be comparable to our Predecessor’s historical results.

The following table presents the non-GAAP financial measure of Adjusted EBITDA, which we use in evaluating the performance of our business. For a definition of Adjusted EBITDA and a reconciliation to our most directly comparable financial measures calculated and presented in accordance with GAAP, please read “—Non-GAAP Financial Measure” below.

	Hess Midstream Partners LP Predecessor Historical				Hess Midstream Partners LP Pro Forma
	Six Months Ended June 30,		Year Ended December 31,		Six Months Ended June 30, 2015		Year Ended December 31, 2014
	2015	2014	2014	2013
(in millions, except per unit data and operating information)	(unaudited)				(unaudited)
Combined statements of operations:
Revenues
Affiliate	$189.6	$105.3	$254.8	$127.4		$189.6		$269.7
Third-party	—	—	—	142.3		—		—

Total revenues	189.6	105.3	254.8	269.7		189.6		269.7
Costs and expenses
Third-party product purchases	—	—	—	65.8		—		—
Affiliate product purchases	—	—	—	124.5		—		—
Operating and maintenance expenses (exclusive of depreciation shown separately below)	94.1	85.9	170.7	217.7		94.1		170.8
Depreciation expense	27.0	17.6	44.4	12.5		27.0		44.4
General and administrative expenses	2.0	2.3	4.9	13.0		2.0		2.8

Total costs and expenses	123.1	105.8	220.0	433.5		123.1		218.0

Income (loss) from operations	66.5	(0.5)	34.8	(163.8)		66.5		51.7
Interest expense	1.2	1.1	1.9	—		0.6		1.2
Income tax expense	—	—	—	—		—		—

Net income (loss)	65.3	(1.6)	32.9	(163.8)		65.9		50.5
Less: Net income (loss) attributable to Hess Infrastructure Partners	—	—	—	—		43.3		31.4

Net income (loss) attributable to Hess Midstream Partners LP	$65.3	$(1.6)	$32.9	$(163.8)		$22.6		$19.1

General partner interest in net income (loss)					$		$
Limited partner interest in net income (loss)
Net income (loss) per limited partner unit (basic and diluted):
Common units					$		$
Subordinated units
Weighted average number of limited partner units outstanding (basic and diluted):
Common units
Subordinated units
Combined balance sheet data (at period end):
Cash and cash equivalents	$—		$—	$—		$10.0
Property, plant and equipment, net	1,292.0		1,332.2	1,260.1		1,292.0
Total assets	1,340.9		1,374.8	1,268.7		1,346.5
Total liabilities	57.3		1,099.2	998.4		57.3
Combined statements of cash flows data:
Net cash from (used in):
Operating activities	$89.5	$(1.9)	$29.6	$(135.4)
Investing activities	(13.5)	(150.2)	(187.8)	(473.2)
Financing activities	(76.0)	152.1	158.2	608.6
Other financial data:
Adjusted EBITDA(1)	$93.5	$17.1	$79.2	$(151.3)		$93.5		$96.1
Adjusted EBITDA attributable to Hess Midstream Partners LP(1)						32.6		36.0
Capital expenditures:
Maintenance(4)	$5.1	$2.1	$9.6	$9.2
Expansion(4)	8.4	148.1	178.2	464.0
Operating volumes:
Tioga Gas Plant
NGL processing sales (MBbl/d)	—	—	—	11
Natural gas processing sales (MMcf/d)	—	—	—	71
Natural gas inlet (MMcf/d)(2)	191	63	107
Mentor Storage Terminal
Propane throughput (MBbl/d)	1	1	1	1
Tioga Rail Terminal
Crude oil throughput (MBbl/d)	51	36	38	49
NGL logistics throughput (MBbl/d)(3)	12	3	5	5
Ramberg Truck Facility
Crude oil throughput (MBbl/d)	30	19	23	3

(1)	For a definition of Adjusted EBITDA and a reconciliation to our most directly comparable financial measures calculated and presented in accordance with GAAP, please read “—Non-GAAP Financial Measure.”
(2)	Beginning January 1, 2014, our Tioga Gas Plant revenues are based on natural gas inlet volumes at the plant. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Factors Affecting the Comparability of Our Financial Results.”
(3)	Historically, NGLs were loaded onto rail cars at the Tioga Gas Plant. We transitioned rail loading of NGLs to the Tioga Rail Terminal during the third quarter of 2014.
(4)	Historically, we did not make a distinction between maintenance capital expenditures and expansion capital expenditures in the same way as will be required under our partnership agreement. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Capital Expenditures” and “Cash Distribution Policy and Restrictions on Distributions—Significant Forecast Assumptions—Capital Expenditures” for a discussion of how we will be required to distinguish between maintenance capital expenditures and expansion capital expenditures under our partnership agreement and our capital expenditures for the twelve months ending September 30, 2016, compared to the twelve months ended June 30, 2015 and year ended December 31, 2014, each on a pro forma basis.

Non-GAAP Financial Measure

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense and depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance, such as non-cash equity compensation, other income and other non-cash, non-recurring items, if applicable. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	our operating performance as compared to those of other companies in the midstream business, without regard to financing methods, historical cost basis or capital structure;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of Adjusted EBITDA in this prospectus provides information useful to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA are net income (loss) and net cash provided by (used in) operating activities. Adjusted EBITDA should not be considered an alternative to net income (loss), income from operations, net cash provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income, income from operations and net cash provided by (used in) operating activities, and these measures may vary among other companies. As a result, Adjusted EBITDA as presented below may not be comparable to similarly titled measures of other companies.

The following table presents a reconciliation of Adjusted EBITDA to net income (loss) and net cash provided by (used in) operating activities, the most directly comparable GAAP financial measures, on a historical basis and pro forma basis, as applicable, for each of the periods indicated.

	Hess Midstream Partners LP Predecessor Historical				Hess Midstream Partners LP Pro Forma
	Six Months Ended June 30,		Year Ended December 31,		Six Months Ended June 30, 2015	Year Ended December 31, 2014
(unaudited)	2015	2014	2014	2013
(in millions)
Reconciliation of Adjusted EBITDA to net income (loss):
Net income (loss)	$65.3	$(1.6)	$32.9	$(163.8)	$65.9	$50.5
Add:
Depreciation expense	27.0	17.6	44.4	12.5	27.0	44.4
Income tax expense	—	—	—	—	—	—
Interest expense	1.2	1.1	1.9	—	0.6	1.2

Adjusted EBITDA	$93.5	$17.1	$79.2	$(151.3)	$93.5	$96.1

Less: Adjusted EBITDA attributable to Hess Infrastructure Partners					60.9	60.1

Adjusted EBITDA attributable to Hess Midstream Partners LP					$32.6	$36.0

Reconciliation of adjusted EBITDA to net cash provided by (used in) operating activities:
Net cash from (used in) operating activities	$89.5	$(1.9)	$29.6	$(135.4)
Changes in assets and liabilities	2.8	17.9	47.7	(15.9)
Interest expense	1.2	1.1	1.9	—

Adjusted EBITDA	$93.5	$17.1	$79.2	$(151.3)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of the financial condition and results of operations for Hess Midstream Partners LP in conjunction with the historical combined financial statements of Hess Midstream Partners LP Predecessor, our predecessor for accounting purposes (our “Predecessor”). Our Predecessor includes 100% of the operations of the Tioga Gas Plant, the Mentor Storage Terminal, the Tioga Rail Terminal and associated crude oil rail cars and the Ramberg Truck Facility, reflecting the historical ownership of these assets by Hess. Among other things, those historical combined financial statements include more detailed information regarding the basis of presentation for the following information.

Unless the context otherwise requires, references in this section to (i) “we,” “us,” “our” or like terms, when used in a historical context, refer to our Predecessor and, when used in the present tense or future tense, these terms refer to Hess Midstream Partners LP and its subsidiaries; (ii) “our general partner,” when used with respect to periods prior to the closing of this offering and the consummation of the related formation transactions, refer to Hess Midstream Partners GP LLC, and when used with respect to periods following the closing of this offering and the consummation of the related formation transactions, refer to Hess Midstream Partners GP LP; (iii) “Hess” refer collectively to Hess Corporation and its subsidiaries, other than us, our subsidiaries and our general partner; (iv) “GIP” refer to GIP II Blue Holding Partnership, L.P., which owns interests in us and in Hess Infrastructure Partners, which in turn indirectly owns our general partner, and the funds managed by Global Infrastructure Management, LLC, and such funds’ subsidiaries and affiliates, that hold interests in GIP II Blue Holding Partnership, L.P.; and (v) “Hess Infrastructure Partners” refer to Hess Infrastructure Partners LP, a joint venture between Hess and GIP that, directly or indirectly, holds all of the interests in our general partner.

This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section entitled “Risk Factors” included elsewhere in this prospectus.

Overview

We are a fee-based, growth-oriented, traditional master limited partnership initially formed by Hess to own, operate, develop and acquire a diverse set of midstream assets to provide services to Hess and third-party crude oil and natural gas producers. Our assets are primarily located in the Bakken and Three Forks shale plays in the Williston Basin area of North Dakota, which we refer to collectively as the Bakken. On June 18, 2015, Hess contributed all of its existing midstream assets in the Bakken to Hess Infrastructure Partners. On July 1, 2015, Hess and GIP entered into a midstream energy joint venture, or the JV Transaction, in which GIP purchased a 50% ownership interest in Hess Infrastructure Partners for approximately $2.675 billion, representing an aggregate value for Hess Infrastructure Partners of approximately $5.35 billion. Hess Infrastructure Partners will contribute all of our initial assets to us at or prior to the closing of this offering.

We conduct our business through two reportable segments: (1) processing and storage and (2) logistics:

Processing and Storage.    Our processing and storage business consists of the following assets:

•	Tioga Gas Plant. We own a 30% economic interest in Hess TGP Operations LP, or HTGP Opco, which owns the Tioga Gas Plant, a natural gas processing plant located in Tioga, North Dakota. The plant currently has a cryogenic processing capacity of 250 MMcf/d and integrated fractionation capacity (including ethane) of 60 MBbl/d. We are currently evaluating a debottlenecking project to increase the plant’s processing capacity from 250 MMcf/d to 300 MMcf/d. The plant includes the North Dakota Natural Gas Pipeline, an approximately 60-mile, 10.75-inch residue gas pipeline that connects to the interstate Northern Border Pipeline at Cherry Creek, North Dakota and has a maximum capacity of 65 MMcf/d at the Northern Border Pipeline interconnection. Additionally, we are also constructing a CNG terminal at the Tioga Gas Plant that, when completed, will have a CNG compression capacity of 17,000 diesel equivalent gallons per day.

•	Mentor Storage Terminal. We own a 100% interest in Hess Mentor Storage Holdings LLC, or Mentor Holdings, which owns the Mentor Storage Terminal, a propane storage cavern and rail and truck transloading facility located in Mentor, Minnesota with approximately 328 MBbls of working storage capacity.

Logistics.    Our logistics business consists of our 50% economic interest in Hess North Dakota Export Logistics Operations LP, or Logistics Opco, which owns each of the following assets:

•	Tioga Rail Terminal. A crude oil and natural gas liquids, or NGL, rail loading facility located in Tioga, North Dakota. This terminal consists of a dual loop track designed to load two crude oil unit trains per day, or approximately 140 MBbl/d. The terminal also consists of ladder tracks designed to load 30 MBbl/d onto NGL rail cars, with track space for over 250 rail cars and three crude oil storage tanks with a combined shell storage capacity of 287 MBbls.

•	Crude Oil Rail Cars. A total of 956 crude oil rail cars, which we operate as eight or nine unit trains, each consisting of 100 to 110 crude oil rail cars. In addition, on January 15, 2015, we entered into a prepaid forward purchase and sales agreement with Hess under which we have a contractual right to receive, an additional 550 crude oil rail cars beginning in the fourth quarter of 2015. The unit trains are used to transport crude oil for Hess from the Tioga Rail Terminal to various delivery points in the East Coast, West Coast and Gulf Coast regions of the United States.

•	Ramberg Truck Facility. A crude oil truck and pipeline receipt terminal located in Williams County, North Dakota that is capable of delivering up to an aggregate of 130 MBbl/d of crude oil into an interconnecting pipeline for transportation to the Tioga Rail Terminal and to multiple third-party pipelines and storage facilities.

We refer to our controlling interest in the Tioga Gas Plant, the Tioga Rail Terminal, the crude oil rail cars and the Ramberg Truck Facility in this prospectus collectively as our “joint interest assets.”

How We Generate Revenues

We generate revenues by charging fees for processing natural gas and fractionating NGLs; terminaling and loading crude oil and NGLs; transporting crude oil by rail car; and storing and terminaling propane. We have entered into 10-year fee-based commercial agreements with Hess, each of which is dated effective January 1, 2014. These agreements include minimum volume commitments based on dedicated production, inflation escalators and fee recalculation mechanisms, all of which are intended to provide us with cash flow stability and growth and minimize our direct commodity price exposure. In particular, Hess’s minimum volume commitments under our commercial agreements provide minimum levels of cash flows and the fee recalculation mechanisms under the agreements allow fees to be adjusted annually to provide us with cash flow stability. We have the sole option to renew each of these agreements for an additional 10-year term. For more information regarding our commercial agreements with Hess, please read “Business—Our Commercial Agreements with Hess.”

How we will generate revenues after the closing of this offering differs from how our Predecessor historically generated revenues prior to January 1, 2014. For more information, please read “—Factors Affecting the Comparability of our Financial Results.”

How We Evaluate Our Operations

Our management intends to use a variety of financial and operating metrics to analyze our operating results and profitability. These metrics include (i) volumes, (ii) operating and maintenance expenses, (iii) Adjusted EBITDA and (iv) distributable cash flow.

Volumes.    The amount of revenues we generate primarily depends on the volumes of crude oil, natural gas and NGLs that we handle at our processing, terminaling, and storage facilities. These volumes are affected primarily by the supply of and demand for crude oil, natural gas and NGLs in the markets served directly or indirectly by our assets, including events such as the decline in crude oil prices beginning in the fourth quarter of 2014, which may further affect volumes delivered by Hess. Although Hess has committed to minimum volumes under our commercial agreements described above, our results of operations will be impacted by our ability to:

•	utilize the remaining uncommitted capacity on, or add additional capacity to, our existing assets, and optimize our existing assets;

•	identify and execute expansion projects, and capture incremental throughput volumes from Hess and third parties for these expanded facilities;

•	increase throughput volumes at our Tioga Rail Terminal and Ramberg Truck Facility by contracting additional capacity commitments from new or existing gathering pipelines or by loading third-party trains, primarily driven by an expected long-term growth in supply of and demand for crude oil produced in the Bakken; and

•	increase throughput volumes at our Tioga Gas Plant by contracting additional capacity commitments from new or existing gathering pipelines, primarily driven by the expected long-term growth in supply of and demand for crude oil produced in the Bakken and the related associated natural gas production.

Operating and Maintenance Expenses.    Our management seeks to maximize the profitability of our operations by effectively managing operating and maintenance expenses. These expenses are comprised primarily of labor expenses, utility costs, insurance premiums, third-party service provider costs, related property taxes and other non-income taxes and maintenance expenses, such as expenditures to repair, refurbish and replace storage facilities and to maintain equipment reliability, integrity and safety. These expenses generally remain relatively stable across broad ranges of throughput volumes but can fluctuate from period to period depending on the mix of activities performed during that period and the timing of substantial expenses, such as gas plant turnarounds. We will seek to manage our maintenance expenditures by scheduling periodic maintenance on our assets in order to minimize significant variability in these expenditures and minimize their impact on our cash flow.

Adjusted EBITDA and Distributable Cash Flow.    We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit) and depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance, such as non-cash equity compensation, other income and other non-cash, non-recurring items, if applicable. We define Adjusted EBITDA attributable to Hess Midstream Partners LP as Adjusted EBITDA less Adjusted EBITDA attributable to Hess Infrastructure Partners’ retained interests in our joint interest assets. Although we have not quantified distributable cash flow on a historical basis, after the closing of this offering, we intend to use distributable cash flow to analyze our liquidity and performance. We define distributable cash flow as Adjusted EBITDA attributable to Hess Midstream Partners LP less cash paid for interest and maintenance capital expenditures plus adjustments related to minimum volume commitments. Distributable cash flow will not reflect changes in working capital balances.

Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of our combined financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of Adjusted EBITDA and distributable cash flow in this prospectus provides useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow are net income (loss) attributable to Hess Midstream Partners LP and net cash provided by (used in) operating activities, respectively. Adjusted EBITDA and distributable cash flow should not be considered as alternatives to GAAP net income (loss), income (loss) from operations, net cash provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. You should not consider Adjusted EBITDA or distributable cash flow in isolation or as a substitute for analysis of our results as reported under GAAP. Additionally, because Adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definition of Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

For a further discussion of the non-GAAP financial measure of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to its most comparable financial measures calculated and presented in accordance with GAAP, please read “Selected Historical and Pro Forma Condensed Combined Financial and Operating Data—Non-GAAP Financial Measure.”

Factors Affecting the Comparability of Our Financial Results

Our future results of operations are not expected to be comparable to our Predecessor’s historical results of operations for the reasons described below:

Contribution of Controlling Interests in our Joint Interest Assets.    Our Predecessor’s results of operations included 100% of the revenues and expenses associated with the assets that will be contributed to us. At the closing of this offering, Hess Infrastructure Partners will contribute to us a 30% controlling economic interest in HTGP Opco and a 50% controlling economic interest in Logistics Opco. Following the closing of this offering, we will consolidate the financial position and results of operations of our joint interest assets and Hess Infrastructure Partners’ retained interests in our joint interest assets will be reflected as noncontrolling interests in our consolidated financial statements.

Revenues.    There are differences between the sources of our Predecessor’s revenues prior to January 1, 2014 and the sources of our Predecessor’s revenues beginning January 1, 2014. Prior to January 1, 2014, our Predecessor earned revenues at our Tioga Gas Plant from percentage-of-proceeds, or POP, contracts under which our Predecessor purchased unprocessed natural gas from Hess and third-party producers, processed the natural gas and sold the residue gas and NGLs to Hess and third-party customers. Our Predecessor retained a percentage of the proceeds from such sales, plus certain additional fees, and remitted the remainder of the sales proceeds to the natural gas producer. All of the revenues in our Predecessor’s historical combined financial statements for the year ended December 31, 2013 relate solely to the Tioga Gas Plant’s operations since our Mentor Storage Terminal and our logistics assets were part of the integrated operations of Hess and documented intercompany arrangements did not exist. Effective January 1, 2014, we generated revenues under fee-based arrangements with Hess and no longer generated revenues under POP contracts. Following the closing of this offering, we will earn revenues under our long-term commercial agreements with Hess.

Product Purchases.    Our Predecessor took title to the commodities processed at our Tioga Gas Plant during the year ended December 31, 2013, when our Predecessor earned revenues under POP contracts. As a result, our historical combined financial statements for the year ended December 31, 2013 include product purchases, which are a percentage of the proceeds of the commodities sold, as remitted to producers, under the POP contracts. Effective January 1, 2014, we generated revenues under fee-based arrangements with Hess and no longer generated revenues under POP contracts. As a result, our Predecessor’s accompanying combined financial statements for the year ended December 31, 2014 do not include product purchases.

Tioga Gas Plant Expansion.    Commencing in the fourth quarter of 2013, our Tioga Gas Plant was shut down for a large-scale expansion, refurbishment and optimization project, during which a new cryogenic processing train was installed and processing capacity was increased to 250 MMcf/d from 120 MMcf/d. The Tioga Gas Plant’s expanded operations commenced in late March 2014. The expansion, refurbishment and optimization project was financed through affiliate loan facilities with Hess. On June 30, 2015, our affiliate loan facilities were terminated and we were released from all obligations thereunder. As a result of the expansion, we experienced an increase in depreciation beginning in the second quarter of 2014. We are currently evaluating a debottlenecking project at the Tioga Gas Plant to increase the plant’s processing capacity from 250 MMcf/d to 300 MMcf/d, and we expect to further explore increasing the plant’s processing capacity to more than 300 MMcf/d.

Operating Expenses.    In connection with this offering, our general partner will enter into an operational services agreement with Hess under which Hess will provide certain operational services in support of our operations, and we will pay fees to Hess with respect to those services. Our Predecessor recorded direct costs of running our businesses as well as certain costs allocated from Hess. As such, we expect that there will be differences in the results of our operations between our Predecessor’s historical combined financial statements and our future consolidated financial statements.

General and Administrative Expenses.    Our Predecessor’s general and administrative expenses included direct monthly charges for the management and operation of our assets and certain expenses allocated by Hess for general corporate services, such as treasury, accounting, human resources and legal services. These expenses were charged or allocated to our Predecessor based on the nature of the expenses and our Predecessor’s proportionate share of employee time or capital expenditures and operating expense. Following the closing of this offering, we will reimburse Hess under our employee secondment agreement for the costs of certain employees seconded to our general partner in support of our operations. We will also reimburse Hess under our omnibus agreement for certain general and administrative services, such as treasury, accounting and legal services, that Hess will continue to provide to us. The amounts that we will reimburse Hess will be based on an allocation of the costs associated with providing these services to us. For more information about the amounts for which we will reimburse Hess under our employee secondment and omnibus agreements and the services covered by that reimbursement, please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions.” We also expect to incur an additional $5.0 million of incremental annual general and administrative expenses as a result of being a separate publicly traded partnership that are not reflected in our Predecessor’s historical combined financial statements.

Financing.    There are differences in the way we will finance our operations as compared to the way our Predecessor historically financed our operations. Historically, our Predecessor’s operations were financed as part of Hess’s integrated operations and, other than interest under our Predecessor’s affiliate loan facilities with Hess, Hess did not charge our Predecessor for financing its operations. On June 30, 2015, our affiliate loan facilities were terminated and we were released from all obligations thereunder. Please read “—Capital Resources and Liquidity—Affiliate Loan Facilities with Hess.” Our Predecessor largely relied on internally-generated cash flows and loans and capital contributions from Hess to satisfy its capital expenditure requirements. Following the closing of this offering, we intend to make cash distributions to our unitholders at an initial distribution rate of $             per unit per quarter ($             per unit on an annualized basis). Based on the terms of our cash distribution policy, we expect that we will distribute to our unitholders and our general partner most of the cash generated by our operations. As a result, we expect to fund future capital expenditures and acquisitions primarily from external sources, including borrowings under our revolving credit facility, under which we expect that no amounts will be drawn at the closing of this offering, and future issuances of equity and debt securities.

Income Taxes.    Our Predecessor determined income tax expense and related deferred tax balance sheet accounts on a separate return method as of June 30, 2015 and December 31, 2014 and for the six months ended June 30, 2015 and 2014 and the years ended December 31, 2014 and 2013. We did not record an income tax provision (benefit) for any period presented due to our maintaining a full valuation allowance on net deferred tax assets primarily related to the income tax benefits from net operating losses. On June 18, 2015, our Predecessor was transferred to Hess Infrastructure Partners and, on July 1, 2015, GIP purchased a 50% ownership interest in Hess Infrastructure Partners in the JV Transaction. As a partnership, we will not be subject to income taxes following this offering and therefore our future financial statements will exclude income tax expense and deferred tax accounts.

Other Factors Expected To Significantly Affect Our Future Results

Supply and Demand for Crude Oil, Natural Gas and NGLs.    We currently generate substantially all of our revenues under fee-based agreements with Hess. These contracts should promote cash flow stability and minimize our direct exposure to commodity price fluctuations, since we generally do not own any of the crude oil, natural gas, or NGLs that we handle and do not engage in the trading of crude oil, natural gas, or NGLs. However, commodity price fluctuations indirectly influence our activities and results of operations over the long term, since they can affect production rates and investments by Hess and third parties in the development of new crude oil and natural gas reserves. As a result of the decline in crude oil prices beginning in the fourth quarter of 2014, Hess has reduced its rig count as part of its 2015 capital program. However, mechanisms under our commercial agreements minimize our exposure to this reduction. In particular, minimum volume commitments provide minimum levels of cash flows and the fee recalculation mechanisms under the agreements allow fees to be adjusted annually to provide cash flow stability. Generally, drilling and production activity will increase as crude oil and natural gas prices increase. The throughput volumes at our assets depend primarily on the volumes of crude oil and natural gas produced by Hess in the Bakken, which, in turn, is ultimately dependent on Hess’s exploration and production margins. Exploration and production margins depend on the price of crude oil, natural gas, and NGLs. These prices are volatile and influenced by numerous factors beyond our or Hess’s control, including the domestic and global supply of and demand for crude oil, natural gas and NGLs. The commodities trading markets, as well as other supply and demand factors, may also influence the selling prices of crude oil, natural gas and NGLs. Furthermore, our ability to execute our growth strategy in the Bakken will depend on crude oil and natural gas production in that area, which is also affected by the supply of and demand for crude oil and natural gas.

Acquisition Opportunities.    We plan to pursue acquisitions of complementary midstream assets from Hess Infrastructure Partners and Hess, as well as from third parties. We believe that Hess Infrastructure Partners and Hess will be incentivized to offer us the opportunity to purchase additional midstream assets that Hess Infrastructure Partners currently owns or that it or Hess may acquire or develop in the future, and Hess Infrastructure Partners has provided us with a right of first offer on certain of its gathering and other midstream assets that primarily support Hess’s production operations in the Williston Basin, including Hess Infrastructure Partners’ retained interests in our joint interest assets. Please read “Business—Right of First Offer Assets.” We will focus our strategy on crude oil and natural gas gathering; natural gas processing; and crude oil, natural gas, and NGL logistics assets in the Bakken. In addition, we plan to pursue strategic acquisitions of midstream assets from third parties both within our existing geographic footprint and in new areas. We believe we will be well positioned to acquire such assets from Hess Infrastructure Partners, Hess and third parties and, should such opportunities arise, identifying and executing acquisitions will be a key part of our strategy. However, if we are unable to make acquisitions on economically acceptable terms from Hess Infrastructure Partners, Hess or third parties, our future growth may be limited, and any acquisitions we may make may reduce, rather than increase, our cash flows and ability to make distributions to unitholders.

Third-Party Business.    We intend to increase utilization of our existing assets by pursuing additional throughput volumes from third parties. While we currently provide substantially all of our midstream services exclusively to Hess, we are actively marketing our midstream services to, and are pursuing strategic relationships with, third-party producers and commodity purchasers with operations in the Bakken in order to maximize our utilization rates and diversify our customer base. We believe the strategic location of our existing assets, including their direct connections to multiple interstate pipelines and to the Burlington Northern Santa Fe Corporation Railway provide us with a competitive advantage that will result in additional third-party throughput volumes at our assets. Substantially all of our revenues are currently generated by fees paid by Hess. Unless we are successful in attracting meaningful throughput volumes from third-party customers, our ability to increase throughput volumes on our assets will be dependent on Hess and its future growth.

Results of Operations

Six Months Ended June 30, 2015 Compared to Six Months Ended June 30, 2014

The following table and discussion is a summary of our Predecessor’s combined results of operations for the six months ended June 30, 2015 and 2014. The results of operations are discussed in further detail following this overview (in millions, unless otherwise noted).

	Six Months Ended June 30, 2015			Six Months Ended June 30, 2014
	Processing and Storage	Logistics	Combined Hess Midstream Partners LP Predecessor	Processing and Storage	Logistics	Combined Hess Midstream Partners LP Predecessor
Revenues
Affiliate	$97.2	$92.4	$189.6	$29.7	$75.6	$105.3

Total revenues	97.2	92.4	189.6	29.7	75.6	105.3

Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	24.1	70.0	94.1	25.0	60.9	85.9
Depreciation expense	20.4	6.6	27.0	12.8	4.8	17.6
General and administrative expenses	0.8	1.2	2.0	2.1	0.2	2.3

Total costs and expenses	45.3	77.8	123.1	39.9	65.9	105.8

Income (loss) from operations	51.9	14.6	66.5	(10.2)	9.7	(0.5)
Interest expense	1.2	—	1.2	1.1	—	1.1
Income tax expense (benefit)	—	—	—	—	—	—

Net income (loss)	$50.7	$14.6	$65.3	$(11.3)	$9.7	$(1.6)

Volumes
Tioga Gas Plant
Natural gas inlet (MMcf/d)	191		191	63		63
Mentor Storage Terminal
Propane throughput (MBbl/d)	1		1	1		1
Tioga Rail Terminal
Crude oil throughput (MBbl/d)		51	51		36	36
NGL throughput (MBbl/d)(1)		12	12		3	3
Ramberg Truck Facility
Crude oil throughput (MBbl/d)		30	30		19	19

(1)	Historically, NGLs were loaded onto rail cars at the Tioga Gas Plant. We transitioned rail loading of NGLs to the Tioga Rail Terminal during the third quarter of 2014.

Processing and Storage

Revenues.    Revenues increased $67.5 million to $97.2 million for the six months ended June 30, 2015 compared to $29.7 million for the six months ended June 30, 2014, primarily attributable to the resumption of operations at the Tioga Gas Plant in late March 2014 following its planned shutdown and transition from late November 2013 to late March 2014 in connection with its expansion, refurbishment and optimization project. The plant did not realize any revenues for the period that it was shut down.

Operating and Maintenance Expenses.    Operating and maintenance expenses decreased $0.9 million to $24.1 million for the six months ended June 30, 2015 compared to $25.0 million for the six months ended June 30, 2014. Operating and maintenance expenses for the six months ended June 30, 2014 were higher primarily due to plant turnaround expenses during the shutdown of the Tioga Gas Plant.

Depreciation Expense.    Depreciation expense increased $7.6 million to $20.4 million for the six months ended June 30, 2015 compared to $12.8 million for the six months ended June 30, 2014,

primarily due to commencement of depreciation attributable to the Tioga Gas Plant’s expansion, refurbishment and optimization project.

General and Administrative Expenses.    General and administrative expenses decreased $1.3 million to $0.8 million for the six months ended June 30, 2015 compared to $2.1 million for the six months ended June 30, 2014, primarily due to a reduction in overhead costs allocated to us from Hess.

Interest Expense.    Interest expense increased $0.1 million to $1.2 million for the six months ended June 30, 2015 compared to $1.1 million for the six months ended June 30, 2014. Interest costs of $0.3 million were capitalized during the three months ended March 31, 2014 during the Tioga Gas Plant expansion.

Logistics

Revenues.    Revenues increased $16.8 million to $92.4 million for the six months ended June 30, 2015 compared to $75.6 million for the six months ended June 30, 2014, primarily attributable to the completion of expansion and enhancement of the Tioga Rail Terminal and Ramberg Truck Facility and increased throughput.

Operating and Maintenance Expenses.    Operating and maintenance expenses increased $9.1 million to $70.0 million for the six months ended June 30, 2015 compared to $60.9 million for the six months ended June 30, 2014, primarily attributable to an increase in third-party operating and maintenance expense due to expanded operations at our logistics facilities.

Depreciation Expense.    Depreciation expense increased $1.8 million to $6.6 million for the six months ended June 30, 2015 compared to $4.8 million for the six months ended June 30, 2014, due to terminaling assets placed in service during the second half of 2014.

General and Administrative Expenses.    General and administrative expenses increased $1.0 million to $1.2 million for the six months ended June 30, 2015 compared to $0.2 million for the six months ended June 30, 2014, primarily due to an increase in overhead costs allocated to us by Hess.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

The following table and discussion is a summary of our Predecessor’s combined results of operations for the years ended December 31, 2014 and 2013. The results of operations are discussed in further detail following this overview (in millions, unless otherwise noted).

	Year Ended December 31,
	2014			2013
	Processing and storage	Logistics	Combined Hess Midstream Partners LP Predecessor	Processing and storage	Logistics	Combined Hess Midstream Partners LP Predecessor
Revenues
Affiliate services	$97.7	$157.1	$254.8	$11.2	$—	$11.2
Affiliate sales	—	—	—	116.2	—	116.2
Third-party sales	—	—	—	138.5	—	138.5
Third-party services	—	—	—	3.8	—	3.8

Total revenues	97.7	157.1	254.8	269.7	—	269.7
Costs and expenses
Third-party product purchases	—	—	—	65.8	—	65.8
Affiliate product purchases	—	—	—	124.5	—	124.5
Operating and maintenance expenses (exclusive of depreciation shown separately below)	45.8	124.9	170.7	75.8	141.9	217.7
Depreciation expense	33.0	11.4	44.4	4.7	7.8	12.5
General and administrative expenses	3.8	1.1	4.9	12.3	0.7	13.0

Total costs and expenses	82.6	137.4	220.0	283.1	150.4	433.5

Income (loss) from operations	15.1	19.7	34.8	(13.4)	(150.4)	(163.8)
Interest expense	1.9	—	1.9	—	—	—
Income tax expense (benefit)	—	—	—	—	—	—

Net income (loss)	$13.2	$19.7	$32.9	$(13.4)	$(150.4)	$(163.8)

Volumes:
Tioga Gas Plant
NGL processing sales (MBbl/d)				11
Natural gas processing sales (MMcf/d)				71
Natural gas inlet (MMcf/d)(1)	107
Mentor Storage Terminal
Propane throughput (MBbl/d)	1			1
Tioga Rail Terminal
Crude oil throughput (MBbl/d)		38			49
NGL throughput (MBbl/d)(2)		5			5
Ramberg Truck Facility
Crude oil throughput (MBbl/d)		23			3

(1)	Beginning January 1, 2014, our Tioga Gas Plant revenues are based on natural gas inlet volumes at the plant. Please read “—Factors Affecting the Comparability of Our Financial Results.”
(2)	Historically, NGLs were loaded onto rail cars at the Tioga Gas Plant. We transitioned rail loading of NGLs to the Tioga Rail Terminal during the third quarter of 2014.

Processing and Storage

Revenues.    Revenues decreased $172.0 million to $97.7 million for the year ended December 31, 2014 compared to $269.7 million for the year ended December 31, 2013. The decrease was primarily attributable to:

•	a decrease to third-party and affiliate sales revenues of $47.1 million due to the planned shutdown and transition of the Tioga Gas Plant from late November 2013 to late March 2014 in connection with its expansion, refurbishment and optimization project. The plant did not realize any revenues for the period that it was shut down;

•	a decrease to third-party and affiliate sales revenues of $207.6 million due to a change in the Tioga Gas Plant’s customer contracts from POP contracts, under which we recorded gross product sales and purchases in connection with POP contracts during the year ended December 31, 2013, to fee-based agreements during the year ended December 31, 2014, under which we no longer sell products;

•	a net increase to third-party and affiliate services revenues of $80.4 million due to a change in the Tioga Gas Plant’s customer contracts from POP contracts, under which we recorded gross product sales and purchases in connection with POP contracts during the year ended December 31, 2013, to fee-based agreements the year ended December 31, 2014, under which we earned processing fees based on volumes processed during 2014; and

•	an increase to affiliate services revenues of $2.3 million at the Mentor Storage Terminal. Mentor Holdings did not generate revenues during the year ended December 31, 2013 because it was part of the integrated operations of Hess and documented intercompany arrangements did not exist. Please read “—Factors Affecting the Comparability of Our Financial Results.”

Product Purchases.    We did not incur any product purchases during the year ended December 31, 2014, compared to $190.3 million of product purchases incurred during the year ended December 31, 2013, as a result of a change in the Tioga Gas Plant’s customer contracts to fee-based arrangements effective as of January 1, 2014 from POP contracts in 2013. Consequently, during the year ended December 31, 2014, we did not take title to products, but instead realized fees based on volumes processed.

Operating and Maintenance Expenses.    Operating and maintenance expenses decreased $30.0 million to $45.8 million for the year ended December 31, 2014 as compared to $75.8 million for the year ended December 31, 2013. The decrease was primarily attributable to the following for the Tioga Gas Plant:

•	a decrease in payments to a third-party gas processor for minimum volume commitments of $15.0 million; and

•	a decrease of $15.0 million in operating expenses related to the turnaround of the Tioga Gas Plant and the related shutdown of the plant from late November 2013 through late March 2014 for the plant’s expansion, refurbishment and optimization project.

Depreciation Expense.    Depreciation expense increased $28.3 million to $33.0 million for the year ended December 31, 2014 compared to $4.7 million for the year ended December 31, 2013. Commencement of depreciation of the Tioga Gas Plant expansion expenditures upon restart of operations in March 2014 increased expenses by $31.0 million, offset by a reduction of $2.7 million related to legacy Tioga Gas Plant assets becoming fully depreciated during the first half of 2014.

General and Administrative Expenses.    General and administrative expenses decreased $8.5 million to $3.8 million for the year ended December 31, 2014 compared to $12.3 million for the year ended December 31, 2013, primarily due to a reduction in overhead costs allocated to us from Hess.

Interest Expense.    Interest expense was $1.9 million for the year ended December 31, 2014. Interest costs were fully capitalized during the year ended December 31, 2013 during the Tioga Gas Plant expansion.

Logistics

Revenues.    Revenues were $157.1 million for the year ended December 31, 2014. Our logistics assets did not generate revenues during the year ended December 31, 2013 since these assets were part of the integrated operations of Hess and documented intercompany arrangements did not exist. Please read “—Factors Affecting the Comparability of Our Financial Results.”

Product Purchases.    There were no product purchases during either the year ended December 31, 2014 or 2013. Please read “Factors Affecting the Comparability of Our Financial Results.”

Operating and Maintenance Expenses.    Operating and maintenance expenses decreased $17.0 million to $124.9 million for the year ended December 31, 2014 as compared to $141.9 million for the year ended December 31, 2013. The decrease was primarily attributable to a $21.2 million decrease in third-party rail transportation, reflecting lower throughput at the Tioga Rail Terminal, offset by a $3.3 million increase in third-party operating and maintenance expense due to expanded operations at our logistics facilities and a $0.9 million increase in other operating expenses.

Depreciation Expense.    Depreciation expense increased $3.6 million to $11.4 million for the year ended December 31, 2014 compared to $7.8 million for the year ended December 31, 2013, due to terminaling assets placed into service during the year ended December 31, 2014.

General and Administrative Expenses.    General and administrative expenses increased $0.4 million to $1.1 million for the year ended December 31, 2014 compared to $0.7 million for the year ended December 31, 2013, primarily due to an increase in overhead costs allocated to us by Hess.

Capital Resources and Liquidity

Historically, our sources of liquidity were based on cash flow from operations and funding from Hess. During the periods presented, we participated in Hess’s centralized cash management system. As a result, our Predecessor’s historical financial statements do not include cash or cash equivalents since cash receipts from all our Predecessor’s operations were deposited into Hess’s bank accounts and all cash disbursements were made from these accounts. In connection with this offering, we will establish our own cash management system that will be administered by Hess on our general partner’s behalf under our omnibus agreement.

We expect our ongoing sources of liquidity following this offering to include:

•	cash generated from operations;

•	borrowings under our revolving credit facility;

•	issuances of additional equity securities; and

•	issuances of debt securities.

We believe that, in the future, cash generated from these sources will be sufficient to meet our operating requirements, our planned short-term capital expenditures and debt service requirements and our quarterly cash distribution requirements. We believe that future internal growth projects or potential acquisitions will be funded primarily through borrowings under our revolving credit facility or through the issuance of debt and equity securities.

Following the completion of this offering, we intend to pay a minimum quarterly distribution of $             per unit, which equates to $             million per quarter, or $             million per year in the aggregate, based on the number of common and subordinated units and the 2% general partner interest that will be outstanding immediately after completion of this offering. We do not have a legal obligation to pay this distribution, except as provided in our partnership agreement. Please read “Cash Distribution Policy and Restrictions on Distributions.”

Revolving Credit Facility

In 2015, we entered into a five-year, $350.0 million senior unsecured revolving credit facility with JPMorgan Chase Bank, N.A., as the administrative agent, and several other commercial lending institutions, as lenders and letter of credit issuing banks. We have the option to extend the revolving credit facility for two additional one-year terms subject to, among other things, the consent of the lenders holding the majority of the commitments. We have the option to increase the overall capacity of the revolving credit facility by up to an additional $250 million, subject to, among other things, the consent of the existing lenders whose commitments will be increased or any additional lenders providing such additional capacity. Included in the total capacity are sub-facilities for swingline loans and letters of credit for up to $50 million and $200 million, respectively. Availability of the revolving credit facility is subject to certain conditions that we consider customary for an agreement of this type entered into under similar conditions.

After the availability date, facility fees will accrue on the total capacity of the facility. Outstanding borrowings under the revolving credit facility will bear interest, at our option, at either: (a) the Eurodollar rate (as described in the revolving credit facility) in effect from time to time plus the applicable margin; or (b) the alternate base rate (as described in the revolving credit facility) plus the applicable margin. Prior to us obtaining credit ratings, if any, the pricing levels for the facility fee and interest-rate margins are based on our ratio of total debt to consolidated EBITDA (as defined in the revolving credit facility). After we obtain credit ratings, if ever, the pricing levels will be based on our credit ratings in effect from time to time.

The revolving credit facility contains representations and warranties, affirmative and negative covenants and events of default that we consider to be customary for an agreement of this type, including a covenant that requires us to maintain a ratio of total debt to consolidated EBITDA for the prior four fiscal quarters of not greater than 5.0 to 1.0 as of the last day of each fiscal quarter (5.5 to 1.0 during the specified period following certain acquisitions).

Affiliate Loan Facilities with Hess

On April 29, 2013, our Predecessor entered into an unsecured loan facility with Hess with a borrowing capacity of $800.0 million. On December 19, 2013, this facility was amended to increase our Predecessor’s borrowing capacity to $1.0 billion. Our Predecessor used the proceeds from borrowings under this facility to both refinance existing affiliate payables and to fund additional capital expenditures, in each case exclusively related to the Tioga Gas Plant’s expansion, refurbishment and optimization project. This facility had a maturity date of October 15, 2015, and accrued interest at the applicable federal rate (“AFR”), published by the Internal Revenue Service, with semiannual compounding. This loan facility contained customary covenants, but did not contain financial covenants or material adverse change clauses.

On December 19, 2013 and April 25, 2014, our Predecessor entered into two separate $500.0 million unsecured loan facilities with Hess. These two facilities were available to fund general corporate expenditures relating to our logistics assets and the Tioga Gas Plant, respectively. Borrowings under these two facilities were payable on demand and bore interest at the prevailing AFR. The loan facilities contained customary covenants including the payment of taxes, corporate existence, and maintenance of properties including insurance, but did not contain financial covenants or material adverse change clauses. We refer to these three loan facilities with Hess as our Predecessor’s “affiliate loan facilities.”

On January 15, 2015, we repaid with cash the demand loan facility relating to our logistics assets and terminated the facility.

On June 18, 2015, Hess provided capital contributions to settle all outstanding balances under our remaining affiliate loan facilities.

As of June 30, 2015 and December 31, 2014, our Predecessor had zero and $1,018.9 million, respectively, of outstanding borrowings under the affiliate loan facilities. On June 30, 2015, our affiliate loan facilities were terminated and we were released from all obligations thereunder. As such, our Predecessor’s historical combined financial statements include these borrowings and related capitalized interest expense, while our future financial statements will not. Please see our unaudited pro forma condensed combined financial statements included elsewhere in this prospectus for the effects of these adjustments on our historical combined financial statements.

Cash Flows

Six Months Ended June 30, 2015 Compared to Six Months Ended June 30, 2014

Operating Activities.    Cash flows provided by (used in) operating activities for the six months ended June 30, 2015 increased $91.4 million to $89.5 million provided by operating activities as compared to $1.9 million used in operating activities for the six months ended June 30, 2014. The increase in cash flows provided by operating activities resulted primarily from the Tioga Gas Plant being shut down for its expansion, refurbishment and optimization project for most of the first quarter of 2014 with an increase in revenues of $84.3 million and a decrease in cash used in operating activities attributable to changes in working capital of $15.1 million, offset by an increase in operating and maintenance expenses of $8.2 million.

Investing Activities.    Cash flows used in investing activities for the six months ended June 30, 2015 decreased $136.7 million to $13.5 million as compared to $150.2 million for the six months ended June 30, 2014 due to decreased capital expenditures primarily related to the completion of the Tioga Gas Plant’s expansion, refurbishment and optimization project in March 2014.

Financing Activities.    Cash flows provided by financing activities decreased $228.1 million to $76.0 million used in financing activities for the six months ended June 30, 2015 as compared to $152.1 million provided by financing activities for the six months ended June 30, 2014. The decrease in cash flows provided by financing activities resulted primarily from repayment of borrowings due to Hess of $273.8 million, partially offset by other contributions from Hess of $197.8 million.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Operating Activities.    Cash flows provided by (used in) operating activities for the year ended December 31, 2014 increased $165.0 million to $29.6 million provided by operating activities as compared to $135.4 million used in operating activities for the year ended December 31, 2013. The increase in cash flow provided by operations resulted primarily from a decrease in purchases of $190.3 million, a decrease in operating and maintenance expenses of $47.0 million and a decrease in general and administrative expenses of $8.1 million, offset by an increase in cash used in operating activities attributable to changes in working capital of $63.6 million, a decrease in revenues of $14.9 million and an increase in interest expense of $1.9 million.

Investing Activities.    Cash flows used in investing activities for the year ended December 31, 2014 decreased $285.4 million to $187.8 million as compared to $473.2 million for the year ended December 31, 2013, due to decreased capital expenditures primarily related to the completion of the expansion of the Tioga Gas Plant.

Financing Activities.    Cash flows provided by financing activities for the year ended December 31, 2014 decreased $450.4 million to $158.2 million as compared to $608.6 million for the year ended December 31, 2013. The decrease consisted of decreased borrowings of $224.5 million under our affiliate loan agreements with Hess, which were utilized to fund our working capital needs and finance capital expenditures related to the Tioga Gas Plant’s expansion, refurbishment and optimization project and are reported in cash flows used in investing activities, and decreased contributions from Hess of $225.9 million.

Capital Expenditures

Our operations can be capital intensive, requiring investments to expand, upgrade, maintain or enhance existing operations and to meet environmental and operational regulations. Our capital requirements will consist of maintenance capital expenditures and expansion capital expenditures. Following the closing of this offering, we will be required to distinguish between maintenance capital expenditures and expansion capital expenditures in accordance with our partnership agreement, even though historically we did not make a distinction between maintenance capital expenditures and expansion capital expenditures in exactly the same way as will be required under our partnership agreement. Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our operating capacity, operating income or revenue. Examples of maintenance capital expenditures are expenditures to repair, refurbish or replace existing assets, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations. In contrast, expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating capacity, operating income or revenue over the long term. Examples of expansion capital expenditures include the acquisition of equipment, or the construction, development or acquisition of additional capacity, to the extent such capital expenditures are expected to expand our long-term operating capacity, operating income or revenue.

Please read “—Cash Flows” for a discussion of historical capital expenditures.

We have forecasted capital expenditures of approximately $24.6 million for the twelve months ending September 30, 2016, of which $1.3 million relates to maintenance capital expenditures and the remaining $23.3 million relates to expansion capital expenditures. Our forecasted maintenance capital expenditures relate primarily to routine maintenance and service on our assets.

We expect to make expansion capital expenditures during the twelve months ending September 30, 2016 to capture anticipated additional volumes attributable to Hess’s Bakken operations as well as related capital projects being undertaken by Hess Infrastructure Partners. Hess Infrastructure Partners continues to build out its gathering systems to add incremental compression and pump capacity in support of Hess’s development activities. Hess Infrastructure Partners recently commenced the construction of facilities and the reconfiguration of pipelines in McKenzie and Williams Counties that are expected to increase its throughput capacity for crude oil and natural gas originating from south of the Missouri River and moving northward to our natural gas processing and crude oil and NGL logistics assets in Tioga and Ramberg. Hess Infrastructure Partners currently expects these projects to be fully in service in 2017 at a total cost of approximately $425 million, all of which will have been funded by Hess Infrastructure Partners. As these projects are completed, we expect to handle natural gas and crude oil volumes that are currently unable to access our facilities directly.

Specifically, we expect that our expansion capital expenditures for the twelve months ending September 30, 2016 will include the following:

•	evaluation of debottlenecking options at the Tioga Gas Plant to increase the plant’s processing capacity from 250 MMcf/d to 300 MMcf/d in support of anticipated increased contractual nominations;

•	construction of additional rail car ladder tracks to accommodate loading NGL unit trains at the Tioga Rail Terminal in order to support an expected increase in the processing capacity of the Tioga Gas Plant;

•	construction of an additional propane storage sphere at the Tioga Gas Plant to accommodate an expected increase in the processing capacity of the Tioga Gas Plant and to facilitate the loading of NGL unit trains;

•	reconfiguration and addition of transfer pumps to facilitate the handling of increasing crude oil inlet nominations, including volumes originating from south of the Missouri River, to the Ramberg Truck Facility, to connect new pipeline redelivery points at the facility and to increase redelivery capacity to the Tioga Rail Terminal to accommodate sustained loading rates of two unit trains per day; and

•	installation of additional facilities at the Tioga Gas Plant to enable the reinjection of propane into the residue gas product stream if requested by customers.

Following the closing of this offering, we expect that we will fund expansion capital expenditures through a combination of proceeds retained from this offering and borrowings under our revolving credit facility. We have no obligation to pay any additional amounts for the purchase of the rail cars we will receive from Hess under our prepaid forward purchase and sales agreement with Hess. As a result, we have not forecasted any expansion capital expenditures associated with any new crude oil rail cars that we will receive starting in the fourth quarter of 2015. For more information regarding Hess Infrastructure Partners’ obligation to reimburse us for certain capital expenditures under our contribution agreement and Hess’s obligation to deliver additional crude oil rail cars to us, please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions.”

Contractual Obligations

A summary of our contractual obligations as of December 31, 2014, is as follows:

	Total	Up to 1 Year	Years 1-3	Years 3-5	After 5 Years
	(in millions)
Current maturities of long-term debt—affiliates	$1,018.9	$1,018.9	$—	$—	$—

Total	$1,018.9	$1,018.9	$—	$—	$—

On June 30, 2015, our affiliate loan facilities were terminated and we were released from all obligations thereunder.

Off-Balance Sheet Arrangements

We have not entered into any transactions, agreements or other contractual arrangements that would result in off-balance sheet liabilities.

Regulatory Matters

Rail Regulation.    Our rail operations are subject to the regulatory jurisdiction of various federal regulatory agencies, including the Federal Railroad Administration and the Pipeline Hazardous Materials Safety Administration of the U.S. Department of Transportation, or DOT, as well as the Occupational Safety and Health Administration. For more information on federal and state regulations affecting our business, please read “Business—Other Regulation—Rail Regulation.”

Safety.    Our assets are subject to safety regulations adopted by the DOT. For more information on federal and state regulations affecting our business, please read “Business—Other Regulation—Safety and Maintenance.”

Environmental Regulation.    We are subject to extensive federal, state and local environmental laws and regulations. These laws, which change frequently, regulate the discharge of materials into the environment or otherwise relate to protection of the environment. Compliance with these laws and regulations may require us to remediate environmental damage from any discharge of petroleum or chemical substances from our facilities or require us to install additional pollution control equipment on our equipment and facilities. Our failure to comply with these or any other environmental or safety-related regulations could result in the assessment of administrative, civil, or criminal penalties, the imposition of investigatory and remedial liabilities, and/or the issuance of injunctions that may subject us to additional operational constraints.

Future expenditures may be required to comply with the Clean Air Act and other federal, state and local requirements for our various sites. The impact of these legislative and regulatory requirements, if enacted or adopted, could result in increased compliance costs and additional operating restrictions on our business, each of which could have an adverse impact on our financial position, results of operations and liquidity. We expect that Hess Infrastructure Partners will indemnify us for certain of these costs as described in the omnibus agreement. For a further description of this indemnification, please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement.”

Environmental and Legal Liabilities.    Hess has been party to various litigation and contingent loss matters, including environmental matters, arising in the ordinary course of business. The outcome of these matters cannot always be accurately predicted, but we have recognized historical liabilities for these matters based on our best estimates and applicable accounting guidelines and principles.

We are currently, and expect to continue, incurring expenses for environmental cleanup at our gas plant, logistics and storage facilities. As part of the omnibus agreement, Hess Infrastructure Partners will indemnify us for certain of these expenses. For a further description of the indemnification, please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement.” As of June 30, 2015 and December 31, 2014, no significant environmental costs have been incurred.

Critical Accounting Policies and Estimates

Accounting policies and estimates affect the recognition of assets and liabilities in our combined balance sheets and revenues and expenses in our combined statements of operations. The accounting methods used can affect net income, net parent investment and various financial statement ratios. However, the accounting methods generally do not change cash flows or liquidity. We consider the following policies to be the most critical in understanding the judgments that are involved in preparing our financial statements and the uncertainties that could impact our financial condition and results of operations.

We are an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act, or JOBS Act. The JOBS Act provides that an emerging growth company may delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected not to take advantage of this exemption and, therefore, plan to adopt new or revised accounting standards at the time those standards apply to public companies.

Property, Plant and Equipment

Property, plant and equipment are stated at the lower of historical cost less accumulated depreciation, subject to the results of impairment testing. We capitalize all construction-related direct labor and material costs, as well as indirect construction costs. Indirect construction costs include general engineering, taxes and the cost of funds used during construction. Costs, including complete asset replacements and enhancements or upgrades that increase the original efficiency, productivity or capacity of property, plant and equipment, are also capitalized. The costs of repairs, minor replacements and maintenance projects, which do not increase the original efficiency, productivity or capacity of property, plant and equipment, are expensed as incurred. The determination of cost componentization and related estimated useful lives is a significant element in arriving at the results of operations. The estimates affect depreciation expense in our accompanying combined statements of operations and balance sheets.

Impairment of Long-Lived Assets

We review long-lived assets for impairment whenever events or changes in business circumstances indicate the net book values of the assets may not be recoverable. Impairment is indicated when the undiscounted cash flows estimated to be generated by those assets are less than the assets’ net book value. Undiscounted cash flows are based on identifiable cash flows that are largely independent of the cash flows of other assets and liabilities. If impairment occurs, a loss is recognized for the difference between fair value and net book value. Such fair value is generally determined by discounting anticipated future net cash flows, an income valuation approach, or by a market-based valuation approach, which are Level 3 fair value measurements. Factors that indicate potential impairment include a significant decrease in the market value of the asset, operating or cash flow losses associated with the use of the asset, and a significant change in the asset’s physical condition or use. No impairments of long-lived assets were recorded during the periods included in the accompanying combined financial statements. The determination of impairments could be a significant element in arriving at the results of operations. Impairment charges would impact total costs and expenses and net Property, Plant & Equipment in our accompanying combined statements of operations and balance sheets.

Revenue Recognition

We recognize revenues when persuasive evidence of an arrangement exists, delivery has occurred or services rendered, price is fixed or determinable and collectability is reasonably assured.

During the year ended December 31, 2013, we provided processing services under POP contracts under which we purchased unprocessed natural gas from Hess and third-party producers, processed the natural gas and sold the residue gas and NGLs to Hess and third-party customers. We retained a percentage of the proceeds from such sales, plus certain additional fees, and remitted the remainder of the sales proceeds to the producer. We recorded revenues and the related cost of sales on a gross basis during the year ended December 31, 2013 since we obtained title to the product and risk of loss, which was then transferred to Hess and third-party customers upon sale. Our storage and logistics businesses did not recognize substantial revenues during the year ended December 31, 2013, since we did not have documented intercompany arrangements and prices were not fixed or determinable for transactions with Hess affiliates and third parties.

On January 1, 2014, we assigned our POP contracts to a subsidiary of Hess and contributed the related accounts receivable, accounts payable and accrued liability balances. During the year ended December 31, 2014, we processed, transported and stored volumes that were owned by a subsidiary of Hess, collected fees for providing those services and recognized revenue when the services were provided, as represented in our accompanying combined statement of operations. During the year ended December 31, 2014, we did not own or take title to these volumes.

Depreciation Expense

We calculate depreciation using the straight-line method based on the estimated useful lives after considering salvage values of our assets. When assets are placed into service, we make estimates with respect to their useful lives that we believe are reasonable. Depreciation lives related to our significant assets primarily range between 12 to 35 years. However, factors such as maintenance levels, economic conditions impacting the demand for these assets, and regulatory or environmental requirements could cause us to change our estimates, and impact our future calculation of depreciation. The determination of estimated useful lives is a significant element in arriving at depreciation expense. The estimates affect depreciation expense and cost componentization in our accompanying combined statements of operations and balance sheets.

Contingencies

In the ordinary course of business, we may become party to lawsuits, administrative proceedings and governmental investigations, including environmental, regulatory and other matters. Damages or penalties may be sought from us in some matters for which the likelihood of loss may be probable or possible but the amount of loss is not currently estimable. Costs that relate to an existing condition caused by past operations are expensed. Contingent liabilities are recorded when probable and reasonably estimable. On the basis of existing information, we believe that the resolution of any such matters, individually or in the aggregate, will not have a material adverse effect on our financial position or results of operations. Estimates related to contingencies affect operating expenses in our accompanying combined statements of operations and liabilities in our balance sheets.

Qualitative and Quantitative Disclosures about Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices. We generally do not take ownership of the crude oil, natural gas or NGLs that we currently process, terminal, store or transport for our customers. Because we will initially generate substantially all of our revenues by charging fees under long-term commercial agreements with Hess with minimum volume commitments, Hess will bear the risks associated with fluctuating commodity prices and we will have minimal direct exposure to commodity prices.

Any debt that we incur under our revolving credit facility will bear interest at a variable rate, which will expose us to interest rate risk. Unless interest rates increase significantly in the future, our exposure to interest rate risk should be minimal. We do not currently have in place any derivative instruments to hedge any exposure to variable interest rates.

INDUSTRY OVERVIEW

We obtained the information in this prospectus about the natural gas and crude oil industries from several independent outside sources, including: the Energy Information Administration, an independent statistical and analytical agency within the U.S. Department of Energy, which we refer to as EIA, the North Dakota Industrial Commission, which we refer to as the NDIC, and the U.S. Geological Survey, which we refer to as USGS.

General

We generate substantially all of our revenues by charging fees for processing natural gas and fractionating NGLs; terminaling and loading crude oil and NGLs; transporting crude oil by rail car; and storing and terminaling propane. We own a natural gas processing plant, a crude oil and NGL rail loading terminal, over 950 crude oil rail cars, a crude oil truck and pipeline receipt terminal, and a propane storage cavern and rail and truck transloading facility. The market we serve, which begins at the point of production and extends to the end-user customer, is commonly referred to as the “midstream” market.

Natural Gas Industry Overview

Natural gas is one of the world’s key sources of global energy, along with oil, coal and nuclear power. Natural gas is used principally in power generation (electricity) and for heating. It is an abundant energy source, with worldwide reserves estimated at 6,845 Tcf, which is enough for over 55 years of supply at current rates of consumption.

In the last three decades, demand for natural gas has grown faster than the demand for any other fossil fuel, with its share of total global primary energy consumption rising from 18% in 1980 to 24% in 2012, according to the EIA.

Natural Gas Midstream Services

The midstream natural gas industry is the link between the exploration and production of natural gas from the wellhead or lease and the delivery of that natural gas and its other components either to end-use markets, such as power generators and industrial consumers, or to local distribution companies, or LDCs, that make delivery to small commercial, industrial and residential consumers. The principal components of the business consist of gathering, compressing, treating, dehydrating, processing, fractionating, transporting and marketing natural gas and NGLs. Companies within this industry create value at various stages along the natural gas value chain by gathering natural gas from producers at the wellhead, processing and separating the hydrocarbons from impurities and into dry gas (primarily methane) and NGLs and then routing the separated dry gas and NGL streams for delivery to end-markets or to the next intermediate stage of the value chain. Transmission consists of moving pipeline-quality natural gas from these gathering systems and plants for delivery to customers. Marketing consists of the purchase and then sale of natural gas and NGLs to end-use customers.

A significant portion of natural gas produced at the wellhead contains NGLs. Natural gas produced in association with crude oil typically contains higher concentrations of NGLs than natural gas produced from gas wells. This rich natural gas is generally not acceptable for transportation in the nation’s transmission pipeline system or for residential or commercial use. Processing plants extract the NGLs, leaving residual lean gas that meets transmission pipeline-quality specifications for ultimate consumption. Furthermore, processing plants produce marketable NGLs, which, on an energy equivalent basis, typically have a greater economic value as a raw material for petrochemicals and motor gasolines than as a component of the natural gas stream.

The range of services provided by the midstream natural gas industry are generally divided into the following categories:

Gathering.    At the initial stages of the midstream value chain, a network of typically small-diameter pipelines known as gathering systems directly connect to wellheads in the production area. These gathering systems transport natural gas from the wellhead to a central location for treating and processing. A large gathering system may involve thousands of miles of gathering pipelines connected to thousands of wells. Gathering systems are typically designed to be highly flexible to allow gathering of natural gas at different pressures and scalable to allow for additional production and well connections without significant incremental capital expenditures.

Compression.    Gathering systems are operated at design pressures that enable the maximum amount of production to be gathered from connected wells. Through a mechanical process known as compression, volumes of natural gas at a given pressure are compressed to a sufficiently higher pressure, thereby allowing those volumes to be delivered into a higher pressure downstream pipeline to be brought to market. Since wells produce at progressively lower field pressures as they age, it becomes necessary to add additional compression over time near the wellhead to maintain throughput across the gathering system.

Treating and Dehydration.    Another process in the midstream value chain is treating and dehydration, a step that involves the removal of impurities such as water, carbon dioxide, nitrogen and hydrogen sulfide that may be present when natural gas is produced at the wellhead. These impurities must be removed for the natural gas to meet the specifications for transportation on long- haul intrastate and interstate pipelines. Moreover, end users will not purchase natural gas with a high level of these impurities. To meet downstream pipeline and end-user natural gas quality standards, the natural gas is dehydrated to remove the saturated water and is chemically treated to separate the impurities from the gas stream.

Processing.    The principal components of natural gas are methane and ethane, but most natural gas also contains varying amounts of other NGLs, which are heavier hydrocarbons that are found in some natural gas streams. Even after treating and dehydration, most natural gas is not suitable for long-haul intrastate and interstate pipeline transportation or commercial use because it contains NGLs and natural gas condensate. This natural gas, referred to as liquids-rich natural gas, must be processed to remove these heavier hydrocarbon components and natural gas condensate. NGLs are also valuable commodities once removed from the natural gas stream. The removal and separation of NGLs usually takes place in a processing plant using industrial processes that exploit differences in the weights, boiling points, vapor pressures and other physical characteristics of NGL components.

Fractionation.    Fractionation is the process by which the mixture of NGLs that results from natural gas processing is separated into the NGL components, such as ethane, propane, butane, isobutane, and natural gasoline, prior to their sale to various petrochemical and industrial end users. Fractionation is accomplished by controlling the temperature of the stream of mixed liquids in order to take advantage of the difference in boiling points of separate products.

Natural Gas Transmission.    Once the raw natural gas has been treated and processed, the remaining natural gas, or residue natural gas, is transported to end users. The transmission of natural gas involves the movement of pipeline-quality natural gas from gathering systems and processing facilities to wholesalers and end users, including industrial plants and local distribution companies, or LDCs. LDCs purchase natural gas on interstate and intrastate pipelines and market that natural gas to commercial, industrial and residential end users. Transmission pipelines generally span considerable distances and consist of large-diameter pipelines that operate at higher pressures than gathering pipelines to facilitate the transportation of greater quantities of natural gas. The concentration of natural gas production in a few regions of the United States generally requires transmission pipelines to cross state borders to meet national demand. These pipelines are referred to as interstate pipelines and are primarily regulated by federal agencies or commissions, including the FERC. Pipelines that transport natural gas produced and consumed wholly within one state are generally referred to as intrastate pipelines. Intrastate pipelines are primarily regulated by state agencies or commissions.

NGL Products Transportation.    Once the NGL stream has been separated from the natural gas stream, and separated into products through fractionation, the resulting NGL products are then transported by pipe, rail, or truck to downstream NGL terminal, storage, and distribution networks or also transported directly to end users.

Natural Gas Supply Chain

The following diagram illustrates the groups of assets commonly found along the natural gas value chain:

Compressed Natural Gas and Liquefied Natural Gas

Once natural gas has been processed and separated, the residual natural gas can be compressed under high pressures, typically 3,000 to 3,600 psig, and converted into CNG. Residual natural gas can also be condensed and cooled to -260 degrees Fahrenheit into liquefied natural gas, or LNG. CNG and LNG can be used as low-cost alternatives to gasoline or diesel fuel in internal combustion engines, where either remote location or the need for mobility inhibits access to a fixed natural gas source. CNG is generally used in light to medium-duty vehicles as an alternative to gasoline or diesel fuel. LNG is generally used in medium to heavy-duty vehicles, ships, and locomotives as an alternative to gasoline or diesel fuel. CNG and LNG are also used for industrial purposes and power generation in remote locations, including crude oil drilling and hydraulic fracturing.

Crude and Other Liquids Midstream Services

The range of services provided by the midstream crude oil industry are generally divided into the following categories:

Crude Oil Gathering.     Crude oil gathering assets provide the link between crude oil production gathered at the well site or nearby collection points and crude oil terminals, storage facilities, long-haul crude oil pipelines and refineries. Crude oil gathering assets generally consist of a network of small-diameter pipelines that are connected directly to the well site or central receipt points delivering into large-diameter trunk lines. Pipeline transportation is generally the lowest cost option for transporting crude oil. Trucking operations are often used to supplement pipeline systems by gathering and transporting crude oil production from remote well sites that are not directly connected to pipeline gathering infrastructure. Competition in the crude oil gathering industry is typically regional and based on proximity to crude oil producers, as well as access to viable delivery points. Overall demand for gathering services in a particular area is generally driven by crude oil producer activity in the area.

Crude Stabilization.    The process of crude stabilization lowers the concentration of light gases or NGLs, absorbed in the crude oil when it is produced. Crude stabilization reduces vapor pressure, making the crude oil less volatile to meet standards and regulations for storage and shipment via pipeline or rail tank cars. Crude stabilization may also be designed to remove corrosive elements such as hydrogen sulfide, which can damage storage vessels, pipelines and tank cars.

Terminaling, Transportation and Storage.    Terminaling and storage facilities and related short-haul pipelines complement crude oil transportation systems, refinery operations and refined products transportation, and play a key role in moving refined products to the end-use market. Crude oil terminals are generally used for distribution, storage, inventory management and blending to achieve specified grades of crude oil and use pipelines, rail cars, barges, and trucks to receive and redeliver crude oil. Refined product terminals are generally used for the distribution, storage, inventory management, blending to achieve specified grades of products such as: gasoline, diesel, filtering of jet fuel, injection of additives, including ethanol, and other ancillary services. Typically, refined product terminals are equipped with automated truck loading facilities commonly referred to as “truck racks” that operate 24 hours per day and often include storage tanks. These automated truck loading facilities provide for control of security, allocations, credit and carrier certification by remote input of data by customers. Trucks pick up refined products at the truck racks and transport them to commercial, industrial and retail end users. Additionally, some refined product terminals also use rail cars or barges to deliver refined products from and receive refined products into the terminal. During the loading process, additives may be introduced into refined products by computer-controlled injection systems that enable the refined products being loaded to conform to governmental regulations and individual customer requirements.

Crude-by-rail Transportation.    Historically, crude oil production within the contiguous United States was sourced from fields located principally in Texas and Louisiana. As a result, the U.S. petroleum complex was constructed around a transportation network of pipelines which moved large volumes of domestic crude oil and products from the major refining centers in the Gulf Coast states to refineries in the mid-continent and northern tier states. Refineries on the East Coast also came to rely on waterborne imports of crude oil. Recent production growth in Canada and the Mid-Continent region of the United States has placed considerable stress on the North American crude oil pipeline network, which was designed to transport volumes from south to north with limited capacity to send volumes east or west. Construction of new pipelines has been delayed by commercial and regulatory constraints. Crude-by-rail transportation has emerged to fill the gap; according to the EIA, total crude oil transported by rail has increased 25% year-over-year from 297 MMBbls in 2013 to 371 MMBbls in 2014. Rail terminals for loading and unloading crude oil can be connected to an extensive rail network to reach all major processing centers, such as the U.S. East and West Coasts, where pipeline connections are unlikely given environmental and permitting hurdles.

Crude Oil Supply Chain

Refined petroleum products, such as jet fuel, gasoline and distillate fuel oil, are all sources of energy derived from crude oil. The diagram below depicts the segments of the crude oil value chain:

Overview of the Williston Basin and the Bakken Shale Formation

Our assets are primarily located in the Bakken and Three Forks shale plays in the Williston Basin area of North Dakota, though the basin is spread across North Dakota, South Dakota, Montana and parts of southern Canada. The basin contains crude oil and natural gas in numerous producing zones, including the Bakken Shale, which the USGS classified in April 2008 as the largest “continuous” crude oil accumulation ever assessed by it in the continental United States. Using a geology-based assessment methodology, in a 2013 report the USGS estimated mean undiscovered volumes of 7.4 billion Bbls of crude oil and 6.7 Tcf of associated/dissolved natural gas in the Bakken and Three Forks shale plays in the Williston Basin. Commercial crude oil production activities began in the Williston Basin in the 1950s with the first well drilled by Hess in 1951. Since then, a significant amount of crude oil has been produced from the basin, primarily from conventional oil accumulations. The Williston Basin is now one of the most actively drilled resource plays in North America. The Bakken in particular experienced increased activity, which we believe is driven by modern drilling and completion technologies and its high quality crude oil. For example, according to the NDIC, the producing well count in North Dakota has increased from 4,271 wells as of December 2008 to 12,940 wells as of July 2015, and daily crude oil production has increased from 202 MBbls per day to 1,202 MBbls per day over the same time period. As the region continues to develop, we believe there will be an increasing need for additional crude oil gathering, terminaling, transportation and storage infrastructure.

The following map shows the general location of the Williston Basin and the Bakken in the United States:

The following graph shows the historical crude oil and natural gas production from the Bakken in the United States as of September 2015:

BUSINESS

Overview

We are a fee-based, growth-oriented, traditional master limited partnership initially formed by Hess to own, operate, develop and acquire a diverse set of midstream assets to provide services to Hess and third-party crude oil and natural gas producers. Our assets are primarily located in the Bakken, one of the most prolific crude oil producing basins in North America.

On June 18, 2015, Hess contributed all of its existing midstream assets in the Bakken to Hess Infrastructure Partners. On July 1, 2015, Hess and GIP entered into the JV Transaction in which GIP purchased a 50% ownership interest in Hess Infrastructure Partners for approximately $2.675 billion, representing an aggregate value for Hess Infrastructure Partners of approximately $5.35 billion. Hess Infrastructure Partners will contribute all of our initial assets to us at or prior to the closing of this offering.

We generate substantially all of our revenues by charging fees for processing natural gas and fractionating NGLs; terminaling and loading crude oil and NGLs; transporting crude oil by rail car; and storing and terminaling propane. We have entered into 10-year, fee-based commercial agreements with Hess, each of which is dated effective January 1, 2014. These agreements include minimum volume commitments based on dedicated production, inflation escalators and fee recalculation mechanisms. We believe these commercial agreements provide us with stable and predictable cash flows. We have the sole option to renew each of these agreements for an additional 10-year term. We have minimal direct exposure to commodity prices, and we generally do not take ownership of the crude oil, natural gas or NGLs that we process, terminal, store or transport for our customers. Our initial assets consist of the following:

Processing and Storage.    Our processing and storage business consists of a 30% economic interest in HTGP Opco and a 100% interest in Mentor Holdings, which own the following assets, respectively:

•	Tioga Gas Plant. HTGP Opco owns the Tioga Gas Plant, a natural gas processing plant located in Tioga, North Dakota with a current processing capacity of 250 MMcf/d; and

•	Mentor Storage Terminal. Mentor Holdings owns the Mentor Storage Terminal, a propane storage cavern and rail and truck transloading facility located in Mentor, Minnesota, with approximately 328 MBbls of working storage capacity.

Logistics.    Our logistics business consists of a 50% economic interest in Logistics Opco, which owns each of the following assets:

•	Tioga Rail Terminal. A 140 MBbl/d crude oil and 30 MBbl/d NGL rail loading terminal in Tioga, North Dakota;

•	Crude Oil Rail Cars. A total of 956 crude oil rail cars, which we operate as eight or nine unit trains, each consisting of 100 to 110 crude oil rail cars. In addition, on January 15, 2015, we entered into a prepaid forward purchase and sales agreement with Hess under which we have a contractual right to receive an additional 550 crude oil rail cars beginning in the fourth quarter of 2015; and

•	Ramberg Truck Facility. A crude oil truck and pipeline receipt terminal located in Williams County, North Dakota that is capable of delivering up to an aggregate of 130 MBbl/d of crude oil into an interconnecting pipeline for transportation to the Tioga Rail Terminal and to multiple third-party pipelines and storage facilities.

We refer to the Tioga Gas Plant, Tioga Rail Terminal, crude oil rail cars and Ramberg Truck Facility in this prospectus as our “joint interest assets.”

We intend to expand our business by acquiring additional midstream assets from Hess Infrastructure Partners, Hess and third parties, including our right of first offer assets described below, capitalizing on organic growth opportunities in the Bakken and pursuing opportunities to add additional Hess and third-party throughput volumes in the future. Hess Infrastructure Partners has agreed that, during the 10-year period following the closing of this offering, it will offer us the right to acquire certain midstream assets retained by Hess Infrastructure Partners following this offering or that may be constructed or acquired by Hess Infrastructure Partners in the future. We refer to this right as our right of first offer. Our right of first offer assets include the following:

•	Hess Infrastructure Partners’ retained interests in our joint interest assets;

•	Hess Infrastructure Partners’ crude oil and natural gas gathering pipeline systems in the Bakken; and

•	any additional crude oil or NGL rail cars that Hess Infrastructure Partners acquires in the future for use in the Bakken.

Hess Infrastructure Partners is under no obligation to offer to sell us any additional assets (other than our right of first offer assets, and then only if Hess Infrastructure Partners decides to dispose of such assets), and we are under no obligation to buy any additional assets from Hess Infrastructure Partners. As of June 30, 2015, the aggregate book value of the assets to be contributed to us by Hess Infrastructure Partners in connection with the closing of this offering, including our interests in our joint interest assets, was approximately $463.9 million, and the aggregate book value of our right of first offer assets retained by Hess Infrastructure Partners, including its retained interests in our joint interest assets, was approximately $1.7 billion. For a further description of our right of first offer assets, please read “—Right of First Offer Assets.”

Our relationship with our Sponsors, and especially with Hess, is one of our principal strengths. Following the completion of this offering, our Sponsors will collectively own an aggregate     % limited partner interest in us (or an aggregate     % limited partner interest in us if the underwriters exercise in full their option to purchase additional common units) and, through their ownership interest in Hess Infrastructure Partners, a 70% noncontrolling interest in HTGP Opco and a 50% noncontrolling interest in Logistics Opco, a 100% interest in our general partner and all of our incentive distribution rights. Hess is a global E&P company that explores for, develops, produces, purchases, transports and sells crude oil, natural gas and NGLs and is one of the leading crude oil and natural gas producers in the Bakken. Hess expects its Bakken operations to be the largest contributor to its total production growth through 2020, and Hess has stated that it intends to use us and Hess Infrastructure Partners as the primary midstream vehicles to support its Bakken production growth and grow its midstream business. We believe our strategically located assets are integral to the success of Hess’s upstream operations in the Bakken and position us to become a leading provider of midstream services in the Bakken. We believe that, as a result of our Sponsors’ retained ownership interests in us, Hess Infrastructure Partners and Hess will be incentivized to offer us the opportunity to purchase additional Bakken midstream assets that Hess Infrastructure Partners currently owns, including our right of first offer assets, or that it or Hess may acquire or develop in the future to support Hess’s Bakken production growth.

For the six months ended June 30, 2015 and the year ended December 31, 2014, on a pro forma basis, we had revenues of $189.6 million and $269.7 million, net income of $65.9 million and $50.5 million, and Adjusted EBITDA of $93.5 million and $96.1 million, respectively. The Tioga Gas Plant was shut down from late November 2013 to late March 2014 to complete an expansion, refurbishment and optimization project, and the plant commenced expanded operations in late March 2014. Hess accounted for approximately 100% of our pro forma revenues for each of the six months ended June 30, 2015 and the year ended December 31, 2014. After excluding Hess Infrastructure Partners’ retained interests in our joint interest assets, our pro forma Adjusted EBITDA was $32.6 million and $36.0 million and our pro forma net income was $22.6 million and $19.1 million for those same periods, respectively. Please read “Selected Historical and Pro Forma Condensed Combined Financial and Operating Data” for the definition of the term Adjusted EBITDA and a reconciliation of Adjusted EBITDA to our most directly comparable financial measures calculated and presented in accordance with GAAP.

Business Strategies

Our primary business objectives are to generate stable and predictable cash flows and increase our quarterly cash distribution per unit over time. We intend to accomplish these objectives by executing the following strategies:

•	Focus on Providing Midstream Services Supported by Long-Term Contracts with Fee-Based Cash Flows. We are focused on providing midstream services to Hess and third parties that are supported by long-term contracts with fee-based cash flows. We have entered into 10-year, fee-based commercial agreements with Hess, each of which is dated effective January 1, 2014. These agreements include minimum volume commitments based on dedicated production, inflation escalators and fee recalculation mechanisms, all of which are intended to provide us with cash flow stability and growth and minimize our direct commodity price exposure. We have the sole option to renew each of these agreements for an additional 10-year term.

•	Increase Utilization of Our Assets by Supporting Hess’s Growing Production and Pursuing Third-Party Business. We intend to increase utilization of our existing assets by handling additional throughput volumes that we expect to result from the growth of Hess’s Bakken operations, as well as from related capital projects being undertaken by Hess Infrastructure Partners that will connect our facilities to existing Hess and third party volumes that are currently unable to access our facilities directly. We also intend to pursue throughput volumes from third parties in our areas of operation. While we currently provide substantially all of our midstream services exclusively to Hess, we are actively marketing our midstream services to, and are pursuing strategic relationships with, third-party producers and commodity purchasers with operations in the Bakken in order to maximize our utilization rates and diversify our customer base. We believe that the strategic location of our existing assets, their importance to Hess’s E&P operations in the Bakken and their direct connections to multiple interstate pipelines and to the BNSF Railway provide us with a competitive advantage that will result in additional Hess and third-party throughput volumes at our assets.

•	Grow Through Acquisitions from Hess Infrastructure Partners, Hess and Third Parties. We plan to pursue acquisitions of complementary midstream assets from Hess Infrastructure Partners and Hess, as well as from third parties. In support of this strategy, Hess Infrastructure Partners has provided us with a right of first offer on its initial midstream assets, including its retained interests in our joint interest assets. We believe that Hess Infrastructure Partners and Hess will be incentivized to offer us the opportunity to purchase additional Bakken midstream assets that Hess Infrastructure Partners currently owns or that it or Hess may acquire or develop in the future. Our third-party acquisition strategy will include midstream assets both within our existing geographic footprint and in new areas.

•

Pursue Attractive Organic Growth Opportunities.    We believe that the current high levels of crude oil and natural gas development and production activity in the Bakken will present us with significant opportunities for organic growth within our existing geographic footprint. For example, we are currently evaluating a debottlenecking project at the Tioga Gas Plant to increase the plant’s processing capacity from 250 MMcf/d to 300 MMcf/d. We are also constructing a CNG terminal at the Tioga Gas Plant that, when completed, will allow for the compression of 2.5 MMcf/d of residue gas into 17,000 diesel equivalent gallons per day of CNG. We will also evaluate and pursue organic investment opportunities in new areas both within and outside of the Bakken that provide attractive returns.

Business Strengths

We believe that we are well positioned to execute our business strategies based on the following business strengths:

•	Strategic Relationship with Our Sponsors. We have a strategic relationship with our Sponsors, and especially with Hess, one of the leading producers of crude oil and natural gas in the Bakken. As the owners of significant noncontrolling interests in our joint interest assets, an aggregate % limited partner interest in us (or an aggregate % limited partner interest in us if the underwriters exercise in full their option to purchase additional common units), a 100% interest in our general partner and all of our incentive distribution rights, we believe our Sponsors are incentivized to promote and support our business plan and to pursue projects that enhance the overall value of our business. Through our long-term commercial contracts with Hess, we have a well-capitalized, investment grade commercial counterparty initially providing substantially all of our revenues. Hess Infrastructure Partners also owns interests in other significant midstream assets in the Bakken, including our right of first offer assets. We believe that our relationship with our Sponsors and Hess’s stated intent to use us and Hess Infrastructure Partners as its primary midstream vehicles to support its Bakken production growth and grow its midstream business will provide us with a stable base of cash flows and significant growth opportunities.

•	Strategically Located Assets. Our initial assets are primarily located in the Bakken and serve Hess and third-party crude oil and natural gas development and production operations in the Bakken. Hess first commenced operations in North Dakota in 1951 and currently holds one of the largest acreage positions in the Bakken. The Bakken has been the focus of extensive industry activity over the last several years, and we expect producers to continue to invest substantial capital to develop crude oil and natural gas production in this region, which will in turn require substantial investment in midstream infrastructure. We believe that our existing footprint and connectivity to gathering systems and third-party pipeline and rail takeaway capacity will position us to capitalize on midstream growth opportunities in the Bakken.

•	Stable and Predictable Cash Flows Supported by Long-Term Fee-Based Contracts. Our assets primarily consist of processing, fractionation, storage, terminaling and loading facilities and transportation assets that generate stable revenues by providing fee-based services. We currently generate substantially all of our revenues under long-term, fee-based commercial agreements with Hess that include minimum volume commitments based on dedicated production, inflation escalators and fee recalculation mechanisms, all of which are intended to provide us with cash flow stability and growth and minimize our direct commodity price exposure. We believe these agreements provide us with stable and predictable cash flows.

•	High-Quality, Modern Asset Base. Substantially all of our assets have been constructed or have undergone extensive renovations within the past five years. For example, in March 2014, Hess completed a large-scale expansion, refurbishment and optimization of the Tioga Gas Plant, resulting in a state-of-the-art cryogenic processing plant and one of the largest natural gas processing plants in the Bakken based on its current processing capacity of 250 MMcf/d. We continually invest in the maintenance and integrity of our assets and have developed various programs to help us efficiently monitor and maintain them. We employ a rigorous integrity program that combines risk analysis, inspection and preventive maintenance to enhance the safety, reliability and efficiency of our operations.

•	Financial Flexibility. We have entered into a five-year revolving credit facility with $350.0 million in available capacity. We expect to have no outstanding debt immediately following the closing of this offering. We believe that we will have access to the debt and equity capital markets which, together with the available borrowing capacity under our revolving credit facility, will provide us with the financial flexibility to effectively execute our growth strategy.

•	Experienced Management Team with a Commitment to Safe, Reliable and Efficient Operations. Our management team has substantial experience and an established record of safety and reliability in the development, management and operation of midstream assets. Our management team also has expertise in acquiring and integrating midstream assets as well as in developing growth strategies in the midstream sector. Our senior management team includes several of Hess’s most senior officers, who average over 20 years of experience in the energy industry. The Hess personnel who will direct the provision of operational services in support of our assets have an average of over eight years of experience with Hess’s midstream operations. Our management team is committed to maintaining and improving the safety, reliability and efficiency of our operations, which we believe are key components in generating stable cash flows. We will also continue to utilize Hess’s strong internal safety review program and maintain a comprehensive employee safety training program.

Our Relationship with Our Sponsors

One of our principal strengths is our relationship with our Sponsors, and especially with Hess. Hess is a global E&P company that explores for, develops, produces, purchases, transports and sells crude oil and natural gas. Hess’s common stock trades on the NYSE under the ticker symbol “HES.” Hess is a Fortune 500 company and had a total market capitalization of approximately $19 billion as of June 30, 2015.

Hess had total E&P sales and other operating revenues of approximately $3.5 billion for the six months ended June 30, 2015 and $10.7 billion for the year ended December 31, 2014. At December 31, 2014, Hess had proved reserves of approximately 1.4 billion Boe, approximately 51% of which were located in the United States. At June 30, 2015, Hess had $35.6 billion of total assets including $0.9 billion of cash and cash equivalents, total equity of $21.1 billion and a debt-to-capitalization ratio of 22.0%.

As of December 31, 2014, Hess held approximately 613,000 net acres in the Bakken. During 2014, Hess invested approximately $2.1 billion in its Bakken operations, which represented almost 59% of its total capital and exploratory expenditures in the United States for that year and included significant investments in midstream assets. Hess’s net Bakken production averaged 83 MBoe/d for the year ended December 31, 2014. Hess expects that full year 2015 net production from its Bakken operations will average between 105 MBoe/d and 110 MBoe/d. During 2014, Hess operated an average of 17 rigs in the Bakken and drilled 261 wells, completed 230 wells and commenced production on 238 wells, bringing the total number of Hess-operated production wells in North Dakota to 982 as of December 31, 2014. In 2015, Hess expects to operate an average of 9 rigs in the Bakken and commence production on an additional 225 wells, including 137 wells that commenced production during the first six months of the year.

Hess’s midstream segment, which is comprised of our operations and those of Hess Infrastructure Partners, had total revenues and non-operating income of approximately $275 million for the six months ended June 30, 2015. Midstream segment net income for the same period was approximately $59 million, after expenses related to depreciation, depletion, and amortization of approximately $43 million and provision for income taxes of approximately $35 million. Midstream segment capital expenditures for the six months ended June 30, 2015 totaled approximately $105 million. At June 30,

2015, approximately $2.6 billion of Hess’s total assets were attributable to Hess’s midstream segment, including items related to taxes and goodwill.

The following table sets forth Hess’s crude oil, NGL and natural gas production as of December 31, 2014, 2013 and 2012, with the areas supported by our initial assets identified in bold:

	2014	2013	2012
	Crude Oil (MBbl/d)
United States
Bakken	66	55	47
Other Onshore	10	10	13

Total Onshore	76	65	60
Offshore	51	43	48

Total United States	127	108	108
International	93	117	176

Total	220	225	284

	NGLs (MBbl/d)
United States
Bakken	10	6	5
Other Onshore	7	4	5

Total Onshore	17	10	10
Offshore	6	5	6

Total United States	23	15	16
International	1	2	3

Total	24	17	19

	Natural Gas (MMcf/d)
United States
Bakken	40	38	27
Other Onshore	47	25	27

Total Onshore	87	63	54
Offshore	78	61	65

Total United States	165	124	119
International	348	441	497

Total	513	565	616

MBoe/d	329	336	406

GIP is managed by GIM, with approximately $15.4 billion in assets under management as of December 31, 2014 with offices in New York, London, Stamford (Connecticut) and an affiliated office in Sydney. GIM focuses on investments in three core sectors: energy, transportation, and water/waste. GIM’s global team possesses deep experience in its target infrastructure sectors, operations and finance. GIM’s current and past investments in the energy sector include, among others, general partner and limited partner interests in Access Midstream Partners, L.P., a natural gas and liquids gathering and processing master limited partnership that recently merged with Williams Partners L.P.; a joint venture with El Paso Corporation (and subsequently Kinder Morgan, Inc.) in Ruby Pipeline, a 680-mile natural gas pipeline from Wyoming to Oregon; a joint venture interest in Freeport LNG Development, L.P., which owns and operates a receiving and regasification facility and is developing an LNG export facility; a joint venture interest in FluxSwiss, which owns and operates Transitgas Pipeline, a 293 kilometer natural gas pipeline in Switzerland; and a joint venture interest in Compañĺa Logĺstica de Hidrocarburos, which is the leading company in Spain for transportation and storage of refined oil products.

At the closing of this offering, each of our Sponsors will indirectly own 50% of both our general partner and our incentive distribution rights through its respective 50% ownership interest in Hess Infrastructure Partners. Each of our Sponsors will also directly own an aggregate         % limited partner interest in us (or an aggregate         % limited partner interest in us if the underwriters exercise in full their option to purchase additional common units). Please read “The Offering” for a description of the option to purchase additional common units.

Hess Infrastructure Partners has independent access to capital, including a five-year revolving credit facility with available capacity of up to $400 million.

We believe our Sponsors will promote and support the successful execution of our business strategies given their significant ownership in us and our assets following this offering, Hess’s stated intent to use us and Hess Infrastructure Partners as its primary vehicles to support its Bakken production growth and grow its midstream business in the Bakken and the importance of our initial assets to Hess’s E&P operations in the region.

While our relationship with our Sponsors is a significant strength, it is also a source of potential risks and conflicts. Please read “Risk Factors—Risks Inherent in an Investment in Us” and “Conflicts of Interest and Duties” for a discussion of these potential conflicts and the risks that they present to our limited partners.

Our Business

We conduct our business through two reportable segments: (1) processing and storage and (2) logistics. The following map shows the locations of our initial assets and our right of first offer assets:

Processing and Storage.    Our processing and storage business consists of the following assets:

•	Tioga Gas Plant. We own a 30% economic interest in HTGP Opco, which owns the Tioga Gas Plant, a natural gas processing plant located in Tioga, North Dakota. The plant currently has a cryogenic processing capacity of 250 MMcf/d and integrated fractionation capacity (including ethane) of 60 MBbl/d. We are currently evaluating a debottlenecking project to increase the plant’s processing capacity from 250 MMcf/d to 300 MMcf/d. The plant includes the North Dakota Natural Gas Pipeline, an approximately 60-mile, 10.75-inch residue gas pipeline that connects to the interstate Northern Border Pipeline at Cherry Creek, North Dakota, and has a maximum capacity of 65 MMcf/d at the Northern Border Pipeline interconnection. Additionally, we are also constructing a CNG terminal at the Tioga Gas Plant that, when completed, will have a CNG compression capacity of 17,000 diesel equivalent gallons per day.

•	Mentor Storage Terminal. We own a 100% interest in Mentor Holdings, which owns the Mentor Storage Terminal, a propane storage cavern and rail and truck transloading facility located in Mentor, Minnesota, with approximately 328 MBbls of working storage capacity.

The following table sets forth certain information regarding our processing and storage assets, each of which operates under an associated long-term, fee-based commercial agreement with Hess:

Processing and Storage Assets

Asset	Commodity	Description	Throughput Capacity	Storage Capacity	Significant Third-Party and Affiliate Connections
Tioga Gas Plant(1)	Natural gas	Cryogenic	250 MMcf/d(2)		Inbound pipelines: Hess Infrastructure Partners gathering systems

Outbound residue gas pipelines: Northern Border Pipeline; Alliance Pipeline; Williston Basin Interstate Pipeline

	NGLs	Fractionation	60 MBbl/d	87 MBbls(3)	Outbound NGL pipelines: Alliance Pipeline (propane); Vantage Pipeline (ethane) Tioga Rail Terminal

	CNG(4)	Compression	17 MGal/d(5)

Mentor Storage Terminal	Propane	Storage; rail and truck transloading	6 MBbl/d	328 MBbls(6)	BNSF Railway

(1)	Shown on a 100% basis. We own a 30% economic interest in HTGP Opco, which owns the Tioga Gas Plant. Hess Infrastructure Partners owns the remaining 70% economic interest in HTGP Opco.
(2)	We are currently evaluating a debottlenecking project to increase the processing capacity of the Tioga Gas Plant from 250 MMcf/d to 300 MMcf/d.
(3)	Represents the aggregate above-ground shell storage capacity of storage tanks at the Tioga Gas Plant.
(4)	We are constructing a CNG terminal at the Tioga Gas Plant that we expect to be in operation during the fourth quarter of 2015.
(5)	Represents diesel equivalent gallons.
(6)	Represents a working storage capacity of 324 MBbls at the storage cavern and an aggregate working capacity of 4 MBbls of above-ground storage tanks at the Mentor Storage Terminal.

Logistics.    Our logistics business consists of our 50% economic interest in Logistics Opco, which owns each of the following assets:

•	Tioga Rail Terminal. A crude oil and NGL rail loading facility located in Tioga, North Dakota. This terminal consists of a dual loop track designed to load two crude oil unit trains per day, or approximately 140 MBbl/d. The terminal also consists of ladder tracks designed to load 30 MBbl/d of NGLs with track space for over 250 rail cars and three crude oil storage tanks with a combined shell storage capacity of 287 MBbls.

•	Crude Oil Rail Cars. A total of 956 crude oil rail cars, which we operate as eight or nine unit trains, each consisting of 100 to 110 crude oil rail cars. In addition, on January 15, 2015, we entered into a prepaid forward purchase and sales agreement with Hess under which we have a contractual right to receive an additional 550 crude oil rail cars beginning in the fourth quarter of 2015. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Prepaid Forward Purchase and Sales Agreement.”

•	Ramberg Truck Facility. A crude oil truck and pipeline receipt terminal located in Williams County, North Dakota that is capable of delivering up to an aggregate of 130 MBbl/d of crude oil into an interconnecting pipeline for transportation to the Tioga Rail Terminal and to multiple third-party pipelines and storage facilities.

The following table sets forth certain information regarding our logistics assets, each of which operates under a long-term, fee-based commercial agreement with Hess:

Logistics Assets

Asset	Commodity	Description	Throughput Capacity	Storage Capacity	Significant Third-Party and Affiliate Connections
Tioga Rail Terminal(1)	Crude oil	Dual loop	140 MBbl/d	287 MBbls(2)	BNSF Railway
	NGLs	Ladder track	30 MBbl/d	(3)

Crude oil rail cars(1)	Crude oil	(4)	(5)	(6)

Ramberg Truck Facility(1)	Crude oil	Truck unloading bays; pipeline connections	130 MBbl/d(7)	39 MBbls(8)

Inbound pipelines:

Hess Infrastructure Partners gathering systems

Outbound pipelines:

Tesoro High Plains;

Enbridge North Dakota System; Enbridge Bakken Expansion Pipeline;

Tioga Rail Terminal connection

(1)	Shown on a 100% basis. We own a 50% economic interest in Logistics Opco, which owns the Tioga Rail Terminal, the crude oil rail cars and the Ramberg Truck Facility. Hess Infrastructure Partners owns the remaining 50% economic interest in Logistics Opco.
(2)	Represents the aggregate above-ground shell storage capacity of storage tanks at the Tioga Rail Terminal.
(3)	Operational storage is provided by the Tioga Gas Plant.
(4)	We own a total of 956 crude oil rail cars, which we operate as eight or nine unit trains, each consisting of 100 to 110 crude oil rail cars. Our crude oil rail cars are constructed to AAR Petition 1577 (CPC-1232) safety standards and are capable of being upgraded to new safety standards recently adopted by the DOT.
(5)	Capacity varies based on round-trip time, which is primarily based on shipper destination and average rail speed.
(6)	Our crude oil rail cars have a shell capacity of 743 Bbls per car and an effective loading capacity of 96%, or approximately 713 Bbls per car, resulting in an aggregate working capacity of approximately 667 MBbls. In addition, on January 15, 2015, we entered into a prepaid forward purchase and sales agreement with Hess under which we have a contractual right to receive an additional 550 crude oil rail cars beginning in the fourth quarter of 2015.
(7)	Represents the aggregate redelivery capacity of the Ramberg Truck Facility.
(8)	Represents the aggregate above-ground shell storage capacity of storage tanks at the Ramberg Truck Facility.

We have entered into 10-year, fee-based commercial agreements with Hess, each of which is dated effective January 1, 2014. These agreements include minimum volume commitments based on dedicated production, inflation escalators and fee recalculation mechanisms, all of which are intended to provide us with cash flow stability and growth and minimize our direct commodity price exposure. Under these commercial agreements, we provide processing, fractionation, storage, terminaling, loading and transportation services to Hess, and Hess is obligated to provide us with minimum volumes of crude oil, natural gas and NGLs. We have the sole option to renew each of these agreements for an additional 10-year term. The following table sets forth additional information regarding our commercial agreements with Hess:

Our Commercial Agreements with Hess

Agreement	Initial Term (years)(2)	Renewal Term (years)(3)	Hess Minimum Volume Commitment(1)
			2015	2016	2017
Gas Processing Fractionation Agreement	10	10
Processing and Fractionation (MMcf/d)			163	175	179

Terminal and Export Services Agreement(4)	10	10
Terminaling (MBbl/d)			75	73	106
Crude Oil Loading (MBbl/d)			38	38	43
NGL Rail Loading (MBbl/d)			12	15	16
Crude Oil Transportation (MBbl/d)			39	43	49

Storage Services Agreement	10	10
Storage (MBbl/d)(5)			1	1	1

(1)	Hess’s minimum volume commitments under our gas processing and fractionation agreement and terminal and export services agreement (other than for crude oil transportation services) are equal to 80% of Hess’s nominations in each development plan and apply on a three-year rolling basis. Hess’s minimum volume commitment for crude oil transportation services under our terminal and export services agreement are equal to 90% of Hess’s nominations in each development plan. Hess’s minimum volume commitments are calculated quarterly, and the amounts reflected are annual averages of each year’s quarterly minimum volume commitments. For more information related to Hess’s development plan and Hess’s nominations thereunder, please read “Business—Our Commercial Agreements with Hess.”
(2)	Each of our commercial agreements is effective as of January 1, 2014.
(3)	We may renew each commercial agreement for an additional 10-year term at our sole option. Thereafter, each commercial agreement will renew automatically for successive annual periods until terminated by either party. Please read “—Our Commercial Agreements with Hess.”
(4)	The terminal and export services agreement covers the Tioga Rail Terminal, the Ramberg Truck Facility and our crude oil rail cars.
(5)	Represents a firm capacity reservation commitment for the total working storage capacity of the storage cavern (324 MBbls) at our Mentor Storage Terminal expressed on a per-day basis. Please read “—Our Commercial Agreements—Storage Services Agreement.”

Processing and Storage

Our processing and storage business consists of our 30% economic interest in the Tioga Gas Plant and our 100% interest in the Mentor Storage Terminal. The following sections describe in more detail these assets and the related services that we provide. For information regarding our commercial agreements under which we provide such services, please read “—Our Commercial Agreements with Hess.”

The following diagram shows the source of the natural gas entering our Tioga Gas Plant and related connections to third-party pipelines, our Mentor Storage Terminal and our Tioga Rail Terminal:

Tioga Gas Plant

The Tioga Gas Plant is located in Tioga, North Dakota, and consists of (i) a 250 MMcf/d state-of-the-art cryogenic processing facility with full ethane extraction capabilities that produces low Btu, pipeline-quality natural gas and (ii) a 60 MBbl/d fractionation facility with full NGL fractionation capabilities for ethane, propane and butane and natural gasoline. The plant receives natural gas produced from Hess-operated and third-party operated wells in the Bakken through gathering systems owned by Hess Infrastructure Partners as well as third-party gathering systems. The Tioga Gas Plant is one of the largest natural gas processing plants in North Dakota. The plant is capable of processing sour gas and can recover up to 225 long tons per day of sulfur. Based on our development plan with Hess, Hess is obligated to deliver a minimum quarterly average of 163 MMcf/d, 175 MMcf/d and 179 MMcf/d of natural gas to us at our Tioga Gas Plant for the years ending December 31, 2015, 2016 and 2017, respectively.

The plant was initially constructed in 1954. The plant subsequently underwent a large-scale expansion, refurbishment and optimization project that was completed in late March 2014, during which a new cryogenic processing train with a current processing capacity of 250 MMcf/d was installed. We are currently evaluating a debottlenecking project at the Tioga Gas Plant to increase the plant’s processing capacity from 250 MMcf/d to 300 MMcf/d.

The plant includes the North Dakota Natural Gas Pipeline, an approximately 60-mile 10.75-inch residue gas pipeline that connects to the interstate Northern Border Pipeline at Cherry Creek, North Dakota. This pipeline was constructed in 1992 and is capable of delivering 65 MMcf/d of residue gas to the Northern Border Pipeline at Cherry Creek and up to 25 MMcf/d of residue gas to gas lift operations in McKenzie and Williams counties, North Dakota. The plant also has direct residue gas pipeline connections at the tailgate of the plant to both the Alliance Pipeline and the Williston Basin Interstate Pipeline. The total residue gas offtake capacity from the plant is approximately 190 MMcf/d, consisting of 65 MMcf/d to the Alliance Pipeline, 65 MMcf/d to the Northern Border Interstate Pipeline, 35 MMcf/d to the Williston Basin Interstate Pipeline and 25 MMcf/d to gas lift operations in McKenzie and Williams counties.

The plant also includes four NGL truck loading racks with an aggregate loading capacity of 11 MBbl/d of propane to serve the local propane market, as well as 22 NGL bullet storage tanks and five NGL storage tanks with a combined shell capacity of approximately 36 MBbls of propane, 18 MBbls of butane and 34 MBbls of natural gasoline. The total NGL production capability of the plant is approximately 60 MBbl/d, with interconnections into the Vantage Pipeline, the Alliance Pipeline and interconnecting pipelines with our Tioga Rail Terminal.

We are constructing a CNG terminal at the Tioga Gas Plant that, when completed, will be capable of compressing approximately 2.5 MMcf/d of natural gas to 3,600 psig and loading in excess of 100 light duty CNG-fueled vehicles and up to 10 CNG cylinder trailers per day for drilling and hydraulic fracturing operations, for a combined capacity of approximately 17,000 diesel equivalent gallons per day. We expect the CNG terminal at the Tioga Gas Plant to be in operation during the fourth quarter of 2015.

Mentor Storage Terminal

Our Mentor Storage Terminal consists of a propane storage cavern and rail and truck transloading facility located on approximately 40 acres in Mentor, Minnesota. The Mentor Storage Terminal has an aggregate working storage capacity of approximately 328 MBbls, consisting of an underground cavern with a working storage capacity of 324 MBbls and three above-ground bullet storage tanks with an aggregate working storage capacity of approximately 4 MBbls. The terminal also has a dehydration facility, 11 rail unloading racks and two truck loading racks. The cavern and truck loading racks each have a propane injection and withdrawal capacity of approximately 6 MBbl/d.

The Mentor Storage Terminal, a mined cavern for liquefied petroleum gas, was constructed in 1962. The rock from which the cavern was constructed is classified as ziosite, a rare, marble-like rock that has essentially no porosity or permeability, which makes it excellent for the purpose of liquid hydrocarbon storage. Constant underground temperature provides uniform operating conditions in the cavern.

Propane is received at the Mentor Storage Terminal by rail, and shipments and deliveries vary by season. Hess utilizes our propane storage services to mitigate the impact on its operations from seasonal variations in the demand for propane. As a result, at Hess’s direction, we generally fill the cavern with propane during the warmer months when demand for propane is low, and gradually withdraw propane from the cavern during colder months when demand is higher.

Logistics

Our logistics business consists of our 50% economic interest in the Tioga Rail Terminal, 956 crude oil rail cars and the Ramberg Truck Facility. The following sections describe in more detail these assets and the related services that we provide. For information regarding our commercial agreements pursuant to which we provide such services, please read “—Our Commercial Agreements with Hess.”

The following diagram shows the source of the crude oil and NGLs entering our Ramberg Truck Facility and Tioga Rail Terminal and related connections to third-party pipelines, our crude oil rail cars and third-party crude oil and NGL rail cars:

Tioga Rail Terminal

Our Tioga Rail Terminal is a crude oil and NGL rail loading facility located in Tioga, North Dakota, that includes a dual loop track with 21 crude oil loading arms that commenced service in the third quarter of 2011. The terminal’s primary purpose is loading unit trains, which are dedicated trains (typically 104 rail cars in length but have ranged from approximately 70 to 115 cars) chartered for a single delivery destination that usually receive priority scheduling and result in a more cost-effective method of shipping than standard rail shipment. The terminal also includes separate ladder tracks with track space for over 250 NGL rail cars and 16 NGL loading arms that commenced service in the third quarter of 2014. The terminal has a current crude oil loading capacity of up to 140 MBbl/d, and an estimated NGL loading capacity of approximately 30 MBbl/d. The terminal loads crude oil rail cars owned by us and third parties, as well NGL rail cars owned or leased by Hess and third parties. The terminal also has three crude oil storage tanks with a combined shell storage capacity of 287 MBbls. Based on our development plan with Hess, Hess is obligated to deliver a minimum quarterly average of 75 MBbl/d, 73 MBbl/d and 106 MBbl/d of crude oil to us at either our Ramberg Truck Facility or our Tioga Rail Terminal, on a combined basis, for the years ending December 31, 2015, 2016 and 2017 respectively. In addition, based on our current development plan with Hess, Hess is obligated to pay for a minimum quarterly average of (i) 38 MBbl/d, 38 MBbl/d and 43 MBbl/d of crude oil to be loaded into crude oil rail cars at our Tioga Rail Terminal and (ii) 12 MBbl/d, 15 MBbl/d and 16 MBbl/d of NGLs to be loaded at our Tioga Rail Terminal, for the years ending December 31, 2015, 2016 and 2017, respectively.

The terminal receives crude oil either directly from Hess Infrastructure Partners’ gathering systems or through a 14-inch crude oil pipeline connected to, and included as part of, our Ramberg Truck Facility. The terminal also receives NGLs through three NGL pipelines connected to the Tioga Gas Plant, including an eight-inch propane pipeline with a capacity of 36 MBbl/d, a six-inch butane pipeline with a capacity of 16 MBbl/d and a six-inch mixed NGL pipeline with a capacity of 10 MBbl/d.

The terminal has a direct rail connection to the BNSF Railway, which in turn connects to the Union Pacific, CSX, Norfolk Southern and other Class 1 railroads. From the BNSF Railway, rail cars enter the Tioga Rail Terminal to be loaded with crude oil. Crude oil loaded onto rail cars at the terminal is transported to various delivery points in the East Coast, West Coast and Gulf Coast regions of the United States. The terminal receives NGLs for loading onto rail cars for transportation to various delivery points in Minnesota, Kansas and Canada.

Crude Oil Rail Cars

We own a total of 956 crude oil rail cars, which we operate as eight or nine unit trains, each consisting of 100 to 110 crude oil rail cars, with which we provide crude oil transportation services to Hess from the Tioga Rail Terminal to various delivery points in the East Coast, West Coast and Gulf Coast regions of the United States. Our crude oil rail cars were constructed between May 2011 and March 2012 to AAR Petition 1577 (CPC-1232) safety standards and are equipped with advanced safety features including a thicker, more puncture resistant shell, extra protective head shields at both ends of the rail car, additional protection for top fittings, and a self-closing safety relief value. Our crude oil rail cars are also capable of being upgraded to new safety standards recently adopted by the DOT. For additional information regarding regulation of crude oil rail cars, please read “—Other Regulation—Rail Regulation.”

Each of our rail cars has a maximum shell capacity of 743 Bbls of crude oil, and is commonly loaded with a 4% shortage to minimize the chance or product release due to heat expansion, which results in an aggregate working capacity of approximately 667 MBbls for our nine crude oil unit trains. The effective capacity of the rail cars also depends on their round-trip times to destination, which have historically ranged between 12 and 21 days on average. Based on our current development plan with

Hess, Hess is obligated to pay for a minimum quarterly average of 39 MBbl/d, 43 MBbl/d and 49 MBbl/d of crude oil to be transported in our crude oil rail cars for the years ending December 31, 2015, 2016 and 2017, respectively.

In addition, on January 15, 2015 we entered into a prepaid forward purchase and sales agreement with Hess under which we have a contractual right to receive an additional 550 crude oil rail cars beginning in the fourth quarter of 2015 that meet the new safety standards recently adopted by the DOT. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Prepaid Forward Purchase and Sales Agreement.”

Ramberg Truck Facility

Our Ramberg Truck Facility is a crude oil truck unloading and pipeline receipt terminal located in Williams County, North Dakota that receives crude oil by pipeline and truck from Hess and third parties and exports crude oil by transporting it by pipeline to our Tioga Rail Terminal for loading onto crude oil rail cars or by injecting it directly into third-party interstate pipeline systems. Crude oil enters the facility through six separate pipelines owned by Hess Infrastructure Partners that gather up to 109 MBbl/d of crude oil from Hess’s Bakken operations and other third-party gathering systems, as well as through fourteen truck unloading bays with a combined truck unloading capacity of 67 MBbl/d. The facility has a combined truck and pipeline receipt capability of 176 MBbl/d.

The facility has a redelivery capability of 130 MBbl/d through the following pipelines:

•	a 14-inch, ten-mile crude oil pipeline with a current capacity of 54 MBbl/d and a potential maximum capacity of up to 120 MBbl/d that directly connects to the Tioga Rail Terminal;

•	two six-inch crude oil pipelines with a combined capacity of 24 MBbl/d that extend from the facility to interconnection points with the Tesoro High Plains Pipeline system; and

•	one six-inch and two eight-inch crude oil pipelines with a combined capacity of 52 MBbl/d that extend from the facility to a crude oil interconnection point with Enbridge’s Beaver Lodge Station.

Based on our current development plan with Hess, Hess is obligated to deliver a minimum quarterly average of 75 MBbl/d, 73 MBbl/d and 106 MBbl/d of crude oil to us at either our Ramberg Truck Facility or our Tioga Rail Terminal, on a combined basis, for the years ending December 31, 2015, 2016 and 2017, respectively.

The Ramberg Truck Facility was constructed in 2006 and expanded in 2012. The facility has a combined shell storage capacity of 39 MBbls, and we are currently working with Hess Infrastructure Partners to negotiate access to an additional combined 300 MBbls of storage capacity with third parties.

Right of First Offer Assets

Upon the closing of this offering, we will enter into an omnibus agreement with Hess and Hess Infrastructure Partners under which Hess Infrastructure Partners will grant us a right of first offer, for a period of ten years after the closing of this offering, to acquire the midstream assets retained by Hess Infrastructure Partners after this offering, as well as certain assets that may be constructed or acquired by it in the future. Our right of first offer assets are gathering and other midstream assets that primarily support Hess’s production operations in the Bakken. Our right of first offer assets include the following:

•	Hess Infrastructure Partners’ 70% economic interest and 49% voting interest in HTGP Opco;

•	Hess Infrastructure Partners’ 50% economic interest and 49% voting interest in Logistics Opco;

•	Hess Infrastructure Partners’ Red Sky/Nesson crude oil and natural gas gathering system located in Williams, Mountrail, Divide and Burke counties in North Dakota;

•	Hess Infrastructure Partners’ Hawkeye crude oil and natural gas gathering system located in McKenzie County, North Dakota;

•	Hess Infrastructure Partners’ Goliath crude oil and natural gas gathering system located in Williams County, North Dakota; and

•	any additional crude oil and NGL rail cars acquired by Hess Infrastructure Partners in the future for use for the Bakken.

For more information relating to HTGP Opco and Logistics Opco, please read “—Our Business.”

The consideration to be paid by us for our right of first offer assets, as well as the consummation and timing of any acquisition by us of those assets, would depend upon, among other things, the timing of Hess Infrastructure Partners’ decision to sell those assets and our ability to successfully negotiate a price and other mutually agreeable purchase terms for those assets. Please read “Risk Factors—Risks Related to Our Business—If we are unable to make acquisitions on economically acceptable terms from Hess Infrastructure Partners, Hess or third parties, our future growth would be limited, and any acquisitions we may make may reduce, rather than increase, our cash flows and ability to make distributions to unitholders.” Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement” for more information regarding our right of first offer.

Potential Expansion Opportunities

In accordance with our stated strategies and objectives, we are working with Hess Infrastructure Partners to identify opportunities other than our right of first offer assets to expand services at our facilities in the Bakken. While we currently have not budgeted any expansion capital expenditures associated with any such opportunities, which are subject to various approvals and contingencies, expansion opportunities currently being evaluated include the following:

•	Further debottlenecking the Tioga Gas Plant to increase its capacity to process in excess of 300 MMcf/d.

•	Purchasing 200 NGL rail cars to provide additional transportation services at the Tioga Rail Terminal’s NGL facilities.

•	Constructing an additional CNG terminal south of the Missouri River that would compress approximately 17,000 diesel equivalent gallons per day of CNG.

•	Constructing an LNG plant and storage terminal that would produce approximately 250,000 gallons per day of LNG and, with additional investment, could be expanded to one million gallons per day of LNG.

We have not budgeted any expansion capital expenditures associated with these opportunities, which are subject to various approvals and contingencies. We estimate that the aggregate cost of these projects will range from approximately $320 million to approximately $620 million. We estimate that the cost of constructing an LNG plant and storage terminal will range from approximately $260 million to approximately $560 million. Should we choose to pursue any of these expansion opportunities, we estimate that each of these projects could be completed within two to five years from project commencement. However, there is no guarantee that we will choose to pursue any of these opportunities or, if we do choose to pursue them, that they will be completed in the timeframe or at the estimated costs identified above. To the extent we choose to pursue any of these potential expansion opportunities, we expect to fund them primarily from external sources, including borrowings under our revolving credit facility and future issuances of equity and debt securities. We also may pursue these opportunities jointly with Hess Infrastructure Partners. Hess Infrastructure Partners is under no obligation, however, to offer any potential expansion opportunities to us or to pursue any such opportunities with us, and we are under no obligation to fund or otherwise pursue any such opportunities.

Our Commercial Agreements with Hess

General

Our assets are physically connected to, and integral to the operation of, Hess’s exploration, production and gathering operations in the Bakken. We have entered into long-term, fee-based commercial agreements with certain subsidiaries of Hess Corporation that include minimum volume commitments based on dedicated production, inflation escalators and fee recalculation mechanisms, all of which are intended to provide us with cash flow stability and growth and minimize our direct commodity price exposure. Under these commercial agreements, we provide processing, fractionation, storage, terminaling, loading and transportation services to Hess, and Hess is obligated to provide us with minimum volumes of crude oil, natural gas and NGLs. The minimum volumes that Hess provides to our assets under these agreements include dedicated Hess Bakken production, as well as volumes purchased from Hess’s working interest and royalty owners and other third parties. These commercial agreements are currently the source of substantially all of our revenues.

Each of our commercial agreements with Hess is dated effective January 1, 2014 and has a 10-year initial term. Under each of our commercial agreements, we have the sole option to renew the agreement for an additional 10-year term by delivering a notice of such renewal to Hess no later than three years prior to the expiration of the initial term. Upon the expiration of the 10-year renewal term, if any, the agreement will automatically renew for subsequent one-year periods unless terminated by either party no later than 180 days prior to the end of the applicable renewal period.

Dedicated Production

Under each of our commercial agreements other than our storage services agreement, Hess is obligated to deliver to us (1) all volumes of crude oil and natural gas produced by Hess from certain specified dedication areas in the Bakken, which we refer to as the “dedication area” with respect to each such commercial agreement, and (2) certain volumes of crude oil and natural gas that Hess owns or controls from Hess’s working interest and royalty owners and other third parties. We refer to these volumes collectively as the “dedicated production” with respect to each such commercial agreement. Hess’s delivery commitments under each of these commercial agreements are subject to our available system capacity.

In addition, Hess has agreed to exclusively dedicate to us all natural gas or crude oil, as applicable, owned or controlled by Hess and produced from the dedication area, other than volumes that Hess commits to another party under a midstream services agreement or similar arrangement in effect as of the date the applicable commercial agreement was executed, which we refer to as a “conflicting dedication,” as well as any volumes within the dedication area that Hess does not currently control, but over which Hess subsequently obtains control and that are subject to a similar conflicting dedication. Upon the expiration of certain of these conflicting dedications, those volumes will be dedicated by Hess to us under the applicable commercial agreement.

Development and System Plans

Under each of our commercial agreements other than our storage services agreement, we and Hess have agreed upon a 20-year development plan that identifies forward-looking production estimates and capacity reservations for dedicated production, as well as a 10-year system plan that identifies operating and capital cost estimates for our facilities. No later than August 1 of each year, Hess will provide us with an updated development plan prepared on the same basis as the existing development plan and will identify any proposed revisions to the development plan that is currently in effect. Following our receipt of any updated development plan, we will prepare and provide to Hess an updated system plan describing any necessary modifications, enhancements, maintenance or other actions necessary for the applicable asset to provide services to Hess under the updated development plan. The parties will use their good faith efforts to agree on a proposed updated development plan and corresponding system plan no later than December 31 of each year. If the parties fail to agree on any such updated plan, the then-current plan will continue in effect.

Minimum Volume Commitments

Under each of our commercial agreements other than our storage services agreement, Hess is obligated to provide minimum volumes of crude oil, natural gas and NGLs, as applicable, to our assets on a quarterly basis. Beginning in 2015, Hess’s minimum volume commitments under our gas processing and fractionation agreement and terminal and export services agreement (other than for crude oil rail transportation services) are equal to 80% of Hess’s nominations in each development plan and apply on a three-year rolling basis. Hess’s minimum volume commitment for crude oil rail transportation services under our terminal and export services agreement are equal to 90% of Hess’s nominations in each development plan. Without our consent, the minimum volume commitments resulting from the nominated volumes for any quarter or year contained in any prior development plan shall not be reduced by any updated development plan unless dedicated production is released by us. The applicable minimum volume commitments may, however, be increased as a result of the nominations contained in any such updated development plan. Under certain circumstances, including our curtailment or interruption of the receipt and delivery of Hess volumes or the occurrence of a force majeure event, Hess may be able to suspend or reduce its minimum volume commitments under each of our commercial agreements. Please read “—Curtailment and Interruption” below.

If Hess fails to deliver its applicable minimum volume commitment under the agreements during any quarter, then Hess will pay us a shortfall fee equal to the volume of the deficiency multiplied by the applicable processing or terminaling fee. Hess will receive a credit, calculated in Mcf or barrels, as applicable, with respect to the amount of any shortfall fee paid by Hess and may apply such credit against any volumes delivered to us under the applicable agreement in excess of Hess’s nominated volumes during any of the following four quarters after such credit is earned, after which time any unused credits will expire.

Stable Cash Flows and Fee Recalculation Mechanism

Each of our commercial agreements other than our storage services agreement includes an optional fee recalculation mechanism designed to create stable and predictable cash flows and allows us to participate in Hess’s growth from increased production volumes. Under this fee recalculation mechanism, during the initial term of the agreement, fees may be adjusted annually for updated estimates of cumulative throughput volumes and our capital and operating expenditures in order to target a return on capital deployed over the initial 10-year term of the applicable commercial agreement. The actual return we achieve may be increased based on higher actual volumes delivered by Hess and may be higher or lower based on our actual operating expenditures.

In addition, as part of the annual development plan process, if during the initial term of the agreement, Hess’s estimated cumulative throughput volumes in any updated development plan for a calendar year are at least 15% greater than Hess’s cumulative throughput volumes for such calendar year in the then-current development plan, the agreed upon targeted return for the initial term of the applicable commercial agreement will automatically increase by 2%. The amount of any such increase will be determined according to an agreed methodology set forth in the agreements. Any such increase may not be subsequently reversed under the agreements.

Under each of our commercial agreements with Hess, the fees we charge to Hess will also be adjusted each calendar year by a percentage equal to the change in the consumer price index, provided that we may not increase any fee by more than 3% in any calendar year solely by reason of an increase in the consumer price index, and no fee will ever be reduced below the amount of the initial fees payable by Hess as a result of a decrease in the consumer price index.

We have amended each of our commercial agreements other than our storage services agreement to, among other things, specify the fee structure during the renewal term of the applicable agreement. During the renewal term, the fee recalculation model under each applicable agreement will be replaced by an inflation-based fee structure for the renewal term. The initial fee for the first year of the renewal term will be determined based on the average fees paid by Hess under the applicable agreement during the last three years of the initial term (with such fees adjusted for inflation through the first year of the renewal term). For each year following the first year of the renewal term, the applicable fee will be adjusted annually based on the percentage change in the consumer price index.

Curtailment and Interruption

All of our commercial agreements include provisions that permit a party to suspend or reduce its obligations under the applicable agreement upon the occurrence of certain events, such as our decision to curtail or interrupt the receipt and delivery of Hess volumes or the occurrence of a force majeure event.

We have the right to curtail or interrupt the receipt and delivery of Hess volumes under our commercial agreements if we suspend operations at the applicable processing or terminaling asset due to necessary maintenance, repairs or modifications, the occurrence of a force majeure event or if such a suspension is necessary to avoid injury or harm to persons, property, the environment or the integrity of the asset.

Under each of our commercial agreements other than our storage services agreement, if any curtailment or interruption lasts longer than 30 days, Hess may temporarily release crude oil, natural gas or NGLs, as applicable, from dedication, under the applicable agreement, and Hess’s applicable minimum volume commitment under the agreement will be proportionally reduced until the end of the curtailment or interruption. If any such curtailment or interruption lasts for more than 30 consecutive days, Hess will have the option to enter into a mitigating commercial arrangement with a third party for the provision of similar services. Once the curtailment or interruption ends, the temporary release from dedication will also terminate and the applicable volumes of crude oil, natural gas or NGLs will again be dedicated under the agreement as of the earlier of (1) the first day of the month following the expiration of Hess’s commercial arrangement with such third party and (2) 180 days following Hess’s receipt of notice that such receipts and deliveries are no longer curtailed or interrupted.

Each party may also suspend its performance under the agreements if the other party has failed to comply with any material warranty, covenant or obligation under the applicable agreement and such failure has not been cured within 30 days of the defaulting party’s receipt of notice from the non-

defaulting party. If Hess elects to suspend performance as a result of our uncured material default, then the applicable dedicated production affected by such default will be temporarily released from dedication under the agreement for the duration of such suspension of performance.

Hess’s obligations under each of the commercial agreements may also be suspended or reduced upon the occurrence of a force majeure event. As defined in each of our commercial agreements, force majeure events include any event that (1) is not within the reasonable control of the party claiming suspension, (2) that prevents the performance or fulfillment of any obligation under the agreement (other than the payment of money) of the party claiming suspension and (3) that by the exercise of due diligence the party claiming suspension is unable to avoid or overcome in a reasonable manner. A force majeure event includes, but is not restricted to:

•	wars, insurrections, hostilities, riots, industrial disturbances, blockades or civil disturbances;

•	epidemics, landslides, lightning, earthquakes, washouts, floods, fires, storms or storm warnings;

•	acts of a public enemy, acts of terror, or sabotage;

•	explosions, breakage or accidents to machinery or lines of pipe;

•	hydrate obstruction or blockages of any kind of lines of pipe;

•	freezing of wells or delivery facilities, partial or entire failure of wells, and other events beyond the reasonable control of Hess that affect the timing of production or production levels;

•	action or restraint by governmental authorities; and

•	acts of God.

However, under the agreements, an event of force majeure expressly does not include, among other things: (1) loss of markets; (2) loss of supply of equipment or materials; (3) failure of specific individual wells or appurtenant facilities in the absence of a force majeure event broadly affecting other wells in the same geographic area; and (4) price changes due to market conditions with respect to the sale of the natural gas or crude oil, as applicable, for which we provide services under the agreement.

Under each of our commercial agreements, a party’s obligations will be temporarily suspended immediately upon the occurrence of, and for the entire duration of, a force majeure event to the extent that such event prevents such party from performing its obligations under the agreement. A party’s failure to pay any amounts due for services provided under each of our commercial agreements will not be excused by the incurrence of a force majeure event. Hess’s obligations to deliver its minimum volume commitment under the applicable agreement will also be temporarily reduced to the extent and for the duration of the force majeure event.

Termination and Assignment

All of our commercial agreements with Hess include provisions that permit us or Hess to terminate the applicable commercial agreement in the following circumstances:

•	we may terminate the applicable agreement upon written notice to Hess if (1) Hess fails to pay any amounts invoiced to it and such failure is not cured within 30 days; (2) Hess files for bankruptcy, makes an assignment for the benefit of creditors, or otherwise becomes bankrupt; (3) any applicable governmental authority modifies the fees we charge to Hess or the other terms of the applicable agreement and we and Hess are unable to agree on any amendments or other arrangements necessary to provide us with substantially the same economic benefit of the agreement; and (4) the total costs associated with operating the applicable facility exceed the revenues we receive in operating the facility for a period of six consecutive months; and

•	either party may terminate the applicable agreement upon written notice to the other party upon such other party’s failure to perform or comply with any material warranty, covenant or obligation under the agreement and such failure is not cured within 60 days.

These commercial agreements may be assigned by us or Hess only with the other party’s prior written consent, except that we may assign our rights or obligations under any of the commercial agreements without Hess’s consent to a purchaser of the applicable asset under such commercial agreement and our corresponding rights under the applicable commercial agreement are transferred to such purchaser. Hess may only assign a commercial agreement if the proposed assignee agrees to assume all of Hess’s obligations under the agreement and is financially and operationally capable of fulfilling Hess’s obligations under the agreement, including providing the dedicated production.

Gas Processing and Fractionation Agreement

Under our gas processing and fractionation agreement with Hess, Hess provides us with certain minimum quarterly volumes of natural gas at the Tioga Gas Plant and we provide processing, treatment, fractionation and other ancillary services with respect to such natural gas and provide for the transportation, compression and redelivery of certain volumes of residue gas and NGLs resulting from such services. Hess pays us fees for providing these services. Under the development plan, Hess is obligated to deliver a minimum quarterly average of 163 MMcf/d, 175 MMcf/d and 179 MMcf/d of natural gas to the Tioga Gas Plant for the years ending December 31, 2015, 2016 and 2017, respectively.

If, during the initial term of the agreement, we fail to complete any plant expansion or interconnection necessary to meet an agreed development plan within 90 days of the agreed upon target completion date contained in the applicable system plan, then, at Hess’s election, any volumes associated with such expansion or interconnection will be deemed to be deleted from the applicable development plan, Hess shall be entitled to receive a temporary recalculation of the fees payable by Hess under the agreement and Hess will receive a temporary reduction in its applicable minimum volume commitment until such expansion or interconnection is completed. If we fail to complete any such expansion or interconnection within 180 days of the agreed upon target completion date, Hess will have the right, upon delivery of written notice to us, to permanently release the volumes associated with such planned receipt point from dedication under the agreement. In the event any volumes are permanently released from dedication, Hess’s applicable minimum volume commitment will be reduced proportionately.

Dedicated production may also be temporarily released from dedication under the agreement in case of (1) any curtailment or interruption of the services we provide to Hess, (2) if we materially breach the agreement and we fail to remedy such breach for a period of 30 days after receipt of written notice from Hess or (3) we are required to curtail or interrupt services by order of any applicable governmental authority.

Terminal and Export Services Agreement

Under our terminal and export services agreement with Hess, Hess provides us with certain minimum quarterly volumes of crude oil at the Ramberg Truck Facility and Tioga Rail Terminal, and we provide terminaling, loading and transportation services at those facilities with respect to such crude oil. Hess pays us fees for providing these services. We also pass through to Hess third-party fees charged for export rail transportation services. Under this agreement, Hess also delivers certain minimum quarterly volumes of NGLs produced at the Tioga Gas Plant to our Tioga Rail Terminal, and we charge Hess a separate fee for providing NGL loading services for such NGLs.

The services that we provide to Hess include the receipt, loading, storage, delivery and metering of the crude oil and NGLs delivered by Hess to our Ramberg Truck Facility and Tioga Rail Terminal and the transportation of crude oil by rail car. Under the development plan for the years ending December 31, 2015, 2016 and 2017, respectively, Hess is obligated to:

•	deliver a minimum quarterly average of 75 MBbl/d, 73 MBbl/d and 106 MBbl/d, respectively, of crude oil to us at either our Ramberg Truck Facility or our Tioga Rail Terminal, on a combined basis;

•	pay for a minimum quarterly average of 38 MBbl/d, 38 MBbl/d and 43 MBbl/d, respectively, of crude oil to be loaded into crude oil rail cars at our Tioga Rail Terminal;

•	pay for a minimum quarterly average of 39 MBbl/d, 43 MBbl/d and 49 MBbl/d, respectively, of crude oil to be transported by our crude oil rail cars; and

•	pay for a minimum quarterly average of 12 MBbl/d, 15 MBbl/d and 16 MBbl/d, respectively, of NGLs to be loaded at our Tioga Rail Terminal.

If we fail to complete any facilities necessary to connect a planned receipt point to our terminals system within 270 days of the agreed upon target completion date contained in the applicable system plan, then, at Hess’s election, any volumes associated with such interconnection will be deemed to be deleted from the applicable development plan, and Hess will receive a permanent release of the volumes associated with such planned receipt point from dedication under the agreement. In the event any volumes are permanently released from dedication, Hess’s applicable minimum volume commitment will be reduced proportionately.

Dedicated production may also be temporarily released from dedication under the agreement in case of (1) any curtailment or interruption of the services we provide to Hess, (2) if we materially breach the agreement and we fail to remedy such breach for a period of 30 days after receipt of written notice from Hess or (3) we are required to curtail or interrupt services by order of any applicable governmental authority.

Storage Services Agreement

Under our storage services agreement with Hess, Hess pays us a monthly per-gallon fee for providing receipt, transloading, storage and delivery services for Hess’s propane at the Mentor Storage Terminal. We are obligated to make available to Hess, on a firm basis, 100% of the maximum available storage capacity in the terminal’s cavern, and Hess pays us the storage fee regardless of whether Hess fully utilizes the provided storage capacity. In addition, Hess pays us a separate transloading fee for making available to Hess, on a firm basis, 80% of the maximum transloading capacity at the Mentor Storage Terminal.

Parent Guarantees

We have entered into guarantees with Hess Corporation under which Hess Corporation guarantees its subsidiaries’ obligations under each of our commercial agreements. The guarantees provided by Hess Corporation are guarantees of payment and performance and not of collection.

Other Agreements with Hess

In addition to the commercial agreements described above, we have entered into, or will enter into, the following agreements with Hess and related parties:

Compressed Natural Gas Agreement.    We are constructing a CNG terminal adjacent to the Tioga Gas Plant that we expect will enter into service during the fourth quarter of 2015. We have entered into a compressed natural gas agreement with Hess under which, following the completion of the CNG terminal, Hess will deliver residue gas to us at the inlet of the CNG terminal, and we will receive and compress the residue gas and deliver CNG to the tailgate of the CNG terminal for Hess. Hess will pay us a fee per Mcf of CNG we deliver to Hess each month. Hess will also pay us a separate fee to reimburse us for certain operating expenditures that we incur in providing services under the agreement, including utility expenses and other operating and maintenance expenses (other than major maintenance and capital expenditures) we incur in connection with maintaining and operating the CNG terminal. We estimate that the total fees that will be payable by Hess under this agreement following the completion of the CNG terminal will initially be approximately $40,000 per month. Our compressed natural gas agreement is dated effective January 1, 2015 and has a primary term of nine years to coincide with the expiration of our gas processing and fractionation agreement with Hess. We have the sole option to renew the agreement for an additional 10-year term by delivering a notice of such renewal to Hess. Upon the expiration of the 10-year renewal term, if any, the agreement will automatically renew for subsequent one-year terms unless terminated by either party no later than 180 days prior to the end of the applicable renewal period.

Prepaid Forward Purchase and Sales Agreement.    On January 15, 2015, we entered into a prepaid forward purchase and sales agreement with Hess under which we have a contractual right to receive an additional 550 crude oil rail cars beginning in the fourth quarter of 2015 that meet the new DOT safety standards. We are not required to make any additional payments to Hess for these rail cars. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Prepaid Forward Purchase and Sales Agreement.”

Omnibus Agreement.    Upon the closing of this offering, we will enter into an omnibus agreement with Hess and Hess Infrastructure Partners that will address (1) our reimbursement of Hess for providing certain general and administrative services to us in support of our assets, (2) our right of first offer to acquire certain of Hess Infrastructure Partners’ midstream assets, including Hess Infrastructure Partners’ retained interests in our joint interest assets, and (3) Hess Infrastructure Partners’ indemnification of us for certain matters, including certain pre-closing environmental, title and tax matters. We will indemnify Hess Infrastructure Partners for certain post-closing matters under this agreement. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement.”

Operational Services Agreement.    In connection with this offering, our general partner will enter into an operational services agreement with Hess under which our general partner, on our behalf, will reimburse Hess for the provision of certain operational services to us in support of our facilities, including routine and emergency maintenance and repair services, routine operational activities, routine administrative services, construction and related services and such other services as we and Hess may mutually agree upon from time to time. We will reimburse our general partner for any amounts that our general partner pays to Hess under this agreement. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Operational Services Agreement.”

Employee Secondment Agreement.    In connection with this offering, our general partner will enter into an employee secondment agreement with Hess under which Hess will second to Hess Midstream Partners GP, LLC, for the benefit of our general partner, certain employees who serve strategic functions in support of our operations, and Hess Midstream Partners GP, LLC will pay an annual secondment fee to Hess. We will reimburse Hess Midstream Partners GP LLC for the cost of the annual secondment fee under the agreement. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Employee Secondment Agreement.”

Limited Partnership Agreement of HTGP Opco.    Upon the closing of this offering, we and Hess Infrastructure Partners will enter into an amended and restated limited partnership agreement of HTGP

Opco pursuant to which we will receive the sole general partner interest in HTGP Opco, which will consist of a 51% voting interest and a 30% economic interest in HTGP Opco, and Hess Infrastructure Partners will receive the sole limited partner interest in HTGP Opco, which will consist of a 49% voting interest and a 70% economic interest in HTGP Opco. We will control the management of HTGP Opco through our ownership of its general partner and will have the right to appoint all of the officers of HTGP Opco. HTGP Opco’s general partner may not be removed as general partner without our consent. Certain actions of HTGP Opco will require the unanimous approval of both us and Hess Infrastructure Partners, including:

•	any reorganization, merger, consolidation or similar transaction or any sale or lease of all or substantially all of HTGP Opco’s assets;

•	the creation of any new class of HTGP Opco partnership interests or the issuance of any additional HTGP Opco partnership interests or any securities convertible into or exchangeable for any HTGP Opco partnership interests;

•	the admission, through a transfer of partnership interests, or withdrawal of any person as a partner of HTGP Opco;

•	causing or permitting HTGP Opco to file an application for bankruptcy;

•	approving any modification, alteration or amendment to the amount, timing, frequency or method of calculation of distributions;

•	approving any distribution by HTGP Opco of any assets in kind or any distribution of any cash or property on a non-pro rata basis (other than distributions in respect of excess capital contributions) and determining the value of any in-kind property; and

•	the making or changing of certain tax elections of HTGP Opco.

HGTP Opco’s general partner may from time to time request that the partners of HGTP Opco make additional capital contributions to HTGP Opco. If any partner elects not to make such an additional capital contribution, the other partners may elect to make an excess capital contribution consisting of its respective pro rata portion of the requested capital contribution. If any partner makes such an excess capital contribution, such partner will be entitled to receive a preferred distribution in the amount of such excess capital contribution, plus an agreed return based on LIBOR plus a specified percentage, prior to the distribution of distributable cash to the partners. Following the distribution of distributable cash to the partners entitled to receive such a preferred return on their excess capital contributions, HTGP Opco will distribute all distributable cash on a pro rata basis to the partners in accordance with their respective economic interest. All distributions will be made within 45 days following the end of each quarter.

Limited Partnership Agreement of Logistics Opco.    Upon the closing of this offering, we and Hess Infrastructure Partners will enter into an amended and restated limited partnership agreement of Logistics Opco pursuant to which we will receive the sole general partner interest in Logistics Opco, which will consist of a 51% voting interest and a 50% economic interest in Logistics Opco, and Hess Infrastructure Partners will receive the sole limited partner interest in Logistics Opco, which will consist of a 49% voting interest and a 50% economic interest in Logistics Opco. We expect that we will control the management of Logistics Opco through our ownership of its general partner and will have the right to appoint all of the officers of Logistics Opco. Logistics Opco’s general partner may not be removed as general partner without our consent. Certain actions of Logistics Opco will require the unanimous approval of both us and Hess Infrastructure Partners, including:

•	any reorganization, merger, consolidation or similar transaction or any sale or lease of all or substantially all of Logistics Opco’s assets;

•	the creation of any new class of Logistics Opco partnership interests or the issuance of any additional Logistics Opco partnership interests or any securities convertible into or exchangeable for any Logistics Opco partnership interests;

•	the admission, through a transfer of partnership interests, or withdrawal of any person as a partner of Logistics Opco;

•	causing or permitting Logistics Opco to file an application for bankruptcy;

•	approving any modification, alteration or amendment to the amount, timing, frequency or method of calculation of distributions;

•	approving any distribution by Logistics Opco of any assets in kind or any distribution of any cash or property on a non-pro rata basis (other than distributions in respect of excess capital contributions) and determining the value of any in-kind property; and

•	the making or changing of certain tax elections of Logistics Opco.

Logistics Opco’s general partner may from time to time request that the partners of Logistics Opco make additional capital contributions to Logistics Opco. If any partner elects not to make such an additional capital contribution, the other partners may elect to make an excess capital contribution consisting of its respective pro rata portion of the requested capital contribution. If any partner makes such an excess capital contribution, such partner will be entitled to receive a preferred distribution in the amount of such excess capital contribution, plus an agreed return based on LIBOR plus a specified percentage, prior to the distribution of distributable cash to the partners. Following the distribution of distributable cash to the partners entitled to receive such a preferred return on their excess capital contributions, Logistics Opco will distribute all distributable cash on a pro rata basis to the partners in accordance with their respective economic interest. All distributions will be made within 45 days following the end of each quarter.

Competition

As a result of our contractual relationship with Hess under our commercial agreements and our direct connections to Hess Infrastructure Partners’ gathering operations and Hess’s production operations in the Williston Basin, we believe that our facilities will not face significant competition from other midstream service providers for Hess’s crude oil, natural gas or NGLs or for midstream services relating to Hess Infrastructure Partners’ gathering operations and Hess’s production operations in the Bakken. Please read “—Our Commercial Agreements with Hess.”

If Hess’s production volumes decrease or if Hess’s customers reduce their purchases of crude oil, natural gas and NGLs from Hess due to the increased availability of less expensive products from other suppliers or for other reasons, Hess may meet only the minimum volumes requirements of our commercial agreements (or pay the shortfall fee if it does not meet the minimum volumes), which would cause a material decrease in our revenues.

Seasonality

The crude oil, natural gas and NGLs that we handle, process and store are directly affected by the level of supply and demand for crude oil, natural gas and NGLs in the markets served directly or indirectly by our assets. For example, we generally fill the storage cavern at our Mentor Storage Terminal with propane during the warmer months when demand for propane is low, and gradually withdraw propane from the cavern during the colder months when demand is higher. However, we believe that many effects of seasonality on our revenues are substantially mitigated through the use of our fee-based commercial agreements with Hess that include minimum volume commitments.

Insurance

Our assets may experience physical damage as a result of an accident or natural disaster. These hazards can also cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage, and suspension of operations. We will be insured under certain of Hess’s corporate insurance policies and be subject to the shared deductibles and limits under those policies. We will also carry insurance policies separate from Hess for business interruption, certain property damage and third-party liabilities, which includes sudden and accidental pollution liabilities, at varying levels of deductibles and limits that we believe are reasonable and prudent under the circumstances to cover our operations and assets. As we continue to grow, we will continue to evaluate our policy limits and deductibles as they relate to the overall cost and scope of our insurance program.

Environmental Regulation

General

Our operations are subject to extensive and frequently-changing federal, state and local laws, regulations and ordinances relating to the protection of the environment. Among other things, these laws and regulations govern the emission or discharge of pollutants into or onto the land, air and water, the handling and disposal of solid and hazardous wastes and the remediation of contamination. As with the industry generally, compliance with existing and anticipated environmental laws and regulations increases our overall cost of business, including our capital costs to construct, maintain, operate and upgrade equipment and facilities. While these laws and regulations affect our maintenance capital expenditures and net income, we believe they do not affect our competitive position. However, these laws and regulations are subject to changes, or to changes in the interpretation of such laws and regulations, by regulatory authorities, and continued and future compliance with such laws and regulations may require us to incur significant expenditures. Additionally, violation of environmental laws, regulations and permits can result in the imposition of significant administrative, civil and criminal penalties, injunctions limiting our operations, investigatory or remedial liabilities or construction bans or delays in the construction of additional facilities or equipment. Additionally, a release of hydrocarbons or hazardous substances into the environment could, to the extent the event is not insured, subject us to substantial expenses, including costs to comply with applicable laws and regulations and to resolve claims by third parties for personal injury or property damage, or by the U.S. federal government or state governments for natural resources damages. These impacts could directly and indirectly affect our business and have an adverse impact on our financial position, results of operations and liquidity. We cannot currently determine the amounts of such future impacts. For a description of indemnification obligations under our omnibus agreement, please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement.”

Air Emissions and Climate Change

Our operations are subject to the Clean Air Act and its regulations and comparable state and local statutes and regulations in connection with air emissions from our operations. Under these laws, permits may be required before construction can commence on a new source of potentially significant air emissions, and operating permits may be required for sources that are already constructed. These permits may require controls on our air emission sources, and we may become subject to more stringent regulations requiring the installation of additional emission control technologies.

Future expenditures may be required to comply with the Clean Air Act and other federal, state and local requirements for our various sites, including our pipeline and storage facilities. The impact of future legislative and regulatory developments, if enacted or adopted, could result in increased compliance costs and additional operating restrictions on our business, all of which could have an adverse impact on our financial position, results of operations and liquidity.

These air emissions requirements also affect Hess’s Bakken operations from which we will receive substantially all of our revenues. Hess has been required in the past, and may be required in the future, to incur significant capital expenditures to comply with new legislative and regulatory requirements relating to its operations. To the extent these capital expenditures have a material effect on Hess, they could have a material effect on our business and results of operations.

Currently, various legislative and regulatory measures to address greenhouse gas emissions (including carbon dioxide, methane and other gases) are in various phases of discussion or implementation. These include requirements effective in January 2010 to report emissions of greenhouse gases to the EPA beginning in 2011, and proposed federal legislation and regulation as well as state actions to develop statewide or regional programs, each of which require or could require reductions in our greenhouse gas emissions or those of Hess. Requiring reductions in greenhouse gas emissions could result in increased costs to (i) operate and maintain our facilities, (ii) install new emission controls at our facilities and (iii) administer and manage any greenhouse gas emissions programs, including acquiring emission credits or allotments. These requirements may also significantly affect Hess’s Bakken operations and may have an indirect effect on our business, financial condition and results of operations.

In addition, the EPA has proposed and may adopt further regulations under the Clean Air Act addressing greenhouse gases, to which some of our facilities may become subject. Congress continues to consider legislation on greenhouse gas emissions, which may include a delay in the implementation of greenhouse gas regulations by EPA or a limitation on EPA’s authority to regulate greenhouse gases, although the ultimate adoption and form of any federal legislation cannot presently be predicted. The impact of future regulatory and legislative developments, if adopted or enacted, including any cap-and-trade program, is likely to result in increased compliance costs, increased utility costs, additional operating restrictions on our business and an increase in the cost of products generally. Although such costs may impact our business directly or indirectly by impacting Hess’s facilities or operations, the extent and magnitude of that impact cannot be reliably or accurately estimated due to the present uncertainty regarding the additional measures and how they will be implemented.

Waste Management and Related Liabilities

To a large extent, the environmental laws and regulations affecting our operations relate to the release of hazardous substances or solid wastes into soils, groundwater and surface water, and include measures to control pollution of the environment. These laws generally regulate the generation, storage, treatment, transportation and disposal of solid and hazardous waste. They also require corrective action, including investigation and remediation, at a facility where such waste may have been released or disposed.

CERCLA.    The Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, and which is also known as Superfund, and comparable state laws impose liability, without regard to fault or to the legality of the original conduct, on certain classes of persons that contributed to the release of a “hazardous substance” into the environment. These persons include the former and present owner or operator of the site where the release occurred and the transporters and generators of the hazardous substances found at the site. Under CERCLA, these persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources, and for the costs of certain health studies. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment. In the course of our ordinary operations, we generate waste and use substances that fall within CERCLA’s definition of a “hazardous substance” and, as a result, may be jointly and severally liable under CERCLA for all or part of the costs required to clean up sites contaminated by hazardous substances. Pursuant to our omnibus agreement, Hess will indemnify us and will fund all of the costs of required remedial action for our known historical and legacy spills and releases and, subject to a deductible of $100,000 per claim, for spills and releases, if any, existing but unknown at the time of closing of this offering to the extent such existing but unknown spills and releases are identified within five years after closing of this offering. There is a $15 million limit (inclusive of any punitive, special, indirect or consequential damages) on the amount for which Hess will indemnify us for environmental liabilities under the omnibus agreement once we meet the deductible.

RCRA.    We also generate solid wastes, including hazardous wastes, that are subject to the requirements of the federal Resource Conservation and Recovery Act, or RCRA, and comparable state statutes. From time to time, the EPA considers the adoption of stricter disposal standards for non-hazardous wastes. Hazardous wastes are subject to more rigorous and costly disposal requirements than are non-hazardous wastes. Any changes in the regulations for treatment, storage or disposal of RCRA-regulated waste could increase our maintenance capital expenditures and operating expenses. We continue to seek methods to minimize the generation of hazardous wastes in our operations.

Hydrocarbon wastes.    We currently own and lease, and Hess has in the past owned and leased, properties where hydrocarbons have been handled for many years. Although we have utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other waste may have been disposed of or released on or under the properties owned or leased by us or on or under other locations where these wastes have been taken for disposal. In addition, many of these properties have been operated by third parties whose treatment and disposal or release of hydrocarbons or other wastes was not under our control. These properties and wastes disposed thereon may be subject to CERCLA, RCRA and analogous state laws. Under these laws, we could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators), to clean up contaminated property (including contaminated groundwater) or to perform remedial operations to prevent further contamination.

Indemnity under the omnibus agreement.    Under the omnibus agreement, Hess Infrastructure Partners will indemnify us for all known and certain unknown environmental liabilities that are associated with the ownership or operation of our assets and due to occurrences on or before the closing of this offering, subject to a deductible of $100,000 per claim. There is a $15 million limit (inclusive of any punitive, special, indirect or consequential damages) on the amount for which Hess Infrastructure Partners will indemnify us for environmental liabilities under the omnibus agreement once we meet the deductible. We will not be indemnified for any future spills or releases of hydrocarbons or hazardous materials at our facilities, nor for any other environmental liabilities resulting from our own operations. In addition, we have agreed to indemnify Hess Infrastructure Partners for events and conditions associated with the ownership or operation of our assets due to occurrences after the closing of this offering and for environmental liabilities related to our assets to the extent Hess Infrastructure Partners is not required to indemnify us for such liabilities. Liabilities for which we will indemnify Hess Infrastructure Partners pursuant to the omnibus agreement are not subject to a deductible before Hess Infrastructure Partners is entitled to indemnification. There is no limit on the amount for which we will indemnify Hess Infrastructure Partners under the omnibus agreement. As a result, we may incur such expenses in the future, which may be substantial. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement.”

Water

Our operations can result in the discharge of pollutants, including crude oil. Regulations under the Clean Water Act, or CWA, the Oil Pollution Act of 1990, or OPA-90, and state laws impose regulatory burdens on our operations. Spill prevention control and countermeasure requirements of federal laws and some state laws require containment to mitigate or prevent contamination of navigable waters in the event of an oil overflow, rupture or leak. For example, the Clean Water Act requires us to maintain Spill Prevention Control and Countermeasure, or SPCC, plans at many of our facilities. We maintain numerous discharge permits as required under the National Pollutant Discharge Elimination System program of the Clean Water Act and have implemented systems to oversee our compliance efforts.

In addition, the transportation and storage of crude oil over and adjacent to water involves risk and subjects us to the provisions of OPA-90 and related state requirements. Among other requirements, OPA-90 with the National Contingency Plan requires the owner or operator of a tank vessel or a facility to maintain an emergency plan to respond to releases of oil or hazardous substances. Also, in case of any such release, OPA-90 requires the responsible company to pay resulting removal costs and damages. OPA-90 also provides for civil penalties and imposes criminal sanctions for violations of its provisions. We operate facilities at which releases of oil and hazardous substances could occur. We have implemented emergency oil response plans for all of our components and facilities covered by OPA-90 and we have established SPCC plans for facilities subject to Clean Water Act SPCC requirements.

Construction or maintenance of our pipelines, terminals and storage facilities may impact wetlands, which are also regulated under the Clean Water Act by the EPA and the U.S. Army Corps of Engineers. Regulatory requirements governing wetlands (including associated mitigation projects) may result in the delay of our pipeline projects while we obtain necessary permits and may increase the cost of new projects and maintenance activities.

Employee Safety

We are subject to the requirements of OSHA and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities and citizens.

Endangered Species Act

The Endangered Species Act restricts and carries civil and criminal liability for activities that may affect endangered species or their habitats. At the federal level, the law is administered by the Fish and Wildlife Service. While some of our facilities are in areas that may be designated as habitat for endangered species, we have not incurred any material costs to comply or restrictions on our operations. However, the discovery of previously unidentified endangered species or designation of previously unidentified endangered or threatened species could cause us to incur additional costs or become subject to operating restrictions or bans in the affected area.

Other Regulation

Rail Regulation

Recent rail car derailments in Canada and the United States have led to increased regulatory scrutiny over the safety of transporting Bakken crude oil by rail. Most of those incidents have involved trains carrying Bakken crude oil from the Williston Basin. In the wake of the derailments, the Federal Railroad Administration, or FRA, of the U.S. Department of Transportation, or DOT, and the DOT’s

Pipeline Hazardous Materials Safety Administration, or PHMSA, have issued several Safety Advisories and Emergency Orders directing offerors and rail carriers to take additional precautionary measures to enhance the safe shipment of bulk quantities of crude oil. For example, in August 2013, the FRA issued an Emergency Order imposing new standards on railroads for properly securing rolling equipment; a proposed rule was later released in September 2014. Also in August 2013, the FRA and PHMSA issued a Safety Advisory making similar safety-related recommendations to railroads, and began conducting sampling and testing of crude oil from the Bakken formation to ensure cargo is properly classified to railroads and emergency responders. In November 2013, the Association of American Railroads, or AAR, submitted comments in response to a PHMSA advance notice of proposed rulemaking to require that rail cars used to transport flammable liquids, including crude oil, be constructed to AAR Petition 1577 (CPC-1232) safety standards for jacketed rail cars with insulation, retrofitted to that standard, or phased out. In January 2014, the Secretary of Transportation and the heads of PHMSA, the Federal Motor Carrier Safety Administration, and the FRA met with oil and rail industry leaders to develop strategies to prevent train derailments and reduce the risk of fire. As a result of those meetings, the DOT and railroads agreed in February 2014 to certain voluntary measures designed to enhance the safety of crude oil shipments by rail, which include lowering speed limits for crude oil trains traveling in high-risk areas, studying the potential for modifying routes to avoid such high-risk areas, increasing the frequency of track inspections, and improving the training of railroad employees and certain emergency responders.

In February 2014, as amended and restated in March 2014, the DOT issued an Emergency Restriction/Prohibition Order, or the Order, immediately requiring all carriers who transport crude oil from the Bakken region by rail to ensure that the product is properly tested and classified in accordance with federal safety regulations, and further requiring that all crude oil shipments be designated in the two highest risk categories. Any person failing to comply with the Order is subject to potential civil penalties up to $175,000 for each violation or for each day they are found to be in violation, as well as potential criminal prosecution. In May 2014, the DOT issued another Emergency Restriction/Prohibition Order immediately requiring railroads operating trains carrying more than one million gallons of Bakken crude oil to notify State Emergency Response Commissions regarding the estimated volume, frequency, and transportation route of those shipments. Also in May 2014, the FRA and PHMSA issued a joint Safety Advisory to the rail industry encouraging those shipping or offering Bakken crude oil to select and use rail car designs with the highest level of integrity reasonably available within their rail car fleets, and to limit the use of older legacy DOT Specification 111, or DOT-111, and CTC-111A rail cars (as they are known in Canada) to the extent practicable.

In August 2014, the DOT published a Notice of Proposed Rule Making and a companion Advanced Notice of Proposed Rulemaking proposing revisions to the Hazardous Materials Regulations that establish requirements for “high-hazard flammable trains.” In conjunction with the proposed rulemaking, PHMSA and FRA also released a report finding that, based on the results of their sampling and testing conducted from August 2013 to May 2014, Bakken crude oil is more volatile than most other types of crude oil, and thus subject to an increased risk for a significant accident.

BNSF Railway recently began charging various rail car operators additional amounts of up to $1,000 per rail car for each older legacy DOT-111 car used to ship crude oil on BNSF Railway’s railroads. In a March 2015 letter to customers, BNSF Railway also announced enhanced safety measures applicable to shippers on its rail lines. Such safety measures include accelerated phase-out and retrofit schedules for DOT-111 and CPC-1232 rail cars, and additional operating practices such as further reduced speed limits for trains passing through large municipal areas, increased track inspections along waterway sections of BNSF’s rail lines, and reduced tolerances for locomotive and rail car defects detected by their wayside detection network. Union Pacific Corp. has similarly announced that it will begin charging customers an additional $1,200 per rail car to ship crude oil after

August 1, 2015 if they are using DOT-111 rail cars. In April 2015, the NTSB concluded that the thermal performance and pressure relief capacity of bare steel tank cars used to transport Class 3 flammable liquids, including those conforming to current federal and industry requirements such as CPC-1232 tank cars, are insufficient to prevent tank failures in the event of pool fires caused by accidents. The NTSB issued safety recommendations to PHMSA calling for an aggressive schedule for replacing or retrofitting such current rail cars with thermal protection against heat from fires and appropriately sized pressure relief devices. The NTSB also urged PHMSA to set an aggressive, intermediate milestone schedule for the replacement or retrofitting of legacy DOT-111 and CPC-1232 tank cars, and to establish a publicly available reporting mechanism on retrofitting and replacing tank cars.

Also in April 2015, PHMSA and the FRA issued a series of coordinated Safety Advisories and Emergency Orders to address the safe shipment of crude oil by rail. For instance, PHMSA issued a Safety Advisory to remind hazardous materials shippers and carriers of their responsibility to ensure that current, accurate and timely emergency response information is immediately available to first responders. PHMSA and the FRA issued a Safety Advisory to remind railroads operating a high-hazard flammable train that certain information may be required by PHMSA and/or FRA personnel during the course of an investigation immediately following an accident. The FRA also issued an Emergency Order requiring trains transporting large amounts of Class 3 flammable liquids through certain highly populated areas to adhere to a maximum authorized operating speed of 40 miles per hour (“mph”), and a Safety Advisory recommending that railroads use highly qualified individuals to conduct brake and mechanical inspections, and that railroads reduce the impact threshold levels the industry currently uses for wayside detectors that measure wheel impacts to ensure the wheel integrity of tank cars in those trains. Finally, the FRA issued a notice and comment request seeking to gather additional data concerning rail cars carrying petroleum crude oil in any train involved in an FRA reportable accident.

In May 2015, DOT finalized its rail safety rule. Like the August 2014 proposal, the final rule includes stiffer construction standards for rail tank cars constructed after October 1, 2015. The final rule creates a new North American tank car standard known as the DOT Specification 117, or DOT-117, rail car with thicker steel and redesigned bottom outlet valves, among other improvements over the DOT-111 tank car. U.S. crude oil shippers will have until January 1, 2018 to phase out or upgrade non-jacketed DOT-111 tank cars in Packing Group 1, or PG 1, service; until March 1, 2018 to phase out or upgrade jacketed DOT-111 tank cars in PG 1 service; and until April 1, 2020 to phase out or upgrade non-jacketed CPC-1232 tank cars in PG 1 service. In addition, the final rule includes mandates for using electronically controlled pneumatic braking systems and for performing routing analyses, and makes permanent the provisions of the FRA’s April 2015 Emergency Order imposing a speed limit of 40 mph in high-threat urban areas for crude oil trains containing at least one older-model tank car. The speed limit for all other crude-by-rail service will be restricted to 50 mph. The final rule requires offerors to develop and carry out sampling and testing programs for all unrefined petroleum-based products, including crude oil, and to certify that hazardous materials subject to the program are packaged in accordance with the test results, but does not require oil companies to process their products to make them less volatile before shipment.

Challenges to the final rule have already been filed in federal court and with DOT, including a challenge by railroad industry groups like the American Association of Railroads, the AAR. Unless the rule is modified, we could be required to retrofit or upgrade our existing rail car fleet, and as a result could incur material maintenance costs and reduced revenues while the rail cars are out of service. Those costs could have a material adverse effect on our financial condition, results of operations, cash flows and our ability to make distributions to unitholders. In addition, the adoption of additional federal, state or local laws or regulations, including any voluntary measures by the rail industry regarding railcar design or crude oil and liquid hydrocarbon rail transport activities, or efforts by local communities to restrict or limit rail traffic involving crude oil, could similarly affect our business by increasing compliance costs and decreasing demand for our services, which could adversely affect our financial position and cash flows. Moreover, any disruptions in the operations of railroads, including those due to shortages of rail cars, locomotives or labor, weather-related problems, flooding, drought, derailments, mechanical difficulties, strikes, lockouts or bottlenecks, or other force majeure events could adversely impact our customers’ ability to move their product and, as a result, could affect our business.

Safety and Maintenance

Our terminal operations, including associated pipelines, are subject to increasingly strict safety laws and regulations, including regulations under OSHA and comparable state and local regulations. Our terminal facilities are operated in a manner consistent with industry safe practices and standards and have fire protection in compliance with local, state and federal regulations. The tanks designed for crude oil storage at our terminals are equipped with appropriate controls that minimize emissions and promote safety. Our terminal facilities have response plans, spill prevention and control plans and other programs to respond to emergencies. Generally, rail operations are subject to federal regulations and AAR rules.

The transportation and storage of crude oil and other hydrocarbon products involve a risk that hazardous liquids may be released into the environment, potentially causing harm to the public or the environment. The DOT, through the PHMSA and state agencies, enforce safety regulations with respect to the design, construction, operation, maintenance, inspection and management of our pipeline and storage facilities. The PHMSA requires pipeline operators to implement integrity management programs, including more frequent inspections and other measures to ensure pipeline safety in high-consequence areas, or HCAs, defined as those areas that are unusually sensitive to environmental damage, that cross a navigable waterway, or that have a high population density. The regulations require operators, including us, to (i) perform ongoing assessments of pipeline integrity, (ii) identify and characterize applicable threats to pipeline segments that could impact a HCA, (iii) improve data collection, integration and analysis, (iv) repair and remediate pipelines as necessary and (v) implement preventive and mitigating actions. These regulations contain requirements for the development and implementation of pipeline integrity management programs, which include the inspection and testing of pipelines and the correction of anomalies. The PHMSA’s regulations also require that pipeline operation and maintenance personnel meet certain qualifications and that pipeline operators develop comprehensive spill response plans, including extensive spill response training for pipeline personnel.

The Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011, among other things, increases the maximum civil penalty for pipeline safety violations and directs the Secretary of Transportation to promulgate rules or standards relating to expanded integrity management requirements, automatic or remote-controlled valve use, excess flow valve use, leak detection system installation and testing to confirm the material strength of pipe operating above 30% of specified minimum yield strength in high consequence areas. Effective October 25, 2013, the PHMSA adopted new rules increasing the maximum administrative civil penalties for violation of the pipeline safety laws and regulations after January 3, 2012 to $200,000 per violation per day, with a maximum of $2,000,000 for a related series of violations. The PHMSA also recently published an advisory bulletin providing guidance on verification of records related to pipeline maximum operating pressure. States are largely preempted by federal law from regulating pipeline safety for interstate lines but most states are certified by the DOT to assume responsibility for enforcing federal intrastate pipeline regulations and inspection of intrastate pipelines. States may adopt stricter standards for intrastate pipelines than those imposed by the federal government for interstate lines; however, states vary considerably in their authority and capacity to address pipeline safety. State standards may include requirements for facility design and management in addition to requirements for pipelines. Our internal review of our assets and operations revealed small pipelines or sections of facilities that may be subject to PHMSA regulation. We are continuing our review of these and other assets to determine the extent of PHMSA regulation, the extent of our compliance or non-compliance with applicable regulations and the corrective actions, if any, that are required. We have disclosed our efforts and initial findings to PHMSA and expect to continue communicating with PHMSA on the status of our pipelines. Although no material proceedings are pending, PHMSA may initiate proceedings with respect to any non-compliance at a future date. Nevertheless, we do not expect these developments to have a material effect on our operations or revenues.

We inspect our pipelines to determine their condition and use the inspection information to evaluate appropriate preventative maintenance activities to ensure line integrity and safety. Our inspections sometimes include the use of internal line inspection tools that provide information on the physical condition of our pipelines.

On December 9, 2014, the North Dakota Industrial Commission, or NDIC, issued Order No. 25417, which requires producers in a Bakken, Bakken/Three Forks, Three Forks or Sanish pool, which the order refers to as the Bakken Petroleum System, effective April 1, 2015, to heat their produced fluids to a specified minimum temperature prior to separation in order to improve its marketability and facilitate its safe transportation. If producers cannot meet minimum heat treatment conditions, they must demonstrate that their crude oil has a vapor pressure no greater than 13.7 psi. The order also requires operators of transload rail facilities to notify the NDIC of any crude oil received from the Bakken Petroleum System that violates federal crude oil safety standards. Our commercial agreements with Hess contain product quality specification limits below the vapor pressure maximum. However, if new or more stringent federal, state or local legal restrictions relating to the quality specification of crude oil or to crude oil transportation are adopted in areas where Hess and our other customers operate, Hess and our other customers could incur potentially significant added costs to comply with such requirements and experience delays or curtailment in the pursuit of production or development activities, which could reduce demand for our midstream services.

Security

The Department of Homeland Security’s, or DHS, Chemical Facility Anti-Terrorism Standards are designed to regulate the security of high-risk chemical facilities. The DHS issued an interim final rule in April 2007 regarding risk-based performance standards to be attained pursuant to this act and, on November 20, 2007, further issued an Appendix A to the interim rules that establish chemicals of interest and their respective threshold quantities that will trigger compliance with these interim rules. Covered facilities that are determined by DHS to pose a high level of security risk will be required to prepare and submit Security Vulnerability Assessments and Site Security Plans as well as comply with other regulatory requirements, including those regarding inspections, audits, recordkeeping and protection of chemical-terrorism vulnerability information. We have an internal program of inspection designed to monitor and enforce compliance with all of these requirements.

While we are not currently subject to governmental standards for the protection of computer-based systems and technology from cyber threats and attacks, proposals to establish such standards are being considered in the U.S. Congress and by U.S. Executive Branch departments and agencies, including the Department of Homeland Security, and we may become subject to such standards in the future. We currently are implementing our own cyber security programs and protocols; however, we cannot guarantee their effectiveness. A significant cyber-attack could have a material adverse effect on our operations and those of our customers.

Since the September 11, 2001 terrorist attacks on the United States, the U.S. government has issued warnings that energy infrastructure assets may be future targets of terrorist organizations. These developments have subjected our operations to increased risks. Increased security measures taken by us as a precaution against possible terrorist attacks have resulted in increased costs to our business. Where required by federal, state or local laws, we have prepared security plans for the storage and distribution facilities we operate. Terrorist attacks aimed at our facilities and any global and domestic economic repercussions from terrorist activities could adversely affect our financial condition, results of operations and cash available for distribution to our unitholders. For instance, terrorist activity could lead to increased volatility in prices for the products we handle.

Title to Properties and Permits

Certain of the pipelines connecting our facilities are constructed on rights-of-way granted by the apparent record owners of the property and in some instances these rights-of-way are revocable at the election of the grantor. In several instances, lands over which rights-of-way have been obtained could be subject to prior liens that have not been subordinated to the right-of-way grants. We have obtained permits from public authorities to cross over or under, or to lay pipelines in or along, watercourses, county roads, municipal streets and state highways and, in some instances, these permits are revocable at the election of the grantor. We have also obtained permits from railroad companies to cross over or under lands or rights-of-way, many of which are also revocable at the grantor’s election.

Our general partner believes that it has obtained or will obtain sufficient third-party consents, permits, licenses and authorizations for the transfer of the assets necessary for us to operate our business in all material respects as described in this prospectus. With respect to any consents, permits, licenses or authorizations that have not been obtained, our general partner believes that these consents, permits, licenses or authorizations will be obtained after the closing of this offering, or that the failure to obtain these consents, permits, licenses or authorizations will not have a material adverse effect on the operation of our business.

Our general partner believes that we will have satisfactory title to all of the assets that will be contributed to us at the closing of this offering. Under our omnibus agreement, Hess Infrastructure Partners will indemnify us for certain title defects and for failures to obtain certain consents and permits necessary to conduct our business. Record title to some of our assets may continue to be held by affiliates of Hess Infrastructure Partners until we have made the appropriate filings in the jurisdictions in which such assets are located and obtained any consents and approvals that are not obtained prior to transfer. We will make these filings and obtain these consents following completion of this offering. Although title to these properties is subject to encumbrances in some cases, such as customary interests generally retained in connection with acquisition of real property, liens that can be imposed in some jurisdictions for government-initiated action to clean up environmental contamination, liens for current taxes and other burdens, and easements, restrictions and other encumbrances to which the underlying properties were subject at the time of acquisition by our Predecessor or us, our general partner believes that none of these burdens should materially detract from the value of these properties or from our interests in these properties or should materially interfere with their use in the operation of our business.

Employees

We are managed and operated by the board of directors and executive officers of Hess Midstream Partners GP LLC, the general partner of our general partner. Neither we nor our subsidiaries have any employees. Hess Midstream Partners GP LLC, as the general partner of our general partner, has the sole responsibility for providing the employees and other personnel necessary to conduct our operations. All of the employees that conduct our business are employed by affiliates of our general partner including Hess. Immediately after the closing of this offering, we expect that Hess Midstream Partners GP LLC and its affiliates will have approximately 170 full-time equivalent employees supporting our operations, including employees in the field performing services and support staff from other offices. We believe that our general partner and its affiliates have a satisfactory relationship with those employees.

Legal Proceedings

In February 2013, Hess received a Notice of Violation, or NOV, from the North Dakota Department of Health, or NDDH, relating to alleged exceedances of the state’s sulfur dioxide standards at the Tioga Gas Plant. In December 2013, Hess entered into a consent agreement with the NDDH to resolve the NOV. The consent agreement assessed a total penalty of $137,000, of which $47,000 was suspended pending the implementation of certain corrective measures. Hess completed the corrective measures and has since paid the remaining $90,000 in penalties. Pursuant to the consent agreement, Hess was also obligated to pay additional stipulated penalties for any sulfur dioxide exceedances through the end of 2015, which has to date resulted in Hess paying an additional $68,000 in civil penalties. Pursuant to the terms of our omnibus agreement, Hess Infrastructure Partners will reimburse us for any and all future costs arising out of the NOV, including costs arising out of the consent agreement. While there may be additional exceedances and related civil penalties in 2015, neither we nor Hess Infrastructure Partners expect the remaining consent agreement obligations to have a material adverse effect on our business or the results of our operations.

Although we may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business, we are not a party to any litigation or governmental or other proceeding that we believe will have a material adverse impact on our financial condition or results of operations. In addition, under our omnibus agreement, Hess Infrastructure Partners will indemnify us for liabilities relating to litigation matters attributable to the ownership or operation of our initial assets prior to the closing of this offering. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement.”

MANAGEMENT

Management of Hess Midstream Partners LP

Because our general partner is a limited partnership, the board of directors and executive officers of its general partner, Hess Midstream Partners GP LLC, a wholly owned subsidiary of Hess Infrastructure Partners, will manage our operations and activities. Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically nonrecourse to it. Whenever possible, we intend to incur indebtedness that is nonrecourse to our general partner.

Hess Midstream Partners GP LLC has a board of directors, and our unitholders are not entitled to elect the directors or directly or indirectly to participate in our management or operations. Hess and GIP each have the right to elect three members of the board of directors of Hess Infrastructure Partners GP LLC, the general partner of Hess Infrastructure Partners, and that board of directors has the ability to elect the entire board of directors of Hess Midstream Partners GP LLC. The directors of Hess Infrastructure Partners GP LLC appointed by Hess have the voting power necessary to initially elect three members of the board of directors of Hess Midstream Partners GP LLC, while the directors appointed by GIP have the voting power necessary to initially elect two members of the board of directors of Hess Midstream Partners GP LLC. We refer to the board of directors and executive officers of Hess Midstream Partners GP LLC in this prospectus as our board of directors and executive officers, and we sometimes refer to the directors elected by Hess and GIP as Hess directors and GIP directors, respectively.

Following the closing of this offering, we expect that our board of directors will have at least six directors, three of whom will be Hess directors, two of whom will be GIP directors and one of whom will be independent as defined under the independence standards established by the NYSE and the Exchange Act. In accordance with the NYSE’s phase-in rules, we will have at least one independent director on the date that our common units are first listed on the NYSE and three independent directors within one year of that date.

The Hess directors have the voting power necessary to control the day-to day management and operation of our business and assets, including the appointment of our officers. However, Hess and GIP have agreed that certain actions with respect to our business will require the approval of at least one Hess director and one GIP director. The most significant of these actions include the following:

•	issuing debt or equity securities, or creating any new class of partnership securities;

•	entering into any credit facility other than our existing credit facility, or making any material amendments or modifications to our existing credit facility;

•	determining available cash under our partnership agreement;

•	materially amending or modifying, or terminating, any of our existing commercial agreements with Hess;

•	approving any new material related party agreements with our Sponsors;

•	approving any reorganization, consolidation or merger of us or any of our subsidiaries;

•	approving any material acquisitions or divestitures of any of our assets, or entering into any expansions of our existing businesses;

•	approving any incentive compensation program;

•	approving the restructuring, resetting or recapitalization of our incentive distribution rights;

•	voting for the removal of our general partner, or removing our general partner or any of our independent directors;

•	approving our dissolution or liquidation, or the filing of any bankruptcy petition with respect to our business; and

•	making any material change to our existing accounting policies, or entering into derivative transactions other than as previously approved by our board of directors.

Neither we nor our subsidiaries have any employees. Hess Midstream Partners GP LLC, as the general partner of our general partner, has the sole responsibility for providing the employees and other personnel necessary to conduct our operations. All of the employees that conduct our business are employed by affiliates of our general partner, but we sometimes refer to these individuals in this prospectus as our employees.

Director Independence

Although most companies listed on the NYSE are required to have a majority of independent directors serving on the board of directors of the listed company, the NYSE does not require a publicly traded limited partnership like us to have a majority of independent directors on the board of directors of our general partner or to establish a compensation or a nominating and corporate governance committee. We are, however, required to have an audit committee of at least three members, and all of our audit committee members are required to meet the independence and financial literacy tests established by the NYSE and the Exchange Act within one year of the date our common units are first listed on the NYSE. We anticipate that our board of directors will determine that David W. Niemiec is independent under the independence standards of the NYSE.

Committees of the Board of Directors

Our board of directors will have an audit committee and a conflicts committee, and may have such other committees as the board of directors shall determine from time to time. Each of the following committees of the board of directors will have the composition and responsibilities described below.

Audit Committee

Our board of directors will have an audit committee comprised of at least three directors who meet the independence and experience standards established by the NYSE and the Exchange Act. Our general partner initially may rely on the phase-in rules of the NYSE and the SEC with respect to the independence of our audit committee. Those rules permit our general partner to have an audit committee that has one independent member by the date our common units are first listed on the NYSE, a majority of independent members within 90 days thereafter and all independent members within one year thereafter. In connection with his appointment to the board, we expect that Mr. Niemiec will serve as a member of our audit committee. Our audit committee will assist our board of directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and corporate policies and controls. Our audit committee will have the sole authority to retain and terminate our independent registered public accounting firm, approve all auditing services and related fees and the terms thereof, and pre-approve any non-audit services to be rendered by our independent registered public accounting firm. Our audit committee will also be responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm will be given unrestricted access to our audit committee.

Conflicts Committee

Our board of directors has the ability to establish a conflicts committee under our partnership agreement. If established, at least two members of the board of directors will serve on the conflicts committee to review specific matters that may involve conflicts of interest in accordance with the terms of our partnership agreement. The board of directors will determine whether to refer a matter to the conflicts committee on a case-by-case basis. The members of our conflicts committee may not be officers or employees of our general partner or directors, officers or employees of its affiliates (including Hess, Hess Infrastructure Partners and GIP), and must meet the independence and experience standards established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors. In addition, the members of our conflicts committee may not own any interest in our general partner or any of its affiliates or any interest in us or our subsidiaries other than common units or awards under our long-term incentive plan. If our general partner seeks approval from the conflicts committee, then it will be presumed that, in making its decision, the conflicts committee acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Please read “Conflicts of Interest and Duties.”

Directors and Executive Officers of Hess Midstream Partners GP LLC

Directors are elected by Hess Infrastructure Partners and hold office until their successors have been elected or qualified or until their earlier death, resignation, removal or disqualification. Executive officers are appointed by, and serve at the discretion of, our board of directors. The following table shows information for the directors, director nominees and executive officers of Hess Midstream Partners GP LLC.

Name	Age	Position with Hess Midstream Partners GP LLC
John B. Hess	61	Chairman of the Board of Directors and Chief Executive Officer
Michael R. Lutz	53	Chief Operating Officer
Jonathan C. Stein	46	Chief Financial Officer
Timothy B. Goodell	58	General Counsel and Secretary
Gerald A. Tamborski	60	Vice President of Operations
John P. Rielly	53	Director and Vice President
Gregory P. Hill	54	Director
William J. Brilliant	39	Director Nominee
William A. Woodburn	64	Director Nominee
David W. Niemiec	65	Director Nominee

John B. Hess.    John B. Hess was appointed Chairman of our board of directors in September 2014 and has served as Chief Executive Officer of our general partner since July 2014. Mr. Hess has served as Chief Executive Officer of Hess since 1995. Mr. Hess joined Hess in May 1977 and was elected a director in November 1978. He served as Chairman of the Board and Chief Executive Officer of Hess from 1995 until 2013. We expect that Mr. Hess will devote the majority of his time to his roles at Hess and will also spend time, as needed, directly managing our business and affairs. Mr. Hess has been a member of the board of directors of Kohlberg Kravis Roberts & Co. since 2011, of KKR Management LLC since 2011 and of Dow Chemical Company from 2006 until 2013. We believe that Mr. Hess’s extensive experience in the energy industry, including his more than 35-year career with Hess and his extensive leadership experience in his roles as Chief Executive Officer and Chairman of the Board of Hess, makes him well qualified to serve as Chairman of the board of directors of our general partner.

Michael R. Lutz.    Michael R. Lutz was appointed Chief Operating Officer of our general partner in July 2014. Mr. Lutz has served as Vice President of Midstream Development at Hess since April 2013. We expect that Mr. Lutz will devote the majority of his time to our business and affairs and will also spend time, as needed, devoted to Hess’s and Hess Infrastructure Partners’ operations. Prior to his current roles, Mr. Lutz served as Vice President of Global Commercial at Hess from 2008 until 2013.

Prior to joining Hess in 2008, Mr. Lutz spent 18 years at BP holding a variety of business and commercial leadership roles in BP’s North America Gas, Gulf of Mexico, Azerbaijan, and Alaskan business units.

Jonathan C. Stein.    Jonathan C. Stein was appointed Chief Financial Officer of our general partner in July 2014. Mr. Stein has served as Vice President and Chief Risk Officer of Hess since June 2004 and, in such capacity, he participated in Hess’s disclosure review committee and was responsible for the fair valuation of and accounting for Hess’s financial instruments. We expect that Mr. Stein will devote the majority of his time to our business and affairs and will also spend time, as needed, devoted to his roles at Hess and Hess Infrastructure Partners. Prior to his current roles, Mr. Stein served as Corporate Risk Manager at Hess. Prior to joining Hess in 2001, Mr. Stein was a consultant with Ernst & Young LLP’s Risk Management and Regulatory Practice, where he assisted financial services and energy trading clients in establishing their risk management infrastructure. Mr. Stein is on the Board of Trustees of the Global Association of Risk Professionals and a member of the Energy Oversight Committee for the Energy Risk Professional (ERP) certification program.

Timothy B. Goodell.    Timothy B. Goodell was appointed General Counsel and Secretary of our general partner in July 2014. Mr. Goodell has served as Senior Vice President and General Counsel of Hess since January 2009. We expect that Mr. Goodell will devote the majority of his time to his roles at Hess and will also spend time, as needed, devoted to our business and affairs. Prior to joining Hess, Mr. Goodell served as a partner at the law firm of White & Case LLP, where his practice concentrated in the areas of mergers and acquisitions and securities, as well as general corporate and corporate governance matters.

Gerald A. Tamborski.    Gerald A. Tamborski was appointed Vice President of Operations of our general partner in July 2014. Mr. Tamborski has served as Director of Operations of Midstream Development at Hess since July 2013. We expect that Mr. Tamborski will devote the majority of his time to our business and affairs and will also spend time, as needed, devoted to Hess’s and Hess Infrastructure Partners’ operations. Prior to his current roles, Mr. Tamborski served as Director of Operations Excellence for Refining and Terminals at Hess. Prior to joining Hess in 2010, Mr. Tamborski spent 33 years at Shell, BP, Amoco and Atlantic Richfield, holding a variety of leadership positions in Operations, Technology, and Research.

John P. Rielly.    John P. Rielly was appointed a Vice President of our general partner in July 2014 and a member of our board of directors in September 2014. Mr. Rielly has served as Senior Vice President and Chief Financial Officer of Hess since April 2004. We expect that Mr. Rielly will devote the majority of his time to his roles at Hess and will also spend time, as needed, devoted to our business and affairs. Mr. Rielly has also served as Vice President and Controller of Hess from May 2001 to April 2004. Prior to that, Mr. Rielly was a partner at Ernst & Young LLP. We believe that Mr. Rielly’s extensive experience, particularly his knowledge of industry accounting and financial practices gained during his employment at Hess and Ernst & Young LLP, makes him well qualified to serve as a member of our board of directors.

Gregory P. Hill.    Gregory P. Hill was appointed a member of our board of directors in September 2014. Mr. Hill has served as President, Exploration and Production of Hess since January 2009. In addition, Mr. Hill has served as Chief Operating Officer of Hess since May, 2014. We expect that Mr. Hill will devote the majority of his time to his roles at Hess and will also spend time, as needed, devoted to our business and affairs. Prior to his current roles, Mr. Hill spent 25 years at Shell Oil Company, where he performed a variety of operations, engineering, technical and business leadership roles in Asia-Pacific, Europe and the United States, including Executive Vice President—Exploration and Production of Singapore-based Shell Asia Pacific from 2006 to 2008 while also serving as Chairman of Shell’s Global Production Leadership Team. We believe that Mr. Hills’s extensive experience in the energy industry, particularly his experience in operations and strategic planning, makes him well qualified to serve as a member of our board of directors.

William J. Brilliant.    We expect that William J. Brilliant will become a member of our board of directors prior to the date that our common units are first listed on the NYSE. Mr. Brilliant is currently a Principal of GIP and focuses on North American energy investments, where he has served as a member of the investment team since May 2007. Prior to joining GIP, Mr. Brilliant was an investment banker in the Global Financial Sponsors Group at Lehman Brothers from 2005 to 2007, providing M&A and financial advisory to investment funds throughout their investment cycle. Mr. Brilliant previously served as a director of the general partner of Access Midstream Partners L.P. from June 2012 until July 2014. We believe that Mr. Brilliant’s energy industry background, particularly his expertise in mergers and acquisitions, brings important experience and skill to the board.

William A. Woodburn.    We expect that William A. Woodburn will become a member of our board of directors prior to the date that our common units are first listed on the NYSE. Mr. Woodburn is currently a partner of GIP and oversees GIP’s operating team. Mr. Woodburn is a member of the board of GIP and of its Investment and Portfolio Valuation Committees and serves as chairman of its Portfolio Committee. Mr. Woodburn is a director of the GIP portfolio companies Gatwick Airport Limited, Terra-Gen Power Holdings, LLC and Edinburgh Airport. Prior to the formation of GIP in 2006, Mr. Woodburn was the President and Chief Executive Officer of GE Infrastructure, which encompassed Water Technologies, Security and Sensing Growth Platforms and GE Fanuc Automation. From 2000 to 2001, Mr. Woodburn served as Executive Vice President and member of the Office of Chief Executive Officer at GE Capital and served as a member of the board of GE Capital. From 1984 to 2000, Mr. Woodburn held several senior roles at GE Specialty Materials, including President and Chief Executive Officer of GE Specialty Materials. Prior to joining GE, Mr. Woodburn was an engagement manager at McKinsey & Company for four years focusing on the energy and transportation industries, and he held process engineering and marketing positions at Union Carbide’s Linde Division for five years. Mr. Woodburn previously served as a director of the general partner of Access Midstream Partners L.P. from January 2010 through July 2014. We believe that Mr. Woodburn’s extensive energy industry background, particularly the leadership skills he developed while serving in several executive positions, brings important experience and skill to the board.

David W. Niemiec.    We expect that David W. Niemiec will become a member of our board of directors on the date that our common units are first listed on the NYSE. Mr. Niemiec is a private equity investor and has served as an advisor to, and previously a managing director of, Saratoga Partners since 1998. Prior to his affiliation with Saratoga, Mr. Niemiec was Vice Chairman of the investment banking firm Dillon, Read & Co. Inc. where he also served as Chief Financial Officer from 1982 to 1997. Mr. Niemiec is a director or trustee of several mutual funds in the Franklin Templeton Investments family. Mr. Niemiec previously served as director of Emeritus Corporation from 1999 to 2010 and OSI Pharmaceuticals from 2006 to 2010. We believe that Mr. Niemiec’s extensive financial and investment experience makes him well qualified to serve as a member of our board of directors.

Board Leadership Structure

The chief executive officer of Hess Midstream Partners GP LLC currently serves as the chairman of our board of directors. Our board of directors has no policy with respect to the separation of the offices of chairman of the board of directors and chief executive officer. Instead, that relationship is defined and governed by the amended and restated limited liability company agreement of Hess Midstream Partners GP LLC, which permits the same person to hold both offices. Directors of our board of directors are elected by Hess Infrastructure Partners. Accordingly, unlike holders of common stock in a corporation, our unitholders will have only limited voting rights on matters affecting our business or governance, subject in all cases to any specific unitholder rights contained in our partnership agreement.

Board Role in Risk Oversight

Our corporate governance guidelines will provide that our board of directors is responsible for reviewing the process for assessing the major risks facing us and the options for their mitigation. This responsibility will be largely satisfied by our audit committee, which is responsible for reviewing and discussing with management and our registered public accounting firm our major risk exposures and the policies management has implemented to monitor such exposures, including our financial risk exposures and risk management policies.

Compensation of Our Officers and Directors

We and Hess Midstream Partners GP LLC were formed in January 2014 and have not paid or accrued any obligations with respect to compensation for directors or officers for any period prior to the consummation of this offering. In addition, we do not directly employ any of the persons responsible for managing our business. Hess Midstream Partners GP LP, under the direction of our board of directors, or the Board, is responsible for managing our operations and for obtaining the services of the employees that operate our business pursuant to services and secondment arrangements with Hess. However, we sometimes refer to the employees and officers of Hess Midstream Partners GP LLC as our employees and officers in this prospectus.

The compensation payable to our officers who are also employees of Hess or its affiliates is and will be determined and paid by Hess or its affiliates. For 2013 and all prior periods, no amounts of compensation for our named executive officers were separately allocated to our business. After completion of this offering, we expect that our named executive officers will continue to perform services unrelated to our business for Hess and its affiliates and that, except with respect to any awards that may be granted to our executive officers under the Hess Midstream Partners LP 2015 Long-Term Incentive Plan, or the LTIP, which is described below, our executive officers will not receive any separate amounts of compensation for their services to us or our general partner. Prior to the completion of this offering, our general partner and Hess Midstream Partners GP LLC will enter into an employee secondment agreement with Hess and certain of its subsidiaries pursuant to which, among other matters, Hess and its subsidiaries will make available to our general partner and Hess Midstream Partners GP LLC the employees who will serve as our executive officers. Hess Midstream Partners GP LLC will pay an annual secondment fee for these services to Hess and certain of its subsidiaries, and we will reimburse Hess Midstream Partners GP LLC for the cost of the annual secondment fee. For additional information, please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Employee Secondment Agreement.”

Compensation of Our Directors

The officers or employees of Hess or GIP who also serve as our directors will not receive additional compensation for their service as a director of Hess Midstream Partners GP LLC. In connection with this offering, our directors who are not officers or employees of Hess or GIP, or “non-employee directors,” will receive cash and equity-based compensation for their services as directors. The non-employee director compensation program will initially consist of the following:

•	an annual retainer of $65,000;

•	an additional annual retainer of $15,000 for service as the lead director or chair of the audit committee and $10,000 for service as the chair of the conflicts committee (if established); and

•	an annual equity-based award granted under the LTIP having a value as of the grant date of approximately $65,000.

Such directors will also receive reimbursement for out-of-pocket expenses associated with attending board or committee meetings and director and officer liability insurance coverage. All directors will be indemnified by us for actions associated with being a director to the fullest extent permitted under Delaware law.

Our Long-Term Incentive Plan

Hess Midstream Partners GP LLC intends to adopt the LTIP for officers, directors and employees of Hess Midstream Partners GP LLC or its affiliates, and any consultants, affiliates of Hess Midstream Partners GP LLC or other individuals who perform services for us. Hess Midstream Partners GP LLC may issue our executive officers and other service providers long-term equity based awards under the plan. These awards will be intended to compensate the recipients based on the performance of our common units and the recipient’s continued service during the vesting period, as well as to align recipients’ long-term interests with those of our unitholders. The plan will be administered by the board of directors of Hess Midstream Partners GP LLC or any committee thereof that may be established for such purpose or to which the board of directors or such committee may delegate such authority, subject to applicable law. All determinations with respect to awards to be made under our LTIP will be made by the plan administrator and we will be responsible for the cost of awards granted under our LTIP. The following description reflects the terms that are currently expected to be included in the LTIP.

General.    The LTIP will provide for the grant, from time to time at the discretion of the plan administrator or any delegate thereof, subject to applicable law, of unit awards, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, profits interest units and other unit-based awards. The purpose of awards under the LTIP is to provide additional incentive compensation to employees any other individuals providing services to us, and to align the economic interests of such employees and individuals with the interests of our unitholders. The plan administrator may grant awards under the LTIP to reward the achievement of individual or partnership performance goals; however, no specific performance goals that might be utilized for this purpose have yet been determined. In addition, the plan administrator may grant awards under the LTIP without regard to performance factors or conditions. The LTIP will limit the number of units that may be delivered pursuant to vested awards to              common units, subject to proportionate adjustment in the event of unit splits and similar events. Common units subject to awards that are cancelled, forfeited, withheld to satisfy exercise prices or tax withholding obligations or otherwise terminated without delivery of the common units will be available for delivery pursuant to other awards.

Restricted Units and Phantom Units.    A restricted unit is a common unit that is subject to forfeiture. Upon vesting, the forfeiture restrictions lapse and the recipient holds a common unit that is not subject to forfeiture. A phantom unit is a notional unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or on a deferred basis upon specified future dates or events or, in the discretion of the plan administrator, cash equal to the fair market value of a common unit. The plan administrator of the LTIP may make grants of restricted and phantom units under the LTIP that contain such terms, consistent with the LTIP, as the plan administrator may determine are appropriate, including the period over which restricted or phantom units will vest. The plan administrator may, in its discretion, base vesting on the grantee’s completion of a period of service or upon the achievement of specified financial objectives or other criteria or upon a change of control (as defined in the LTIP) or as otherwise described in an award agreement.

Distributions made by us with respect to awards of restricted units may be subject to the same vesting requirements as the restricted units.

Distribution Equivalent Rights.    The plan administrator, in its discretion, may also grant distribution equivalent rights, either as standalone awards or in tandem with other awards. Distribution equivalent rights are rights to receive an amount in cash, restricted units or phantom units equal to all or a portion of the cash distributions made on units during the period an award remains outstanding.

Unit Options and Unit Appreciation Rights.    The LTIP may also permit the grant of options and appreciation rights covering common units. Unit options represent the right to purchase a number of common units at a specified exercise price. Unit appreciation rights represent the right to receive the appreciation in the value of a number of common units over a specified exercise price, either in cash or in common units. Unit options and unit appreciation rights may be granted to such eligible individuals and with such terms as the plan administrator may determine, consistent with the LTIP; however, a unit option or unit appreciation right must have an exercise price equal to at least the fair market value of a common unit on the date of grant.

Unit Awards.    Awards covering common units may be granted under the LTIP with such terms and conditions, including restrictions on transferability, as the administrator of the LTIP may establish.

Profits Interest Units.    Awards granted to grantees who are partners, or granted to grantees in anticipation of the grantee becoming a partner or granted as otherwise determined by the administrator, may consist of profits interest units. The administrator will determine the applicable vesting dates, conditions to vesting and restrictions on transferability and any other restrictions for profits interest awards.

Other Unit-Based Awards.    The LTIP may also permit the grant of “other unit-based awards,” which are awards that, in whole or in part, are valued or based on or related to the value of a common unit. The vesting of an other unit-based award may be based on a participant’s continued service, the achievement of performance criteria or other measures. On vesting or on a deferred basis upon specified future dates or events, an other unit-based award may be paid in cash and/or in units (including restricted units), or any combination thereof as the plan administrator may determine.

Source of Common Units.    Common units to be delivered with respect to awards may be newly issued units, common units acquired by us or our general partner in the open market, common units already owned by our general partner or us, common units acquired by our general partner directly from us or any other person or any combination of the foregoing.

Anti-Dilution Adjustments and Change in Control.    If an “equity restructuring” event occurs that could result in an additional compensation expense under applicable accounting standards if adjustments to awards under the LTIP with respect to such event were discretionary, the plan administrator will equitably adjust the number and type of units covered by each outstanding award and the terms and conditions of such award to equitably reflect the restructuring event and will adjust the number and type of units with respect to which future awards may be granted under the LTIP. With respect to other similar events, including, for example, a combination or exchange of units, a merger or consolidation or an extraordinary distribution of our assets to unitholders, that would not result in an accounting charge if adjustment to awards were discretionary, the plan administrator shall have discretion to adjust awards in the manner it deems appropriate and to make equitable adjustments, if any, with respect to the number of units available under the LTIP and the kind of units or other securities available for grant under the LTIP. Furthermore, upon any such event, including a change in control of us or our general partner, or a change in any law or regulation affecting the LTIP or outstanding awards or any relevant change in accounting principles, the plan administrator will generally have discretion to (i) accelerate the time of exercisability or vesting or payment of an award, (ii) require awards to be surrendered in exchange for a cash payment or substitute other rights or property for the award, (iii) provide for the award to assumed by a successor or one of its affiliates, with appropriate adjustments thereto, (iv) cancel unvested awards without payment or (v) make other adjustments to awards as the administrator deems appropriate to reflect the applicable transaction or event.

Termination of Service.    The consequences of the termination of a grantee’s employment, membership on our board of directors or other service arrangement will generally be determined by the plan administrator in the terms of the relevant award agreement.

Amendment or Termination of Long-Term Incentive Plan.    The plan administrator, at its discretion, may terminate the LTIP at any time with respect to the common units for which a grant has not previously been made. The LTIP automatically terminates on the tenth anniversary of the date it was initially adopted by our general partner. The plan administrator also has the right to alter or amend the LTIP or any part of it from time to time or to amend any outstanding award made under the LTIP, provided that no change in any outstanding award may be made that would materially impair the vested rights of the participant without the consent of the affected participant or result in taxation to the participant under Section 409A of the Code.

IPO LTIP Awards

In connection with the consummation of this offering, we expect to grant awards of phantom units with distribution equivalent rights under the LTIP to certain key employees who provide services to us, including certain of our executive officers. These phantom units and distribution equivalent rights will vest in a single installment on the three-year anniversary of the consummation of this offering. The phantom units and distribution equivalent rights will also vest in full in the event the recipient dies, becomes permanently disabled or, in certain circumstances, retires before the scheduled vesting date. Vesting will also accelerate if the recipient’s employment with Hess is involuntarily or constructively terminated following a change in control of our partnership. The phantom unit awards are being made to reward each recipient for their service in connection with this offering and to align the recipient’s interests with those of our unitholders. The number of units to be granted to each recipient will be determined based on a targeted value for the award and the initial public offering price per unit in this offering. Based on an initial public offering price of $             per common unit (the mid-point of the price range set forth on the cover of this prospectus), the total number of phantom units to be granted in connection with this offering (with an aggregate value of $            ) will be             , which includes              phantom units to be granted to each of Messrs. Stein and Lutz.

SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of units of Hess Midstream Partners LP that will be issued upon the consummation of this offering and the related transactions and held by beneficial owners of 5% or more of the units, by each of our directors, director nominees and named executive officers, and by all of our directors, director nominees and executive officers as a group and assumes the underwriters’ option to purchase additional common units from us is not exercised. The percentage of units beneficially owned is based on a total of              common units and              subordinated units outstanding immediately following this offering.

The following table does not include any common units that our directors, director nominees and executive officers may purchase in this offering through the directed unit program described under “Underwriting.”

Name of beneficial owner(1)	Common units to be beneficially owned(2)	Percentage of common units to be beneficially owned(2)		Subordinated units to be beneficially owned	Percentage of subordinated units to be beneficially owned		Percentage of total common units and subordinated units to be beneficially owned(2)
Hess(3)			%			%		%
GIP(4)
Directors/Named Executive Officers(2)
John B. Hess
Michael R. Lutz
Jonathan C. Stein
John P. Rielly
Gregory P. Hill
Director Nominees
William J. Brilliant
William A. Woodburn(5)
David W. Niemiec
All Directors and Executive Officers as a group (10 persons)		%			%		%

(1)	Unless otherwise indicated, the address for all beneficial owners in this table is 1501 McKinney Street, Houston, TX 77010.
(2)	Does not include phantom units that we expect to be granted to certain of our directors and named executive officers at the closing of this offering pursuant to the Hess Midstream Partners LP 2015 Long-Term Incentive Plan.
(3)	Hess is the indirect parent company of Hess Investments North Dakota Limited. Hess Investments North Dakota Limited is the owner of common units and subordinated units. Hess may, therefore, be deemed to beneficially own the units held by Hess Investments North Dakota Limited.
(4)	Reflects common units and subordinated units held by GIP II Blue Holding Partnership, L.P. (“Blue Holding”). The general partner of Blue Holding is GIP Blue Holding GP, LLC, a Delaware limited liability company (“Blue Holding GP”). Global Infrastructure GP II, L.P., a Guernsey limited partnership (“Global GP”) is the sole member of Blue Holding GP. Global Infrastructure Investors II, LLC, a Delaware limited liability company (“Global Investors” and, together with Global GP, Blue Holding GP and Blue Holding, the “GIP Entities”) is the sole general partner of Global GP. Each of the GIP Entities disclaims beneficial ownership of the common units and subordinated units that are beneficially owned or held of record by any of the other GIP Entities.
(5)	William A. Woodburn, a director of our general partner, as a member of internal committees of Global Investors, is entitled to vote on decisions to vote, or to direct to vote, and to dispose, or to direct the disposition of, the common units and subordinated units held by Blue Holding but cannot individually control the outcome of such decisions. William A. Woodburn disclaims any beneficial ownership of the common units and subordinated units held by the GIP Entities.

The following table sets forth the number of shares of Hess common stock beneficially owned as of August 31, 2015, except as otherwise noted, by each director and named executive officer of Hess Midstream Partners GP LLC and by all directors and executive officers of Hess Midstream Partners GP LLC as a group.

Name	Total number of shares beneficially owned and nature of beneficial ownership(a)		Percent of outstanding shares of common stock owned	Of total number of shares beneficially owned, number of option shares
Directors/Named Executive Officers
John B. Hess	35,765,137	(b)(c)(d)(e)	12.44%	1,338,899
Michael R. Lutz	24,576		*	14,760
Jonathan C. Stein	29,140		*	14,160
John P. Rielly	486,697		*	310,640
Gregory P. Hill	176,575		*	113,126
Director Nominees
William J. Brilliant	—		*	—
William A. Woodburn	—		*	—
David W. Niemiec	3,000		*	—
All Directors and Executive Officers as a group (10 persons)	36,725,726		12.74%	1,952,705

*	The percentage of shares beneficially owned by each director or executive officer does not exceed 1% of the common shares outstanding.
(a)	These figures include 56,638 shares vested in the name of Mr. Hess, 4,299 shares vested in the name of Mr. Rielly, 414 shares vested in the name of Mr. Stein, and 61,351 shares vested for all executive officers and directors as a group under the Hess employees’ savings plan as to which these individuals and the group have voting and dispositive power. These amounts also include 96,867 shares held in escrow under the Hess second amended and restated 1995 Long-term Incentive Plan or the Hess 2008 Long-term Incentive Plan, as amended, or both, for Mr. Hess, 45,562 shares held in escrow under these plans for Mr. Hill, 22,161 shares held in escrow under the these plans for Mr. Rielly, 6,449 shares held in escrow under these plans for Mr. Lutz, 7,223 shares held in escrow under these plans for Mr. Stein and 206,244 shares held in escrow under these plans for all executive officers and directors as a group. As to these shares, these individuals and the group have voting power but not dispositive power. Holders of stock options do not have the right to vote or any other right of a stockholder with respect to shares of common stock underlying such options until they are exercised.
(b)	This amount includes 10,079,037 shares held by a charitable lead annuity trust established under the will of Leon Hess. Mr. John B. Hess has sole voting power over the stock held by this trust and shares dispositive power over such stock with other individuals.
(c)	This amount includes 8,817,802 shares held by a limited partnership. Mr. Hess serves on the management committee of the general partner of this limited partnership and shares voting and dispositive power with respect to shares held by the limited partnership.
(d)	This amount includes 6,436,881 shares held by the Hess Foundation, Inc. of which Mr. Hess is a director and as to which Mr. Hess has sole voting power and shares dispositive power with certain other directors of the foundation.
(e)	This amount includes:
•	1,533,145 shares owned directly by Mr. Hess, as to which he has sole voting and dispositive power;
•	28,753 shares held by a family liability company controlled by Mr. Hess, as to which Mr. Hess has sole voting power and dispositive power;
•	96,867 shares of restricted stock held in escrow under Hess Corporation’s incentive plan as to which Mr. Hess has voting but not dispositive power;
•	1,338,899 shares underlying options to purchase common stock, as to which Mr. Hess has no voting or dispositive power until they are acquired upon exercise of the options;
•	56,638 shares vested in the name of Mr. Hess under the Hess Corporation’s employees’ savings plan as to which he has sole voting and dispositive power;
•	1,008,401 shares held by a trust for the benefit of Mr. Hess, of which he is a co-trustee along with another individual, as to which Mr. Hess has sole voting power and shares dispositive power with another individual;
•	82,488 shares held by three trusts of which Mr. Hess is a co-trustee and has shared voting and dispositive power;
•	2,371,878 shares held by Mr. Hess’s siblings or their children, or by trusts for the benefit of Mr. Hess’s siblings or their children, as to which Mr. Hess has sole voting power pursuant to shareholders agreements among Mr. Hess and his siblings or their children and as to 978,471 shares of which he shares dispositive power pursuant to a shareholders agreement among Mr. Hess and a sibling and others;
•	1,008,402 shares held by a trust for the benefit of Mr. Hess’ sibling, of which Mr. Hess has sole voting and shared dispositive power; and
•	2,885,946 shares held by trusts as to which Mr. Hess has sole voting power and as to which another individual shares dispositive power.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

After this offering, and assuming no exercise of the underwriters’ option to purchase additional common units, our Sponsors will collectively own an aggregate of             common units and             subordinated units, representing an aggregate     % limited partner interest in us (or             common units and             subordinated units, representing an aggregate     % limited partner interest, if the underwriters exercise in full their option to purchase additional common units). In addition, Hess and GIP, through their ownership of Hess Infrastructure Partners, will indirectly own and control our general partner, which will own a 2.0% general partner interest in us and all of our incentive distribution rights.

Distributions and Payments to Our General Partner and Its Affiliates

The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with the formation, ongoing operation, and liquidation of Hess Midstream Partners LP. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm’s-length negotiations.

Formation stage

The consideration received by our general partner and its affiliates in connection with the contribution of the assets and liabilities to us	•	common units (or common units, if the underwriters’ option to purchase additional common units is exercised in full);

•	subordinated units;

•	a 2% general partner interest in us;

•	the incentive distribution rights; and

•	a distribution of $ million from the net proceeds of this offering (or $ million if the underwriter’s option to purchase additional common units is exercised in full).

Operational stage

Distributions of available cash to our general partner and its affiliates	We will generally make cash distributions of 98% to the unitholders pro rata, including our Sponsors, as holders of an aggregate of common units and subordinated units, and 2% to our general partner, assuming it makes any capital contributions necessary to maintain its 2% general partner interest in us. In addition, if distributions exceed the minimum quarterly distribution and target distribution levels, the incentive distribution rights held by our general partner will entitle our general partner to increasing percentages of the distributions, up to 48% of the distributions above the highest target distribution level.

Assuming we generate sufficient distributable cash flow to support the payment of the full minimum quarterly distribution on all of our outstanding units for four quarters, our general partner

and its affiliates would receive an annual distribution of approximately $         million on the 2% general partner interest and $         million on their common units and subordinated units (or $         million if the underwriters exercise in full their option to purchase additional common units from us).

Payments to our general partner and its affiliates	Under our partnership agreement, we are required to reimburse our general partner and its affiliates for all costs and expenses that they incur on our behalf for managing and controlling our business and operations. Except to the extent specified under our omnibus agreement, operational services agreement and employee secondment agreement, our general partner determines the amount of these expenses and such determinations must be made in good faith under the terms of our partnership agreement. Under our omnibus agreement, we will reimburse Hess for expenses incurred by Hess and its affiliates in providing certain general and administrative services to us. These reimbursable expenses will include an allocable portion of the expenses incurred by Hess in providing services to us based on our proportionate share of operating expenses, capital expenditures and employee compensation, including salaries, bonuses, benefits costs, office space and related support costs and equity compensation. We will also reimburse Hess for any additional out-of-pocket costs and expenses incurred by Hess and its affiliates in providing services to us. The costs and expenses for which we are required to reimburse our general partner and its affiliates are not subject to any caps or other limits. Please read “—Agreements Governing the Transactions—Omnibus Agreement” below.

Under our operational services agreement, we will pay Hess for any direct costs actually incurred by Hess in providing our facilities with certain maintenance, operational, administrative and construction services. Under our employee secondment agreement, Hess will second to Hess Midstream Partners GP LLC certain employees who serve strategic functions in support of our operations, and Hess Midstream Partners GP LLC will pay, and we will reimburse Hess Midstream Partners GP LLC for, will pay an annual secondment fee to Hess. Please read “—Agreements Governing the Transactions” below.

Withdrawal or removal of our general partner	If our general partner withdraws or is removed, its general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read “Our Partnership Agreement—Withdrawal or Removal of Our General Partner.”

Liquidation stage

Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their respective capital account balances.

Agreements Governing the Transactions

We and other parties will enter into the various agreements that will effect the transactions, including the vesting of assets in, and the assumption of liabilities by, us and our subsidiaries, and the application of the proceeds of this offering. While not the result of arm’s-length negotiations, we believe the terms of all of our initial agreements with Hess, Hess Infrastructure Partners and their affiliates will be, and specifically intend the rates to be, generally no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services. All of the transaction expenses incurred in connection with these transactions, including the expenses associated with transferring assets into our subsidiaries, will be paid for with the proceeds of this offering.

Omnibus Agreement

At the closing of this offering, we and certain of our subsidiaries will enter into an omnibus agreement with Hess and Hess Infrastructure Partners, certain of their subsidiaries and our general partner that will address the following matters:

•	our obligation to reimburse Hess for certain direct or allocated costs and expenses incurred by Hess in providing general and administrative services (which reimbursement is in addition to certain expenses of our general partner and its affiliates that are reimbursed under our partnership agreement);

•	our right of first offer to acquire our right of first offer assets from Hess Infrastructure Partners;

•	Hess Infrastructure Partners’ obligation to indemnify us for certain environmental and other liabilities;

•	our obligation to indemnify Hess, Hess Infrastructure Partners and its subsidiaries for events and conditions associated with the operation of our assets that occur after the closing of this offering and for environmental liabilities related to our assets to the extent Hess is not required to indemnify us; and

•	the granting of a license from Hess to us with respect to use of certain Hess trademarks.

The omnibus agreement will remain in full force and effect for so long as Hess and its affiliates collectively own at least a 15% ownership interest in the general partner of Hess Infrastructure Partners, which controls our general partner. If Hess and its affiliates cease to own at least a 15% ownership interest in the general partner of Hess Infrastructure Partners, any party may terminate the omnibus agreement upon written notice to the other parties. In the event of any termination of the omnibus agreement, the indemnification obligations will remain in full force and effect in accordance with their terms.

Reimbursement of expenses.    Pursuant to the omnibus agreement, Hess will provide general and administrative services for our benefit, including, among other services: accounting services (including internal audit and public company reporting); information technology; legal services; environmental, health and safety services; office services; human resources services; purchasing and supply chain management; records management; real estate management; insurance services and claims management; tax services; treasury and banking services; corporate communications and investor relations; and management reporting and analysis. As consideration for Hess’s provision of the general and administrative services, we will reimburse Hess for all reasonable direct and allocated costs and expenses incurred by Hess in connection with the provision of the general and administrative services, including, but not limited to, the following:

•	the total allocable costs of Hess’s employees and contractors, subcontractors or other outside personnel engaged by Hess to the extent such employees and outside personnel perform general and administrative services for our benefit, plus a specified percentage markup of such amount depending on the type of service provided;

•	any expenses incurred or payments made by Hess on our behalf that relate to insurance coverage with respect to our assets or business;

•	all expenses and expenditures incurred by Hess on our behalf as a result of our becoming and continuing as a publicly traded partnership; and

•	any other out-of-pocket costs and expenses incurred by Hess in providing the general and administrative services, as well as any other out-of-pocket costs and expenses incurred by Hess on our behalf.

To the extent any of the costs and expenses identified above are reimbursed on an allocation basis, such allocation will be determined by Hess’s then-current corporate transfer pricing practices, as generally applied in a non-discriminatory manner.

Our reimbursement of Hess under the omnibus agreement will be in addition to our reimbursement of our general partner and its affiliates for certain costs and expenses incurred on our behalf for managing and controlling our business and operations as required by our partnership agreement.

Right of first offer.    Under the omnibus agreement, until the earlier to occur of the tenth anniversary of the closing of this offering and the date that Hess and its affiliates cease to own at least a 15% ownership interest in the general partner of Hess Infrastructure Partners, if Hess Infrastructure Partners decides to sell, transfer or otherwise dispose of any of the assets listed below, Hess Infrastructure Partners will provide us with the opportunity to make the first offer on such assets:

•	Hess Infrastructure Partners’ retained 70% economic interest and 49% voting interest in HTGP Opco;

•	Hess Infrastructure Partners’ retained 50% economic interest and 49% voting interest in Logistics Opco;

•	Hess Infrastructure Partners’ Red Sky/Nesson crude oil and natural gas gathering system located in Williams, Mountrail, Divide and Burke counties in North Dakota;

•	Hess Infrastructure Partners’ Hawkeye crude oil and natural gas gathering system located in McKenzie County, North Dakota;

•	Hess Infrastructure Partners’ Goliath crude oil and natural gas gathering system located in Williams County, North Dakota; and

•	any additional crude oil and NGL rail cars acquired by Hess Infrastructure Partners in the future for use for the Bakken.

The consummation and timing of any acquisition by us of the assets covered by our right of first offer will depend upon, among other things, Hess Infrastructure Partners’ decision to sell any of those assets and our ability to reach an agreement with Hess Infrastructure Partners on price and other terms. Accordingly, we can provide no assurance whether, when or on what terms we will be able to successfully consummate any future acquisitions pursuant to our right of first offer, and Hess Infrastructure Partners is under no obligation to accept any offer that we may choose to make. Please read “Risk Factors—Risks Related to Our Business—If we are unable to make acquisitions on economically acceptable terms from Hess Infrastructure Partners or third parties, our future growth would be limited, and any acquisitions we may make may reduce, rather than increase, our cash flows and ability to make distributions to unitholders.”

Indemnification.    Under the omnibus agreement, Hess Infrastructure Partners will indemnify us for all known and certain unknown environmental liabilities that are associated with the ownership or operation of our assets and due to occurrences on or before the closing of this offering. Indemnification for any unknown environmental liabilities will be limited to liabilities due to occurrences on or before the closing of this offering and identified prior to the fifth anniversary of the closing of this offering, and will be subject to a deductible of $100,000 per claim before we are entitled to indemnification. For purposes of calculating the deductible, a “claim” will include all liabilities that arise from a discrete act or event. There is a $15 million limit (inclusive of any punitive, special, indirect or consequential damages) on the amount for which Hess Infrastructure Partners’ will indemnify us for environmental liabilities under the omnibus agreement once we meet the deductible, except that Hess Infrastructure Partners’ obligation to indemnify us for any costs we may incur as a result of the February 2013 NOV Hess received from the NDDH, including any costs arising under the related consent agreement, will not be subject to the $15 million limit. Please read “Business—Legal Proceedings.” Hess Infrastructure Partners will also indemnify us for failure to obtain certain consents, licenses and permits necessary to conduct our business, including the cost of curing any such condition, in each case that are identified prior to the fifth anniversary of the closing of this offering, and will be subject to a deductible of $50,000 per claim before we are entitled to indemnification.

Hess Infrastructure Partners will also indemnify us for liabilities relating to:

•	the consummation of the transactions contemplated by our contribution agreement or the assets contributed to us, other than environmental liabilities, that arise out of the ownership or operation of the assets prior to the closing of this offering and that are asserted prior to the fifth anniversary of the closing of this offering;

•	events and conditions associated with any assets retained by Hess Infrastructure Partners;

•	litigation matters attributable to the ownership or operation of the assets contributed to us prior to the closing of this offering; and

•	all tax liabilities attributable to the assets contributed to us arising prior to the closing of this offering or otherwise related to Hess Infrastructure Partners’ contribution of those assets to us in connection with this offering.

We have agreed to indemnify Hess Infrastructure Partners for events and conditions associated with the ownership or operation of our assets (other than those assets owned by HTGP Opco and Logistics Opco) that occur after the closing of this offering and for environmental liabilities related to our assets (other than those assets owned by HTGP Opco and Logistics Opco) to the extent Hess Infrastructure Partners is not required to indemnify us as described above.

HTGP Opco or Logistics Opco, as applicable, will indemnify Hess and Hess Infrastructure Partners for events and conditions associated with the ownership or operation of the assets of HTGP Opco or Logistics Opco, as applicable, that occur after the closing of this offering and for environmental liabilities related to the assets of HTGP Opco or Logistics Opco, as applicable, to the extent Hess Infrastructure Partners is not required to indemnify us as described above. There is no limit on the amount for which we, HTGP Opco or Logistics Opco will indemnify Hess Infrastructure Partners or Hess, as applicable, under the omnibus agreement.

License of trademarks.    Hess will grant us a non-transferable, nonexclusive, royalty free right and license to use Hess’s trademarks and tradenames. This license will terminate upon the termination of the omnibus agreement.

Operational Services Agreement

In connection with this offering, our general partner and Hess Midstream Partners GP LLC will enter into an operational services agreement with Hess under which our general partner, on our behalf, will pay Hess for the provision of certain operational services to us in support of our assets and operations, including routine and emergency maintenance and repair services, routine operational activities, routine administrative services, construction and related services and such other services as our general partner and Hess may mutually agree upon from time to time. In addition, Hess also may request that we provide various services to Hess and its affiliates from time to time. On a monthly basis, our general partner will pay Hess an amount equal to the allocable share of the total costs of Hess’s employees and contractors, subcontractors or other outside personnel engaged by Hess to the extent such employees and outside personnel perform operational services for our benefit, plus a specified percentage markup of such amount depending on the type of service provided. Such allocable share will be determined by Hess’s then-current corporate transfer pricing practices, as generally applied in a non-discriminatory manner. In addition, our general partner will reimburse Hess on a monthly basis for the direct costs actually incurred by Hess in providing the services. We will reimburse our general partner for any amounts that our general partner pays to Hess under this agreement.

The operational services agreement will have an initial term of 10 years and may be renewed by our general partner for an additional 10-year term. Our general partner may terminate any individual service under the agreement upon 30 days’ prior written notice to Hess. Either party may terminate any individual service under the agreement if a force majeure event prevents performance of that service for at least twelve consecutive months. Either party may terminate the agreement if Hess no longer owns at least a 15% ownership interest in the general partner of Hess Infrastructure Partners or if the other party is in material default under the agreement and such party fails to cure the material default within 15 days or if the other party files for bankruptcy, makes an assignment for the benefit of creditors, or otherwise becomes bankrupt.

Under the agreement, Hess will indemnify us from any claims, losses or liabilities incurred by us, including third-party claims, arising from Hess’s willful and material breach of the agreement or Hess’s performance of the agreement to the extent caused by Hess’s gross negligence or willful misconduct. Our general partner will indemnify Hess from any claims, losses or liabilities incurred by Hess, including any third-party claims, arising from our general partner’s willful and material breach of the agreement or the performance of the agreement by us, our general partner, Hess Midstream Partners GP LLC and our respective subsidiaries, to the extent such claims, losses or liabilities are caused by our gross negligence or willful misconduct.

Employee Secondment Agreement

In connection with this offering, our general partner and Hess Midstream Partners GP LLC will enter into an employee secondment agreement with Hess and an affiliate of Hess pursuant to which certain employees of Hess will be seconded to our general partner to provide services with respect to our assets and operations, including executive oversight (including select positions involving legal, tax and management of key controls and processes), business development, corporate development (including treasurer, controller and corporate secretary functions), unitholder and investor relations, communications and public relations and such other operational, commercial and business functions that are necessary to develop and execute our business strategy. Hess Midstream Partners GP LLC will pay Hess an annual secondment fee, payable in equal monthly installments, for certain direct or allocated costs incurred by Hess with respect to its employment of the seconded employees. During their period of secondment to our general partner, the seconded employees will work under the management and supervision of Hess Midstream Partners GP LLC, on behalf of our general partner.

The annual secondment fee is intended to cover the total cost of employing the seconded Hess employees during their secondment to the extent such total costs are attributable to the provision of services with respect to our assets and operations. Hess will determine in good faith the percentage of the costs that are attributable to the services provided by the seconded employees based on Hess’s then-current corporate transfer pricing policies, as generally applied in a non-discriminatory manner. To the extent that the amount of any cost or expense varies from the estimate used for determining the annual secondment fee, the difference shall be added to or subtracted from the secondment fee for the following year. We will reimburse Hess Midstream Partners GP LLC for the cost of the annual secondment fee under the agreement.

The employee secondment agreement will have an initial term of 10 years and may be renewed by our general partner for an additional 10-year term. Our general partner may terminate the agreement or reduce the level of services under the agreement at any time upon 30 days’ prior written notice to Hess. Either party may terminate the agreement if Hess no longer owns at least a 15% ownership interest in the general partner of Hess Infrastructure Partners, or if the other party is in material default under the agreement and such party fails to cure the material default within 15 days or if the other party files for bankruptcy, makes an assignment for the benefit of creditors, or otherwise becomes bankrupt.

Under the agreement, Hess will indemnify us, our general partner, Hess Midstream Partners GP LLC and our respective directors, officers, employee and subsidiaries from any costs, expenses, claims, losses or liabilities arising from the termination of employment of any seconded employee by Hess without the prior written consent of our general partner, even though such costs, expenses, claims, losses or liabilities may be caused by our negligence, except to the extent that such costs, expenses, claims, losses or liabilities arise our of our sole negligence, gross negligence or willful misconduct.

Prepaid Forward Purchase and Sales Agreement

On January 15, 2015, we entered into a prepaid forward purchase and sales agreement with Hess pursuant to which Hess agreed to deliver 550 crude oil rail cars to us. Hess previously entered into an agreement with a third-party manufacturer pursuant to which the manufacturer agreed to fabricate and deliver 550 crude oil rail cars to Hess. Pursuant to our prepaid forward purchase and sales agreement with Hess, Hess will deliver the crude oil rail cars to us when and as such rail cars are received from the manufacturer. We expect to begin receiving the rail cars at our Tioga Rail Terminal in the fourth quarter of 2015. We paid Hess approximately $104.1 million under the prepaid forward purchase and sales agreement, and we do not have any obligation to pay Hess any additional amounts for the rail cars.

Commercial agreements

We have entered into 10-year, fee-based commercial agreements with Hess, each of which is dated effective January 1, 2014 and may be renewed by us at our sole option for an additional 10-year term. These agreements include minimum volume commitments based on dedicated production, inflation escalators and fee recalculation mechanisms, all of which are intended to provide us with cash flow stability and growth and minimize our direct commodity price exposure. Under these commercial agreements, we provide processing, fractionation, storage, terminaling, loading and transportation services to Hess, and Hess is obligated to provide us with minimum volumes of crude oil, natural gas and NGLs. These commercial agreements are currently the source of substantially all of our revenue. For more information about our commercial agreements with Hess, including Hess’s ability to reduce or terminate its obligations in the event of a force majeure event that affects us, please read “Business—Our Commercial Agreements with Hess.”

Compressed Natural Gas Agreement

We are constructing a CNG terminal adjacent to the Tioga Gas Plant that we expect will enter into service during the fourth quarter of 2015. We have entered into a 9-year compressed natural gas agreement with Hess under which, following the completion of the CNG terminal, Hess will deliver residue gas to us at the inlet of the CNG terminal, and we will receive and compress the residue gas and deliver CNG to the tailgate of the CNG terminal for Hess. Hess will pay us a fee per Mcf of CNG we deliver to Hess each month. Our compressed natural gas agreement is dated effective January 1, 2015. For more information about our compressed natural gas agreement with Hess, please read “Business—Other Agreements with Hess—Compressed Natural Gas Agreement.”

Contribution Agreement

At the closing of this offering, we will enter into a contribution, conveyance and assignment agreement, which we refer to as our contribution agreement, with our general partner, Hess, GIP, Hess Infrastructure Partners and certain of their subsidiaries under which Hess Infrastructure Partners will contribute all of our initial assets to us. Pursuant to the contribution agreement, Hess Infrastructure Partners will contribute interests in HTGP Opco, Logistics Opco and Mentor Holdings to us. We will contribute part of the proceeds of this offering to HTGP Opco and Logistics Opco in exchange for additional partnership interests in those entities and, following the consummation of the transactions set forth in the contribution agreement, we will own a 30% controlling economic interest in HTGP Opco, a 50% controlling economic interest in Logistics Opco and a 100% interest in Mentor Holdings. Under the contribution agreement, subsidiaries of HTGP Opco and Logistics Opco will place $             million and $             million, respectively, on deposit with us in connection with the closing of this offering, and the proceeds from those deposits will be included in the cash distribution to our Sponsors at the closing of this offering.

Under our contribution agreement, Hess Infrastructure Partners will agree to bear the full cost of capital expenditures related to certain identified projects associated with our initial assets to the extent such projects are commenced prior to the second anniversary of the closing of this offering. In addition, Hess Infrastructure Partners will bear all costs associated with retrofitting our existing railcars to comply with recently adopted regulations. Hess Infrastructure Partners will also bear the cost of any unanticipated maintenance capital expenditures incurred by HTGP Opco, Logistics Opco and Mentor Holdings, on a 100% basis, during the twelve months ending September 30, 2016, up to a maximum of $10 million. As a result, we have forecasted that Hess Infrastructure Partners will bear the cost of all of the maintenance capital expenditures we expect to incur during the twelve months ending September 30, 2016.

Registration Rights Agreement

In connection with the closing of this offering, we will enter into a registration rights agreement with Hess and GIP pursuant to which we will grant each of Hess and GIP and certain of their affiliates certain demand and “piggyback” registration rights. Under the registration rights agreement, each of Hess and GIP and certain of their affiliates will generally have the right to require us to file a registration statement for the public sale of all of the common units (including any common units received in connection with the conversion of subordinated units) owned by it. In addition, if we sell any common units in a registered underwritten offering, each of Hess and GIP and certain of their affiliates will have the right, subject to specified limitations, to include its common units in that offering.

We will generally pay all expenses relating to any demand or piggyback registration, except for underwriters or brokers’ commission or discounts and expenses of counsel or advisors to the selling unitholders.

Procedures for Review, Approval and Ratification of Related Person Transactions

Our board of directors will adopt a related party transactions policy in connection with the closing of this offering that will provide that our board of directors or its authorized committee will review on at least a quarterly basis all related person transactions that are required to be disclosed under SEC rules and, when appropriate, initially authorize or ratify all such transactions. In the event that our board of directors or its authorized committee considers ratification of a related person transaction and determines not to so ratify, the code of business conduct and ethics will provide that our management will make all reasonable efforts to cancel or annul the transaction.

The related party transactions policy will provide that, in determining whether or not to recommend the initial approval or ratification of a related person transaction, our board of directors or its authorized committee should consider all of the relevant facts and circumstances available, including (if applicable) but not limited to: (1) whether there is an appropriate business justification for the transaction; (2) the benefits that accrue to us as a result of the transaction; (3) the terms available to unrelated third parties entering into similar transactions; (4) the impact of the transaction on a director’s independence (in the event the related person is a director, an immediate family member of a director or an entity in which a director or an immediate family member of a director is a partner, shareholder, member or executive officer); (5) the availability of other sources for comparable products or services; (6) whether it is a single transaction or a series of ongoing, related transactions; and (7) whether entering into the transaction would be consistent with the code of business conduct and ethics.

The related party transactions policy described above will be adopted in connection with the closing of this offering, and as a result the transactions described above were not reviewed under such policy.

CONFLICTS OF INTEREST AND DUTIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including our Sponsors, on the one hand, and us and our unaffiliated limited partners, on the other hand. Our directors and executive officers have duties to manage Hess Midstream Partners GP LLC and our general partner in a manner that is in the best interests of its owners. At the same time, our general partner has a duty to manage us in a manner that is in the best interests of our partnership.

Whenever a conflict of interest arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other, our general partner will resolve that conflict. Our general partner may seek the approval of such resolution from the conflicts committee of our board of directors, or special approval, or from our unitholders, or unitholder approval, but our general partner is not required to do so. There is no requirement under our partnership agreement that our general partner seek special approval or our unitholder approval for the resolution of any conflict of interest, and, under our partnership agreement, our general partner may decide to seek such approval or resolve a conflict of interest in any other way permitted by our partnership agreement, as described below, in its sole discretion. Our board of directors will decide whether to refer a matter to the conflicts committee or to our unitholders on a case-by-case basis. In determining whether to refer a matter to the conflicts committee of our board of directors, or the conflicts committee, or to our unitholders for approval, our board of directors will consider a variety of factors, including the nature of the conflict, the size of the transaction and dollar amount involved, the identity of the parties involved and any other factors the board of directors deems relevant in determining whether it will seek special approval or unitholder approval. Whenever our general partner makes a determination to seek special approval, to seek unitholder approval or to adopt a resolution or course of action that has not received special approval or unitholder approval, then our general partner will be entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such action free of any duty or obligation whatsoever to our partnership or any limited partner, and our general partner will not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard or duty imposed by our partnership agreement or under the Delaware Act or any other law, rule or regulation or at equity, and our general partner in making such determination or taking or declining to take such action will be permitted to do so in its sole and absolute discretion. For a more detailed discussion of the duties applicable to our general partner, please read “—Duties of the General Partner.”

Whenever a potential conflict of interest exists or arises, any resolution or course of action by our general partner or its affiliates in respect of such conflict of interest will be permitted and deemed approved by all partners, and will not constitute a breach of our partnership agreement or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is:

•	approved by special approval, which our partnership agreement defines as approval by a majority of the members of the conflicts committee; or

•	approved by unitholder approval, meaning the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates.

If our general partner seeks special approval from the conflicts committee, then it will be presumed that, in making its decision, the conflicts committee acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. If our general partner does not seek special approval or unitholder approval, then our general partner, our board of directors or any committee of our board of directors (including the conflicts committee), as applicable, will make such determination or take or decline to take any action in good faith, and none of our general partner, our board of directors or any committee of our board of directors (including the conflicts committee), as applicable, will be subject to any fiduciary duty or other duty or obligation, or any other, different or higher standard under our partnership agreement or under the Delaware Act or any other law, rule or regulation or at equity. Under our partnership agreement, it will be presumed that, in making its decision, our general partner, our board of directors or any committee of our board of directors (including the conflicts committee), as applicable, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. In order to make a determination or take or decline to take an action in “good faith” for purposes of our partnership agreement, the person or persons making such determination or taking or declining to take such action must subjectively believe that the determination or other action is in the best interests of the partnership. In taking such action, such person may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to us. If that person has the required subjective belief, then the decision or action will be conclusively deemed to be in good faith for all purposes under our partnership agreement.

It is possible, but we believe it is unlikely, that our general partner would approve a matter that the conflicts committee has previously declined to approve or declined to recommend that the full board of directors approve. If the conflicts committee does not approve or does not recommend that the full board of directors approve a matter that has been presented to it, then, unless our board of directors has delegated exclusive authority to the conflicts committee, our board of directors may subsequently approve the matter. In such a case, although the matter will not have received “special approval” under our partnership agreement, our board of directors could still determine to resolve the conflict of interest solely under the good faith standard. In making any such determination, our board of directors may take into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us. Please read “Management—Management of Hess Midstream Partners LP—Conflicts Committee” for information about the conflicts committee of our general partner’s board of directors.

Conflicts of interest could arise in the situations described below, among others.

Affiliates of our general partner, including Hess, GIP and Hess Infrastructure Partners, may compete with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us.

Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner (or as general partner of another company of which we are a partner or member) or those activities incidental to its ownership of interests in us. However, affiliates of our general partner, including our Sponsors, are not prohibited from engaging in other businesses or activities, including those that might compete with us.

Under the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to our general partner or any of its affiliates, including our executive officers, directors, Hess, GIP and Hess Infrastructure Partners. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. Therefore, our Sponsors and other affiliates of our general partner, including Hess Infrastructure Partners, may compete with us for acquisition opportunities and may own an interest in entities that compete with us.

Our general partner is allowed to take into account the interests of parties other than us, such as our Sponsors, in resolving conflicts of interest.

Our partnership agreement contains provisions that reduce and modify the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, free of any duty or obligation to us and our unitholders. When acting in its individual capacity, our general partner is entitled to consider only the interests and factors that it desires and relieved of any duty or obligation to give any consideration to any interest of, or factors affecting, us or any limited partner. Examples of decisions that our general partner may make in its individual capacity include:

•	how to allocate business opportunities among us and its other affiliates;

•	whether to exercise its limited call right;

•	how to exercise its voting rights with respect to the units it owns;

•	whether to sell or otherwise dispose of units or other partnership interests that it owns;

•	whether to elect to reset target distribution levels;

•	whether to consent to any merger or consolidation of the partnership or amendment to our partnership agreement; and

•	whether to refer or not to refer any potential conflict of interest to the conflicts committee for special approval or to seek or not to seek unitholder approval.

Our partnership agreement replaces the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing its duties, and limits our general partner’s liabilities and the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty under applicable Delaware law.

In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our limited partners for actions that might constitute breaches of fiduciary duty under applicable Delaware law. For example, our partnership agreement:

•	permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. When acting in its individual capacity, our general partner is entitled to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us or any limited partner;

•	provides that the general partner will have no liability to us or our limited partners for decisions made in its capacity as a general partner so long as such decisions are made in good faith;

•

generally provides that in a situation involving a transaction with an affiliate or other conflict of interest, any determination by our general partner must be made in good faith. If an affiliate transaction or the resolution of another conflict of interest does not receive special approval or unitholder approval, then our general partner will make such determination or take or decline to take any action in good faith, and neither our general partner nor our board of directors will be subject to any fiduciary duty or other duty or obligation, or any other, different or higher standard under our partnership agreement or under the Delaware Act or any other law, rule or regulation or at equity. Under our partnership agreement, it will be presumed that in making its decision, our general partner (including our board of directors) acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us challenging such decision, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption; and

•	provides that our general partner and our officers and directors will not be liable for monetary damages to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or our officers or directors, as the cases may be, acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful.

By purchasing a common unit, a common unitholder will be deemed to have agreed to become bound by the provisions in our partnership agreement, including the provisions discussed above.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval, on such terms as it determines to be necessary or appropriate to conduct our business including, but not limited to, the following:

•	the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into our securities, and the incurring of any other obligations;

•	the purchase, sale or other acquisition or disposition of our securities, or the issuance of additional options, rights, warrants and appreciation rights relating to our securities;

•	the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets;

•	the negotiation, execution and performance of any contracts, conveyances or other instruments;

•	the distribution of our cash;

•	the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

•	the maintenance of insurance for our benefit and the benefit of our partners;

•	the formation of, or acquisition of an interest in, the contribution of property to, and the making of loans to, any limited or general partnership, joint venture, corporation, limited liability company or other entity;

•	the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity, otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense, the settlement of claims and litigation;

•	the indemnification of any person against liabilities and contingencies to the extent permitted by law;

•	the making of tax, regulatory and other filings, or the rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets; and

•	the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

Our partnership agreement provides that our general partner must act in good faith when making decisions on our behalf in its capacity as our general partner, and our partnership agreement further provides that in order for a determination to be made in good faith, our general partner must subjectively believe that the determination is in the best interests of our partnership. In making such determination, our general partner may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to us. When our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act free of any duty or obligation to us or our limited partners, other than the implied contractual covenant of good faith and fair dealing. Please read “Our Partnership Agreement—Voting Rights” for information regarding matters that require unitholder approval.

Actions taken by our general partner may affect the amount of cash available for distribution to unitholders or accelerate the right to convert subordinated units.

The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

•	the amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowings;

•	the issuance of additional units; and

•	the creation, reduction or increase of reserves in any quarter.

Our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders and to our general partner and the ability of the subordinated units to convert into common units.

In addition, our general partner may use an amount, initially equal to $             million, which would not otherwise constitute available cash from operating surplus, in order to permit the payment of cash distributions on its units and incentive distribution rights. All of these actions may affect the amount of cash distributed to our unitholders and our general partner and may facilitate the conversion of subordinated units into common units. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

•	enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

•	accelerating the expiration of the subordination period.

For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow working capital funds, which would enable us to make this distribution on all outstanding units. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordinated Units and Subordination Period.”

Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us, or our operating subsidiaries.

We will reimburse our general partner and its affiliates for services and expenses.

We will reimburse our general partner and its affiliates, including Hess Midstream Partners GP LLC, Hess, GIP, and Hess Infrastructure Partners, for services provided to us. We will also reimburse our general partner and its affiliates for costs incurred in providing these services to us, including costs incurred by our general partner and Hess Midstream Partners GP LLC under our operational services agreement and employee secondment agreement, as applicable. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith, and it will charge on a fully allocated cost basis for services provided to us. Please read “Certain Relationships and Related Party Transactions.”

Contracts between us, on the one hand, and our general partner and its affiliates, on the other hand, will not be the result of arm’s-length negotiations.

Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Our general partner will determine, in good faith, the terms of any arrangements or transactions entered into after the close of this offering. While neither our partnership agreement nor any of the other agreements, contracts, and arrangements between us and our general partner and its affiliates are or will be the result of arm’s-length negotiations, we believe the terms of all of our initial agreements with our general partner and its affiliates will be, and specifically intend the rates to be, generally no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services. Similarly, agreements, contracts or arrangements between us and our general partner and its affiliates that are entered into following the closing of this offering will not be required to be negotiated on an arm’s-length basis, although, in some circumstances, our general partner may determine that the conflicts committee may make a determination on our behalf with respect to such arrangements.

Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically for such use. There is no obligation of our general partner and its affiliates to enter into any contracts of this kind.

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements so that counterparties to such agreements have recourse only against our assets and not against our general partner or its assets or any affiliate of our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner’s fiduciary duties, even if we could have obtained terms that are more favorable without the limitation on liability.

Common units are subject to our general partner’s limited call right.

Our general partner may exercise its right to call and purchase common units, as provided in our partnership agreement, or may assign this right to one of its affiliates or to us. Our general partner may use its own discretion, free of any duty or liability to us or our unitholders, in determining whether to exercise this right. As a result, a common unitholder may have to sell his common units at an undesirable time or price. Please read “Our Partnership Agreement—Limited Call Right.”

Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other hand, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

The attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or our conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

Our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner’s incentive distribution rights without the approval of our conflicts committee or our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

Our general partner has the right, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48%) for each of the prior four consecutive calendar quarters, to reset the initial target distribution levels at higher levels based on our cash distribution at the time of the exercise of the reset election. Furthermore, our general partner has the right to transfer all or any portion of the incentive distribution rights at any time, and such transferee shall have the same rights as the general partner relative to resetting target distributions if our general partner concurs that the tests for resetting target distributions have been fulfilled. Following a reset election by our general partner, the minimum quarterly distribution will be reset to an amount equal to the average cash distribution per unit for the two calendar quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion; however, it is possible that our general partner could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when our general partner expects that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, our general partner may be experiencing, or may expect to experience, declines in the cash distributions it receives related to its incentive distribution rights and may therefore desire to be issued common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for the general partner to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved in the then current business environment. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued common units to our general partner in connection with resetting the target distribution levels related to our general partner’s incentive distribution rights. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—General Partner Interest and Incentive Distribution Rights.”

Duties of the General Partner

The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership, provided that partnership agreements may not eliminate the implied contractual covenant of good faith and fair dealing. This implied covenant is a judicial doctrine utilized by Delaware courts in connection with interpreting ambiguities in partnership agreements and other contracts and does not form the basis of any separate or independent fiduciary duty in addition to the express contractual duties set forth in our partnership agreement. Under the implied contractual covenant of good faith and fair dealing, a court will enforce the reasonable expectations of the partners where the language in our partnership agreement does not provide for a clear course of action.

As permitted by the Delaware Act, our partnership agreement contains various provisions replacing the fiduciary duties that might otherwise be owed by our general partner with contractual standards governing the duties of our general partner and contractual methods of resolving conflicts of interest. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that would otherwise be prohibited by state-law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because our board of directors has duties to manage our general partner and Hess Midstream Partners GP LLC in a manner that is in the best interests of our general partner and Hess Midstream Partners GP LLC’s owners in addition to the best interests of our partnership. Without these provisions, our general partner’s ability to make decisions involving conflicts of interest would be restricted. These provisions enable our general partner to take into consideration the interests of all parties involved in the proposed action. These provisions also strengthen the ability of our general partner to attract and retain experienced and capable directors. These provisions disadvantage the common unitholders because they restrict the rights and remedies that would otherwise be available to such unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest. The following is a summary of the fiduciary duties imposed on general partners of a limited partnership by the Delaware Act in the absence of partnership agreement provisions to the contrary, the contractual duties of our general partner contained in our partnership agreement that replace the fiduciary duties that would otherwise be imposed by Delaware laws on our general partner and the rights and remedies of our unitholders with respect to these contractual duties:

State law fiduciary duty standards

Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present unless such transactions were entirely fair to the partnership.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in good faith, meaning that it subjectively believed that the decision was in the best interests of our partnership, and our general partner will not be subject to any other standard under our partnership agreement or applicable law, other than the implied contractual covenant of good faith and fair dealing. If our general partner has the required subjective belief, then the decision or action will be conclusively deemed to be in good faith for all purposes under our partnership agreement. In taking such action, our general partner may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to us. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act free of any duty or obligation to us or our limited partners, other than the implied contractual covenant of good faith and fair dealing. These standards reduce the obligations to which our general partner would otherwise be held. If our general partner seeks special approval from the conflicts committee, then it will be presumed that, in making its decision, the conflicts committee acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. If our general partner does not seek special approval from the conflicts committee or unitholder approval, then our general partner will make such determination or take or decline to take any action in good faith, and neither our general partner nor our board of directors will be subject to any fiduciary duty or other duty or obligation, or any other, different or higher standard under our partnership agreement or under the Delaware Act or any other law, rule or regulation or at equity. Under our partnership agreement, it will be presumed that, in making its decision, our general partner (including our board of directors) acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us challenging such approval, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful.

Rights and remedies of unitholders	The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties, if any, or of the partnership agreement.

By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

Under our partnership agreement, we must indemnify our general partner and the officers, directors and managers of Hess Midstream Partners GP LLC, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful. We also must provide this indemnification for criminal proceedings when our general partner or these other persons acted with no knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it met the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and therefore unenforceable. Please read “Our Partnership Agreement—Indemnification.”

DESCRIPTION OF THE COMMON UNITS

The Units

The common units represent limited partner interests in us. The holders of common units, along with the holders of subordinated units, are entitled to participate in partnership distributions and are entitled to exercise the rights and privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and “Cash Distribution Policy and Restrictions on Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “Our Partnership Agreement.”

Transfer Agent and Registrar

Duties

Computershare Trust Company, N.A. will serve as the registrar and transfer agent for our common units. We will pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by our unitholders:

•	surety bond premiums to replace lost or stolen certificates, or to cover taxes and other governmental charges in connection therewith;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

Unless our general partner determines otherwise in respect of some or all of any classes of our partnership interests, our partnership interests will be evidenced by book entry notation on our partnership register and not by physical certificates.

There will be no charge to our unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their respective stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement;

•	represents and warrants that the transferee has the power, authority and capacity to enter into our partnership agreement; and

•	gives the consents, waivers and acknowledgements contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and transferable according to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

OUR PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions”;

•	with regard to the duties of our general partner, please read “Conflicts of Interest and Duties”;

•	with regard to the transfer of common units, please read “Description of the Common Units—Transfer of Common Units”; and

•	with regard to allocations of taxable income and taxable loss, please read “Material U.S. Federal Income Tax Consequences.”

Organization and Duration

Our partnership was organized on January 17, 2014, and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

Our purpose under the partnership agreement is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner shall not cause us to engage, directly or indirectly, in any business activity that our general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of owning, operating, developing and acquiring midstream logistics assets, our general partner has no current plans to do so and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of our partnership or our limited partners, other than the implied contractual covenant of good faith and fair dealing. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.” For a discussion of our general partner’s right to contribute capital to maintain its 2% general partner interest if we issue additional units, please read “—Issuance of Additional Securities.”

Voting Rights

The following is a summary of the unitholder vote required for the matters specified below. Matters that require the approval of a “unit majority” require:

•	during the subordination period, the approval of a majority of the outstanding common units, excluding those common units held by our general partner and its affiliates, and a majority of the outstanding subordinated units, voting as separate classes; and

•	after the subordination period, the approval of a majority of the outstanding common units.

In voting their common units and subordinated units, our general partner and its affiliates will have no duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing.

Issuance of additional units	No approval rights.

Amendment of our partnership agreement

Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “—Amendment of Our Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority. Please read “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please read “—Termination and Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “—Termination and Dissolution.”

Withdrawal of the general partner

Under most circumstances, the approval of unitholders holding at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of the general partner prior to             ,             , 2025, in a manner which would cause a dissolution of our partnership. Please read “—Withdrawal or Removal of Our General Partner.”

Removal of the general partner

Our general partner may be removed only for cause. Not less than 66 2⁄3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates, is required to remove our general partner. In addition, any vote to remove our general partner during the subordination period must provide for the election of a successor general partner by the holders of a majority of the common units and a majority of the subordinated units, voting as separate classes. Please read “—Withdrawal or Removal of Our General Partner.”

Transfer of the general partner interest

Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to             , 2025. Please read “—Transfer of General Partner Interest.”

Transfer of incentive distribution rights

Our general partner may transfer any or all of its incentive distribution rights to an affiliate or another person without a vote of our unitholders. Please read “—Transfer of Incentive Distribution Rights.”

Reset of incentive distribution levels	No approval right.

Transfer of ownership interests in our general partner	No approval right. Please read “—Transfer of Ownership Interests in Our General Partner.”

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that it otherwise acts in conformity with the provisions of our partnership agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to us for its common units plus its share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right of, by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that a limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their limited partner interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiaries conduct business in several states and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a member or limited partner of our subsidiaries, as applicable, may require compliance with legal requirements in the jurisdictions in which our subsidiaries conduct business, including qualifying our subsidiaries to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interests in our operating subsidiaries or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity interests, which may effectively rank senior to the common units.

Upon issuance of additional limited partner interests (other than the issuance of common units upon any exercise by the underwriters of their option to purchase additional common units, the issuance of common units in connection with a reset of the incentive distribution target levels or the issuance of common units upon conversion of outstanding partnership interests), our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. Our general partner’s 2% interest in us will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership interests whenever, and on the same terms that, we issue those interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units and subordinated units, that existed immediately prior to each issuance. The other holders of common units will not have preemptive rights to acquire additional common units or other partnership interests.

Amendment of Our Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or our limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited amendments

No amendment may be made that would, among other actions:

•	enlarge the obligations of any limited partner without its consent, unless such is deemed to have occurred as a result of an amendment approved by at least a majority of the type or class of limited partner interests so affected; or

•	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without its consent, which consent may be given or withheld at its option.

The provisions of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates). Upon the completion of this offering, excluding any common units purchased by our directors and executive officers and the directors and executive officers of Hess under our directed unit program, our general partner and its affiliates will own         % of our total outstanding common units and subordinated units on an aggregate basis (or         % of our total outstanding common units and subordinated units on an aggregate basis if the underwriters exercise in full their option to purchase additional common units from us).

No unitholder approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal office, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•	a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or our directors, officers, agents or trustees, from in any manner, being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, each as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

•	an amendment that our general partner determines to be necessary or appropriate in connection with the authorization or issuance of additional partnership interests;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement or plan of conversion that has been approved under the terms of our partnership agreement;

•	any amendment that our general partner determines to be necessary or appropriate to reflect and account for the formation by us of, or our investment in, any corporation, partnership or other entity, in connection with our conduct of activities permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and any other changes that our general partner determines to be necessary or appropriate as a result of such change;

•	mergers with, conveyances to or conversions into another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conveyance or conversion other than those it receives by way of the merger, conveyance or conversion; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed or admitted to trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of counsel and unitholder approval

For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel to the effect that an amendment will not affect the limited liability of any limited partner under Delaware law. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we first obtain such an opinion of counsel.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will require the approval of at least a majority of the type or class of partnership interests so affected. Any amendment that would reduce the percentage of units required to take any action, other than to remove our general partner or call a meeting of unitholders, must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of units required to remove our general partner must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than 90% of outstanding units. Any amendment that would increase the percentage of units required to call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute at least a majority of the outstanding units.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of our partnership requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interest of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell any or all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger with another limited liability entity without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in an amendment to our partnership agreement requiring unitholder approval, each of our units will be an identical unit of our partnership following the transaction and the partnership interests to be issued by us in such merger do not exceed 20% of our outstanding partnership interests immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters, and our general partner determines that the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. The unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited partnership until dissolved and terminated under our partnership agreement. We will dissolve upon:

•	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal followed by approval and admission of a successor;

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	the entry of a decree of judicial dissolution of our partnership; or

•	there being no limited partners, unless we are continued without dissolution in accordance with the Delaware Act.

Upon a dissolution under the first clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•	neither our partnership nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate to, liquidate our assets and apply the proceeds of the liquidation as described in “Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to             , 2025, without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after             , 2025, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ written notice to the limited partners if at least 50% of the outstanding units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “—Transfer of General Partner Interest” and “—Transfer of Incentive Distribution Rights.”

Upon voluntary withdrawal of our general partner by giving notice to the other partners, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree to continue our business by appointing a successor general partner. Please read “—Termination and Dissolution.”

Our general partner may not be removed unless that removal is for cause and is approved by the vote of the holders of not less than 66 2⁄3% of our outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, voting as a separate class, and subordinated units, voting as a separate class. The ownership of more than 33 1⁄3% of the outstanding units by our general partner and its affiliates would give them the practical ability to prevent our general partner’s removal. At the closing of this offering, excluding any common units purchased by our directors and executive officers and the directors and executive officers of Hess under our directed unit program, our general partner and its affiliates will own         % of our total outstanding common units and subordinated units on an aggregate basis (or         % of our total outstanding common units and subordinated units on an aggregate basis if the underwriters exercise in full their option to purchase additional common units from us).

In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner will become a limited partner and its general partner interest and its incentive distribution rights will automatically convert into common units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Except for transfer by our general partner of all, but not less than all, of its general partner interest to (1) an affiliate of our general partner (other than an individual), or (2) another entity as part of the merger or consolidation of our general partner with or into such entity or the transfer by our general partner of all or substantially all of its assets to such entity, our general partner may not transfer all or any part of its general partner interest to another person prior to             , 2025, without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and its affiliates may at any time transfer units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Ownership Interests in Our General Partner

At any time, Hess Infrastructure Partners and its affiliates may sell or transfer all or part of their interest in our general partner to an affiliate or third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

At any time, our general partner may sell or transfer its incentive distribution rights to an affiliate or third party without the approval of the unitholders.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Hess Midstream Partners GP LP as our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group who are notified by our general partner that they will not lose their voting rights or to any person or group who acquires the units with the prior approval of our board of directors. Please read “—Withdrawal or Removal of Our General Partner.”

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of such class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10, but not more than 60, days’ written notice.

The purchase price in the event of this purchase is the greater of:

•	the highest cash price paid by either our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price calculated in accordance with our partnership agreement as of the date three business days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units.”

Redemption of Ineligible Holders

In order to avoid any adverse effect on the maximum applicable rates that can be charged to customers by our subsidiaries on assets that are subject to rate regulation by FERC or analogous regulatory body or in order to reverse an adverse determination that has occurred regarding any such maximum rate, our partnership agreement provides our general partner the power to amend the agreement.

If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by our subsidiaries, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the U.S. federal income tax status of our limited partners (and their owners, to the extent relevant); and

•	permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by our general partner to obtain proof of the federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

If our general partner, with the advice of counsel, determines we are subject to U.S. federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the nationality, citizenship or other related status of our limited partners (and their owners, to the extent relevant); and

•	permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by the general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

The purchase price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Any such promissory note will bear interest at the rate of 5% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date. Further, the units will not be entitled to any allocations of income or loss, distributions or voting rights while held by such unitholder.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or, if authorized by our general partner, without a meeting if consents in writing describing the action so taken are signed by holders of the number of units that would be necessary to authorize or take that action at a meeting where all limited partners were present and voted. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage. The units representing the general partner interest are units for distribution and allocation purposes, but do not entitle our general partner to any vote other than its rights as general partner under our partnership agreement, will not be entitled to vote on any action required or permitted to be taken by the unitholders and will not count toward or be considered outstanding when calculating required votes, determining the presence of a quorum, or for similar purposes.

Each record holder of a unit has a vote according to its percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Securities.” However, if at any time any person or group, other than our general partner and its affiliates, a direct transferee of our general partner and its affiliates or a transferee of such direct transferee who is notified by our general partner that it will not lose its voting rights, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units as a single class. Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our register. Except as described under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•	any person who is or was a director, officer, managing member, manager, general partner, fiduciary or trustee of us or our subsidiaries, an affiliate of us or our subsidiaries or any entity set forth in the preceding three bullet points;

•	any person who is or was serving as director, officer, managing member, manager, general partner, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to us or any of our subsidiaries at the request of our general partner or any departing general partner or any of their affiliates, excluding any such person providing, on a fee-for-service basis, trustee, fiduciary or custodial services; and

•	any person designated by our general partner because such person’s status, service or relationship expose such person to potential claims or suits relating to our or our subsidiaries’ business and affairs.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We will purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against such liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us. The expenses for which we are required to reimburse our general partner are not subject to any caps or other limits. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement.”

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for financial reporting purposes on an accrual basis. For fiscal and tax reporting purposes, our fiscal year is the calendar year.

We will mail or make available to record holders of common units, within 105 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also mail or make available summary financial information within 50 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining its federal and state tax liability and filing its federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to its interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at its own expense, have furnished to him:

•	a current list of the name and last known address of each record holder;

•	copies of our partnership agreement and our certificate of limited partnership and all amendments thereto; and

•	certain information regarding the status of our business and financial condition.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner determines is not in our best interests or that we are required by law or by agreements with third parties to keep confidential. Our partnership agreement limits the right to information that a limited partner would otherwise have under Delaware law.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other partnership interests proposed to be sold by our general partner or any of its affiliates, other than individuals, or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. Please read “Units Eligible for Future Sale” and “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Registration Rights Agreement.”

Applicable Law; Exclusive Forum

Our partnership agreement is governed by Delaware law.

Our partnership agreement will provide that the Court of Chancery of the State of Delaware shall be the exclusive forum for any claims, suits, actions or proceedings (1) arising out of or relating in any way to our partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of our partnership agreement or the duties, obligations or liabilities among our partners, or obligations or liabilities of our partners to us, or the rights or powers of, or restrictions on, our partners or us), (2) brought in a derivative manner on our behalf, (3) asserting a claim of breach of a duty owed by any of our, or our general partner’s, directors, officers, or other employees, or owed by our general partner, to us or our partners, (4) asserting a claim against us arising pursuant to any provision of the Delaware Act or (5) asserting a claim against us governed by the internal affairs doctrine. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or similar governing documents have been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our partnership agreement to be inapplicable or unenforceable in such action.

By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other court) in connection with any such claims, suits, actions or proceedings.

UNITS ELIGIBLE FOR FUTURE SALE

After the sale of the common units offered by this prospectus and assuming that the underwriters do not exercise their option to purchase additional common units, our Sponsors will hold an aggregate of                      common units and                      subordinated units. All of the subordinated units will convert into common units at the end of the subordination period. All of the common units and subordinated units held by our Sponsors are subject to lock-up restrictions described below. The sale of these units could have an adverse impact on the price of the common units or on any trading market that may develop.

Rule 144

The common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, other than any units purchased in this offering by officers and directors of our general partner under the directed unit program, which will be subject to the lock-up restrictions described below. None of the directors or officers of our general partner own any common units prior to this offering; however, they may purchase common units through the directed unit program or otherwise. Additionally, any common units owned by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 of the Securities Act, or Rule 144, or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1% of the total number of the common units outstanding, which will equal approximately units immediately after this offering; or

•	the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

At the closing of this offering, the following common units will be restricted and may not be resold publicly except in compliance with the registration requirements of the Securities Act, Rule 144 or otherwise.

•	common units owned by our general partner and its affiliates; and

•	any units acquired by our general partner or any of its affiliates, including our directors and executive officers under the directed unit program.

Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his common units for at least six months (provided we are in compliance with the current public information requirement) or one year (regardless of whether we are in compliance with the current public information requirement), would be entitled to sell those common units under Rule 144 without regard to the volume limitations, manner of sale provisions and notice requirements of Rule 144.

Our Partnership Agreement and Registration Rights

Our partnership agreement provides that we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders. Any issuance of additional common units or other limited partner interests would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read “Our Partnership Agreement—Issuance of Additional Securities.”

In connection with the closing of this offering, we will enter into a registration rights agreement with Hess and GIP pursuant to which we will grant each of our Sponsors certain demand and “piggyback” registration rights. Under the registration rights agreement, each of Hess and GIP will generally have the right to require us to file a registration statement for the public sale of all of the common units (including any common units received as a result of the conversion of a subordinated unit) in the partnership owned by it. In addition, if we sell any common units in a registered underwritten offering, each of our Sponsors will have the right, subject to specified limitations, to include its common units in that offering. We will pay generally all expenses relating to any demand or piggyback registration, except for underwriters or brokers’ commission or discounts and expenses of counsel or advisors to the selling unitholders. Please read “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Registration Rights Agreement.”

Lock-up Agreements

Each of us, our Sponsors, Hess Infrastructure Partners, our general partner and certain of their affiliates, and the directors, director nominees and executive officers of the general partner of our general partner, has agreed that for a period of 180 days from the date of this prospectus we and they will not, without the prior written consent of Goldman, Sachs & Co. and Morgan Stanley & Co. LLC, sell, transfer or otherwise dispose of any common units or any securities convertible into or exchangeable for our common units, except under certain circumstances. These lock-up provisions will restrict us from issuing and selling any additional common units in a subsequent private or public offering during the lock-up period without the consent of Goldman, Sachs & Co. and Morgan Stanley & Co. LLC. Participants in our directed unit program who purchase $100,000 or more of common units under the program will be subject to similar restrictions for a period of 25 days from the date of this prospectus. Please read “Underwriting—Lock-Up Agreements” and “Underwriting—Directed Unit Program” for a description of these lock-up provisions.

Registration Statement on Form S-8

We intend to file a registration statement on Form S-8 under the Securities Act following this offering to register all common units issued or reserved for issuance under the LTIP. We expect to file this registration statement as soon as practicable after this offering. Common units covered by the registration statement on Form S-8 will be eligible for sale in the public market, subject to applicable vesting requirements and the terms of applicable lock-up agreements described above.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material federal income tax consequences that may be relevant to prospective unitholders and is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations thereunder (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the federal income tax consequences to a prospective unitholder to vary substantially from those described below. Unless the context otherwise requires, references in this section to “we” or “us” are references to Hess Midstream Partners LP and our operating subsidiaries.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all federal income tax matters that affect us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, and who hold units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations, partnerships (including entities treated as partnerships for federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts (“IRAs”), employee benefit plans, real estate investment trusts or mutual funds. Accordingly, we encourage each unitholder to consult the unitholder’s own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from ownership or disposition of units and potential changes in applicable tax laws.

We have requested and received a private letter ruling from the IRS to the effect that income derived from certain agreements with affiliates of Hess constitutes qualifying income. In addition, we will rely on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the Internal Revenue Service (the “IRS”) or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for units and the prices at which our units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues: (i) the treatment of a unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans”); (ii) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”); and (iii) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Taxation of the Partnership

Partnership Status

We expect to be treated as a partnership for U.S. federal income tax purposes and, therefore, generally will not be liable for entity-level federal income taxes. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability as if the unitholder had earned such income directly, even if we make no cash distributions to the unitholder.

Section 7704 of the Code generally provides that publicly traded partnerships will be treated as corporations for federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes income and gains derived from the exploration, development, production, transportation, storage, processing and marketing of certain natural resources, including crude oil, natural gas and products thereof, as well as other types of qualifying income such as interest (other than from a financial business) and dividends. We estimate that less than         % of our current gross income is not qualifying income; however, this estimate could change from time to time.

Based on factual representations made by us and our general partner, Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership for federal income tax purposes. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied in rendering its opinion include, without limitation:

(a)	Neither we nor any of our partnership or limited liability company subsidiaries has elected to be treated as a corporation for federal income tax purposes; and

(b)	For each taxable year since and including the year of our initial public offering, more than 90% of our gross income will (i) be earned pursuant to agreements and processes described in our private letter ruling or (ii) otherwise be income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Code.

We believe that these representations are true and will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative or legislative action or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress and the President propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships, including the elimination of the Qualifying Income Exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. In addition, the IRS has issued proposed regulations concerning which activities give rise to qualifying income within the meaning of Section 7704 of the Code. We do not believe the proposed regulations affect our ability to qualify as a publicly traded partnership. However, finalized regulations could modify the amount of our gross income that we are able to treat as qualifying income for the purposes of the Qualifying Income Exception. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our unitholders. Our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our common units. Any distribution made to a unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s tax basis in its units, and thereafter (iii) taxable capital gain.

The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for federal income tax purposes.

Tax Consequences of Unit Ownership

Limited Partner Status

Unitholders who are admitted as limited partners of the partnership, as well as unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of units, will be treated as partners of the partnership for federal income tax purposes. For a discussion related to the risks of losing partner status as a result of securities loans, please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans.” Unitholders who are not treated as partners in us as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under their particular circumstances.

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections of Unitholder Taxes” with respect to payments we may be required to make on behalf of our unitholders, we will not pay any federal income tax. Rather, each unitholder will be required to report on its federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

Basis of Units

A unitholder’s tax basis in its units initially will be the amount paid for those units increased by the unitholder’s initial allocable share of our liabilities. That basis generally will be (i) increased by the unitholder’s share of our income and any increases in such unitholder’s share of our liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the unitholder, the unitholder’s share of our losses, and any decreases in its share of our liabilities. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

Ratio of Taxable Income to Distributions

We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending             , 2017, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be     % or less of the cash distributed on those units with respect to that period. Thereafter, we anticipate that the ratio of allocable taxable income to cash distributions to the unitholders will increase. Our estimate is based upon many assumptions regarding our business operations, including assumptions as to our revenues, capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct, and our counsel has not opined on the accuracy of such estimates.

The ratio of taxable income to cash distributions to a purchaser of units in this offering would be higher, and perhaps substantially higher, than our estimate with respect to the period described above if:

•	We distribute less cash than we have assumed in making this projection; or

•	we make a future offering of common units and use the proceeds of the offering in a manner that does not produce additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Treatment of Distributions

Distributions made by us to a unitholder generally will not be taxable to the unitholder, unless such distributions exceed the unitholder’s tax basis in its units, in which case the unitholder generally will recognize gain taxable in the manner described below under “—Disposition of Units.”

Any reduction in a unitholder’s share of our “liabilities” will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional units may decrease the unitholder’s share of our liabilities. For purposes of the foregoing, a unitholder’s share of our nonrecourse liabilities (liabilities for which no partner bears the economic risk of loss) generally will be based upon that unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder’s share of our profits. Please read “—Disposition of Units.”

A non-pro rata distribution of money or property (including a deemed distribution as a result of the reallocation of our liabilities described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code (“Section 751 Assets”). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange generally will result in the unitholder’s recognition of ordinary income in an amount equal to the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder’s tax basis (typically zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses

A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the unitholder’s tax basis in its units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be “at risk” with respect to our activities. In general, a unitholder will be at risk to the extent of its tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder’s share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder’s share of nonrecourse liabilities) cause the unitholder’s at risk amount to be less than zero at the end of any taxable year.

Losses disallowed to a unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used, and will not be available to offset a unitholder’s salary or active business income.

In addition to the basis and at risk limitations, a passive activity loss limitation generally limits the deductibility of losses incurred by individuals, estates, trusts, some closely-held corporations and personal service corporations from “passive activities” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us. Passive losses that exceed a unitholder’s share of passive income we generate may be deducted in full when the unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive loss rules generally are applied after other applicable limitations on deductions, including the at risk and basis limitations.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” generally is limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness allocable to property held for investment;

•	interest expense allocated against portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocable against portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income. Net investment income generally does not include qualified dividend income or gains attributable to the disposition of property held for investment. A unitholder’s share of a publicly traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder or our general partner, we are authorized to treat the payment as a distribution of cash to the relevant unitholder or general partner. Where the tax is payable on behalf of all unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current unitholders. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction

Our items of income, gain, loss and deduction generally will be allocated among our unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or we make incentive distributions, gross income will be allocated to the recipients to the extent of these distributions.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of this or any subsequent offering of our common units (a “Book-Tax Disparity”). As a result, the federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering generally will be borne by our partners holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of the partner’s interest in us, which will be determined by taking into account all the facts and circumstances, including (i) the partner’s relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation. Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Units—Allocations Between Transferors and Transferees,” allocations of income, gain, loss or deduction under our partnership agreement will be given effect for federal income tax purposes.

Treatment of Securities Loans

A unitholder whose units are loaned (for example, a loan to a “short seller” to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder, and (ii) any cash distributions received by the unitholder as to those units may be treated as ordinary taxable income.

Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to consult their own tax advisors and to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Tax Rates

Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax (“NIIT”) applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

We will make the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchasers of our units under Section 743(b) of the Code. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment separately applies to each purchaser of units based upon the values and bases of our assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases units directly from us.

Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with applicable Treasury Regulations. A literal application of Treasury Regulations governing a Section 743(b) adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of units, even if inconsistent with existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach. Please read “—Uniformity of Units.”

The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to lack of controlling authority. Because a unitholder’s tax basis in its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation, to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We will use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in its tax return its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please read “—Disposition of Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax bases of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of those assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Units—Recognition of Gain or Loss.”

The costs we incur in offering and selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses. Please read “Disposition of Units—Recognition of Gain or Loss.”

Valuation and Tax Basis of Our Properties

The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss

A unitholder will be required to recognize gain or loss on a sale of units equal to the difference between the unitholder’s amount realized and tax basis in the units sold. A unitholder’s amount realized will equal the sum of the cash and the fair market value of other property it receives plus its share of our liabilities with respect to the units sold. Because the amount realized includes a unitholder’s share of our liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation recapture and our “inventory items,” regardless of whether such inventory item is substantially appreciated in value. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year. Both ordinary income and capital gain recognized on a sale of units may be subject to the NIIT in certain circumstances. Please read “—Tax Consequences of Unit Ownership—Tax Rates.”

For purposes of calculating gain or loss on the sale of units, the unitholder’s adjusted tax basis will be adjusted by its allocable share of our income or loss in respect of its units for the year of the sale. Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed in the paragraph above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of the units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be specifically authorized or permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued Treasury Regulations pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders although such tax items must be prorated on a daily basis. The Partnership is currently evaluating these regulations, which will apply beginning with our taxable year that begins on January 1, 2016. The Treasury Regulations do not specifically authorize the use of the proration method we have currently adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of our method of allocating income and deductions between transferee and transferor unitholders. If the IRS were to successfully challenge our proration method, our taxable income or losses could be reallocated among our unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to the new Treasury Regulations.

A unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements

A unitholder who sells or purchases any of its units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have “constructively” terminated as a partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder’s taxable income for the year of termination.

A constructive termination occurring on a date other than December 31 generally would require that we file two tax returns for one fiscal year, thereby increasing our administration and tax preparation costs. However, pursuant to an IRS relief procedure the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Following a constructive termination, we would be required to make new tax elections, including a new election under Section 754 of the Code, and the termination would result in a deferral of our deductions for depreciation and thus increase the taxable income allocable to unitholders. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing partnership as opposed to a terminating partnership.

Uniformity of Units

Because we cannot match transferors and transferees of units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements. Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to the validity of such filing positions.

A unitholder’s basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss” above and “—Tax Consequences of Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans and other tax-exempt organizations, as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, “Non-U.S. Unitholders”) raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders that are tax-exempt entities or Non-U.S. Unitholders should consult their tax advisors before investing in our units.

Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

Non-U.S. Unitholders are taxed by the United States on income effectively connected with a U.S. trade or business (“effectively connected income”) and on certain types of U.S.-source non-effectively connected income (such as dividends), unless exempted or further limited by an income tax treaty, and will be treated as engaged in business in the United States because of their ownership of our common units. Furthermore, it is probable that they will be deemed to conduct such activities through permanent establishments in the United States within the meaning of any applicable tax treaty. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable effective tax rate. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, W-8BEN-E, or applicable substitute form in order to obtain credit for these withholding taxes.

In addition, because a Non-U.S. Unitholder classified as a corporation will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain as adjusted for changes in the foreign corporation’s “U.S. net equity” to the extent reflected in the corporation’s earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A Non-U.S. Unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Under a ruling published by the IRS interpreting the scope of “effectively connected income,” gain recognized by a Non-U.S. Unitholder from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be “effectively connected” with a U.S. trade or business. Thus, part or all of a Non-U.S. Unitholder’s gain from the sale or other disposition of units may be treated as effectively connected with a unitholder’s indirect U.S. trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a Non-U.S. Unitholder will be subject to federal income tax upon the sale or disposition of a unit if (i) it owned (directly or indirectly constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of our real property interests and other assets used or held for use in a trade or business consisted of U.S. real property interests (which include U.S. real estate, including land, improvements, and associated personal property, and interests in certain entities holding U.S. real estate) at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. More than 50% of our assets may consist of U.S. real property interests. Therefore, Non-U.S. Unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit our federal income tax information returns. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and may result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments unrelated to our returns.

Publicly traded partnerships generally are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for these purposes, and our partnership agreement designates our general partner.

The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(1)	the name, address and taxpayer identification number of the beneficial owner and the nominee;

(2)	a statement regarding whether the beneficial owner is:

(a)	a non-U.S. person;

(b)	a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

(c)	a tax-exempt entity;

(3)	the amount and description of units held, acquired or transferred for the beneficial owner; and

(4)	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. With respect to returns required to be filed before January 1, 2016, a penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. Thereafter, these penalties will increase to $250 per failure, up to a maximum of $3 million. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. We do not anticipate that any accuracy-related penalties will be assessed against us.

State, Local and Other Tax Considerations

In addition to federal income taxes, unitholders may be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future, or in which the unitholder is a resident. We will initially own assets and conduct business in Minnesota and North Dakota, each of which currently imposes a personal income tax on individuals, corporations and other entities and requires us to report certain tax information for unitholders. In addition, we transport crude oil by rail car through a number of states, which may also seek to impose an income tax on individuals, corporations and other entities on income earned in those states and may require us to report certain tax information for unitholders. We may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us.

While you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and pay income taxes in many of the jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. Some jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of its investment in us. We strongly recommend that each prospective unitholder consult, and depend upon, its own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S., federal tax returns that may be required of it. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, alternative minimum tax or non-U.S. tax consequences of an investment in us.

INVESTMENT IN HESS MIDSTREAM PARTNERS LP BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and the restrictions imposed by Section 4975 of the Internal Revenue Code and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA, collectively, “Similar Laws.” For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs or annuities established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements, collectively, “Employee Benefit Plans.” Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	whether in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read “Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors”; and

•	whether making such an investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws.

The person with investment discretion with respect to the assets of an Employee Benefit Plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit Employee Benefit Plans from engaging, either directly or indirectly, in specified transactions involving “plan assets” with parties that, with respect to the Employee Benefit Plan, are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary should consider whether the Employee Benefit Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner would also be a fiduciary of such Employee Benefit Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code, ERISA and any other applicable Similar Laws.

The U.S. Department of Labor regulations and Section 3(42) of ERISA provide guidance with respect to whether, in certain circumstances, the assets of an entity in which Employee Benefit Plans acquire equity interests would be deemed “plan assets.” Under these rules, an entity’s assets would not be considered to be “plan assets” if, among other things:

(a)	the equity interests acquired by the Employee Benefit Plan are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, are freely transferable and are registered under certain provisions of the federal securities laws;

(b)	the entity is an “operating company,”—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

(c)	there is no significant investment by “benefit plan investors,” which is defined to mean that less than 25% of the value of each class of equity interest, disregarding any such interests held by our general partner, its affiliates and certain other persons, is held generally by Employee Benefit Plans.

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above. The foregoing discussion of issues arising for employee benefit plan investments under ERISA and the Internal Revenue Code is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. In light of the serious penalties imposed on persons who engage in prohibited transactions or other violations, plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA, the Internal Revenue Code and other Similar Laws.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement, Goldman, Sachs & Co. and Morgan Stanley & Co. LLC, are acting as representatives of the underwriters. Each of the underwriters named below has severally agreed to purchase from us, and we have agreed to sell to them, severally, the respective number of common units indicated below:

Underwriter	Number of Common Units
Goldman, Sachs & Co.
Morgan Stanley & Co. LLC

Total

The underwriters are offering the common units subject to their acceptance of the common units from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common units offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common units offered by this prospectus if any such common units are taken. However, the underwriters are not required to take or pay for the common units covered by the underwriters’ option to purchase additional common units described below.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common units. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the common units.

	No Exercise	Full Exercise
Per common unit	$	$
Total	$	$

We will pay a structuring fee equal to         % of the gross proceeds from this offering (including any proceeds from the exercise of the option to purchase additional common units) to Goldman, Sachs & Co. and Morgan Stanley & Co. LLC for the evaluation, analysis and structuring of our partnership.

The underwriters initially propose to offer part of the common units directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $        per common unit under the public offering price. Any underwriter may allow, and such dealers may reallow, a concession not in excess of $        per common unit to other underwriters or to certain dealers. After the initial offering of the common units, the offering price and other selling terms may from time to time be varied by the representatives. This offering of common units by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The expenses of the offering are estimated to be $9.1 million (excluding underwriting discounts and commissions and structuring fees).

Option to Purchase Additional Common Units

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of              additional common units at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional common units as the number listed next to the underwriter’s name in the table above bears to the total number of common units listed next to the names of all underwriters in the table above. If the underwriters’ option is exercised in full, the total price to the public would be $             million, the total underwriters’ discounts and commissions and structuring fees would be $             million and total net proceeds to us, before expenses, would be $             million.

Discretionary Sales

The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed five percent of the total number of common units offered by them.

New York Stock Exchange

We have applied to list our common units on the NYSE under the symbol “HESM.” The underwriters have undertaken to sell the minimum number of common units to the minimum number of beneficial owners necessary to meet the NYSE listing requirements for trading.

Lock-Up Agreements

We, our general partner and certain of its affiliates, including our Sponsors and our directors, director nominees and executive officers, have agreed, subject to certain exceptions, that, without the prior written consent of Goldman, Sachs & Co. and Morgan Stanley & Co. LLC, on behalf of the underwriters, we and they will not, directly or indirectly, during the period ending 180 days after the date of this prospectus:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any common units or any securities convertible into or exercisable or exchangeable for common units; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common units,

whether any transaction described above is to be settled by delivery of common units or such other securities, in cash or otherwise. These lock-up provisions will restrict us from issuing and selling any common units in a subsequent private or public offering during the lock-up period without the consent of Goldman, Sachs & Co. and Morgan Stanley & Co. LLC. The restrictions described above in this paragraph do not, however, apply to, among other things:

•	the sale of common units to the underwriters pursuant to the underwriting agreement;

•	the issuance by us of common units upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; or

•	transactions by any person other than us relating to common units or other securities acquired in open market transactions after the completion of this offering of common units.

Goldman, Sachs & Co. and Morgan Stanley & Co. LLC, in their sole discretion, may release the common units and other securities subject to the lock-up agreements described above in whole or in part at any time.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common units, in accordance with Regulation M under the Exchange Act. In order to facilitate this offering of common units, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common units. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common units for their own account. In addition, to cover over-allotments or to stabilize the price of the common units, the underwriters may bid for, and purchase, common units in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common units in this offering, if the syndicate repurchases previously distributed common units in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common units above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and/or their respective affiliates have in the past and may in the future perform investment banking, commercial banking, advisory and other services for us and our affiliates from time to time for which they have received, and may in the future receive, customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve or relate to assets, securities and instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such assets, securities and instruments.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Offering Price Determination

Prior to this offering, there has been no public market for our common units. The initial public offering price will be determined by negotiations between the representatives and us. Among the factors to be considered in determining the initial public offering price of our common units, will be our future prospects and those of our industry in general, our sales, earnings and certain other financial operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. The estimated initial public offering price range set forth on the cover page of the preliminary prospectus is subject to change as a result of market conditions and other factors.

Directed Unit Program

At our request, the underwriters have reserved for sale, at the initial offering price, up to 5% of the common units being offered by this prospectus for sale to our directors and executive officers and to certain directors, officers and employees of Hess. The number of common units available for sale to the general public will be reduced to the extent such persons purchase such reserved common units. Any reserved common units not so purchased will be offered by the underwriters to the general public on the same basis as the other common units offered hereby. Participants in the directed unit program who purchase $100,000 or more of common units under the program will be subject to a 25-day lock-up period with respect to any common units sold to them under the program. This lock-up will have similar restrictions to the lock-up agreements described above. Any common units sold in the directed unit program to our directors and executive officers and to certain directors, officers and employees of Hess will be subject to the 180-day lock-up agreements described above. We have agreed to indemnify Goldman, Sachs & Co., Morgan Stanley & Co. LLC and the underwriters in connection with the directed unit program, including for the failure of any participant to pay for its common units.

FINRA

Because the Financial Industry Regulatory Authority, Inc., or FINRA, views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2310 of the FINRA Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

VALIDITY OF THE COMMON UNITS

The validity of our common units will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Vinson & Elkins L.L.P. will render an opinion on the material federal income tax consequences of acquiring, holding and disposing of regarding our common units. Certain legal matters in connection with our common units offered hereby will be passed upon for the underwriters by Andrews Kurth LLP, Houston, Texas.

EXPERTS

The combined financial statements of Hess Midstream Partners LP Predecessor as of December 31, 2014 and 2013, and for each of the two years in the period ended December 31, 2014, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The balance sheet of Hess Midstream Partners LP as of June 12, 2015, appearing in this prospectus and registration statement has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 regarding our common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC maintains a website on the internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s website and can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

Upon completion of this offering, we will file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. Our website on the Internet is located at www.                    .com and we make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

We intend to furnish or make available to our unitholders annual reports containing our audited financial statements and to furnish or make available to our unitholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each fiscal year.

Hess is subject to the information requirements of the Exchange Act, and in accordance therewith files reports and other information with the SEC. You may read Hess’s filings on the SEC’s website and at the public reference room described above or Hess’s website at www.hess.com. Hess’s common stock trades on the NYSE under the symbol “HES.”

FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors and other factors noted throughout this prospectus could cause our actual results to differ materially from those contained in any forward-looking statement.

HESS MIDSTREAM PARTNERS LP PREDECESSOR

HESS MIDSTREAM PARTNERS LP

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

Set forth below are the unaudited pro forma condensed combined balance sheet as of June 30, 2015 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2015 and the year ended December 31, 2014 (together with the notes to the unaudited pro forma condensed combined financial statements, the “pro forma financial statements”) of Hess Midstream Partners LP (the “Partnership”, “we,” “us” or “our”). Our pro forma financial statements have been derived from the historical combined financial statements of Hess Midstream Partners LP Predecessor, our predecessor for accounting purposes (our “Predecessor”), which are included elsewhere in this prospectus. The historical combined financial statements of our Predecessor include all of the assets, liabilities and results of operations of (i) Hess TGP Operations LP (“HTGP Opco”), (ii) Hess Mentor Storage Holdings LLC (“Mentor Storage Terminal”), and (iii) Hess North Dakota Export Logistics Operations LP (“Logistics Opco”). The pro forma financial statements should be read in conjunction with our Predecessor’s historical combined financial statements, including the related financial statement notes.

We will own and operate the businesses of our Predecessor effective with the closing of this offering. The contribution of our Predecessor’s business to us will be recorded at historical cost as it is considered to be a reorganization of entities under common control. Upon completion of this offering, we will own a 30% controlling economic interest in HTGP Opco, a 100% controlling interest in Mentor Storage Terminal, and a 50% controlling economic interest in Logistics Opco. Following this offering, we will consolidate HTGP Opco, Mentor Storage Terminal and Logistics Opco in our consolidated financial statements and reflect a noncontrolling interest for Hess Infrastructure Partners’ retained 70% noncontrolling economic interest in HTGP Opco and 50% noncontrolling economic interest in Logistics Opco. The pro forma financial statements have been prepared on the basis that we will be treated as a partnership for U.S. federal income tax purposes.

The pro forma adjustments are based upon currently available information and certain estimates and assumptions; therefore, actual adjustments may differ from the pro forma adjustments. However, management believes that the assumptions used to prepare these pro forma financial statements provide a reasonable basis for presenting the significant effects of the contemplated transactions and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial statements.

The pro forma financial statements were derived from the audited historical combined financial statements and unaudited historical condensed combined financial statements of our Predecessor. The pro forma financial statements give pro forma effect to events that are (1) directly attributable to the offering, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results.

The pro forma adjustments have been prepared as if the transactions to be effected at the closing of the offering had taken place on June 30, 2015, in the case of the unaudited pro forma condensed combined balance sheet, and as of January 1, 2014, in the case of the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2015 and the year ended December 31, 2014. The pro forma financial statements have been presented for informational purposes only. The pro forma financial statements may not be indicative of the results that actually would have occurred if we had assumed the operations of our Predecessor on the dates indicated, or the results that will be obtained in the future.

The pro forma financial statements give pro forma effect to the matters described in the accompanying notes, including:

•	Hess Infrastructure Partners’ contribution of our Predecessor’s assets and operations to us, including adjusting for Hess Infrastructure Partners’ retained noncontrolling interest in HTGP Opco and Logistics Opco;

•	the consummation of this offering and our issuance of (i) common units to the public (assuming the underwriters’ option to purchase additional common units from us is not exercised), (ii) a 2% General Partner interest in us and all of our incentive distribution rights (“IDRs”) to our General Partner and (iii) common units and subordinated units to Hess and GIP (our “Sponsors”);

•	our entry into a new five-year, $350.0 million revolving credit facility, which will not be drawn as of and during the pro forma periods presented, and the commitment and origination fees that would have been paid by us had our revolving credit facility been in place as of and during the pro forma periods presented;

•	the consummation of this offering and the application of the net proceeds therefrom;

•	the allocation of certain costs to us under the operational services agreement and omnibus agreement that will be entered into in connection with this offering. These costs will be allocated on a different basis than as historically allocated to our Predecessor; and

•	the recognition of incremental revenues under our commercial agreements with Hess using the fees applicable at the time of the offering.

The pro forma financial statements do not reflect an estimated $5.0 million per year in incremental general and administrative expenses that we expect to incur as a result of being a publicly traded partnership. These expenses include costs associated with annual and quarterly reports to unitholders, preparation and distribution of our financial statements, tax return and Schedule K-1 preparation and distribution expenses, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance premiums and independent director compensation.

HESS MIDSTREAM PARTNERS LP

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	June 30, 2015
	Predecessor historical	Pro forma adjustments		Partnership pro forma
(in millions)
Assets
Cash and cash equivalents	$—	$10.0	(a)	$10.0
Accounts receivable—affiliate	33.1	—		33.1
Inventories	0.4	—		0.4
Other current assets	8.3	—		8.3

Total current assets	41.8	10.0		51.8
Property, plant and equipment, net	1,292.0	—		1,292.0
Other noncurrent assets	7.1	2.7	(b)	2.7
		(7.1	)(c)

Total assets	$1,340.9	$5.6		$1,346.5

Liabilities
Accounts payable—trade	$7.1	$—		$7.1
Accounts payable—affiliate	3.0	—		3.0
Accrued liabilities	44.3	—		44.3
Other current liabilities	1.8	—		1.8

Total current liabilities	56.2	—		56.2
Other noncurrent liabilities	1.1	—		1.1

Total liabilities	57.3	—		57.3

Net parent investment / partners’ capital
Net parent investment	1,283.6	(1,283.6	)(d)	—
Common unitholders—Public	—	224.6	(e)	224.6
Common unitholders—Sponsors	—	56.9	(e)	56.9
Subordinated unitholders—Sponsors	—	146.7	(e)	146.7
General partner	—	6.0	(e)	6.0
Noncontrolling interest—Hess Infrastructure Partners	—	855.0	(e)	855.0

Total net parent investment / partners’ capital	1,283.6	5.6		1,289.2

Total liabilities and net parent investment / partners’ capital	$1,340.9	$5.6		$1,346.5

See accompanying notes to unaudited pro forma condensed combined financial statements.

HESS MIDSTREAM PARTNERS LP

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Six Months Ended June 30, 2015
	Predecessor historical	Pro forma adjustments		Partnership pro forma
(in millions, except unit and per unit data)
Revenues
Affiliate	$189.6	$—			$189.6

Total revenues	189.6	—			189.6

Costs and expenses
Operating and maintenance expenses	94.1	—			94.1
Depreciation expense	27.0	—			27.0
General and administrative expenses	2.0	—			2.0

Total costs and expenses	123.1	—			123.1

Income from operations	66.5	—			66.5
Interest expense	1.2	(0.6	)(g)		0.6
Income tax expense	—	—	(h)		—

Net income	65.3	0.6			65.9

Less: Net income attributable to Hess Infrastructure Partners	—	43.3	(i)		43.3

Net income (loss) attributable to Hess Midstream Partners LP	$65.3	$(42.7)			$22.6

General partner’s interest in net income				$
Limited partner’s interest in net income

Net income per limited partner unit (basic and diluted):
Common units				$
Subordinated units

Weighted average number of limited partner units outstanding (basic and diluted):
Common units
Subordinated units

See accompanying notes to unaudited pro forma condensed combined financial statements.

HESS MIDSTREAM PARTNERS LP

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Year Ended December 31, 2014
	Predecessor historical	Pro forma adjustments		Partnership pro forma
(in millions, except unit and per unit data)
Revenues
Affiliate	$254.8	$14.9	(f)		$269.7

Total revenues	254.8	14.9			269.7

Costs and expenses
Operating and maintenance expenses	170.7	0.1	(j)		170.8
Depreciation expense	44.4	—			44.4
General and administrative expenses	4.9	(2.1	)(j)		2.8

Total costs and expenses	220.0	(2.0)			218.0

Income from operations	34.8	16.9			51.7
Interest expense	1.9	(0.7	)(g)		1.2
Income tax expense	—	—	(h)		—

Net income	32.9	17.6			50.5

Less: Net income attributable to Hess Infrastructure Partners	—	31.4	(i)		31.4

Net income (loss) attributable to Hess Midstream Partners LP	$32.9	$(13.8)			$19.1

General partner’s interest in net income				$
Limited partner’s interest in net income

Net income per limited partner unit (basic and diluted):
Common units				$
Subordinated units

Weighted average number of limited partner units outstanding (basic and diluted):
Common units
Subordinated units

See accompanying notes to unaudited pro forma condensed combined financial statements.

HESS MIDSTREAM PARTNERS LP

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(in millions, except unit and per unit information)

Note 1. Pro Forma Adjustments and Assumptions

The pro forma adjustments and assumptions are as follows:

(a)	Reflects the following adjustments to cash:

Sources		Uses
Proceeds from sale of common units	$250.0	Distribution to our Sponsors	$219.0
		Underwriters’ discounts and structuring fees	16.3
		Cash retained by the Partnership	10.0
		Revolver credit facility origination fee	2.7
		Other offering costs remaining to be paid	2.0

Total sources	$250.0	Total uses	$250.0

(b)	Reflects the deferral of $2.7 million of origination fees associated with entering into a new five-year, $350.0 million revolving credit facility in connection with or prior to the closing of this offering. We expect that the revolving credit facility will not be drawn at closing.

(c)	Reflects the removal of $7.1 million of costs directly attributable to the offering that were capitalized on the historical balance sheet as of June 30, 2015. These costs and the remaining costs to be paid after June 30, 2015, are netted against the offering proceeds.

(d)	Reflects the elimination of Hess Infrastructure Partners’ Net parent investment in us and its reclassification to Hess Midstream Partners LP partnership units and noncontrolling interest.

(e)	The table below summarizes the pro forma adjustments to Net parent investment and partners’ capital based on our expected partnership capital allocated in connection with the offering. The allocation of pro forma capitalization to Hess Infrastructure Partners’ units is based on Hess Infrastructure Partners’ expected ownership percentage in us at the date of the offering.

Historical Net parent investment	$1,283.6
Net offering proceeds	224.6
Distribution to our Sponsors	(219.0)

Pro forma capitalization	$1,289.2

Allocation of pro forma capitalization:
Common unitholders—Public	$224.6
Common unitholders—Sponsors	56.9
Subordinated unitholders—Sponsors	146.7
General partner	6.0
Noncontrolling interest—Hess Infrastructure Partners	855.0

Pro forma capitalization	$1,289.2

HESS MIDSTREAM PARTNERS LP

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(in millions, except unit and per unit information)

(f)	Reflects an increase to revenues calculated using the fees under our commercial agreements with Hess, which will be applicable to the Partnership at the time of the offering, applied to the historical volumes during the year ended December 31, 2014. The fees used for this adjustment were effective beginning January 1, 2015 and thus revenue for the Predecessor for the six months ended June 30, 2015 has been recognized and recorded in accordance with the new commercial agreements and no pro forma adjustments were needed for the six months ended June 30, 2015.

(g)	Reflects the adjustments to interest expense related to our new revolver financing as discussed in footnote (b) as well as our historical debt not being contributed to the Partnership:

	Six Months Ended June 30, 2015	Year Ended December 31, 2014
Facility fees(1)	$0.3	$0.6
Amortization of revolver origination fees	0.3	0.6

Pro forma interest expense	$0.6	$1.2
Less: Historical interest expense	1.2	1.9

Pro forma interest expense adjustment	$(0.6)	$(0.7)

(1)	Represents the 0.175% annual facility fees based on the terms of our revolving credit facility associated with the total capacity on our new five-year, $350.0 million revolving credit facility. We expect that the revolving credit facility will not be drawn at closing.

(h)	We will not be subject to income taxes as a publicly traded partnership. As such, this adjustment removes our historical taxes that had a full valuation allowance.

(i)	Reflects Hess Infrastructure Partners’ 70% noncontrolling economic interest in HTGP Opco and 50% noncontrolling economic interest in Logistics Opco.

(j)	Reflects the allocation of certain costs to us under the operational services agreement and omnibus agreement that we expect to enter into in connection with this offering. These costs will be allocated on a different basis than as historically allocated to our Predecessor. The impact of this adjustment is reflected in Operating and maintenance expenses and General and administrative expenses on our pro forma statement of operations. The costs under the operational services agreement and omnibus agreement were recorded in the Predecessor condensed combined financial statements for the six months ended June 30, 2015 and thus no pro forma adjustments were needed for the six months ended June 30, 2015.

Note 2. Pro Forma Net Income Per Unit

The Partnership will compute income per unit using the two-class method. Net income available to common and subordinated unitholders for purposes of the basic income per unit computation is allocated between the common and subordinated unitholders by applying the provisions of the partnership agreement as if total Net income for the period had been distributed as cash. Under the two-class method, any distributions declared in excess of Net income shall be allocated to the partners based on their respective sharing of income specified in the Partnership’s Second Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”). For purposes of the pro forma calculation, we have assumed that distributions were declared for each common and subordinated unit equal to the minimum quarterly distribution for each quarter during 2014 and 2015.

HESS MIDSTREAM PARTNERS LP

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(in millions, except unit and per unit information)

Pro forma basic net income per unit is determined by dividing the pro forma net income available to common and subordinated unitholders of the Partnership by the number of common and subordinated units expected to be outstanding at the closing of the offering. For purposes of this calculation, the number of common and subordinated units outstanding was assumed to be                      and                     , respectively. All units were assumed to have been outstanding since January 1, 2014.

Pursuant to the Partnership Agreement, the General Partner is entitled to receive certain incentive distributions that, when applying the provisions of the Partnership Agreement as if all Net income for the period had been distributed as cash, will result in less Net income allocable to common and subordinated unitholders provided that the Net income exceeds certain targets.

The incentive distribution rights (“IDRs”) are a component of our General Partner interest and represent participating securities. No cash distributions would have been declared to the IDRs during the period, based upon the assumption that distributions were declared equal to the minimum quarterly distribution.

HESS MIDSTREAM PARTNERS LP PREDECESSOR

CONDENSED COMBINED BALANCE SHEETS

	Supplemental Pro Forma June 30, 2015 (unaudited)	June 30, 2015 (unaudited)	December 31, 2014
(in millions)
Assets
Accounts receivable—affiliate	$33.1	$33.1	$33.4
Inventories	0.4	0.4	0.4
Other current assets	8.3	8.3	4.5

Total current assets	41.8	41.8	38.3

Property, plant and equipment, net	1,292.0	1,292.0	1,332.2
Other noncurrent assets	7.1	7.1	4.3

Total assets	$1,340.9	$1,340.9	$1,374.8

Liabilities
Accounts payable—trade	$7.1	$7.1	$6.5
Accounts payable—affiliate	3.0	3.0	—
Accrued liabilities	44.3	44.3	71.3
Current maturities of long-term debt—affiliate	—	—	1,018.9
Due to affiliate	219.0	—	—
Other current liabilities	1.8	1.8	1.5

Total current liabilities	275.2	56.2	1,098.2

Other noncurrent liabilities	1.1	1.1	1.0

Total liabilities	276.3	57.3	1,099.2

Net parent investment	1,064.6	1,283.6	275.6

Total liabilities and net parent investment	$1,340.9	$1,340.9	$1,374.8

See accompanying notes to unaudited condensed combined financial statements.

HESS MIDSTREAM PARTNERS LP PREDECESSOR

CONDENSED COMBINED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Six Months Ended June 30,
	2015		2014
(in millions, except per unit data)
Revenues
Affiliate		$189.6		$105.3

Total revenues		189.6		105.3

Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)		94.1		85.9
Depreciation expense		27.0		17.6
General and administrative expenses		2.0		2.3

Total costs and expenses		123.1		105.8

Income (loss) from operations		66.5		(0.5)
Interest expense		1.2		1.1
Income tax expense (benefit)		—		—

Net income (loss)		$65.3		$(1.6)

Supplemental pro forma (unaudited) basic and diluted earnings (loss) per common unit (Note 11)
Common	$		$

See accompanying notes to unaudited condensed combined financial statements.

HESS MIDSTREAM PARTNERS LP PREDECESSOR

CONDENSED COMBINED STATEMENTS OF CHANGES IN NET PARENT INVESTMENT

(UNAUDITED)

	Six Months Ended June 30,
	2015	2014
(in millions)
Balance, beginning of period	$275.6	$270.3
Net income (loss)	65.3	(1.6)
Contribution from parent pursuant to prepaid forward purchase and sales agreement	104.1	—
Distribution to parent pursuant to prepaid forward purchase and sales agreement	(104.1)	—
Contribution from parent to settle affiliate debt	744.9	—
Other contributions from (distributions to) parent, net	197.8	24.8

Balance, end of period	$1,283.6	$293.5

See accompanying notes to unaudited condensed combined financial statements.

HESS MIDSTREAM PARTNERS LP PREDECESSOR

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
	2015	2014
(in millions)
Cash flows from operating activities
Net income (loss)	$65.3	$(1.6)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation expense	27.0	17.6
Changes in assets and liabilities:
Accounts receivable—affiliate	0.3	(22.3)
Inventories	—	(0.3)
Other current and noncurrent assets	(6.6)	(0.2)
Accounts payable—trade	0.6	9.6
Accounts payable—affiliate	3.0	4.4
Accrued liabilities	(0.3)	(9.8)
Other current and noncurrent liabilities	0.2	0.7

Net cash provided by (used in) operating activities	89.5	(1.9)

Cash flows from investing activities
Additions to property, plant and equipment	(13.5)	(150.2)

Net cash provided by (used in) investing activities	(13.5)	(150.2)

Cash flows from financing activities
Borrowings from (repayments to) parent	(273.8)	127.1
Parent contribution pursuant to prepaid forward purchase and sales agreement	104.1	—
Payment to parent pursuant to prepaid forward purchase and sales agreement	(104.1)	—
Other contributions from (distributions to) parent, net	197.8	25.0

Net cash provided by (used in) financing activities	(76.0)	152.1

Net increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at end of period	$—	$—

Supplemental disclosures:
Capital expenditures included in accounts payable—trade and accrued liabilities at period end	$31.1	$79.6
Contribution of accounts receivable balances to parent	—	8.3
Contribution of accounts payable balances to parent	—	6.6
Contribution of accrued liabilities balances to parent	—	1.5
Contribution from parent to settle affiliate debt	744.9	—

See accompanying notes to unaudited condensed combined financial statements.

HESS MIDSTREAM PARTNERS LP PREDECESSOR

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(in millions)

Note 1. Description of Business

Hess Midstream Partners LP Predecessor (the “Predecessor”) includes all of the assets, liabilities and results of operations of the (i) Hess TGP Operations LP (“HTGP Opco”), which owns the Tioga Gas Plant (“TGP”), a natural gas processing plant, including a residue gas pipeline in North Dakota, (ii) Hess Mentor Storage Holdings LLC (“Mentor Storage Terminal”), which owns a propane storage cavern and related rail and truck transloading and storage terminal in Minnesota, and (iii) Hess North Dakota Export Logistics Operations LP (“Logistics Opco”), which owns a crude oil and NGL rail loading facility, crude oil rail cars and a crude oil truck and pipeline receipt terminal (collectively, “Logistics”) in North Dakota (collectively, the “Contributed Businesses”).

The Contributed Businesses were operated and held by affiliates of Hess Corporation (collectively “Hess” or the “Parent”) during the periods presented in the accompanying unaudited condensed combined financial statements. On June 18, 2015, Hess transferred the Contributed Businesses to a newly formed entity—Hess Infrastructure Partners LP. On July 1, 2015, Hess sold a 50 percent ownership interest in Hess Infrastructure Partners LP to GIP II Blue Holding Partnership, LP (“GIP”) (the “JV Transaction”). It is anticipated that Hess Infrastructure Partners LP, the newly formed joint venture entity, will transfer the Contributed Businesses to Hess Midstream Partners LP (the “Partnership”) in connection with the Partnership’s proposed initial public offering (“IPO”). See Note 12, Subsequent Events, which discloses the formation of the joint venture.

The terms “we,” “our” and “us” as used in the footnotes refer collectively to our Predecessor unless the context suggests otherwise. These terms are used for convenience only and are not intended as a precise description of any separate legal entity within the Partnership.

Our assets and operations are organized into the following two segments: (1) processing and storage and (2) logistics (see Note 10, Segments).

Note 2. Basis of Presentation

The accompanying unaudited condensed combined financial statements of the Predecessor reflect all normal and recurring adjustments which, in the opinion of management, are necessary for a fair presentation of our Predecessor’s combined financial position at June 30, 2015 and December 31, 2014, and the combined results of operations and cash flows for the six months ended June 30, 2015 and 2014. The condensed combined financial statements include 100 percent of the operations of HTGP Opco, Mentor Storage Terminal and Logistics Opco, which are reported based on Hess’s historical cost. All intercompany transactions and accounts within the Predecessor have been eliminated.

These condensed combined financial statements have been prepared in accordance with the requirements of the Securities and Exchange Commission (“SEC”) for interim reporting. As permitted under those rules, certain notes or other financial information that are normally required by U.S. generally accepted accounting principles (“GAAP”) have been condensed or omitted from these interim condensed combined financial statements. These financial statements, therefore, should be read in conjunction with the combined financial statements and related notes included in this registration statement for the year ended December 31, 2014.

No goodwill is included in our accompanying unaudited condensed combined financial statements as none of the goodwill held by Hess was associated with the historical basis of the Contributed

HESS MIDSTREAM PARTNERS LP PREDECESSOR

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(in millions)

Businesses. The accompanying unaudited condensed combined statements of operations also include expense allocations for certain functions historically performed by Hess and not historically allocated to the Contributed Businesses, including allocations of general corporate services, such as treasury, accounting, human resources and legal services. These allocations were based primarily on direct usage when identifiable or level of capital expenditures and operating and maintenance expense during the respective periods. We believe the assumptions underlying the accompanying unaudited condensed combined financial statements, including the assumptions regarding allocation of expenses from Hess, are reasonable. Nevertheless, the accompanying unaudited condensed combined financial statements may not include all of the expenses that would have been incurred and may not reflect our combined results of operations, financial position and cash flows had we been a stand-alone Partnership during the periods presented.

Hess uses a centralized approach to the cash management and financing of its operations. Cash generated by and used in our operations was transferred to Hess on a regular basis, therefore we do not have a cash balance as of June 30, 2015 and December 31, 2014. Prior to June 30, 2015, we have reflected cash management and financing activities performed by Hess as a component of Net parent investment on our accompanying condensed combined balance sheets, and as Contributions from (distributions to) parent, net on our accompanying condensed combined statements of cash flows. We have not included any interest expense related to this funding activity with Hess, since historically Hess has not allocated interest related to such activity with any of its businesses. However, interest expense was recognized with respect to certain intercompany accounts that were converted to a formal intercompany borrowing as discussed in Note 6, Current Maturities of Long-Term Debt—Affiliate.

During the six months ended June 30, 2015 and 2014, we recognized, as part of the affiliate revenues, $57.7 million and $51.4 million, respectively, of reimbursements from Hess related to third-party rail transportation costs. In addition, during the six months ended June 30, 2015 and 2014, we recognized, as part of affiliate revenues, $7.7 million and $3.2 million, respectively, of reimbursements from Hess related to electricity fees. These related costs were included in Operating and maintenance expenses in the accompanying unaudited condensed combined statements of operations.

New Accounting Pronouncements: In May 2014, the FASB issued Accounting Standard Update, or ASU 2014-09, Revenue from Contracts with Customers as a new Accounting Standards Codification (ASC) Topic ASC 606. This ASU is effective for the Partnership beginning in the first quarter of 2018, with early adoption permitted from the first quarter of 2017. We are evaluating the effect that ASU 2014-09 will have on our condensed combined financial statements and related disclosures as well as the transition methods.

In February 2015, the FASB issued ASU 2015-02, Amendments to the Consolidation Analysis, which makes changes to both the variable interest model and the voting model, affecting all reporting entities involved with limited partnerships or similar entities. This ASU is effective for the Partnership beginning in the first quarter of 2016, with early adoption permitted. We are currently evaluating the effect of the ASU on our combined financial statements.

Note 3. Related Party Transactions

We are part of the consolidated operations of Hess, and all of our revenues are derived from transactions with Hess and its affiliates, as shown on the accompanying unaudited condensed combined statements of operations for the six months ended June 30, 2015 and 2014. Hess also

HESS MIDSTREAM PARTNERS LP PREDECESSOR

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(in millions)

provides substantial labor and overhead support for us and the accompanying unaudited condensed combined financial statements include expense allocations for support functions provided by Hess. These support functions include treasury, tax, accounting, human resources and legal services, and the related allocations of costs are based primarily on direct usage when identifiable or the levels of capital expenditures and operating and maintenance expense during the respective periods. Management believes that these allocations are reasonable and reflect the utilization of services provided and benefits received, but may differ from the cost that would have been incurred had we operated as a stand-alone Partnership for the periods presented.

For the six months ended June 30, 2015 and 2014, we have been allocated $14.9 million and $13.2 million, respectively, of operating and maintenance expenses and $2.0 million and $2.3 million, respectively, of general and administrative expenses.

During the six months ended June 30, 2015, we settled various affiliate receivable and payable balances previously included in net parent investment, which are included in Other contributions from (distributions to) parent, net, in the accompanying unaudited condensed combined statement of changes in net parent investment. Hess provided capital contributions of $744.9 million as partial settlement of outstanding balances under our unsecured loan facilities, which are included in Contribution from parent to settle affiliate debt in the accompanying unaudited condensed combined statement of changes in net parent investment. In addition, we also used contributions to make a $273.8 million cash payment to the parent.

See Note 6, Current Maturities of Long-Term Debt—Affiliate, which discloses our financing arrangements with Hess.

Commercial Agreements

Effective January 1, 2014, we entered into multiple long-term, fee-based commercial agreements with certain subsidiaries of Hess that include minimum volume commitments based on dedicated production, inflation escalators, and fee recalculation mechanisms. If Hess delivers volumes less than applicable commitments during any quarter, then Hess will pay us a shortfall fee equal to the volume deficiency multiplied by the related processing or terminaling fee, which is initially reported in deferred revenue. Shortfall payments are available to be credited against future fees for volumes delivered to us in excess of Hess’s nominated volumes up to four quarters after such credit is established. Unused shortfall credits by Hess, which expire after one year, are recognized as revenue. As of June 30, 2015 and December 31, 2014, we had $5.2 million and $5.0 million, respectively, of deferred revenue related to the minimum volume commitments, which is included in Accrued liabilities in the accompanying unaudited condensed combined balance sheet.

Prepaid Forward Purchase and Sales Agreement

On January 15, 2015, we entered into a Prepaid Forward Purchase and Sales Agreement with Hess in which we received a contractual right to receive 550 rail cars for a purchase price of $104.1 million. Delivery and title to the rail cars is expected to begin in the fourth quarter of 2015. In connection with this agreement, Hess contributed to us $104.1 million, which was recorded as a capital contribution in Net parent investment and was subsequently used to prepay the contract for the purchase of the rail cars from Hess. In connection with this agreement, Hess also contributed to us $28.9 million, which was subsequently used to repay the Logistics demand loan facility. See Note 6,

HESS MIDSTREAM PARTNERS LP PREDECESSOR

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(in millions)

Current Maturities of Long-Term Debt—Affiliate. We do not have any obligation to pay Hess additional amounts for the rail cars we expect to receive.

Note 4. Property, Plant and Equipment

Property, plant and equipment, at cost, is as follows:

	Estimated useful lives	June 30, 2015	December 31, 2014
Gas plant assets
Pipelines, pipes and valves	22 to 25 years	$417.6	$416.6
Equipment	12 to 30 years	426.2	430.4
Buildings	35 years	181.4	184.2
Processing and fractionation facilities	25 years	153.4	157.9
Other	25 years	1.1	1.1
Logistics facilities and railcars	20 to 25 years	318.6	316.9
Storage facilities	20 to 25 years	20.5	20.4
Other	20 to 25 years	2.0	2.0
Construction-in-progress	N/A	4.2	8.7

Total property, plant and equipment		1,525.0	1,538.2
Accumulated depreciation		(233.0)	(206.0)

Property, plant and equipment, net		$1,292.0	$1,332.2

Note 5. Accrued Liabilities

Accrued liabilities are as follows:

	June 30, 2015	December 31, 2014
Accrued capital expenditures	$31.1	$57.8
Other accruals	13.2	13.5

Total	$44.3	$71.3

Note 6. Current Maturities of Long-Term Debt—Affiliate

In 2013, we entered into an unsecured loan facility with Hess with a borrowing capacity of $1.0 billion to refinance an affiliate payable balance with Hess and to fund additional capital expenditures related to TGP’s recent expansion, refurbishment and optimization project. The loan facility had a maturity date of October 15, 2015 and accrued interest at the applicable federal rate (“AFR”) published by the Internal Revenue Service. The loan facility did not contain financial covenants or material adverse change clauses but contained certain customary covenants. As of December 31, 2014, we had $989.6 million outstanding under this facility, as reflected in Current maturities of long-term debt—affiliate, related to the unsecured loan.

We incurred and paid approximately $1.2 million of interest for the six months ended June 30, 2015. During the six months ended June 30, 2014, we incurred approximately $1.3 million of accrued and unpaid interest, of which $0.3 million was capitalized in Property, plant and equipment, net related

HESS MIDSTREAM PARTNERS LP PREDECESSOR

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(in millions)

to the TGP expansion project. Capitalization of interest ceased upon commissioning of the TGP expansion project in late March 2014.

We had two separate $500.0 million unsecured loan facilities with Hess that were available to fund general corporate expenditures at Logistics and TGP, respectively. Borrowings under the facilities were on demand and bore interest at the prevailing AFR. The loan facilities contained customary covenants including the payment of taxes, corporate existence, and maintenance of properties including insurance, but did not contain financial covenants or material adverse change clauses. On January 15, 2015, we repaid the Logistics demand loan facility with a cash payment and terminated the facility. As of December 31, 2014, we had $28.9 million outstanding under the Logistics loan facility and $0.4 million under the TGP loan facility, as reflected in Current maturities of long-term debt-affiliate.

On June 18, 2015, Hess provided capital contributions to settle all outstanding balances under these unsecured loan facilities. On June 30, 2015, all our affiliate loan facilities were terminated and we were released from all obligations thereunder.

The estimated fair value of total debt was $998.3 million as of December 31, 2014. The fair value of debt was estimated by discounting the future cash flows using rates currently available for debt of similar terms and maturity and was classified as Level 3 under the fair value hierarchy.

Revolving Credit Facility

In 2015, the Partnership entered into a five-year, $350.0 million senior unsecured revolving credit facility that will become available upon the contribution of the Hess Midstream Partners LP Predecessor entities to the Partnership and the closing of the IPO. The revolving credit facility will be available for general partnership purposes, including funding capital expenditures, working capital and distributions. Outstanding borrowings under the revolving credit facility bear interest at either the Eurodollar rate (as described in the revolving credit facility) in effect from time to time plus the applicable margin; or the alternate base rate (as described in the revolving credit facility) plus the applicable margin. Prior to obtaining credit ratings, the pricing levels for the facility fee and interest-rate margins are based on the ratio of total debt to EBITDA (as defined in the revolving credit facility). If the Partnership obtains credit ratings, the pricing levels will be based on its credit ratings in effect from time to time. The revolving credit facility contains representations and warranties, affirmative and negative covenants and events of default that we consider to be customary for an agreement of this type, including a covenant that requires the Partnership to maintain a ratio of total debt to EBITDA (as defined in the revolving credit facility) for the prior four fiscal quarters of not greater than 5.0 to 1.0 as of the last day of each fiscal quarter (5.5 to 1.0 during the specified period following certain acquisitions).

Note 7. Income Taxes

Income taxes have been prepared on a separate return basis as if the Predecessor was a stand-alone entity. The Predecessor, however, is included in Hess’s U.S. consolidated federal income tax return and also files certain U.S. state income tax returns on a combined basis with Hess. All income before income taxes for the periods presented was earned in the United States. We did not have any provision (benefit) for income taxes from operations for the six months ended June 30, 2015 or 2014.

HESS MIDSTREAM PARTNERS LP PREDECESSOR

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(in millions)

The components of deferred tax liabilities and deferred tax assets are as follows:

	June 30, 2015	December 31, 2014
Deferred tax liabilities
Property, plant and equipment	$(147.4)	$(98.9)

Total deferred tax liabilities	(147.4)	(98.9)

Deferred tax assets
Net operating loss carryforwards	203.4	181.3

Total deferred tax assets	203.4	181.3
Valuation allowances	(56.0)	(82.4)

Total deferred tax assets, net of valuation allowances	147.4	98.9

Net deferred tax assets	$—	$—

As of June 30, 2015 and December 31, 2014, our Predecessor has recognized a gross deferred tax asset related to net operating loss carryforwards of $507.5 million and $451.0 million, respectively, before application of the valuation allowances. A valuation allowance has been established for the benefits that more-likely-than-not will not be realized. The Net operating loss carryforwards (“NOLs”) presented in the table above have been utilized or reflected as NOL carryforwards in Hess’s federal and state income tax returns and are not available for carryforward on actual income tax filings. These NOLs are presented above to represent the results of the Predecessor as if it were a stand-alone entity.

The difference between the effective income tax rate from continuing operations and the U.S. statutory rate is reconciled below:

	Six Months Ended June 30,
	2015	2014
U.S. statutory rate	35%	35%
State income taxes, net of Federal income tax	6	5
Valuation allowance	(41)	(40)

Effective rate	—%	—%

On June 18, 2015, our Predecessor was transferred to Hess Infrastructure Partners LP and on July 1, 2015, Hess sold a 50 percent ownership interest in Hess Infrastructure Partners LP to GIP. Hess Infrastructure Partners LP is a partnership for federal and certain U.S. state income tax purposes. As a partnership, Hess Infrastructure Partners LP will not be subject to income taxes following the JV Transaction.

Note 8. Concentration of Credit Risk

Hess represented 100% of our total revenues for the six months ended June 30, 2015 and 2014.

HESS MIDSTREAM PARTNERS LP PREDECESSOR

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(in millions)

Note 9. Commitments and Contingencies

Legal Proceedings

In the ordinary course of business, the Predecessor is from time to time party to various judicial and administrative proceedings. We regularly assess the need for accounting recognition or disclosure of these contingencies. In the case of a known contingency, we accrue a liability when the loss is probable and the amount is reasonably estimable. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued.

On May 6, 2015, a BNSF crude oil unit train derailed near Heimdal, North Dakota. No injuries were reported in connection with the incident. The derailment also resulted in a release of crude oil. Six railcars owned by Logistics Opco derailed. The National Transportation Safety Board is investigating the cause of the accident, and the investigation is ongoing.

As of June 30, 2015 and December 31, 2014, we did not have accrued liabilities for any legal contingencies. Based on currently available information, we believe it is remote that the outcome of known matters would have a material adverse impact on our financial condition, results of operations or cash flows.

Note 10. Segments

Our operations are located in the United States and are organized into two reportable segments: (1) processing and storage and (2) logistics. Our reportable segments comprise the structure used by our Chief Operating Decision Maker (“CODM”) to make key operating decisions and assess performance. These segments are strategic business units with differing products and services. Our CODM evaluates the segments’ operating performance based on multiple measures including Adjusted EBITDA.

HESS MIDSTREAM PARTNERS LP PREDECESSOR

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(in millions)

The following tables reflect certain financial data for each reportable segment and includes a reconciliation to Adjusted EBITDA for the six months ended June 30, 2015 and 2014. Adjusted EBITDA is a non-GAAP measure we use to make key operating decisions and assess performance. Adjusted EBITDA is defined by us as net income (loss) plus (minus) depreciation expense, interest expense and income tax expense (benefit), as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance, such as other income and other non-cash, non-recurring items, if applicable. Adjusted EBITDA excludes some, but not all, items that affect net income (loss) and net cash provided by (used in) operating activities, and these measures may vary among other companies. As a result, Adjusted EBITDA as presented below may not be comparable to similarly titled measures of other companies.

	Six Months Ended June 30, 2015			Six Months Ended June 30, 2014
	Processing and Storage	Logistics	Combined Hess Midstream Partners LP Predecessor	Processing and Storage	Logistics	Combined Hess Midstream Partners LP Predecessor
Revenues
Affiliate	$97.2	$92.4	$189.6	$29.7	$75.6	$105.3

Total revenues	97.2	92.4	189.6	29.7	75.6	105.3

Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	24.1	70.0	94.1	25.0	60.9	85.9
Depreciation expense	20.4	6.6	27.0	12.8	4.8	17.6
General and administrative expenses	0.8	1.2	2.0	2.1	0.2	2.3

Total costs and expenses	45.3	77.8	123.1	39.9	65.9	105.8

Income (loss) from operations	51.9	14.6	66.5	(10.2)	9.7	(0.5)
Interest expense	1.2	—	1.2	1.1	—	1.1
Income tax expense (benefit)	—	—	—	—	—	—

Net income (loss)	50.7	14.6	65.3	(11.3)	9.7	(1.6)
Depreciation expense	20.4	6.6	27.0	12.8	4.8	17.6
Interest expense	1.2	—	1.2	1.1	—	1.1
Income tax expense (benefit)	—	—	—	—	—	—

Adjusted EBITDA	$72.3	$21.2	$93.5	$2.6	$14.5	$17.1

Total assets for the Predecessor’s reportable segments were as follows:

	June 30, 2015	December 31, 2014
Processing and storage	$1,033.9	$1,066.1
Logistics	307.0	308.7

Total assets	$1,340.9	$1,374.8

HESS MIDSTREAM PARTNERS LP PREDECESSOR

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(in millions)

Total additions to property, plant and equipment for the Predecessor’s reportable segments were as follows:

	Six Months Ended June 30,
	2015	2014
Processing and storage	$3.2	$123.7
Logistics	10.3	26.5

Total additions to property, plant and equipment	$13.5	$150.2

Note 11. Unaudited Supplemental Pro Forma Information

Unaudited supplemental pro forma balance sheet and net income (loss) per unit have been presented in accordance with SEC Staff Accounting Bulletin Topic 1.B.3. The supplemental pro forma balance sheet gives effect to the distribution of approximately $219.0 million to Hess Infrastructure Partners LP to be paid upon completion of the initial public offering. Accordingly, the Partnership is deemed to have used $219.0 million of net proceeds of the initial public offering of common units to pay the distribution, which is evidenced by a Due to affiliate reflected in the supplemental condensed combined pro forma balance sheet.

The Predecessor had net income of $65.3 million for the six months ended June 30, 2015. Supplemental pro forma net income per limited partner unit assumes additional common units were issued to give effect to the distribution described above. The supplemental pro forma net income per limited partner assumes          common units, which includes the          common units that would have been required to be issued in connection with this offering in order to pay the distribution, and          subordinated units were outstanding for the six months ended June 30, 2015. The number of common units that would have been required to be issued to fund the aforementioned distribution was calculated by dividing the total $             million distribution in excess of earnings for the six months ended June 30, 2015 by the issuance price of $            .

The Predecessor had net income of $32.9 million for the year ended December 31, 2014. Supplemental pro forma net income per limited partner unit assumes additional common units were issued to give effect to the distribution described above. The supplemental pro forma net income per limited partner assumes          common units, which includes the          common units that would have been required to be issued in connection with this offering in order to pay the distribution, and          subordinated units were outstanding for the year ended December 31, 2014. The number of common units that would have been required to be issued to fund the aforementioned distribution was calculated by dividing the total $             million distribution in excess of earnings for the year ended December 31, 2014, by the issuance price of $            . There were no potential common units outstanding to be considered in the pro forma diluted earnings per unit calculation for either period presented.

Note 12. Subsequent Events

Except as noted in the following paragraph, we have evaluated subsequent events through September 16, 2015, the date the accompanying condensed combined financial statements were available to be issued, and determined that there were no other subsequent events requiring recognition or disclosure in our condensed combined financial statements.

HESS MIDSTREAM PARTNERS LP PREDECESSOR

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(in millions)

On June 18, 2015, Hess contributed all of its existing midstream assets in the Bakken to Hess Infrastructure Partners LP, a newly formed entity. On July 1, 2015, GIP II Blue Holding Partnership, L.P. purchased a 50 percent ownership interest in Hess Infrastructure Partners LP for approximately $2.675 billion. It is anticipated that Hess Infrastructure Partners LP will transfer a 30 percent controlling economic interest in HTGP Opco, 50 percent controlling economic interest in Logistics Opco and 100 percent interest in Mentor Storage Terminal to the Partnership in connection with the Partnership’s proposed initial public offering.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

Hess Corporation

We have audited the accompanying combined balance sheets of Hess Midstream Partners LP Predecessor (the “Predecessor”) as of December 31, 2014 and 2013, and the related combined statements of operations, cash flows and changes in net parent investment for each of the two years in the period ended December 31, 2014. These financial statements are the responsibility of the Predecessor’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Predecessor’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Predecessor’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Hess Midstream Partners LP Predecessor at December 31, 2014 and 2013, and the combined results of its operations and its cash flows for each of the two years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Houston, Texas

March 9, 2015

HESS MIDSTREAM PARTNERS LP PREDECESSOR

COMBINED BALANCE SHEETS

	December 31,
	2014	2013
(in millions)
Assets
Accounts receivable
Trade	$—	$8.3
Affiliate	33.4	—
Inventories	0.4	0.3
Other current assets	4.5	—

Total current assets	38.3	8.6
Property, plant and equipment, net	1,332.2	1,260.1
Other noncurrent assets	4.3	—

Total assets	$1,374.8	$1,268.7

Liabilities
Accounts payable—trade	$6.5	$32.4
Accrued liabilities	71.3	131.1
Current maturities of long-term debt—affiliate	1,018.9	—
Due to affiliate	—	—
Other current liabilities	1.5	1.0

Total current liabilities	1,098.2	164.5
Long-term debt—affiliate	—	833.1
Other noncurrent liabilities	1.0	0.8

Total liabilities	1,099.2	998.4

Net parent investment	275.6	270.3

Total liabilities and net parent investment	$1,374.8	$1,268.7

See accompanying notes to combined financial statements.

HESS MIDSTREAM PARTNERS LP PREDECESSOR

COMBINED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2014	2013
(in millions)
Revenues
Affiliate services	$254.8	$11.2
Affiliate sales	—	116.2
Third-party sales	—	138.5
Third-party services	—	3.8

Total revenues	254.8	269.7
Costs and expenses
Third-party product purchases	—	65.8
Affiliate product purchases	—	124.5
Operating and maintenance expenses (exclusive of depreciation shown separately below)	170.7	217.7
Depreciation expense	44.4	12.5
General and administrative expenses	4.9	13.0

Total costs and expenses	220.0	433.5

Income (loss) from operations	34.8	(163.8)
Interest expense	1.9	—
Income tax expense	—	—

Net income (loss)	$32.9	$(163.8)

See accompanying notes to combined financial statements.

HESS MIDSTREAM PARTNERS LP PREDECESSOR

COMBINED STATEMENTS OF CHANGES IN NET PARENT INVESTMENT

(in millions)
Balance, January 1, 2013	$235.8
Net loss	(163.8)
Contributions from parent, net	198.3

Balance, December 31, 2013	270.3
Net income	32.9
Distributions to parent, net	(27.6)

Balance, December 31, 2014	$275.6

See accompanying notes to combined financial statements.

HESS MIDSTREAM PARTNERS LP PREDECESSOR

COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2014	2013
(in millions)
Cash flows from operating activities
Net income (loss)	$32.9	$(163.8)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation expense	44.4	12.5
Changes in assets and liabilities:
Accounts receivable—trade	—	(8.2)
Accounts receivable—affiliate	(33.4)	—
Inventories	(0.1)	0.2
Other current and noncurrent assets	(8.8)	—
Accounts payable—trade	(6.7)	12.6
Accrued liabilities	0.6	11.4
Other current and noncurrent liabilities	0.7	(0.1)

Net cash provided by (used in) operating activities	29.6	(135.4)

Cash flows from investing activities
Additions to property, plant and equipment	(187.8)	(473.2)

Net cash provided by (used in) investing activities	(187.8)	(473.2)

Cash flows from financing activities
Borrowings from parent	185.8	410.3
Contributions from (distributions to) parent, net	(27.6)	198.3

Net cash provided by (used in) financing activities	158.2	608.6

Increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of year	—	—

Cash and cash equivalents, end of year	$—	$—

Supplemental disclosures
Capital expenditures included in accounts payable—trade and accrued liabilities at year end	$58.6	$129.9
Contribution of accounts receivable balances to parent	8.3	—
Contribution of accounts payable balances to parent	6.6	—
Contribution of accrued liabilities balances to parent	1.5	—

See accompanying notes to combined financial statements.

HESS MIDSTREAM PARTNERS LP PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS

(in millions)

Note 1. Description of Business

Hess Midstream Partners LP Predecessor (the “Predecessor”) includes all of the assets, liabilities and results of operations of (i) Hess TGP Operations LP (“HTGP Opco”), which owns the Tioga Gas Plant (“TGP”), a natural gas processing plant, including a residue gas pipeline in North Dakota, (ii) Hess Mentor Storage Holdings LLC (“Mentor Storage Terminal”), which owns a propane storage cavern and related rail and truck transloading and storage terminal in Minnesota, and (iii) Hess North Dakota Export Logistics Operations LP (“Logistics Opco”), which owns a crude oil and NGL rail loading facility, crude oil rail cars and a crude oil truck and pipeline receipt terminal (collectively, “Logistics”) in North Dakota (collectively, the “Contributed Businesses”).

The Contributed Businesses were operated and held by Hess Corporation (“Hess” or the “Parent”) during the years presented in the accompanying financial statements. It is anticipated that the Contributed Businesses will be transferred by Hess to a newly formed entity, Hess Midstream Partners LP (the “Partnership”), in connection with the Partnership’s proposed initial public offering (“IPO”).

The terms “we,” “our” and “us” as used in the footnotes refer collectively to our Predecessor unless the context suggests otherwise. These terms are used for convenience only and are not intended as a precise description of any separate legal entity within the Partnership.

Our assets and operations are organized into the following two segments: (1) processing and storage and (2) logistics (Please see Note 13. Segments).

Note 2. Basis of Presentation

The accompanying combined financial statements and related Notes present the combined financial position, results of operations, cash flows and Net parent investment of the Predecessor. In the opinion of management, these statements reflect all adjustments necessary for a fair statement of results for the years reported. All such adjustments are of a normal, recurring nature unless otherwise disclosed. The combined financial statements include financial data at Hess’s historical cost. The Predecessor includes 100% of the operations of TGP, Mentor Storage Terminal and Logistics reflecting the historical ownership of these businesses by Hess. All intercompany transactions and accounts within the Predecessor have been eliminated. The Company has reclassified certain items in the prior year to conform with presentation and disclosure requirements in the current year.

No goodwill is included in our accompanying combined financial statements as none of the goodwill held by Hess was associated with the historical basis of the Contributed Businesses. The accompanying combined statements of operations also include expense allocations for certain functions historically performed by Hess and not historically allocated to the Contributed Businesses, including allocations of general corporate services, such as treasury, accounting, human resources and legal services. These allocations were based primarily on direct usage when identifiable or other relevant measures, such as capital expenditures and Operating and maintenance expense during the respective years. We believe the assumptions underlying the accompanying combined financial statements, including the assumptions regarding allocation of expenses from Hess, are reasonable. Nevertheless, the accompanying combined financial statements may not include all of the expenses that would have been incurred and may not reflect our combined results of operations, financial position and cash flows had we been a stand-alone company during the years presented.

HESS MIDSTREAM PARTNERS LP PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS

(in millions)

Hess used a centralized approach to the cash management and financing of the Predecessor’s operations during the year ended December 31, 2013. We had no bank accounts and, as such, the cash generated by our operations was directly received by Hess, and Hess funded our operating and investing activities as needed. As of and for the year ended December 31, 2014, we had separate bank accounts and our own cash management reporting. Our cash balances are transferred to Hess on a regular basis, therefore we do not have a cash balance as of December 31, 2014.

We have reflected cash management and financing activities performed by Hess as a component of Net parent investment on our accompanying combined balance sheets, and as Contributions from (distributions to) parent, net on our accompanying combined statements of cash flows. We have not included any interest expense related to this funding activity with Hess, since historically Hess has not allocated interest related to such activity with any of its businesses. However, certain intercompany accounts were converted to a formal intercompany borrowing as discussed in Note 8. Current Maturities of Long-Term Debt—Affiliate.

There are differences in the sources of our Predecessor’s revenues between the years ended December 31, 2014 and 2013. During the year ended December 31, 2013, our Predecessor earned revenues at TGP from percentage-of-proceeds (“POP”) contracts under which our Predecessor purchased unprocessed natural gas from Hess and third-party producers, processed the natural gas and sold the residue gas and NGLs to Hess and third-party customers. Our Predecessor retained a percentage of the proceeds from such sales, plus certain additional fees, and remitted the remainder of the sales proceeds to the natural gas producer. All the revenues in our Predecessor’s combined financial statements for the year ended December 31, 2013 relate solely to TGP’s operations. During the year ended December 31, 2014, our Predecessor earned revenues under long-term fee-based commercial agreements with Hess. These commercial agreements for TGP replaced our historical POP contracts and, as a result, we no longer generate revenues under POP contracts. The Mentor Storage Terminal and Logistics did not earn any revenues during the year ended December 31, 2013, since these assets were part of the integrated operations of Hess and documented intercompany arrangements did not exist that would have provided a fixed or determinable price and evidence of an arrangement. As a result, our Predecessor recognized costs but did not record associated revenues for these operations during the year ended December 31, 2013. During the year ended December 31, 2014, the revenues for all our businesses are earned from long-term commercial agreements under which Hess pays us service fees for processing natural gas and fractionating NGLs; terminaling and loading crude oil and NGLs; providing rail car services; and storage and terminaling propane. During the year ended December 31, 2014, we recognized, as part of the Affiliate services revenues, $104.7 million of reimbursements from Hess related to third-party rail transportation costs. In addition, during the year ended December 31, 2014, we recognized, as part of Affiliate services revenues, $10.0 million of reimbursements from Hess related to electricity fees. These related costs were included in Operating expenses in the accompanying combined statement of operations.

Note 3. Summary of Significant Accounting Policies

Use of Estimates

We prepare our combined financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the combined financial statements and the reported

HESS MIDSTREAM PARTNERS LP PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS

(in millions)

amounts of revenues and expenses during the years presented. Changes in facts and circumstances may result in revised estimates and actual results could differ from those estimates.

Property, Plant and Equipment

Property, plant and equipment are stated at the lower of historical cost less accumulated depreciation, or fair value, if impaired. We capitalize all construction-related direct labor and material costs, as well as indirect construction costs. Indirect construction costs include general engineering, taxes and the cost of funds used during construction. Costs, including complete asset replacements and enhancements or upgrades that increase the original efficiency, productivity or capacity of Property, plant and equipment, are also capitalized. The costs of repairs, minor replacements and maintenance projects, which do not increase the original efficiency, productivity or capacity of Property, plant and equipment, are expensed as incurred.

Capitalization of Interest

Interest charges from borrowings are capitalized on material projects using the weighted average cost of outstanding borrowings until the project is substantially complete and ready for its intended use. Capitalized interest is depreciated over the useful lives of the assets in the same manner as the depreciation of the underlying assets.

Impairment of Long-Lived Assets

We review long-lived assets for impairment whenever events or changes in business circumstances indicate the net book values of the assets may not be recoverable. Impairment is indicated when the undiscounted cash flows estimated to be generated by those assets are less than the assets’ net book value. Undiscounted cash flows are based on identifiable cash flows that are largely independent of the cash flows of other assets and liabilities. If impairment occurs, a loss is recognized for the difference between the fair value and net book value. Such fair value is generally determined by discounting anticipated future net cash flows, an income valuation approach, or by a market-based valuation approach, which are Level 3 fair value measurements. Factors that indicate potential impairment include a significant decrease in the market value of the asset, operating or cash flow losses associated with the use of the asset, and a significant change in the asset’s physical condition or use. No impairments of long-lived assets were recorded during the years ended December 31, 2014 and 2013.

Environmental and Legal Contingencies

We accrue and expense environmental costs on an undiscounted basis to remediate existing conditions related to past operations when the future costs are probable and reasonably estimable. We capitalize environmental expenditures that increase the life or efficiency of property or reduce or prevent future adverse impacts to the environment. We have not incurred significant environmental costs.

In the ordinary course of business, the Predecessor is from time to time party to various judicial and administrative proceedings. We regularly assess the need for accounting recognition or disclosure of these contingencies. In the case of a known contingency, we accrue a liability when the loss is probable and the amount is reasonably estimable. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued.

HESS MIDSTREAM PARTNERS LP PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS

(in millions)

Asset Retirement Obligations

We have recorded legal obligations to remove and dismantle long-lived assets. We recognize a liability for the fair value of legally required asset retirement obligations associated with long-lived assets in the period in which the retirement obligations are incurred. In addition, the fair value of any legally required conditional asset retirement obligations is recorded if the liability can be reasonably estimated. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived assets. We have not incurred significant asset retirement obligations.

Net Parent Investment

In the accompanying combined balance sheets, Net parent investment represents Hess’s historical investment in us, our accumulated net results, and the net effect of transactions with, and allocations from, Hess.

Revenue Recognition

We earn substantially all of our revenues from natural gas processing and logistics services. We recognize revenues when persuasive evidence of an arrangement exists, delivery has occurred or services rendered, price is fixed or determinable and collectability is reasonably assured. During the year ended December 31, 2013, in providing natural gas processing services, we purchased unprocessed natural gas and provided processing services pursuant to POP contracts whereby we retained a portion of the sales proceeds received from affiliate and third-party customers. Pursuant to these POP contracts, we also charged certain fees to our customers. The remaining proceeds were remitted back to suppliers based on the POP contractual arrangement.

We recorded revenues and the related purchases on a gross basis during the year ended December 31, 2013, since we obtained title to the product and risk of loss, which was then transferred to affiliate and third-party customers upon sale.

TGP earned $269.7 million of revenues included in our combined statements of operations for the year ended December 31, 2013. The Mentor Storage Terminal and Logistics did not recognize any revenues during the year ended December 31, 2013, since these assets were part of the integrated operations of Hess and documented intercompany arrangements did not exist that would have provided a fixed or determinable price or evidence of an arrangement. As a result, we recognized the costs but did not record the related revenues.

On January 1, 2014, we assigned our POP contracts to a subsidiary of Hess and contributed the related accounts receivable, accounts payable and accrued liability balances. During the year ended December 31, 2014, we processed, transported and stored volumes that were owned by a subsidiary of Hess, collected fees for providing those services and recognized revenue when the services were provided, as represented in our accompanying combined statement of operations. During the year ended December 31, 2014, we did not own or take title to these volumes.

Accounts Receivable

We record Affiliate accounts receivable upon the performance of services to affiliated companies. We record Trade accounts receivable upon the performance of services to third parties. Our allowance for doubtful accounts is based on various factors including current sales amounts, historical write offs

HESS MIDSTREAM PARTNERS LP PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS

(in millions)

and specific accounts identified as high risk. Uncollectible accounts receivable are charged against the allowance for doubtful accounts when all reasonable efforts to collect the amounts due have been exhausted. There were no doubtful accounts written off, nor have we provided an allowance for doubtful accounts, as of and during the years ended December 31, 2014 and 2013.

Depreciation Expense

We calculate depreciation using the straight-line method based on the estimated useful lives after considering salvage values of our assets. When assets are placed into service, we estimate their useful lives. Depreciation lives range from 12 to 35 years. However, factors such as maintenance levels, economic conditions impacting the demand for these assets, and regulatory or environmental requirements could cause us to change our estimates, thus impacting the future calculation of depreciation.

Income Taxes

We are not a separate taxable entity for U.S. Federal and certain states purposes, and our results are included in the consolidated income tax returns of Hess in most jurisdictions. The provision for income taxes and income tax assets and liabilities were determined as if we were a stand-alone taxpayer for all years presented. Deferred income taxes are determined using the liability method and reflect temporary differences between the financial statement carrying amount and income tax basis of assets and liabilities recorded using the statutory income tax rate. Regular assessments are made of the likelihood of those deferred tax assets being realized. If it is more likely than not that some or all of the deferred tax assets will not be realized, a valuation allowance is recorded to reduce the deferred tax assets to the amount expected to be realized.

Comprehensive Income

We have not reported comprehensive income (loss) since there were no items of other comprehensive income (loss) during the years ended December 31, 2014 and 2013.

Net Income per Unit

During the years presented, we were wholly owned by Hess. Accordingly, we have not presented Net income (loss) per unit.

Fair Value Measurements

We measure assets and liabilities requiring fair value presentation using an exit price (i.e., the price that would be received to sell an asset or paid to transfer a liability) and disclose such amounts according to the quality of valuation inputs under the following hierarchy:

Level 1: Quoted prices in an active market for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are directly or indirectly observable.

Level 3: Unobservable inputs that are significant to the fair value of assets or liabilities.

The classification of an asset or liability is based on the lowest level of input significant to its fair value. Those that are initially classified as Level 3 are subsequently reported as Level 2 when the fair

HESS MIDSTREAM PARTNERS LP PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS

(in millions)

value derived from unobservable inputs is inconsequential to the overall fair value, or if corroborated market data becomes available. Assets and liabilities that are initially reported as Level 2 are subsequently reported as Level 3 if corroborated market data is no longer available.

There were no significant nonrecurring fair value measurements during the years ended December 31, 2014 and 2013. We had other short-term financial instruments, primarily accounts receivable and payable, for which the carrying value approximated their fair value at December 31, 2014 and 2013.

New Accounting Pronouncements

In May 2014, the FASB issued Accounting Standard Update, or ASU No. 2014-09, Revenue from Contracts with Customers. This ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective in 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. We are evaluating the effect that ASU 2014-09 will have on our combined financial statements and related disclosures as well as the transition methods.

Note 4. Related Party Transactions

We are part of the consolidated operations of Hess and a substantial portion of our revenues are derived from transactions with Hess and its affiliates as shown on the accompanying combined statements of operations for the year ended December 31, 2013, whereas all of our revenues are derived from transactions with Hess and its affiliates for the year ended December 31, 2014. Hess also provides substantial labor and overhead support for us and the accompanying combined financial statements include expense allocations for support functions provided by Hess. These support functions include treasury, tax, accounting, human resources and legal services. Allocations are made primarily on direct usage when identifiable or other relevant measures, such as capital expenditures and Operating and maintenance expense during the respective years. Management believes that these allocations are reasonable and reflect the utilization of services provided and benefits received, but may differ from the cost that would have been incurred had we operated as a stand-alone company for the years presented.

For the years ended December 31, 2014 and 2013, we have been allocated $23.8 million and $19.8 million, respectively, of Operating and maintenance expenses and $4.9 million and $13.0 million, respectively, of General and administrative expenses. Please see Note 8. Current Maturities of Long-term Debt—Affiliate, which discloses our financing arrangements with Hess.

Commercial Agreements

In October 2014, we entered into multiple long-term, fee-based commercial agreements with certain subsidiaries of Hess that include minimum volume commitments based on dedicated production, inflation escalators and fee recalculation mechanisms. Under these commercial agreements, we provide processing, fractionation, storage, terminaling, loading and transportation services to Hess, and Hess is obligated to provide us with minimum volumes of crude oil, natural gas and NGLs.

HESS MIDSTREAM PARTNERS LP PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS

(in millions)

The minimum volumes that Hess provides to our assets under these agreements include dedicated production from Hess’s Bakken region, as well as volumes purchased from Hess’s working interest and royalty owners and other third parties. These commercial agreements were the source of all of our revenues during the year ended December 31, 2014.

Each of our commercial agreements with Hess is dated effective January 1, 2014 and has a 10-year initial term. Under each of our commercial agreements, we have the sole option to renew the agreement for an additional 10-year term by delivering a notice of such renewal to Hess no later than three years prior to the expiration of the initial term. Upon the expiration of the 10-year renewal term, if any, the agreement will automatically renew for subsequent one-year periods unless terminated by either party no later than 180 days prior to the end of the applicable renewal period.

The commercial agreements with Hess include:

•	A gas processing and fractionation agreement, under which Hess provides us with certain minimum quarterly volumes of natural gas at TGP and we provide processing, treatment, fractionation and other ancillary services with respect to such natural gas and provide for the transportation, compression and redelivery of certain volumes of residue gas and NGLs resulting from such services. Hess pays us separate fees for providing each of these services.

•	A terminal and export services agreement, under which Hess provides us with certain minimum quarterly volumes of crude oil at the Ramberg Truck Facility and Tioga Rail Terminal, and we provide terminaling, loading and transportation services at those facilities with respect to such crude oil. Hess pays us separate fees for providing each of these services. Our revenues include charges for third-party fees charged for rail transportation services included within Operating and maintenance expenses. Under this agreement, Hess also delivers certain minimum quarterly volumes of NGLs produced at TGP to our Tioga Rail Terminal, and we charge Hess a separate fee for providing NGL loading services for such NGLs. The services that we provide to Hess include the receipt, loading, storage, delivery and metering of the crude oil and NGLs delivered by Hess to our Ramberg Truck Facility and Tioga Rail Terminal and the transportation of crude oil by rail car.

•	A storage services agreement, under which Hess pays us a monthly per-barrel fee for providing receipt, transloading, and storage and delivery services for Hess’s propane at the Mentor Storage Terminal. We are obligated to make available to Hess, on a firm basis, 100% of the maximum available storage capacity in the terminal’s cavern. Hess pays us the storage fee regardless of whether Hess fully utilizes the provided storage capacity. In addition, Hess pays us a separate transloading fee for making available to Hess, on a firm basis, 80% of the maximum transloading capacity at the Mentor Storage Terminal.

Under each of our commercial agreements other than our storage services agreement, Hess is obligated to deliver to us (1) all volumes of crude oil and natural gas produced by Hess from certain specified dedication areas in the Bakken, which we refer to as the “dedication area” with respect to each such commercial agreement, and (2) certain volumes of crude oil and natural gas that Hess owns or controls from Hess’s working interest and royalty owners and other third parties. We refer to these volumes collectively as the “dedicated production” with respect to each such commercial agreement. Hess’s delivery commitments under each of these commercial agreements are subject to our available system capacity.

HESS MIDSTREAM PARTNERS LP PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS

(in millions)

In addition, Hess has agreed to exclusively dedicate to us all natural gas or crude oil, as applicable, owned or controlled by Hess and produced from the dedication area, other than volumes that Hess commits to another party under a midstream services agreement or similar arrangement in effect as of the date the applicable commercial agreement was executed, which we refer to as a “conflicting dedication,” as well as any volumes within the dedication area that Hess does not currently control, but over which Hess subsequently obtains control and that are subject to a similar conflicting dedication. Upon the expiration of any applicable conflicting dedication, those volumes will be dedicated by Hess to us under the applicable commercial agreement.

Under each of our commercial agreements other than our storage services agreement, we and Hess have agreed upon an initial 20-year development plan that identifies forward-looking production estimates and capacity reservations for dedicated production, as well as an initial 10-year system plan that identifies operating and capital cost estimates for our facilities.

Under each of our commercial agreements other than our storage services agreement, Hess is obligated to provide minimum volumes of crude oil, natural gas and NGLs, as applicable, to our assets on a quarterly basis. Beginning in 2015, Hess’s minimum volume commitments under our gas processing and fractionation agreement and terminal and export services agreement (other than for crude oil rail transportation services) are equal to 80% of Hess’s nominations in each development plan and apply on a three-year rolling basis. Hess’s minimum volume commitment for crude oil rail transportation services under our terminal and export services agreement are equal to 90% of Hess’s nominations in each development plan. Without our consent, the minimum volume commitments resulting from the nominated volumes for any quarter or year contained in any prior development plan shall not be reduced by any updated development plan unless dedicated production is released by us. The applicable minimum volume commitments may, however, be increased as a result of the nominations contained in any such updated development plan. Under certain circumstances, including our curtailment or interruption of the receipt and delivery of Hess volumes or the occurrence of a force majeure event, Hess may be able to suspend or reduce its minimum volume commitments under each of our commercial agreements.

If Hess fails to deliver its applicable minimum volume commitment under the agreements during any quarter, then Hess will pay us a shortfall fee equal to the volume of the deficiency multiplied by the applicable processing or terminaling fee. Hess will receive a credit, calculated in Mcf or barrels, as applicable, with respect to the amount of any shortfall fee paid by Hess and may apply such credit against any volumes delivered to us under the applicable agreement in excess of Hess’s nominated volumes during any of the following four quarters after such credit is earned, after which time any unused credits will expire. The shortfall amounts received under minimum volume commitments are recorded as deferred revenue and recognized as revenue as the credits are utilized or expire. Deferred revenue is included in Accrued liabilities and is $5.0 million as of December 31, 2014.

Each of our commercial agreements other than our storage services agreement includes an optional fee recalculation mechanism. Under this fee recalculation mechanism, fees may be adjusted annually for updated estimates of cumulative throughput volumes and our capital and operating expenditures in order to target a return on capital deployed over the term of the applicable commercial agreement. The actual return we achieve may be increased based on higher actual volumes delivered by Hess and may be higher or lower based on our actual operating expenditures.

HESS MIDSTREAM PARTNERS LP PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS

(in millions)

In addition, as part of the annual development plan process, if Hess’s estimated cumulative throughput volumes in any updated development plan for a calendar year are at least 15% greater than Hess’s cumulative throughput volumes for such calendar year in the then-current development plan, the agreed upon targeted return under the applicable commercial agreement will automatically increase by 2%. The amount of any such increase will be determined according to an agreed methodology set forth in the agreements. Any such increase may not be subsequently reversed under the agreements.

Under each of our commercial agreements with Hess, the fees we charge to Hess will be adjusted each calendar year by a percentage equal to the change in the consumer price index, provided that we may not increase any fee by more than 3% in any calendar year solely by reason of an increase in the consumer price index, and no fee will ever be reduced below the amount of the initial fees payable by Hess as a result of a decrease in the consumer price index.

All of our commercial agreements include provisions that permit a party to suspend or reduce its obligations under the applicable agreement upon the occurrence of certain events, such as our decision to curtail or interrupt the receipt and delivery of Hess volumes or the occurrence of a force majeure event.

We have the right to curtail or interrupt the receipt and delivery of Hess volumes under our commercial agreements if we suspend operations at the applicable processing or terminaling asset due to necessary maintenance, repairs or modifications, the occurrence of a force majeure event or if such a suspension is necessary to avoid injury or harm to persons, property, the environment or the integrity of the asset.

All of our commercial agreements with Hess include provisions that permit us or Hess to terminate the applicable commercial agreement upon the occurrence of certain events.

These commercial agreements may be assigned by us or Hess only with the other party’s prior written consent, except that we may assign our rights or obligations under any of the commercial agreements without Hess’s consent to a purchaser of the applicable asset under such commercial agreement and our corresponding rights under the applicable commercial agreement are transferred to such purchaser. Hess may only assign a commercial agreement if the proposed assignee agrees to assume all of Hess’s obligations under the agreement and is financially and operationally capable of fulfilling Hess’s obligations under the agreement, including providing the dedicated production.

Through September 30, 2014, the minimum volume commitment related to TGP was curtailed due to recent completion of the expansion and refurbishment project to allow sufficient time for debottlenecking and other related infrastructure and tie-ins. The TGP expansion and refurbishment project is now complete and the curtailment has ended. As described in our agreements with Hess, from time to time such temporary suspension of commitments may be allowed when our assets are not available due to maintenance or other reasons.

HESS MIDSTREAM PARTNERS LP PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS

(in millions)

Note 5. Property, Plant and Equipment

Property, plant and equipment, at cost, is as follows:

		December 31,
	Estimated useful lives	2014	2013
Gas plant assets
Pipelines, pipes and valves	22 to 25 years	$416.6	$22.9
Equipment	12 to 30 years	430.4	—
Buildings	35 years	184.2	—
Processing and fractionation facilities	25 years	157.9	153.3
Other	25 years	1.1	—
Logistics facilities and railcars	20 to 25 years	316.9	197.1
Storage facilities	20 to 25 years	20.4	3.8
Other	20 to 25 years	2.0	2.6
Construction-in-progress(a)	N/A	8.7	1,042.0

Total property, plant and equipment		$1,538.2	$1,421.7
Accumulated depreciation		(206.0)	(161.6)

Property, plant and equipment, net		$1,332.2	$1,260.1

(a)	Our construction-in-progress as of December 31, 2013 substantially represents the capital expenditures related to the expansion, refurbishment and optimization of TGP, which was placed into service in late March 2014.

Note 6. Other Current Assets

Other current assets are as follows:

	December 31,
	2014	2013
Other receivables	$3.5	$—
Deferred rail transportation costs	1.0	—

Total	$4.5	$—

Note 7. Accrued Liabilities

Accrued liabilities are as follows:

	December 31,
	2014	2013
Accrued capital expenditures	$57.8	$116.6
Other accruals	13.5	14.5

Total	$71.3	$131.1

HESS MIDSTREAM PARTNERS LP PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS

(in millions)

Note 8. Current Maturities of Long-Term Debt—Affiliate

On April 29, 2013, we entered into an unsecured loan facility with Hess with a borrowing capacity of $800.0 million to refinance an Affiliate payable balance with Hess of $566.9 million. On December 19, 2013, this loan facility was amended to increase our borrowing capacity to $1.0 billion. We used the proceeds from borrowings under the loan facility to both refinance existing affiliate payables and to fund additional capital expenditures, in each case exclusively related to TGP’s recent expansion, refurbishment and optimization project. The loan facility has a maturity date of October 15, 2015 and accrues interest at the applicable federal rate (“AFR”) published by the Internal Revenue Service. The loan facility does not contain financial covenants or material adverse change clauses but does contain certain customary covenants with which, as of December 31, 2014, we were in compliance. As of December 31, 2014 we had $989.6 million outstanding in this facility as reflected in Current maturities of long-term debt—affiliate related to the unsecured loan. As of December 31, 2013, we had $833.1 million outstanding under this facility as reflected in Long-term debt—affiliates related to the unsecured loan.

Accrued and unpaid interest is compounded semiannually and added to the carrying value of the loan facility. The interest rate as of December 31, 2014 and 2013 was 0.34% and 0.25%, respectively. We have incurred approximately $2.2 million and $0.9 million of accrued and unpaid interest for the years ended December 31, 2014 and 2013, respectively. During the year ended December 31, 2014 and 2013, $0.3 million and $0.9 million, respectively, was capitalized for the TGP expansion project in Property, plant and equipment, net in the accompanying combined financial statements.

On December 19, 2013 and April 25, 2014, we entered into two separate $500.0 million unsecured loan facilities with Hess. These two loan facilities are available to fund general corporate expenditures at Logistics and TGP, respectively. Borrowings under the facilities are payable on demand and bear interest at the prevailing AFR. The loan facilities contain customary covenants including the payment of taxes, corporate existence, and maintenance of properties including insurance, but do not contain financial covenants or material adverse change clauses. As of December 31, 2014, we were in compliance with all covenant requirements. During the year ended December 31, 2014, Logistics and TGP borrowed approximately $28.9 million and $0.4 million, respectively, under the demand loan facilities that were recorded in Current maturities of long-term debt—affiliate. There were no outstanding borrowings under the Logistics loan agreement as of December 31, 2013.

The estimated fair value of total debt was $998.3 million and $800.5 million as of December 31, 2014 and 2013, respectively. The fair value of debt was estimated by discounting the future cash flows using rates currently available for debt of similar terms and maturity and is currently classified as level 3 under the fair value hierarchy.

Note 9. Income Taxes

Income taxes have been prepared on a separate return basis as if the Predecessor was a stand-alone entity. The Predecessor, however, is included in Hess’s U.S. consolidated federal income tax return and also files some U.S. state income tax returns on a combined basis with Hess. All of income before income taxes for the years presented was earned in the United States. We did not have any provision (benefit) for income taxes from operations for the years ended December 31, 2014 or 2013.

HESS MIDSTREAM PARTNERS LP PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS

(in millions)

The components of deferred tax liabilities and deferred tax assets are as follows:

	December 31,
	2014	2013
Deferred tax liabilities
Property, plant and equipment	$(98.9)	$(33.7)

Total deferred tax liabilities	(98.9)	(33.7)

Deferred tax assets
Net operating loss carryforwards	181.3	129.3

Total deferred tax assets	181.3	129.3
Valuation allowances	(82.4)	(95.6)

Total deferred tax assets, net of valuation allowances	98.9	33.7

Net deferred tax assets	$—	$—

At December 31, 2014, the Predecessor recognized a gross deferred tax asset related to net operating loss carryforwards of $451.0 million before application of the valuation allowances. A valuation allowance has been established for the benefits that more-likely-than-not will not be realized. The net operating loss carryforwards (“NOLs”) presented in the table above have been utilized or reflected as NOL carryforwards in Hess’s federal and state income tax returns and are not available for carryforward on actual income tax filings. These NOLs are presented above to represent the results of the Predecessor as if it were a stand-alone entity.

The difference between the effective income tax rate from continuing operations and the U.S. statutory rate for the years ended December 31, 2014 and 2013 is reconciled below:

	Year Ended December 31,
	2014	2013
U.S. statutory rate	35%	35%
State income taxes, net of Federal income tax	5%	5%
Valuation allowance	(40)%	(40)%

Effective rate	0%	0%

HESS MIDSTREAM PARTNERS LP PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS

(in millions)

Note 10. Concentration of Credit Risk

For the years ended December 31, 2014 and 2013, the following customers individually represented more than 10% of our total revenues:

	Year Ended December 31,
	2014		2013
	Revenues	Percentage of Combined Revenues	Revenues	Percentage of Combined Revenues
Affiliate
Hess	$254.8	100%	$127.4	47%
Third party
Aux Sable Midstream LLC	$—	0%	$63.4	24%
Tenaska Marketing Ventures	—	0%	54.5	20%

During the year ended December 31, 2013, we performed processing services for a limited number of producers. Hess supplied approximately 65% of our product purchases during the year ended December 31, 2013, and Hiland Partners supplied approximately 12% during the year ended December 31, 2013.

Note 11. Stock-Based Compensation

Certain Hess employees supporting our operations were granted stock-based compensation awards from Hess programs. Expenses associated with these stock-based compensation awards were allocated based on capital expenditures and Operating and maintenance expense during the respective years.

Hess’s stock-based compensation programs grant stock options, restricted common stock, and performance share units (“PSUs”) to certain officers and other key employees. The fair value of each stock option issued is estimated on the grant date using the Black-Scholes option-pricing model and is amortized over the vesting period using the straight-line method. Stock options generally vest over a three year period from the date of grant and have a ten year term. The fair value of restricted common stock on the grant date is equal to the market value of a share of Hess stock on that date. The fair value of PSUs is estimated at the date of grant using a Monte Carlo simulation model. The restricted stock awards and PSUs generally vest three years from the date of grant.

We have been allocated $2.2 million and $3.6 million of stock-based compensation expenses for the years ended December 31, 2014 and 2013, respectively, which is included in General and administrative expense in the accompanying combined statements of operations. These allocations are also included in the total allocations disclosed in Note 4. Related Party Transactions.

Note 12. Commitments and Contingencies

Legal Proceedings

In the ordinary course of business, the Predecessor is from time to time party to various judicial and administrative proceedings. We regularly assess the need for accounting recognition or disclosure of these contingencies. In the case of a known contingency, we accrue a liability when the loss is

HESS MIDSTREAM PARTNERS LP PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS

(in millions)

probable and the amount is reasonably estimable. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. As of December 31, 2014 and 2013, we did not have any accrued liabilities for any legal contingencies. Based on currently available information, we believe it is remote that the outcome of known matters would have a material adverse impact on our financial condition, results of operations or cash flows.

Note 13. Segments

Our operations are located in the United States and are organized into two reportable segments: Processing and storage and Logistics. Our reportable segments comprise the structure used by our Chief Operating Decision Maker (“CODM”) to make key operating decisions and assess performance. These segments are strategic business units with differing products and services. The accounting policies of the segments are identical to those described in Note 3. Summary of Significant Accounting Policies. Our CODM evaluates the segments’ operating performance based on multiple measures including Adjusted EBITDA.

Processing and Storage.    Our gas processing and propane storage business consists of the following assets:

•	TGP. Our natural gas processing plant in Tioga, North Dakota. The plant includes a residue gas pipeline that connects to the interstate Northern Border Pipeline at Cherry Creek, North Dakota.

•	Mentor Storage Terminal. Our Mentor Storage Terminal is a propane storage cavern and rail and truck transloading facility located in Mentor, Minnesota.

Logistics.    Our crude oil and NGL logistics business consists of the following assets:

•	Tioga Rail Terminal. Our Tioga Rail Terminal is a crude oil and NGL rail loading terminal located in Tioga, North Dakota.

•	Crude Oil Rail Cars. We own nine crude oil unit trains, each consisting of 104 crude oil rail cars, and an additional 26 spare rail cars. The rail cars are used to transport crude oil for Hess from the Tioga Rail Terminal to markets in the East Coast, West Coast and Gulf Coast regions of the United States.

•	Ramberg Truck Facility. Our Ramberg Truck Facility is a crude oil truck and pipeline receipt terminal located in Williams County, North Dakota that delivers crude oil to the Tioga Rail Terminal and to multiple third-party pipelines and storage facilities.

HESS MIDSTREAM PARTNERS LP PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS

(in millions)

The following tables reflect certain financial data for each reportable segment and a reconciliation to Adjusted EBITDA for the years ended December 31, 2014 and 2013. Adjusted EBITDA is a non-GAAP financial measure we use to make key operating decisions and assess performance. Adjusted EBITDA is defined by us as Net income (loss) plus (minus) depreciation expense, interest expense and income tax expense (benefit), as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance, such as other income and other non-cash, non-recurring items, if applicable. Adjusted EBITDA excludes some, but not all, items that affect Net income and Net cash provided by (used in) operating activities, and these measures may vary among other companies. As a result, Adjusted EBITDA as presented below may not be comparable to similarly titled measures of other companies.

	Year Ended December 31,
	2014			2013
	Processing and storage	Logistics	Combined Hess Midstream Partners LP Predecessor	Processing and storage	Logistics	Combined Hess Midstream Partners LP Predecessor
Revenues
Affiliate services	$97.7	$157.1	$254.8	$11.2	$—	$11.2
Affiliate sales	—	—	—	116.2	—	116.2
Third-party sales	—	—	—	138.5	—	138.5
Third-party services	—	—	—	3.8	—	3.8

Total revenues	97.7	157.1	254.8	269.7	—	269.7
Costs and expenses
Third-party product purchases	—	—	—	65.8	—	65.8
Affiliate product purchases	—	—	—	124.5	—	124.5
Operating and maintenance expenses (exclusive of depreciation shown separately below)	45.8	124.9	170.7	75.8	141.9	217.7
Depreciation expense	33.0	11.4	44.4	4.7	7.8	12.5
General and administrative expenses	3.8	1.1	4.9	12.3	0.7	13.0

Total costs and expenses	82.6	137.4	220.0	283.1	150.4	433.5

Income (loss) from operations	15.1	19.7	34.8	(13.4)	(150.4)	(163.8)
Interest expense	1.9	—	1.9	—	—	—
Income tax expense (benefit)	—	—	—	—	—	—

Net income (loss)	$13.2	$19.7	$32.9	$(13.4)	$(150.4)	$(163.8)
Depreciation expense	33.0	11.4	44.4	4.7	7.8	12.5
Interest expense	1.9	—	1.9	—	—	—
Income tax expense (benefit)	—	—	—	—	—	—

Adjusted EBITDA	$48.1	$31.1	$79.2	$(8.7)	$(142.6)	$(151.3)

HESS MIDSTREAM PARTNERS LP PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS

(in millions)

Total assets for the Predecessor’s reportable segments as of December 31, 2014 and 2013 were as follows:

	December 31,
	2014	2013
Processing and storage	$1,066.1	$1,001.7
Logistics	308.7	267.0

Total assets	$1,374.8	$1,268.7

Total capital expenditures for the Predecessor’s reportable segments as of December 31, 2014 and 2013 were as follows:

	December 31,
	2014	2013
Processing and storage	$146.5	$423.4
Logistics	41.3	49.8

Total capital expenditures	$187.8	$473.2

Note 15. Subsequent Events

Except as noted in the following paragraphs, we have evaluated subsequent events through March 9, 2015, the date the accompanying combined financial statements were available to be issued, and determined that there were no other subsequent events requiring recognition or disclosure in our combined financial statements.

On January 15, 2015, we entered into a Prepaid Forward Purchase and Sales Agreement with Hess in which we received a contractual right to receive 550 rail cars, with an expected value of $104.1 million. Delivery and title to the rail cars is expected to begin in the second quarter of 2015. In connection with this agreement, Hess also contributed to us $28.9 million, which was used to repay the Logistics demand loan facility discussed in Note 8. Current Maturities of Long-Term Debt—Affiliate.

On March 6, 2015, the Partnership entered into a five year, $350.0 million revolving credit facility that will become available subsequent to the contribution of the Predecessor to the Partnership and the closing of the IPO. Certain of the Predecessor’s entities may become guarantors of that agreement. In the event the IPO occurs and the Predecessor is contributed to the Partnership, certain entities will be required to guarantee the repayment of this debt by the Partnership.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

Hess Corporation

We have audited the accompanying balance sheet of Hess Midstream Partners LP (the Partnership) as of June 12, 2015. This balance sheet is the responsibility of the Partnership’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Partnership’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Hess Midstream Partners LP at June 12, 2015, in conformity with U.S. generally accepted accounting principles.

Houston, Texas

June 18, 2015

HESS MIDSTREAM PARTNERS LP

BALANCE SHEET

June 12, 2015
Assets
Cash	$20,000

Total assets	$20,000

Partners’ capital
Limited partner	$10,000
General partner	10,000

Total partners’ capital	$20,000

See accompanying notes to balance sheet

HESS MIDSTREAM PARTNERS LP

NOTES TO BALANCE SHEET

Note 1. Nature of Operations

Hess Midstream Partners LP (“we” or the “Partnership”) is a Delaware limited partnership, which was formed on January 17, 2014 but has not yet commenced operations. Hess Midstream Partners GP LLC (the “General Partner”) is a limited liability company formed on January 15, 2014 to become the General Partner of the Partnership.

On January 17, 2014, in connection with the formation of the partnership, Hess Midstream Partners LP issued to (i) Hess Midstream Partners GP LLC a 50% General Partner interest in the partnership for $10,000 and (ii) to Hess Corporation, a 50% limited partner interest in the partnership for $10,000.

In 2015, we entered into a five-year, $350.0 million senior unsecured revolving credit facility that will become available to us upon the contribution of the Hess Midstream Partners LP Predecessor entities to the Partnership and the closing of the IPO. The revolving credit facility is available for general partnership purposes, including funding capital expenditures, working capital and distributions. Outstanding borrowings under the revolving credit facility bear interest at either the Eurodollar rate (as described in the revolving credit facility) in effect from time to time plus the applicable margin; or the alternate base rate (as described in the revolving credit facility) plus the applicable margin. Prior to us obtaining credit ratings, the pricing levels for the facility fee and interest-rate margins are based on our ratio of total debt to EBITDA (as defined in the revolving credit facility). If we obtain credit ratings, the pricing levels will be based on our credit ratings in effect from time to time. The revolving credit facility contains representations and warranties, affirmative and negative covenants and events of default that we consider to be customary for an agreement of this type, including a covenant that requires us to maintain a ratio of total debt to EBITDA for the prior four fiscal quarters of not greater than 5.0 to 1.0 as of the last day of each fiscal quarter (5.5 to 1.0 during the specified period following certain acquisitions).

Note 2. Subsequent Events

Except as noted in the following paragraphs, we have evaluated subsequent events through June 18, 2015, the date the accompanying balance sheet was available to be issued, and determined that there were no other subsequent events requiring recognition or disclosure in our accompanying balance sheet or notes to the balance sheet.

On June 11, 2015, Hess and GIP II Blue Holding Partnership, L.P. (“GIP”) announced their intent to form Hess Infrastructure Partners LP in a joint venture transaction (the “JV Transaction”) to acquire and operate Hess’s midstream assets in the Bakken. At the closing of the JV Transaction, Hess will contribute all of its existing midstream assets in the Bakken to Hess Infrastructure Partners LP, and GIP will purchase a 50 percent ownership interest in Hess Infrastructure Partners LP for approximately $2.675 billion. It is anticipated that Hess Infrastructure Partners LP will transfer a 30 percent controlling economic interest in HTGP Opco, 50 percent controlling economic interest in Logistics Opco and 100 percent interest in Mentor Storage Terminal to the Partnership in connection with the Partnership’s proposed initial public offering.

APPENDIX A

FORM OF

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

HESS MIDSTREAM PARTNERS LP

A Delaware Limited Partnership

Dated as of

                    , 2015

A-i

A-ii

A-iii

APPENDIX A

SECOND AMENDED AND RESTATED AGREEMENT OF

LIMITED PARTNERSHIP OF HESS MIDSTREAM PARTNERS LP

THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF HESS MIDSTREAM PARTNERS LP, dated as of [                    ], 2015, is entered into by and between HESS MIDSTREAM PARTNERS GP LP, a Delaware limited partnership (“GP LP”), as the General Partner, and HESS MIDSTREAM HOLDINGS LLC, a Delaware limited liability company, as the Organizational Limited Partner (“Midstream Holdings”), together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.    The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, stock acquisition, merger or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing, over the long term, the operating capacity, operating income or revenue of the Partnership Group from the operating capacity, operating income or revenue of the Partnership Group existing immediately prior to such transaction. For purposes of this definition, “long term” generally refers to a period of time greater than twelve months.

“Additional Book Basis” means, with respect to any Adjusted Property, the portion of the Carrying Value of such Adjusted Property that is attributable to positive adjustments made to such Carrying Value, as determined in accordance with the provisions set forth below in this definition of Additional Book Basis. For purposes of determining the extent to which Carrying Value constitutes Additional Book Basis:

(a) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

(b) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event (an “Additional Book Basis Reduction”) and the Carrying Value of other property is increased as a result of such Book-Down Event (a “Carrying Value Increase”), then any such Carrying Value Increase shall be treated as Additional Book Basis in an amount equal to the lesser of (i) the amount of such Carrying Value Increase and (ii) the amount determined by proportionately allocating to the Carrying Value Increases resulting from such Book-Down Event by the lesser of (A) the aggregate Additional Book Basis Reductions resulting from such Book-Down Event and (B) the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period. With respect to a Disposed of Adjusted Property, the Additional Book Basis Derivative Items shall be the amount of Additional Book Basis taken into account in computing gain or loss from the disposition of such Disposed of Adjusted Property; provided that the provisions of the immediately preceding sentence shall apply to the determination of the Additional Book Basis Derivative Items attributable to Disposed of Adjusted Property.

“Adjusted Capital Account” means, with respect to any Partner, the balance in such Partner’s Capital Account at the end of each taxable period of the Partnership, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c), including any amount that such Partner is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Adjusted Operating Surplus” means, with respect to any period: (a) Operating Surplus generated with respect to such period; less (b) (i) the amount of any net increase in Working Capital Borrowings (or the Partnership’s proportionate share of any net increase in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to such period and (ii) the amount of any net decrease in cash reserves (or the Partnership’s proportionate share of any net decrease in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period; and plus (c) (i) the amount of any net decrease in Working Capital Borrowings (or the Partnership’s proportionate share of any net decrease in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to such period, (ii) the amount of any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (b)(ii) above and (iii) the amount of any net increase in cash reserves (or the Partnership’s proportionate share of any net increase in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of “Operating Surplus.”

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Without limiting the foregoing, for purposes of this Agreement, any Person that, individually or together with its Affiliates, has the direct or indirect right to designate or cause the designation, including as a result of voting by directors, managers or persons holding similar positions of another entity, of at least one member to the Board of Directors, and any of such Person’s Affiliates, shall be deemed to be Affiliates of the General Partner.

“Aggregate Quantity of IDR Reset Common Units” has the meaning given such term in Section 5.11(a).

“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of (a) a Contributed Property means the fair market value of such Contributed Property at the time of contribution and (b) an Adjusted Property means the fair market value of such Adjusted Property on the date of the Revaluation Event, in each case as determined by the General Partner.

“Agreement” means this Second Amended and Restated Agreement of Limited Partnership of Hess Midstream Partners LP, as it may be amended, supplemented or restated from time to time.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest, (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a) the sum of:

(i) all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter; and

(ii) if the General Partner so determines, all or any portion of additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) (A) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter or (B) available to be borrowed as a Working Capital Borrowing as of the date of determination of Available Cash with respect to such Quarter (even if not actually borrowed until the date on which the distribution of Available Cash with respect to such Quarter is paid); less

(b) the amount of any cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to:

(i) provide for the proper conduct of the business of the Partnership Group (including cash reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter;

(ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject; or

(iii) provide funds for distributions under Section 6.4 or Section 6.5 in respect of any one or more of the next four Quarters;

provided, however, that the General Partner may not establish cash reserves pursuant to subclause (iii) above if the effect of such cash reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means, with respect to the General Partner, its board of directors or board of managers, if the General Partner is a corporation or limited liability company, or the board of directors or board of managers of the general partner of the General Partner, if the General Partner is a limited partnership, as applicable.

“Book Basis Derivative Items” means any item of income, deduction, gain or loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

“Book-Down Event” means a Revaluation Event that gives rise to a Revaluation Loss.

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for U.S. federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with U.S. federal income tax accounting principles.

“Book-Up Event” means a Revaluation Event that gives rise to a Revaluation Gain.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the States of Delaware, Texas and New York shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions).

“Capital Improvement” means (a) the construction of new capital assets by a Group Member, (b) the replacement, improvement or expansion of existing capital assets by a Group Member or (c) a capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has, or after such capital contribution will have, directly or indirectly, an equity interest, to fund such Group Member’s pro rata share of the cost of the construction of new, or the replacement, improvement or expansion of existing, capital assets by such Person, in each case if and to the extent such construction, replacement, improvement or expansion is made to increase, over the long term, the operating capacity, operating income or revenue of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from the operating capacity, operating income or revenue of the Partnership Group or such Person, as the case may be, existing immediately prior to such construction, replacement, improvement, expansion or capital contribution. For purposes of this definition, “long term” generally refers to a period of time greater than twelve months.

“Capital Surplus” means Available Cash distributed by the Partnership in excess of Operating Surplus, as described in Section 6.3(a).

“Carrying Value” means (a) with respect to a Contributed Property or an Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and other cost recovery deductions charged to the Partners’ Capital Accounts in respect of such property, and (b) with respect to any other Partnership property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.5(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable to the Partnership or any Limited Partner for actual fraud or willful or wanton misconduct in its capacity as a general partner of the Partnership.

“Certificate” means a certificate, in such form (including in global form if permitted by applicable rules and regulations of The Depository Trust Company or its permitted successors and assigns) as may be adopted by the General Partner, issued by the Partnership and evidencing ownership of one or more classes of Partnership Interests. The initial form of certificate approved by the General Partner for Common Units is attached as Exhibit A to this Agreement.

“Certificate of Limited Partnership” means the Amended and Restated Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Citizenship Eligibility Trigger” has the meaning given such term in Section 4.9(a)(ii).

“claim” or “claims” (for purposes of Section 7.12(g)) has the meaning given such term in Section 7.12(g).

“Closing Date” means the first date on which Common Units are sold by the Partnership to the IPO Underwriters pursuant to the provisions of the IPO Underwriting Agreement.

“Closing Price” for any day, with respect to Limited Partner Interests of a particular class, means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the last closing bid and ask prices on such day, regular way, in either case as reported on the principal National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange, the average of the high bid and low ask prices on such day in the over-the-counter market, as reported by such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and ask prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

“Code” means the U.S. Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” has the meaning given such term in Section 11.3(a).

“Commences Commercial Service” means the date upon which a Capital Improvement is first put into or commences commercial service by a Group Member following completion of construction, replacement, improvement or expansion and testing, as applicable.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Limited Partner Interest having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

“Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

“Conflicts Committee” means a committee of the Board of Directors composed of two or more directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner (other than Group Members), (c) is not a holder of any ownership interest in the General Partner or its Affiliates or the Partnership Group, other than (i) Common Units and (ii) awards that are granted to such director in his or her capacity as a director under any long-term incentive plan, equity compensation plan or similar plan implemented by the General Partner or the Partnership and (d) is determined by the Board of Directors to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading (or if no such National Securities Exchange, the New York Stock Exchange).

“Construction Debt” means debt incurred to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on such debt or (c) distributions (including incremental Incentive Distributions) on Construction Equity.

“Construction Equity” means equity issued to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on Construction Debt or (c) distributions (including incremental Incentive Distributions) on such equity. Construction Equity does not include equity issued in the Initial Public Offering.

“Construction Period” means the period beginning on the date that a Group Member enters into a binding obligation to commence a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that the Group Member abandons or disposes of such Capital Improvement.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property or other asset shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of [                    ], 2015, by and among the Partnership, the General Partner, Hess, HIP, Logistics Opco, HTGP Opco, Mentor Holdings and the other entities party thereto, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Cumulative Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum of the Common Unit Arrearages with respect to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

“Current Market Price” means, as of any date for any class of Limited Partner Interests, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

“Deferred Issuance” has the meaning given such term in Section 5.3(c).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or Section 11.2.

“Derivative Partnership Interests” means any options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative securities relating to, convertible into or exchangeable for Partnership Interests.

“Disposed of Adjusted Property” has the meaning given such term in Section 6.1(d)(xii)(B).

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Eligible Holder” means a Limited Partner whose (a) U.S. federal income tax status would not, in the determination of the General Partner, have the material adverse effect described in Section 4.9(a)(i) or (b) nationality, citizenship or other related status would not, in the determination of the General Partner, create a substantial risk of cancellation or forfeiture as described in Section 4.9(a)(ii).

“Eligibility Certificate” has the meaning given such term in Section 4.9(b).

“Estimated Incremental Quarterly Tax Amount” has the meaning given such term in Section 6.9.

“Event Issue Value” means, with respect to any Common Unit as of any date of determination, (i) in the case of a Revaluation Event that includes the issuance of Common Units pursuant to a public offering and solely for cash, the price paid for such Common Units (before deduction for any underwriters’ discounts and commissions), or (ii) in the case of any other Revaluation Event, the Closing Price of the Common Units on the date of such Revaluation Event or, if the General Partner determines that a value for the Common Unit other than such Closing Price more accurately reflects the Event Issue Value, the value determined by the General Partner.

“Event of Withdrawal” has the meaning given such term in Section 11.1(a).

“Excess Additional Book Basis” has the meaning given such term in the definition of “Additional Book Basis Derivative Items.”

“Excess Distribution” has the meaning given such term in Section 6.1(d)(iii)(A).

“Excess Distribution Unit” has the meaning given such term in Section 6.1(d)(iii)(A).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

“Expansion Capital Expenditures” means cash expenditures for Acquisitions or Capital Improvements. Expansion Capital Expenditures shall include interest (including periodic net payments under related interest rate swap agreements) and related fees paid during the Construction Period on Construction Debt. Where cash expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each.

“Final Subordinated Units” has the meaning given such term in Section 6.1(d)(x)(A).

“First Liquidation Target Amount” has the meaning given such term in Section 6.1(c)(i)(D).

“First Target Distribution” means $             per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on             , 2015, it means the product of $             multiplied by a fraction, the numerator of which is the number of days in such period and the denominator of which is 92), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.9.

“Fully Diluted Weighted Average Basis” means, when calculating the number of Outstanding Units for any period, a basis that includes (a) the weighted average number of Outstanding Units during such period plus (b) all Partnership Interests and Derivative Partnership Interests (i) that are convertible into or exercisable or exchangeable for Units or for which Units are issuable, in each case that are senior to or pari passu with the Subordinated Units, (ii) whose conversion, exercise or exchange price, if any, is less than the Current Market Price on the date of such calculation, (iii) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (iv) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Weighted Average Basis when calculating whether the Subordination Period has ended or Subordinated Units are entitled to convert into Common Units pursuant to Section 5.7, such Partnership Interests and Derivative Partnership Interests shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; provided further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (x) the number of Units issuable upon such conversion, exercise or exchange and (y) the number of Units that such consideration would purchase at the Current Market Price.

“General Partner” means GP LP, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the equity interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. For purposes of determining the Percentage Interest attributable to the General Partner at any point in time, the General Partner Interest shall be deemed to be represented by a specific number of hypothetical limited partner units, and the Percentage Interest attributable to the General Partner Interest shall equal the ratio of the number of such hypothetical limited partner units to the sum of the total number of Units and the number of hypothetical limited partner units. After giving effect to the Initial Public Offering, including any exercise of the Over-Allotment Option and the Deferred Issuance, the Percentage Interest attributable to the General Partner Interest shall be 2%, which for the purposes of this definition equates to             hypothetical limited partner units. In connection with the issuance of additional Limited Partner Interests by the Partnership as described in Section 5.2(b), (i) if the General Partner makes additional Capital Contributions as contemplated by Section 5.2(b), the number of hypothetical limited partner units represented by the General Partner Interest shall be increased as necessary to maintain the Percentage Interest attributable to the General Partner Interest at the level it was immediately prior to such issuance and (ii) if the General Partner does not make additional Capital Contributions as contemplated by Section 5.2(b), the number of hypothetical limited partner units represented by the General Partner Interest shall stay the same, which shall result in a reduction of the Percentage Interest attributable to the General Partner Interest.

“GIP” means GIP II Blue Holding Partnership, L.P., a Delaware limited partnership.

“GP LLC” means Hess Midstream Partners GP LLC, a Delaware limited liability company.

“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.

“Group” means two or more Persons that, with or through any of their respective Affiliates or Associates, have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power over or disposing of any Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any

Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, in each case, as such may be amended, supplemented or restated from time to time.

“Hedge Contract” means any exchange, swap, forward, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of a Group Member to fluctuations in interest rates, the price of hydrocarbons, basis differentials or currency exchange rates in their operations or financing activities and not for speculative purposes.

“Hess” means Hess Corporation, a Delaware corporation.

“HINDL” means Hess Investments North Dakota LLC, a Delaware limited liability company.

“HIP” means Hess Infrastructure Partners LP, a Delaware limited partnership.

“Holder” means any of the following:

(a) the General Partner who is the Record Holder of Registrable Securities;

(b) any Affiliate of the General Partner who is the Record Holder of Registrable Securities (other than natural persons who are Affiliates of the General Partner by virtue of being officers, directors or employees of the General Partner or any of its Affiliates);

(c) any Person who has been the General Partner within the prior two years and who is the Record Holder of Registrable Securities;

(d) any Person who has been an Affiliate of the General Partner within the prior two years and who is the Record Holder of Registrable Securities (other than natural persons who were Affiliates of the General Partner by virtue of being officers, directors or employees of the General Partner or any of its Affiliates); and

(e) a transferee and current Record Holder of Registrable Securities to whom the transferor of such Registrable Securities, who was a Holder at the time of such transfer, assigns its rights and obligations under this Agreement; provided such transferee agrees in writing to be bound by the terms of this Agreement and provides its name and address to the Partnership promptly upon such transfer.

“HTGP Opco” means Hess TGP Operations LP, a Delaware limited partnership.

“IDR Reset Common Units” has the meaning given such term in Section 5.11(a).

“IDR Reset Election” has the meaning given such term in Section 5.11(a).

“Incentive Distribution Right” means a Limited Partner Interest having the rights and obligations specified with respect to Incentive Distribution Rights in this Agreement (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest).

“Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Sections 6.4(a)(v), (vi) and (vii) and 6.4(b)(iii), (iv) and (v).

“Incremental Income Taxes” has the meaning given such term in Section 6.9.

“Indemnified Persons” has the meaning given such term in Section 7.12(g).

“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of (i) any Group Member, the General Partner or any Departing General Partner or (ii) any Affiliate of any Group Member, the General Partner or any Departing General Partner or any of their respective Affiliates, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any of their respective Affiliates as a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of another Person owing a fiduciary duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement because such Person’s status, service or relationship exposes such Person to potential claims, demands, actions, suits or proceedings relating to the Partnership Group’s business and affairs.

“Ineligible Holder” has the meaning given such term in Section 4.9(c).

“Initial Common Units” means the Common Units sold in the Initial Public Offering.

“Initial Limited Partners” means HINDL and GIP (with respect to the Common Units and Subordinated Units received by them pursuant to Section 5.3(a)), the General Partner (with respect to the Incentive Distribution Rights received by it pursuant to Section 5.2(a)) and the IPO Underwriters upon the issuance by the Partnership of Common Units as described in Section 5.3(b) in connection with the Initial Public Offering, in their capacity as limited partners of the Partnership.

“Initial Public Offering” means the initial offering and sale of Common Units to the public (including the offer and sale of Common Units pursuant to the Over-Allotment Option), as described in the IPO Registration Statement.

“Initial Unit Price” means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Common Units were first offered to the public for sale as set forth on the cover page of the IPO Prospectus or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) issuances of equity interests of any Group Member (including the Common Units sold to the IPO Underwriters in the Initial Public Offering) to anyone other than the Partnership Group; (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and (ii) sales or other dispositions of assets as part of normal retirements or replacements; and (d) capital contributions received by a Group Member.

“IPO Prospectus” means the final prospectus relating to the Initial Public Offering dated [                    ], 2015 and filed by the Partnership with the Commission pursuant to Rule 424 of the Securities Act on [                    ], 2015.

“IPO Registration Statement” means the Registration Statement on Form S-1 (File No. 333-198896), as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Public Offering.

“IPO Underwriter” means each Person named as an underwriter in Schedule I to the IPO Underwriting Agreement who purchases Common Units pursuant thereto.

“IPO Underwriting Agreement” means that certain Underwriting Agreement dated as of [                    ], 2015 by and among the IPO Underwriters, the Partnership, the General Partner and [            ] providing for the purchase of Common Units by the IPO Underwriters.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Limited Partner” means, unless the context otherwise requires, each Initial Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership.

“Limited Partner Interest” means an equity interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Partnership Interests or a combination thereof (but excluding Derivative Partnership Interests), and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner pursuant to the terms and provisions of this Agreement.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (d) of the third sentence of Section 12.1, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidation Gain” has the meaning set forth in the definition of Net Termination Gain.

“Liquidation Loss” has the meaning set forth in the definition of Net Termination Loss.

“Liquidator” means one or more Persons selected pursuant to Section 12.3 to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“Logistics Opco” means Hess North Dakota Export Logistics Operations LP, a Delaware limited partnership.

“Maintenance Capital Expenditure” means cash expenditures (including expenditures for the construction of new capital assets or the replacement, improvement or expansion of existing capital assets) by a Group Member made to maintain, over the long term, the operating capacity, operating income or revenue of the Partnership Group. For purposes of this definition, “long term” generally refers to a period of time greater than twelve months.

“Mentor Holdings” means Hess Mentor Storage Holdings LLC, a Delaware limited liability company.

“Merger Agreement” has the meaning given such term in Section 14.1.

“Minimum Quarterly Distribution” means $             per Unit per Quarter (or with respect to the period commencing on the Closing Date and ending on             , 2015 it means the product of $             multiplied by a fraction, the numerator of which is the number of days in such period and the denominator of which is 92), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.9.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such Contributed Property reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such Contributed Property is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any Liabilities either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5 and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5 but shall not include any items specially allocated under Section 6.1(d); provided, however, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

“Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

“Net Termination Gain” means, as applicable, (a) the sum, if positive, of all items of income, gain, loss or deduction (determined in accordance with Section 5.5) that are recognized (i) after the Liquidation Date (“Liquidation Gain”) or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group) (“Sale Gain”), or (b) the excess, if any, of the aggregate amount of Unrealized Gain over the aggregate amount of Unrealized Loss deemed recognized by the Partnership pursuant to Section 5.5(d) on the date of a Revaluation Event (“Revaluation Gain”); provided, however, the items included in the determination of Net Termination Gain shall not include any items of income, gain or loss specially allocated under Section 6.1(d); and provided, further, that Sale Gain and Revaluation Gain shall not include any items of income, gain, loss or deduction that are recognized during any portion of the taxable period during which such Sale Gain or Revaluation Gain occurs.

“Net Termination Loss” means, as applicable, (a) the sum, if negative, of all items of income, gain, loss or deduction (determined in accordance with Section 5.5) that are recognized (i) after the Liquidation Date (“Liquidation Loss”) or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group) (“Sale Loss”), or (b) the excess, if any, of the aggregate amount of Unrealized Loss over the aggregate amount of Unrealized Gain deemed recognized by the Partnership pursuant to Section 5.5(d) on the date of a Revaluation Event(“Revaluation Loss”); provided, however, items included in the determination of Net Termination Loss shall not include any items of income, gain or loss specially allocated under Section 6.1(d); and provided, further, that Sale Loss and Revaluation Loss shall not include any items of income, gain, loss or deduction that are recognized during any portion of the taxable period during which such Sale Loss or Revaluation Loss occurs.

“Noncompensatory Option” has the meaning set forth in Treasury Regulation Section 1.721-2(f).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice” means a written request from a Holder pursuant to Section 7.12 which shall (a) specify the Registrable Securities intended to be registered, offered and sold by such Holder, (b) describe the nature or method of the proposed offer and sale of Registrable Securities, and (c) contain the undertaking of such Holder to provide all such information and materials and take all action as may be required or appropriate in order to permit the Partnership to comply with all applicable requirements and obligations in connection with the registration and disposition of such Registrable Securities pursuant to Section 7.12.

“Notice of Election to Purchase” has the meaning given such term in Section 15.1(b).

“Omnibus Agreement” means that certain Omnibus Agreement, dated as of [                    ], 2015, by and among Hess, the Partnership, the General Partner, GP LLC, HIP, Hess Infrastructure Partners GP LLC, a Delaware limited liability company, HTGP Opco, Logistics Opco, Hess TGP GP LLC, a Delaware limited liability company, and Hess North Dakota Export Logistics GP LLC, a Delaware limited liability company, as such agreement may be amended, supplemented or restated from time to time.

“Operational Services Agreement” means that certain Operational Services Agreement, dated as of [                    ], 2015, by and among Hess, the General Partner and GP LLC, as such agreement may be amended, supplemented or restated from time to time.

“Operating Expenditures” means all Partnership Group cash expenditures (or the Partnership’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, compensation of employees, officers and directors of the General Partner, reimbursement of expenses of the General Partner and its Affiliates, debt service payments, Maintenance Capital Expenditures, repayment of Working Capital Borrowings and payments made in the ordinary course of business under any Hedge Contracts, subject to the following:

(a) repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of “Operating Surplus” shall not constitute Operating Expenditures when actually repaid;

(b) payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures;

(c) Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (iii) distributions to Partners, (iv) repurchases of Partnership Interests, other than repurchases of Partnership Interests by the Partnership to satisfy obligations under employee benefit plans or reimbursement of expenses of the General Partner for purchases of Partnership Interests by the General Partner to satisfy obligations under employee benefit plans, or (v) any other expenditures or payments using the proceeds of the Initial Public Offering as described under “Use of Proceeds” in the IPO Registration Statement; and

(d) (i) amounts paid in connection with the initial purchase of a Hedge Contract shall be amortized over the life of such Hedge Contract and (ii) payments made in connection with the termination of any Hedge Contract prior to the expiration of its scheduled settlement or termination date shall be included in equal quarterly installments over the remaining scheduled life of such Hedge Contract.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(a) the sum of (i) $             million, (ii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions and the termination of Hedge Contracts (provided that cash receipts from the termination of a Hedge Contract prior to its scheduled settlement or termination date shall be included in Operating Surplus in equal quarterly installments over the remaining scheduled life of such Hedge Contract), (iii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings and (iv) the amount of cash distributions from Operating Surplus paid during the Construction Period (including incremental Incentive Distributions) on Construction Equity, less

(b) the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period, (ii) the amount of cash reserves (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the General Partner to provide funds for future Operating Expenditures, and (iii) all Working Capital Borrowings not repaid within twelve months after having been incurred, or repaid within such 12-month period with the proceeds of additional Working Capital Borrowings; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner or to such other person selecting such counsel or obtaining such opinion.

“Option Closing Date” means the date or dates on which any Common Units are sold by the Partnership to the IPO Underwriters upon exercise of the Over-Allotment Option.

“Organizational Limited Partner” means Midstream Holdings in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership Register as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Interests of any class, all Partnership Interests owned by or for the benefit of such Person or Group shall not be entitled to be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class directly or indirectly from a Person or Group described in clause (i), provided that, upon or prior to such acquisition, the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership with the prior approval of the Board of Directors; provided, further, however that Restricted Common Units shall not be treated as Outstanding for purposes of Section 6.1.

“Over-Allotment Option” means the option to purchase additional Common Units granted to the IPO Underwriters by the Partnership pursuant to the IPO Underwriting Agreement.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means Hess Midstream Partners LP, a Delaware limited partnership.

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Partnership Interest” means any equity interest, including any class or series of equity interest, in the Partnership, which shall include any Limited Partner Interests and the General Partner Interest but shall exclude any Derivative Partnership Interests.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Partnership Register” means a register maintained on behalf of the Partnership by the General Partner, or, if the General Partner so determines, by the Transfer Agent as part of the Transfer Agent’s books and transfer records, with respect to each class of Partnership Interests in which all Record Holders and transfers of such class of Partnership Interests are registered or otherwise recorded.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

“Percentage Interest” means, as of any date of determination, (a) as to the General Partner, the Percentage Interest attributable to the General Partner as determined pursuant to the definition of “General Partner Interest” above and (b) as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the Percentage Interest attributable to the General Partner Interest and the percentage applicable to clause (c) below by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder by (B) the total number of Outstanding Units and (c) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.6, the percentage calculated in accordance with the method established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Plan of Conversion” has the meaning given such term in Section 14.1.

“Privately Placed Units” means any Common Units issued for cash or property other than pursuant to a public offering.

“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests, (c) when used with respect to holders of Incentive Distribution Rights, apportioned among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder, and (d) when used with respect to Holders who have requested to include Registrable Securities in a Registration Statement pursuant to Section 7.12(a) or 7.12(b), apportioned among all such Holders in accordance with the relative number of Registrable Securities held by each such holder and included in the Notice relating to such request.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership in which the Closing Date occurs, the portion of such fiscal quarter after the Closing Date.

“Rate Eligibility Trigger” has the meaning given such term in Section 4.9(a)(i).

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to receive notice of, or entitled to exercise rights in respect of, any lawful action of Limited Partners (including voting) or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) with respect to any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the Partnership’s close of business on a particular Business Day or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered in the Partnership Register as of the Partnership’s close of business on a particular Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9.

“Registrable Security” means any Partnership Interest other than the General Partner Interest; provided, however, that any Registrable Security shall cease to be a Registrable Security: (a) at the time a Registration Statement covering such Registrable Security is declared effective by the Commission or otherwise becomes effective under the Securities Act, and such Registrable Security has been sold or disposed of pursuant to such Registration Statement; (b) at the time such Registrable Security may be disposed of pursuant to Rule 144 (or any successor or similar rule or regulation under the Securities Act); (c) when such Registrable Security is held by a Group Member; and (d) at the time such Registrable Security has been sold in a private transaction in which the transferor’s rights under Section 7.12 of this Agreement have not been assigned to the transferee of such securities.

“Registration Rights Agreement” means that certain Registration Rights Agreement of even date herewith among the Partnership, the General Partner and the other parties thereto.

“Registration Statement” has the meaning given such term in Section 7.12(a) of this Agreement.

“Remaining Net Positive Adjustments” means, as of the end of any taxable period, (a) with respect to the Unitholders holding Common Units or Subordinated Units, the excess of (i) the Net Positive Adjustments of the Unitholders holding Common Units or Subordinated Units as of the end of such period over (ii) the sum of those Unitholders’ Share of Additional Book Basis Derivative Items for each prior taxable period, (b) with respect to the General Partner (as holder of the General Partner Interest), the excess of (i) the Net Positive Adjustments of the General Partner as of the end of such period over (ii) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the General Partner Interest for each prior taxable period, and (c) with respect to the holders of Incentive Distribution Rights, the excess of (i) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (ii) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).

“Reset MQD” has the meaning given such term in Section 5.11(e).

“Reset Notice” has the meaning given such term in Section 5.11(b).

“Restricted Common Unit” means a Common Unit that was granted to the holder thereof in connection with such holder’s performance of services for the Partnership and (i) that remains subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code and (ii) with respect to which no election was made pursuant to Section 83(b) of the Code. As set forth in the final proviso in the definition of “Outstanding,” Restricted Common Units are not treated as Outstanding for purposes of Section 6.1. Upon the lapse of the “substantial risk of forfeiture” with respect to a Restricted Common Unit, for U.S. federal income tax purposes such Common Unit will be treated as having been newly issued in consideration for the performance of services and will thereafter be considered to be Outstanding for purposes of Section 6.1.

“Revaluation Event” means an event that results in adjustment of the Carrying Value of each Partnership property pursuant to Section 5.5(d).

“Revaluation Gain” has the meaning set forth in the definition of Net Termination Gain.

“Revaluation Loss” has the meaning set forth in the definition of Net Termination Loss.

“Sale Gain” has the meaning set forth in the definition of Net Termination Gain.

“Sale Loss” has the meaning set forth in the definition of Net Termination Loss.

“Second Liquidation Target Amount” has the meaning given such term in Section 6.1(c)(i)(E).

“Second Target Distribution” means $             per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on             , 2015 it means the product of $             multiplied by a fraction, the numerator of which is equal to the number of days in such period and the denominator of which is 92), subject to adjustment in accordance with Section 5.11, Section 6.6 and Section 6.9.

“Secondment Agreement” means that certain Employee Secondment Agreement, dated as of [            ], 2015 by and among the General Partner, GP LLC, Hess Trading Corporation, a Delaware corporation, and Hess, as such agreement may be amended, supplemented or restated from time to time.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to the procedures in Section 7.12 of this Agreement.

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (a) with respect to the Unitholders holding Common Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such taxable period bear to the Aggregate Remaining Net Positive Adjustments as of that time, (b) with respect to the General Partner (as holder of the General Partner Interest), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such taxable period bear to the Aggregate Remaining Net Positive Adjustment as of that time, and (c) with respect to the Partners holding Incentive Distribution

Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such taxable period bear to the Aggregate Remaining Net Positive Adjustments as of that time.

“Special Approval” means approval by a majority of the members of the Conflicts Committee acting in good faith.

“Subordinated Unit” means a Limited Partner Interest having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term “Subordinated Unit” does not include a Common Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“Subordination Period” means the period commencing on the Closing Date and expiring on the first to occur of the following dates:

(a) the first Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter beginning with the Quarter ending             , 2018 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units and Subordinated Units, the General Partner Interest and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units and Subordinated Units, the General Partner Interest and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case in respect of such periods and (B) the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units, the General Partner Interest and any other Units that are senior or equal in right of distribution to the Subordinated Units, in each case that were Outstanding during such periods on a Fully Diluted Weighted Average Basis, and (ii) there are no Cumulative Common Unit Arrearages; or

(b) the first Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter beginning with the Quarter ending             , 2016 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units and Subordinated Units, the General Partner Interest and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case with respect to the four-Quarter period immediately preceding such date equaled or exceeded 150% of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units, the General Partner Interest and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case in respect of such period, and (B) the Adjusted Operating Surplus for the four-Quarter period immediately preceding such date equaled or exceeded 150% of the sum of the Minimum Quarterly Distribution on all of the Common Units and Subordinated Units, the General Partner Interest and any other Units that are senior or equal in right of distribution to the Subordinated Units, in each case that were Outstanding during such period on a Fully Diluted Weighted Average Basis, plus the corresponding Incentive Distributions and (ii) there are no Cumulative Common Unit Arrearages.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the general partner interests of such partnership is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surviving Business Entity” has the meaning given such term in Section 14.2(b).

“Target Distributions” means, collectively, the First Target Distribution, Second Target Distribution and Third Target Distribution.

“Third Target Distribution” means $             per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on             , 2015, it means the product of $             multiplied by a fraction, the numerator of which is equal to the number of days in such period and the denominator of which is 92), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.9.

“Trading Day” means a day on which the principal National Securities Exchange on which the referenced Partnership Interests of any class are listed or admitted for trading is open for the transaction of business or, if such Partnership Interests are not listed or admitted for trading on any National Securities Exchange, a day on which banking institutions in New York City are not legally required to be closed.

“Transaction Documents” has the meaning given such term in Section 7.1(b).

“transfer” has the meaning given such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the General Partner to act as registrar and transfer agent for any class of Partnership Interests in accordance with the Exchange Act and the rules of the National Securities Exchange on which such Partnership Interests are listed or admitted to trading (if any); provided, however, that, if no such Person is appointed as registrar and transfer agent for any class of Partnership Interests, the General Partner shall act as registrar and transfer agent for such class of Partnership Interests.

“Treasury Regulation” means the United States Treasury regulations promulgated under the Code.

“Underwritten Offering” means (a) an offering pursuant to a Registration Statement in which Partnership Interests are sold to an underwriter on a firm commitment basis for reoffering to the public (other than the Initial Public Offering), (b) an offering of Partnership Interests pursuant to a Registration Statement that is a “bought deal” with one or more investment banks, and (c) an “at-the-market” offering pursuant to a Registration Statement in which Partnership Interests are sold to the public through one or more investment banks or managers on a best efforts basis.

“Unit” means a Partnership Interest that is designated by the General Partner as a “Unit” and shall include Common Units and Subordinated Units but shall not include (i) hypothetical limited partner units representing the General Partner Interest or (ii) Incentive Distribution Rights.

“Unit Majority” means (i) during the Subordination Period, at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), voting as a class, and at least a majority of the Outstanding Subordinated Units, voting as a class, and (ii) after the end of the Subordination Period, at least a majority of the Outstanding Common Units.

“Unitholders” means the Record Holders of Units.

“Unpaid MQD” has the meaning given such term in Section 6.1(c)(i)(B).

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

“Unrecovered Initial Unit Price” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an “Unrestricted Person” for purposes of this Agreement from time to time.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Withdrawal Opinion of Counsel” has the meaning given such term in Section 11.1(b).

“Working Capital Borrowings” means borrowings incurred pursuant to a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to the Partners; provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months from the date of such borrowings other than from additional Working Capital Borrowings.

Section 1.2 Construction.    Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The General Partner has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. To the fullest extent permitted by law, any construction or interpretation of this Agreement by the General Partner and any action taken pursuant thereto and any determination made by the General Partner in good faith shall, in each case, be conclusive and binding on all Record Holders, each other Person or Group who acquires an interest in a Partnership Interest and all other Persons for all purposes.

ARTICLE II

ORGANIZATION

Section 2.1 Formation.    GP LLC, as the initial general partner, and Hess, as the initial limited partner, previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. On [            ], 2015, GP LLC, the General Partner, as the substitute general partner, and the Organizational Limited Partner, as a limited partner of the Partnership, amended and restated the original agreement of limited partnership of Hess Midstream Partners LP in its entirety. The General Partner and the Organizational Limited Partner hereby amend and restate the existing First Amended and Restated Agreement of Limited Partnership of Hess Midstream Partners LP in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

Section 2.2 Name.    The name of the Partnership shall be “Hess Midstream Partners LP.” Subject to applicable law, the Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “LP,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices.    Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 1501 McKinney Street, Houston, Texas 77010, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 1501 McKinney Street, Houston, Texas 77010, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4 Purpose and Business.    The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate in furtherance of the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve the conduct by the Partnership of any business and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to propose or approve the conduct by the Partnership of any business shall be permitted to do so in its sole and absolute discretion.

Section 2.5 Powers.    The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6 Term.    The term of the Partnership commenced upon the filing of the original certificate of limited partnership of the Partnership in accordance with the Delaware Act and shall continue until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.7 Title to Partnership Assets.    Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership’s designated Affiliates as soon as reasonably practicable; provided further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to any successor General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1 Limitation of Liability.    The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2 Management of Business.    No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. No action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) nor shall any such action affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3 Rights of Limited Partners.

(a) Each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand, and at such Limited Partner’s own expense:

(i) to obtain from the General Partner either (A) the Partnership’s most recent filings with the Commission on Form 10-K and any subsequent filings on Form 10-Q or Form 8-K or (B) if the Partnership is no longer subject to the reporting requirements of the Exchange Act, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act (or any successor rule or regulation under the Securities Act); provided that the foregoing materials shall be deemed to be available to a Limited Partner in satisfaction of the requirements of this Section 3.3(a)(i) if posted on or accessible through the Partnership’s or the Commission’s website;

(ii) to obtain a current list of the name and last known business, residence or mailing address of each Partner; and

(iii) to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto.

(b) To the fullest extent permitted by law, the rights to information granted the Limited Partners pursuant to Section 3.3(a) replace in their entirety any rights to information provided for in Section 17-305(a) of the Delaware Act and each of the Limited Partners, each other Person or Group who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have any rights as Limited Partners, interest holders or otherwise to receive any information either pursuant to Sections 17-305(a) of the Delaware Act or otherwise except for the information identified in Section 3.3(a).

(c) The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.3).

(d) Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Limited Partners, each other Person or Group who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person or Group.

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP

INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1 Certificates.    Record Holders of Partnership Interests and, where appropriate, Derivative Partnership Interests, shall be recorded in the Partnership Register and ownership of such interests shall be evidenced by a physical certificate or book entry notation in the Partnership Register. Notwithstanding anything to the contrary in this Agreement, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by physical certificates. Certificates, if any, shall be executed on behalf of the Partnership by the Chief Executive Officer, President, Chief Financial Officer or any Senior Vice President or Vice President and the Secretary, any Assistant Secretary, or other authorized officer of the General Partner, and shall bear the legend set forth in Section 4.8(f). The signatures of such officers upon a Certificate may, to the extent permitted by law, be facsimiles. In case any officer who has signed or whose signature has been placed upon such Certificate shall have ceased to be such officer before such Certificate is issued, it may be issued by the Partnership with the same effect as if he or she were such officer at the date of its issuance. If a Transfer Agent has been appointed for a class of Partnership Interests, no Certificate for such class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that, if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(b) and Section 6.7(c), if Common Units are evidenced by Certificates, on or after the date on which Subordinated Units are converted into Common Units pursuant to the terms of Section 5.7, the Record Holders of such Subordinated Units (a) if the Subordinated Units are evidenced by Certificates, may exchange such Certificates for Certificates evidencing the Common Units into which such Record Holder’s Subordinated Units converted, or (b) if the Subordinated Units are not evidenced by Certificates, shall be issued Certificates evidencing the Common Units into which such Record Holders’ Subordinated Units converted. With respect to any Partnership Interests that are represented by physical certificates, the General Partner may determine that such Partnership Interests will no longer be represented by physical certificates and may, upon written notice to the holders of such Partnership Interests and subject to applicable law, take whatever actions it deems necessary or appropriate to cause such Partnership Interests to be registered in book entry or global form and may cause such physical certificates to be cancelled or deemed cancelled.

Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.

(b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued, if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the General Partner or the Transfer Agent.

If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, to the fullest extent permitted by law, such Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c) As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3 Record Holders.

The names and addresses of Unitholders as they appear in the Partnership Register shall be the official list of Record Holders of the Partnership Interests for all purposes. The Partnership and the General Partner shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person or Group, regardless of whether the Partnership or the General Partner shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person or Group in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Person on the other hand, such representative Person shall be the Limited Partner with respect to such Partnership Interest upon becoming the Record Holder in accordance with Section 10.1(b) and have the rights and obligations of a Limited Partner hereunder as and to the extent provided herein, including Section 10.1(c).

Section 4.4 Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns all or any part of its General Partner Interest to another Person and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns all or a part of such Limited Partner Interest to another Person who is or becomes a Limited Partner as a result thereof, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void, and the Partnership shall have no obligation to effect any such transfer or purported transfer.

(c) Nothing contained in this Agreement shall be construed to prevent or limit a disposition by any stockholder, member, partner or other owner of the General Partner or any Limited Partner of any or all of such Person’s shares of stock, membership interests, partnership interests or other ownership interests in the General Partner or such Limited Partner and the term “transfer” shall not include any such disposition.

Section 4.5 Registration and Transfer of Limited Partner Interests.

(a) The General Partner shall maintain, or cause to be maintained by the Transfer Agent in whole or in part, the Partnership Register on behalf of the Partnership.

(b) The General Partner shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are duly endorsed and surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, however, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of this Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests for which a Transfer Agent has been appointed, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered. Upon the proper surrender of a Certificate, such transfer shall be recorded in the Partnership Register.

(c) Upon the receipt by the General Partner of a duly endorsed Certificate or, in the case of uncertificated Limited Partner Interests for which a Transfer Agent has been appointed, the Transfer Agent of proper transfer instructions from the Record Holder of uncertificated Limited Partner Interests, such transfer shall be recorded in the Partnership Register.

(d) By acceptance of any Limited Partner Interests pursuant to a transfer in accordance with this Article IV, each transferee of a Limited Partner Interest (including any nominee, agent or representative acquiring such Limited Partner Interests for the account of another Person or Group) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the Partnership Register and such Person becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(e) Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.8, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

(f) The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units and Common Units (whether issued upon conversion of the Subordinated Units or otherwise) to one or more Persons.

Section 4.6 Transfer of the General Partner’s General Partner Interest.

(a) Subject to Section 4.6(c) below, prior to                     , 2025, the General Partner shall not transfer all or any part of its General Partner Interest to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other Person or the transfer by the General Partner of all or substantially all of its assets to such other Person.

(b) Subject to Section 4.6(c) below, on or after                     , 2025, the General Partner may transfer all or any part of its General Partner Interest without the approval of any Limited Partner or any other Person.

(c) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest owned by the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7 Transfer of Incentive Distribution Rights.    The General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without the approval of any Limited Partner or any other Person.

Section 4.8 Restrictions on Transfers.

(a) Except as provided in Section 4.8(e), notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed). The Partnership may issue stop transfer instructions to any Transfer Agent in order to implement any restriction on transfer contemplated by this Agreement.

(b) The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to (i) avoid a significant risk of the

Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed) or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c) The transfer of an IDR Reset Common Unit that was issued in connection with an IDR Reset Election pursuant to Section 5.11 shall be subject to the restrictions imposed by Section 6.8(b) and Section 6.8(c).

(d) The transfer of a Subordinated Unit or a Common Unit resulting from the conversion of a Subordinated Unit shall be subject to the restrictions imposed by Section 6.7(b) and Section 6.7(c).

(e) Nothing in this Agreement shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

(f) Each certificate or book entry evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF HESS MIDSTREAM PARTNERS LP THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF HESS MIDSTREAM PARTNERS LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE HESS MIDSTREAM PARTNERS LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). THE GENERAL PARTNER OF HESS MIDSTREAM PARTNERS LP MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO (A) AVOID A SIGNIFICANT RISK OF HESS MIDSTREAM PARTNERS LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED) OR (B) PRESERVE THE UNIFORMITY OF THE LIMITED PARTNER INTERESTS IN HESS MIDSTREAM PARTNERS LP (OR ANY CLASS OR CLASSES THEREOF). THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL EXECUTIVE OFFICES OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

Section 4.9 Eligibility Certificates; Ineligible Holders.

(a) If at any time the General Partner determines, with the advice of counsel, that:

(i) the U.S. federal income tax status (or lack of proof of the U.S. federal income tax status) of one or more Limited Partners or their owners has or is reasonably likely to have a material adverse effect on the rates that can be charged to customers by any Group Member with respect to assets that are subject to regulation by the Federal Energy Regulatory Commission or similar regulatory body (a “Rate Eligibility Trigger”); or

(ii) any Group Member is subject to any federal, state or local law or regulation that would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of one or more Limited Partners or their owners (a “Citizenship Eligibility Trigger”);

then, the General Partner, without the approval of any Limited Partner, may adopt such amendments to this Agreement as it determines to be necessary or appropriate to (A) in the case of a Rate Eligibility Trigger, obtain such proof of the U.S. federal income tax status of such Limited Partners and, to the extent relevant, their owners, as the General Partner determines to be necessary or appropriate to reduce the risk of the occurrence of a material adverse effect on the rates that can be charged to customers by any Group Member or (B) in the case of a Citizenship Eligibility Trigger, obtain such proof of the nationality, citizenship or other related status of such Limited Partners and, to the extent relevant, their owners, as the General Partner determines to be necessary or appropriate to eliminate or mitigate the risk of cancellation or forfeiture of any properties or interests therein of a Group Member.

(b) Amendments adopted pursuant to this Section 4.9 may include provisions requiring all Limited Partners to certify as to their (and their owners’) status as Eligible Holders upon demand and on a regular basis, as determined by the General Partner, and may require transferees of Units to so certify prior to being admitted to the Partnership as Limited Partners (any such required certificate, an “Eligibility Certificate”).

(c) Amendments adopted pursuant to this Section 4.9 may provide that (i) any Limited Partner who fails to furnish to the General Partner, within a reasonable period, requested proof of its (and its owners’) status as an Eligible Holder or (ii) if upon receipt of such Eligibility Certificate or other requested information the General Partner determines that a Limited Partner is not an Eligible Holder (an “Ineligible Holder”), the Limited Partner Interests owned by such Limited Partner shall be subject to redemption. In addition, the General Partner shall be substituted and treated as the owner of all Limited Partner Interests owned by an Ineligible Holder.

(d) If the General Partner adopts amendments pursuant to this Section 4.9 providing for the redemption of Limited Partner Interests, the aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(e) The General Partner shall, in exercising, or abstaining from exercising, voting rights in respect of Limited Partner Interests held by it on behalf of Ineligible Holders, distribute the votes or abstentions in the same manner and in the same ratios as the votes of Limited Partners (including the

General Partner and its Affiliates) in respect of Limited Partner Interests other than those of Ineligible Holders are distributed, either casting votes for or against or abstaining as to the matter.

(f) Upon dissolution of the Partnership, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Holder’s share of any distribution in kind. Such payment and assignment shall be treated for purposes hereof as a purchase by the Partnership from the Ineligible Holder of its Limited Partner Interests (representing the right to receive its share of such distribution in kind).

(g) At any time after an Ineligible Holder can and does certify that it has become an Eligible Holder, such Ineligible Holder may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Ineligible Holder not redeemed, such Ineligible Holder be admitted as a Limited Partner, and upon approval of the General Partner, such Ineligible Holder shall be admitted as a Limited Partner and shall no longer constitute an Ineligible Holder, and the General Partner shall cease to be deemed to be the owner in respect of such Ineligible Holder’s Limited Partner Interests.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1 Organizational Contributions.

(a) In connection with the formation of the Partnership under the Delaware Act, (i) GP LLC made an initial Capital Contribution to the Partnership in the amount of $10,000.00 in exchange for a 50% General Partner Interest in the Partnership and was admitted as the general partner of the Partnership, and (ii) Hess made an initial Capital Contribution to the Partnership in the amount of $10,000.00 in exchange for a 50% Limited Partner Interest in the Partnership and was admitted as a limited partner of the Partnership. As of June 22, 2015, Hess transferred its 50% Limited Partner Interest in the Partnership to HIP, and HIP was admitted as a limited partner of the Partnership, and Hess ceased to be a limited partner of the Partnership. On July 9, 2015, HIP contributed an amount equal to $300,000.00 to the Partnership, and GP LLC contributed an amount equal to $400,000.00 to the Partnership.

(b) On July [            ], 2015, (i) HIP transferred its 50% Limited Partner Interest to GP LP, GP LP was admitted to the Partnership as a limited partner of the Partnership and HIP ceased to be a limited partner of the Partnership, and (ii) pursuant to the First Amended and Restated Agreement of Limited Partnership of the Partnership, (A) GP LP exchanged the 50% Limited Partner Interest for a [    ]% General Partner Interest in the Partnership and was admitted as a general partner of the Partnership and ceased to be a limited partner of the Partnership and (B) simultaneously with the transaction described at clause (A), GP LLC exchanged its 50% general partner interest in the Partnership for a [    ]% limited partner interest in the Partnership, was admitted as a limited partner of the Partnership and ceased to be a general partner of the Partnership, and the Partnership was continued without dissolution. On [            ], 2015, pursuant to the First Amended and Restated Agreement of Limited Partnership of the Partnership, GP LLC distributed the [    ]% limited partner interest in the Partnership to the Organizational Limited Partner, the Organizational Limited Partner was admitted to the Partnership as a limited partner and GP LLC ceased to be a limited partner of the Partnership, and the Partnership was continued without dissolution.

(c) As of the Closing Date, pursuant to the Contribution Agreement, following the admission of one or more Limited Partners (other than the General Partner), the interest of the Organizational

Limited Partner shall be redeemed in exchange for an amount equal to $[            ]. One hundred percent of any interest or other profit that may have resulted from the investment or other use of the Capital Contributions referenced in Section 5.1(a) shall be allocated and distributed to the Organizational Limited Partner.

Section 5.2 Contributions by the General Partner.

(a) On the Closing Date and pursuant to the Contribution Agreement, the General Partner is contributing to the Partnership, as a Capital Contribution, the Contributed Interests (as defined in the Contribution Agreement) in exchange for (i) the General Partner Interest, subject to all of the rights, privileges and duties of the General Partner under this Agreement, and (ii) the Incentive Distribution Rights.

(b) Upon the issuance of any additional Limited Partner Interests by the Partnership (other than (i) the Common Units issued pursuant to the Initial Public Offering, (ii) the Incentive Distribution Rights issued pursuant to Section 5.2(a), (iii) the Common Units and Subordinated Units issued pursuant to Section 5.3(a) (including any Common Units issued pursuant to the Deferred Issuance), (iv) any Common Units issued pursuant to Section 5.11, (v) any Common Units issued pursuant to Section 5.3(c), and (vi) any Common Units issued upon the conversion of any Partnership Interests), the General Partner may, in order to maintain the Percentage Interest with respect to its General Partner Interest, make additional Capital Contributions in an amount equal to the product obtained by multiplying (A) the quotient determined by dividing (x) the Percentage Interest with respect to the General Partner Interests immediately prior to the issuance of such additional Limited Partner Interests by the Partnership by (y) 100% less the Percentage Interest with respect to the General Partner Interest immediately prior to the issuance of such additional Limited Partner Interests by the Partnership times (B) the gross amount contributed to the Partnership by the Limited Partners (before deduction of underwriters’ discounts and commissions) in exchange for such additional Limited Partner Interests.

Section 5.3 Contributions by Limited Partners.

(a) On the Closing Date, pursuant to and as described in the Contribution Agreement: (i) HIP is contributing to the Partnership, as a Capital Contribution, all of its limited liability company interests in Hess TGP GP LLC, Hess North Dakota Export Logistics GP LLC and Mentor Holdings in exchange for the right to receive (A) [        ] Common Units, (B) [        ] Subordinated Units, (C) the Deferred Issuance upon the earlier to occur of (1) the expiration of the Over-Allotment Option and (2) the exercise in full of the Over-Allotment Option and (D) a cash distribution in the amount of $[            ] million; and (ii) HIP instructed the Partnership to issue, and the Partnership shall issue, such Common Units, Subordinated Units and Deferred Issuance, if any, 50% directly to HINDL and 50% directly to GIP.

(b) On the Closing Date and pursuant to the IPO Underwriting Agreement, each IPO Underwriter shall contribute cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each IPO Underwriter, all as set forth in the IPO Underwriting Agreement.

(c) Upon each exercise, if any, of the Over-Allotment Option, each IPO Underwriter shall contribute cash to the Partnership on the applicable Option Closing Date in exchange for the issuance by the Partnership of Common Units to each IPO Underwriter, all as set forth in the IPO Underwriting Agreement. Any Common Units subject to the Over-Allotment Option that are not purchased by the IPO Underwriters pursuant to the Over-Allotment Option, if any (the “Deferred Issuance”), shall be issued 50% directly to HINDL and 50% directly to GIP at the expiration of the Over-Allotment Option period for no additional consideration, all as set forth in the Contribution Agreement. Notwithstanding any other provision of this Agreement, but subject to the last sentence of Section 6.3(a), the Partnership is hereby authorized to distribute to HIP any net cash proceeds from the sale of Option Units (as defined in the Contribution Agreement) upon the exercise of the Over-Allotment Option in accordance with the Contribution Agreement.

(d) No Limited Partner Interests will be issued or issuable as of or at the Closing Date other than (i) the Common Units and Subordinated Units issued to HINDL and GIP pursuant to subparagraphs (a) and (c), as applicable, of this Section 5.3, (ii) the Common Units issued to the IPO Underwriters as described in subparagraphs (b) and (c), as applicable, of this Section 5.3 and (iii) the Incentive Distribution Rights issued to the General Partner pursuant to Section 5.2(a).

(e) Except for the Capital Contributions made or to be made pursuant to Section 5.3(a) through Section 5.3(c) and for Capital Contributions required to be made by or on behalf of a Person acquiring Partnership Interests or Derivative Partnership Interests in connection with future issuances in accordance with Section 5.6, no Limited Partner will be required to make any additional Capital Contribution to the Partnership pursuant to this Agreement.

Section 5.4 Interest and Withdrawal.

No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution and liquidation of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.5 Capital Accounts.

(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee, agent or representative in any case in which the nominee, agent or representative has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made by the Partner with respect to such Partnership Interest and (ii) all items of Partnership income and gain computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made to the Partner with respect to such Partnership Interest, provided that the Capital Account of a Partner shall not be reduced by the amount of any distributions made with respect to Restricted Common Units held by such Partner, and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i) Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement or governing, organizational or similar document) of all property owned by (A) any other Group Member that is classified as a partnership for U.S. federal income tax purposes and (B) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for U.S. federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

(ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii) The computation of all items of income, gain, loss and deduction shall be made (x) except as otherwise provided in this Agreement and Treasury Regulation Section 1.704-1(b)(2)(iv)(m), without regard to any election under Section 754 of the Code that may be made by the Partnership, and (y) as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes.

(iv) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(v) In the event the Carrying Value of Partnership property is adjusted pursuant to Section 5.5(d), any Unrealized Gain resulting from such adjustment shall be treated as an item of gain and any Unrealized Loss resulting from such adjustment shall be treated as an item of loss.

(vi) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the property’s Carrying Value as of such date.

(vii) Any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property or Adjusted Property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d) as if the adjusted basis of such property were equal to the Carrying Value of such property.

(viii) The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to the Carrying Values of Partnership property. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

(c) (i) Except as otherwise provided in this Section 5.5(c), a transferee of a Partnership Interest shall succeed to a Pro Rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(ii) Subject to Section 6.7(b), immediately prior to the transfer of a Subordinated Unit or a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 by a holder thereof (in each case, other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to such transferred Units will (A) first, be allocated to the Units to be transferred in an amount equal to the product of (x) the number of such Units to be transferred and (y) the Per Unit Capital Amount for an Initial Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Subordinated Units or retained converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) above, and the transferee’s Capital Account established with respect to the transferred Units will have a balance equal to the amount allocated under clause (A) above.

(iii) Subject to Section 6.8(b), immediately prior to the transfer of an IDR Reset Common Unit by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(iii) apply), the Capital Account maintained for such Person with respect to its IDR Reset Common Units will (A) first, be allocated to the IDR Reset Common Units to be transferred in an amount equal to the product of (x) the number of such IDR Reset Common Units to be transferred and (y) the Per Unit Capital Amount for an Initial Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any IDR Reset Common Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained IDR Reset Common Units, if any, will have a balance equal to the amount allocated under clause (B) above, and the transferee’s Capital Account established with respect to the transferred IDR Reset Common Units will have a balance equal to the amount allocated under clause (A) above.

(d) (i) Consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(h)(2), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of a Noncompensatory Option, the issuance of Partnership Interests as consideration for the provision of services (including upon the lapse of a “substantial risk of forfeiture” with respect to a Restricted Common Unit), the issuance of IDR Reset Common Units pursuant to Section 5.11, or the conversion of the Combined Interest to Common Units pursuant to Section 11.3(b), the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property; provided, however, that in the event of the issuance of a Partnership Interest pursuant to the exercise of a Noncompensatory Option where the right to share in Partnership capital represented by such Partnership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Partnership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); provided further, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or, in the case of a Revaluation Event resulting from the exercise of a Noncompensatory Option, immediately after the issuance of the Partnership Interest acquired pursuant to the exercise of such Noncompensatory Option) shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may first determine an aggregate value for the assets of the Partnership that takes into account the current trading price of the Common Units, the fair market value of all other Partnership Interests at such time and the value of Partnership Liabilities. The General Partner may allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate). Absent a contrary determination by the General Partner, the aggregate fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a Revaluation Event shall be the value that would result in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value.

(ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of a distribution other than one made pursuant to Section 12.4, be determined in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

Section 5.6 Issuances of Additional Partnership Interests and Derivative Partnership Interests

(a) The Partnership may issue additional Partnership Interests and Derivative Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b) Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest; (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by Certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

(c) The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and Derivative Partnership Interests pursuant to Section 5.3 or this Section 5.6, including Common Units issued in connection with the Deferred Issuance, (ii) the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) the issuance of Common Units pursuant to Section 5.11, (iv) reflecting admission of such additional Limited Partners in the Partnership Register as the Record Holders of such Limited Partner Interests and (v) all additional issuances of Partnership Interests and Derivative Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests or Derivative Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or Derivative Partnership Interests or in connection with the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.

(d) No fractional Units shall be issued by the Partnership.

Section 5.7 Conversion of Subordinated Units.

(a) All of the Subordinated Units shall convert into Common Units on a one-for-one basis on the expiration of the Subordination Period.

(b) A Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section 6.7.

Section 5.8 Limited Preemptive Right. Except as provided in this Section 5.8 and in Section 5.2 and Section 5.11 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created. Other than with respect to the issuance of Partnership Interests in connection with the Initial Public Offering, the General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests.

Section 5.9 Splits and Combinations.

(a) Subject to Section 5.9(e), Section 6.6 and Section 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units (including the number of Subordinated Units that may convert prior to the end of the Subordination Period) are proportionately adjusted.

(b) Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice (or such shorter periods as required by applicable law). The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) If a Pro Rata distribution of Partnership Interests, or a subdivision or combination of Partnership Interests, is made as contemplated in this Section 5.9, the number of hypothetical limited partner units representing the General Partner Interest constituting the Percentage Interest of the General Partner (as determined immediately prior to the Record Date for such distribution, subdivision or combination) shall be appropriately adjusted as of the date of payment of such distribution, or the effective date of such subdivision or combination, to maintain such Percentage Interest of the General Partner.

(d) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Interests to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of Partnership Interests represented by Certificates, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(e) The Partnership shall not issue fractional Units (or fractional hypothetical limited partner units representing the General Partner Interest) upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units (and fractional hypothetical limited partner units representing the General Partner Interest) but for the provisions of Section 5.6(d) and this Section 5.9(e), each fractional Unit (and hypothetical limited partner unit) shall be rounded to the nearest whole Unit (or hypothetical limited partner unit), with fractional Units (or hypothetical limited partner units) equal to or greater than a 0.5 Unit (or hypothetical limited partner unit) being rounded to the next higher Unit (or hypothetical limited partner unit).

Section 5.10 Nature of Limited Partner Interests. All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be validly issued, and, to the fullest extent permitted by the Delaware Act, recipients of such Limited Partner Interests will have (a) no obligation to make further payments for such Limited Partner Interests or contributions to the Partnership solely by reason of their ownership of such Limited Partner Interests, and (b) no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being a Limited Partner.

Section 5.11 Issuance of Common Units in Connection with Reset of Incentive Distribution Rights.

(a) Subject to the provisions of this Section 5.11, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, at any time when there are no Subordinated Units Outstanding and the Partnership has made a distribution pursuant to Section 6.4(b)(v) for each of the four most recently completed Quarters and the amount of each such distribution did not exceed Adjusted Operating Surplus for such Quarter, to make an election (the “IDR Reset Election”) to cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their respective proportionate share of a number of Common Units (the “IDR Reset Common Units”) derived by dividing (i) the average amount of the aggregate cash distributions made by the Partnership for the two full Quarters immediately preceding the giving of the Reset Notice in respect of the Incentive Distribution Rights by (ii) the average of the cash distributions made by the Partnership in respect of each Common Unit for the two full Quarters immediately preceding the giving of the Reset Notice (the number of Common Units determined by such quotient is referred to herein as the “Aggregate Quantity of IDR Reset Common Units”). If at the time of any IDR Reset Election the General Partner and its Affiliates are not the holders of a majority in interest of the Incentive Distribution Rights, then the IDR Reset Election shall be subject to the prior written concurrence of the General Partner that the conditions described in the immediately preceding sentence have been satisfied. Upon the issuance of such IDR Reset Common Units, the Partnership will issue to the General Partner an additional General Partner Interest (represented by hypothetical limited partner units) equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner immediately prior to such issuance by (B) a percentage equal to 100% less such Percentage Interest by (y) the number of such IDR Reset Common Units, and the General Partner shall not be obligated to make any additional Capital Contribution to the Partnership in exchange for such issuance. The making of the IDR Reset Election in the manner specified in this Section 5.11 shall cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive IDR

Reset Common Units and the General Partner will become entitled to receive an additional General Partner Interest on the basis specified above, without any further approval required by the General Partner or the Unitholders other than as set forth in this Section 5.11(a), at the time specified in Section 5.11(c) unless the IDR Reset Election is rescinded pursuant to Section 5.11(d).

(b) To exercise the right specified in Section 5.11(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the “Reset Notice”) to the Partnership. Within 10 Business Days after the receipt by the Partnership of such Reset Notice, the Partnership shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Partnership’s determination of the Aggregate Quantity of IDR Reset Common Units that each holder of Incentive Distribution Rights will be entitled to receive.

(c) The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of IDR Reset Common Units and the General Partner will be entitled to receive the related additional General Partner Interest on the fifteenth Business Day after receipt by the Partnership of the Reset Notice; provided, however, that the issuance of IDR Reset Common Units to the holder or holders of the Incentive Distribution Rights shall not occur prior to the approval of the listing or admission for trading of such IDR Reset Common Units by the principal National Securities Exchange upon which the Common Units are then listed or admitted for trading if any such approval is required pursuant to the rules and regulations of such National Securities Exchange.

(d) If the principal National Securities Exchange upon which the Common Units are then traded has not approved the listing or admission for trading of the IDR Reset Common Units to be issued pursuant to this Section 5.11 on or before the 30th calendar day following the Partnership’s receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR Reset Election or elect to receive other Partnership Interests having such terms as the General Partner may approve, with the approval of the Conflicts Committee, that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of IDR Reset Common Units would have had at the time of the Partnership’s receipt of the Reset Notice, as determined by the General Partner, and (ii) for the subsequent conversion of such Partnership Interests into Common Units within not more than 12 months following the Partnership’s receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).

(e) The Minimum Quarterly Distribution and the Target Distributions shall be adjusted at the time of the issuance of IDR Reset Common Units or other Partnership Interests pursuant to this Section 5.11 such that (i) the Minimum Quarterly Distribution shall be reset to equal the average cash distribution amount per Common Unit for the two Quarters immediately prior to the Partnership’s receipt of the Reset Notice (the “Reset MQD”), (ii) the First Target Distribution shall be reset to equal 115% of the Reset MQD, (iii) the Second Target Distribution shall be reset to equal 125% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 150% of the Reset MQD.

(f) Upon the issuance of IDR Reset Common Units pursuant to Section 5.11(a), the Capital Account maintained with respect to the Incentive Distribution Rights will (i) first, be allocated to IDR Reset Common Units in an amount equal to the product of (A) the Aggregate Quantity of IDR Reset Common Units and (B) the Per Unit Capital Amount for an Initial Common Unit, and (ii) second, as to any remaining balance in such Capital Account, be retained by the holder of the Incentive Distribution

Rights. If there is not sufficient capital associated with the Incentive Distribution Rights to allocate the full Per Unit Capital Amount for an Initial Common Unit to the IDR Reset Common Units in accordance with clause (i) of this Section 5.11(f), the IDR Reset Common Units shall be subject to Section 6.1(d)(x)(B).

Section 5.12 Deemed Capital Contributions.

Consistent with the principles of Treasury Regulation Section 1.83-6(d), if any Partner (or its successor) transfers property (including cash) to any employee or other service provider of the Partnership Group and such Partner is not entitled to be reimbursed by (or otherwise elects not to seek reimbursement from) the Partnership for the value of such property, then for tax purposes, (x) such property shall be treated as having been contributed to the Partnership by such Partner and (y) immediately thereafter the Partnership shall be treated as having transferred such property to the employee or other service provider.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 Allocations for Capital Account Purposes.    For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) for each taxable period shall be allocated among the Partners as provided herein below. As set forth in the definition of “Outstanding,” Restricted Common Units shall not be considered to be Outstanding Common Units for purposes of this Section 6.1 and references herein to Unitholders holding Common Units shall be to such Unitholders solely with respect to their Common Units other than Restricted Common Units.

(a) Net Income.    Net Income for each taxable period (including a pro rata part of all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period) shall be allocated as follows:

(i) First, to the General Partner until the aggregate amount of Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate amount of Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods;

(ii) Second, to the General Partner and the Unitholders to which Net Loss has been allocated in prior taxable periods pursuant to the first proviso provision of Section 6.1(b)(i), in proportion to the allocations of Net Loss made to them pursuant to the first proviso provision of Section 6.1(b)(i), until the aggregate amount of Net Income allocated pursuant to this Section 6.1(a)(ii) for the current and all previous taxable periods is equal to the aggregate amount of Net Loss allocated pursuant to the first proviso provision of Section 6.1(b)(i) for all previous taxable periods; and

(iii) The balance, if any, (x) to the General Partner in accordance with its Percentage Interest, and (y) to all Unitholders, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest.

(b) Net Loss.    Net Loss for each taxable period (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period) shall be allocated as follows:

(i) First, to the General Partner and the Unitholders, Pro Rata; provided that Net Loss shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause the

General Partner or any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account) and such Net Loss shall instead be allocated to the General Partner if it has a positive Adjusted Capital Account balance and Unitholders with positive Adjusted Capital Account balances in proportion to such positive balances; provided further, that for purposes of this Section 6.1(b)(i), the determination of whether the General Partner would have a deficit balance in its Adjusted Capital Account shall be made without regard to the General Partner’s obligation to restore a negative balance in its Capital Account pursuant to Section 12.8; and

(ii) The balance, if any, 100% to the General Partner.

(c) Net Termination Gains and Losses.    Net Termination Gain or Net Termination Loss occurring during a taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4; provided further, that Net Termination Gain or Net Termination Loss attributable to (i) Liquidation Gain or Liquidation Loss shall be allocated on the last day of the taxable period during which such Liquidation Gain or Liquidation Loss occurred, (ii) Sale Gain or Sale Loss shall be allocated as of the time of the sale or disposition giving rise to such Sale Gain or Sale Loss and allocated to the Partners consistent with the second proviso set forth in Section 6.2(f) and (iii) Revaluation Gain or Revaluation Loss shall be allocated on the date of the Revaluation Event giving rise to such Revaluation Gain or Revaluation Loss.

(i) Except as provided in Section 6.1(c)(iv) and subject to the provisions set forth in the last sentence of this Section 6.1(c)(i), Net Termination Gain (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Gain) shall be allocated in the following order and priority:

(A) First, to each Partner having a deficit balance in its Adjusted Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Adjusted Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Adjusted Capital Account;

(B) Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) if the Net Termination Gain is attributable to Liquidation Gain, the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or Section 6.4(b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter referred to as the “Unpaid MQD”) and (3) any then existing Cumulative Common Unit Arrearage;

(C) Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit into a Common Unit, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price, determined for the taxable period (or portion thereof) to which this allocation of gain relates, and (2) if the Net Termination Gain is attributable to Liquidation Gain, the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

(D) Fourth, 100% to the General Partner and all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Unpaid MQD, (3) any then existing Cumulative Common Unit Arrearage, and (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(iv) and Section 6.4(b)(ii) with respect to such Common Unit for such period (the sum of subclauses (1), (2), (3) and (4) is hereinafter referred to as the “First Liquidation Target Amount”);

(E) Fifth, (x) to the General Partner in accordance with its Percentage Interest, (y) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (E), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(v) and Section 6.4(b)(iii) with respect to such Common Unit for such period (the sum of subclauses (1) and (2) is hereinafter referred to as the “Second Liquidation Target Amount”);

(F) Sixth, (x) to the General Partner in accordance with its Percentage Interest, (y) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (F), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(vi) and Section 6.4(b)(iv) with respect to such Common Unit for such period; and

(G) Finally, (x) to the General Partner in accordance with its Percentage Interest, (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (G).

Notwithstanding the foregoing provisions in this Section 6.1(c)(i), the General Partner may adjust the amount of any Net Termination Gain arising in connection with a Revaluation Event that is allocated to the holders of Incentive Distribution Rights in a manner that will result (1) in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value and (2) to the greatest extent possible, the Capital Account with respect to the Incentive Distribution Rights that are Outstanding prior to such Revaluation Event being equal to the amount of Net Termination Gain that would be allocated to the holders of the Incentive Distribution Rights pursuant to this Section 6.1(c)(i) if (i) the Capital Accounts with respect to all Partnership Interests that were Outstanding immediately prior to such Revaluation Event were equal to zero and (ii) the aggregate Carrying Value of all Partnership property equaled the aggregate amount of all of the Partnership’s Liabilities.

(ii) Except as otherwise provided by Section 6.1(c)(iii) or Section 6.1(c)(iv), Net Termination Loss (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Loss) shall be allocated:

(A) First, if Subordinated Units remain Outstanding, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Adjusted Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

(B) Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

(C) Third, the balance, if any, 100% to the General Partner.

(iii) Net Termination Loss attributable to Revaluation Loss and deemed recognized prior to the conversion of the last Outstanding Subordinated Unit and prior to the Liquidation Date shall be allocated:

(A) First, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Common Unit then Outstanding equals the Event Issue Value; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(A) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account)

(B) Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(B) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account); and

(C) The balance, if any, to the General Partner.

(iv) If (A) a Net Termination Loss has been allocated pursuant to Section 6.1(c)(iii), (B) a Net Termination Gain or Net Termination Loss subsequently occurs (other than as a result of a Revaluation Event) prior to the conversion of the last Outstanding Subordinated Unit and (C) after tentatively making all allocations of such Net Termination Gain or Net Termination Loss provided for in Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable, the Capital Account in respect of each Common Unit does not equal the amount such Capital Account would have been if Section 6.1(c)(iii) had not been part of this Agreement and all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable, then items of income, gain, loss and deduction included in such Net Termination Gain or Net Termination Loss, as applicable, shall be specially allocated to the General Partner and all Unitholders in a manner that will, to the maximum extent possible, cause the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable.

(d) Special Allocations.    Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for each taxable period:

(i) Partnership Minimum Gain Chargeback.    Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of gross income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain.    Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of gross income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Priority Allocations.

(A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit for a taxable period exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit for the same taxable period (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then (1) there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution; and (2) the General Partner shall be allocated gross income and gain with respect to each such Excess Distribution in an amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time when the Excess Distribution occurs by (y) a percentage equal to 100% less the General Partner’s Percentage Interest at the time when the Excess Distribution occurs, times (bb) the total amount allocated in clause (1) above with respect to such Excess Distribution.

(B) After the application of Section 6.1(d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated (1) to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(d)(iii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable period; and (2) to the General Partner an amount equal to the product of (aa) an amount equal to the quotient determined by dividing (x) the General Partner’s Percentage Interest by (y) the sum of 100 less the General Partner’s Percentage Interest multiplied by (bb) the sum of the amounts allocated in clause (1) above.

(iv) Qualified Income Offset.    In the event any Partner unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

(v) Gross Income Allocation.    In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.

(vi) Nonrecourse Deductions.    Nonrecourse Deductions for any taxable period shall be allocated to the Partners Pro Rata. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized to revise the prescribed ratio to the numerically closest ratio that satisfies such requirements.

(vii) Partner Nonrecourse Deductions.    Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, the Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii) Nonrecourse Liabilities.    For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated first, to any Partner that contributed property to the Partnership in proportion to and to the extent of the amount by which each such Partner’s share of any Section 704(c) built-in gains exceeds such Partner’s share of Nonrecourse Built-in Gain, and second, among the Partners Pro Rata.

(ix) Certain Distributions Subject to Section 734(b).    To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as a result of a distribution to a Partner in complete liquidation of such Partner’s interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) taken into account pursuant to Section 5.5, and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x) Economic Uniformity.

(A) At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period (“Final Subordinated Units”) in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount that after taking into account the other allocations of income, gain, loss and deduction to be made with respect to such taxable period will equal the product of (1) the number of Final Subordinated Units held by such Partner and (2) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.5(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

(B) Prior to making any allocations pursuant to Section 6.1(d)(xii)(C), if a Revaluation Event occurs during any taxable period of the Partnership ending upon, or after, the issuance of IDR Reset Common Units pursuant to Section 5.11, then after the application of Section 6.1(d)(x)(A), any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to such IDR Reset Common Units issued pursuant to Section 5.11 equaling the product of (1) the Aggregate Quantity of IDR Reset Common Units and (2) the Per Unit Capital Amount for an Initial Common Unit.

(C) Prior to making any allocations pursuant to Section 6.1(d)(xii)(C), if a Revaluation Event occurs, then after the application of Section 6.1(d)(x)(A)-(B), any remaining Unrealized Gains and Unrealized Losses shall be allocated to the holders of (A) Outstanding Privately Placed Units, Pro Rata, or (B) Outstanding Common Units (other than Privately Placed Units), Pro Rata, as applicable, in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to each Privately Placed Unit equaling the Per Unit Capital Amount for an Initial Common Unit.

(D) With respect to any taxable period during which an IDR Reset Common Unit is transferred to any Person who is not an Affiliate of the transferor, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated 100% to the transferor Partner of such transferred IDR Reset Common Unit until such transferor Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such transferred IDR Reset Common Unit to an amount equal to the Per Unit Capital Amount for an Initial Common Unit.

(E) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (1) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (2) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (3) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof) that are publicly traded as a single class. The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x)(E) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Outstanding Limited Partner Interests or the Partnership.

(xi) Curative Allocation.

(A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the General Partner shall take the Required Allocations into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. In exercising its discretion under this Section 6.1(d)(xi)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners.

(B) The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(xii) Corrective and Other Allocations.    In the event of any allocation of Additional Book Basis Derivative Items or a Net Termination Loss, the following rules shall apply:

(A) The General Partner shall allocate Additional Book Basis Derivative Items consisting of depreciation, amortization, depletion or any other form of cost recovery (other than Additional Book Basis Derivative Items included in Net Termination Gain or Net Termination Loss) with respect to any Adjusted Property to the Unitholders, Pro Rata, the holders of Incentive Distribution Rights, and the General Partner in the same proportion as the Net Termination Gain or Net Termination Loss resulting from the Revaluation Event that gave rise to such Additional Book Basis Derivative Items was allocated to them pursuant to Section 6.1(c).

(B) If a sale or other taxable disposition of an Adjusted Property, including, for this purpose, inventory (“Disposed of Adjusted Property”) occurs other than in connection with an event giving rise to Sale Gain or Sale Loss, the General Partner shall allocate (1) items of gross income and gain (x) away from the holders of Incentive Distribution Rights and the General Partner and (y) to the Unitholders, or (2) items of deduction and loss (x) away from the Unitholders and (y) to the holders of Incentive Distribution Rights and the General Partner, to the extent that the Additional Book Basis Derivative Items with respect to the Disposed of Adjusted Property (determined in accordance with the last sentence of the definition of Additional Book Basis Derivative Items) treated as having been allocated to the Unitholders pursuant to this Section 6.1(d)(xii)(B) exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. For purposes of this Section 6.1(d)(xii)(B), the Unitholders shall be treated as having been allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders under the Partnership Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this Section 6.1(d)(xii)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

(C) Net Termination Loss in an amount equal to the lesser of (1) such Net Termination Loss and (2) the Aggregate Remaining Net Positive Adjustments shall be allocated in such manner as is determined by the General Partner that, to the extent possible, the Capital Account balances of the Partners will equal the amount they would have been had no prior Book-Up Events occurred, and any remaining Net Termination Loss shall be allocated pursuant to Section 6.1(c) hereof. In allocating Net Termination Loss pursuant to this Section 6.1(d)(xii)(C), the General Partner shall attempt, to the extent possible, to cause the Capital Accounts of the Unitholders, on the one hand, and holders of the Incentive Distribution Rights, on the other hand, to equal the amount they would equal if (i) the Carrying Values of the Partnership’s property had not been previously adjusted in connection with any prior Book-Up Events, (ii) Unrealized Gain and Unrealized Loss (or, in the case of a liquidation, Liquidation Gain or Liquidation Loss) with respect to such Partnership Property were determined with respect to such unadjusted Carrying Values, and (iii) any resulting Net Termination Gain had been allocated pursuant to Section 6.1(c)(i) (including, for the avoidance of doubt, taking into account the provisions set forth in the last sentence of Section 6.1(c)(i)).

(D) In making the allocations required under this Section 6.1(d)(xii), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xii). Without limiting the foregoing, if an Adjusted Property is contributed by the Partnership to another entity classified as a partnership for U.S. federal income tax purposes (the “lower tier partnership”), the General Partner may make allocations similar to those described in Sections 6.1(d)(xii)(A), (B), and (C) to the extent the General Partner determines such allocations are necessary to account for the Partnership’s allocable share of income, gain, loss and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(d)(xii).

(xiii) Special Curative Allocation in Event of Liquidation Prior to Conversion of the Last Outstanding Subordinated Unit.    Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if (1) the Liquidation Date occurs prior to the conversion of the last Outstanding Subordinated Unit and (2) after having made all other allocations provided for in this Section 6.1 for the taxable period in which the Liquidation Date occurs, the Capital Account in respect of each Common Unit does not equal the amount such Capital Account would have been if Section 6.1(c)(iii) and Section 6.1(c)(iv) had not been part of this Agreement and all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable, then items of income, gain, loss and deduction for such taxable period shall be reallocated among all Unitholders in a manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable. For the avoidance of doubt, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the Capital Account balances described above, (x) items of income and gain that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs shall be reallocated from the Unitholders holding Subordinated Units to Unitholders holding Common Units and (y) items of deduction and loss that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs shall be reallocated from Unitholders holding Common Units to the Unitholders holding Subordinated Units. In the event that (1) the Liquidation Date occurs on or before the date (not including any extension of time prescribed by law) for the filing of the Partnership’s federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs and (2) the reallocation of items for the taxable period in which the Liquidation Date occurs as set forth above in this Section 6.1(d)(xiii) fails to achieve the Capital Account balances described above, items of income, gain, loss and deduction that would otherwise be included in the Net Income or Net Loss, as the case may be, for such prior taxable period shall be reallocated among the Unitholders in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 6.1(d)(xiii), cause the

Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable.

(xiv) Allocations Regarding Certain Payments Made to Employees and Other Service Providers.    Consistent with the principles of Treasury Regulation Section 1.83-6(d), if any Partner (or its successor) transfers property (including cash) to any employee or other service provider of the Partnership Group and such Partner is not entitled to be reimbursed by (or otherwise elects not to seek reimbursement from) the Partnership for the value of such property, then any items of deduction or loss resulting from or attributable to such transfer shall be allocated to the Partner (or its successor) that made such transfer and such Partner shall be deemed to have contributed such property to the Partnership pursuant to Section 5.12.

Section 6.2 Allocations for Tax Purposes.

(a) Except as otherwise provided herein, for U.S. federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for U.S. federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined appropriate by the General Partner (taking into account the General Partner’s discretion under Section 6.1(d)(x)(F)); provided, that in all events the General Partner shall apply the “remedial allocation method” in accordance with the principles of Treasury Regulation Section 1.704-3(d).

(c) The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(d) In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(e) All items of income, gain, loss, deduction and credit recognized by the Partnership for U.S. federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(f) Each item of Partnership income, gain, loss and deduction shall, for U.S. federal income tax purposes, be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided, however, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Closing Date occurs shall be allocated to the Partners (including all Partners who acquire Units pursuant to the Contribution Agreement) as of the closing of the National Securities Exchange on which Partnership Interests are listed or admitted to trading on the last Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income, gain, loss or deduction as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such item is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(g) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee, agent or representative in any case in which such nominee, agent or representative has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

(h) If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

Section 6.3 Requirement and Characterization of Distributions; Distributions to Record Holders.

(a) Within 45 days following the end of each Quarter commencing with the Quarter ending on             , 2015, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. The Record Date for the first distribution of Available Cash shall not be prior to the final closing or the expiration of the Over-Allotment Option or the Deferred Issuance, as applicable. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be “Capital Surplus.” Distributions and redemption payments, if any, by the Partnership shall be subject to the Delaware Act, notwithstanding any other provision of this Agreement.

(b) Notwithstanding Section 6.3(a) (but subject to the last sentence of Section 6.3(a)), in the event of the dissolution and liquidation of the Partnership, all cash received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c) The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners, as determined appropriate under the circumstances by the General Partner.

(d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4 Distributions of Available Cash from Operating Surplus.

(a) During the Subordination Period.    Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall be distributed as follows, except as otherwise required in respect of additional Partnership Interests or Derivative Partnership Interests issued pursuant to Section 5.6(b):

(i) First, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

(iii) Third, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(iv) Fourth, to the General Partner and all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(v) Fifth, (A) to the General Partner in accordance with its Percentage Interest, (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(vi) Sixth, (A) to the General Partner in accordance with its Percentage Interest, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vi), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(vii) Thereafter, (A) to the General Partner in accordance with its Percentage Interest, (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vii);

provided, however, that if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

(b) After the Subordination Period.    Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed as follows, except as otherwise required in respect of additional Partnership Interests issued pursuant to Section 5.6(b):

(i) First, to the General Partner and all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, to the General Partner and all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iii) Third, (A) to the General Partner in accordance with its Percentage Interest, (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iii), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv) Fourth, (A) to the General Partner in accordance with its Percentage Interest, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iv), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(v) Thereafter, (A) to the General Partner in accordance with its Percentage Interest, (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v);

provided, however, that if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

Section 6.5 Distributions of Available Cash from Capital Surplus.    Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall be distributed, unless the provisions of Section 6.3 require otherwise, to the General Partner and the Unitholders, Pro Rata, until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Available Cash that is deemed to be Capital Surplus shall then be distributed (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

Section 6.6 Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.

(a) The Minimum Quarterly Distribution, Target Distributions, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Interests in accordance with Section 5.9. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution and Target Distributions shall be adjusted proportionately downward in the same proportion that the distribution had to the fair market value of the Common Units immediately prior to the announcement of the distribution. If the Common Units are publicly traded on a National Securities Exchange, then the fair market value will be the Current Market Price before the ex-dividend date, and if the Common Units are not publicly traded, then the fair market value for the purposes of the immediately preceding sentence will be determined by the Board of Directors.

(b) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall also be subject to adjustment pursuant to Section 5.11 and Section 6.9.

Section 6.7 Special Provisions Relating to the Holders of Subordinated Units.

(a) Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.7, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder with respect to such converted Subordinated Units, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Sections 5.5(c)(ii), 6.1(d)(x)(A), 6.7(b) and 6.7(c).

(b) A Unitholder shall not be permitted to transfer a Subordinated Unit or a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained Subordinated Units or retained converted Subordinated Units would be negative after giving effect to the allocation under Section 5.5(c)(ii)(B).

(c) The holder of a Common Unit that has resulted from the conversion of a Subordinated Unit pursuant to Section 5.7 shall not be issued a Common Unit Certificate pursuant to Section 4.1 (if the Common Units are represented by Certificates) and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(c), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Sections 5.5(c)(ii), 6.1(d)(x) and 6.7(b); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

Section 6.8 Special Provisions Relating to the Holders of Incentive Distribution Rights.

(a) Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (1) shall (x) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (y) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (2) shall not (x) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided by law, (y) be entitled to any distributions other than as provided in Sections 6.4(a)(v), (vi) and (vii), Sections 6.4(b)(iii), (iv) and (v), and Section 12.4 or (z) be allocated items of income, gain, loss or deduction other than as specified in this Article VI; provided, however, that for the avoidance of doubt, the foregoing shall not preclude the Partnership from making any other payments or distributions in connection with other actions permitted by this Agreement.

(b) A Unitholder shall not be permitted to transfer an IDR Reset Common Unit (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained IDR Reset Common Units would be negative after giving effect to the allocation under Section 5.5(c)(iii).

(c) A holder of an IDR Reset Common Unit that was issued in connection with an IDR Reset Election pursuant to Section 5.11 shall not be issued a Common Unit Certificate pursuant to Section 4.1 (if the Common Units are evidenced by Certificates) or evidence of the issuance of uncertificated Common Units, and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of such holder, until such time as the General Partner determines, based on advice of counsel, that each such IDR Reset Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.8(c), the General Partner may take whatever steps are required to provide economic uniformity to such IDR Reset Common Units in preparation for a transfer of such IDR Reset Common Units, including the application of Section 5.5(c)(iii), Section 6.1(d)(x)(B), or Section 6.1(d)(x)(C); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

Section 6.9 Entity-Level Taxation.    If legislation is enacted or the official interpretation of existing legislation is modified by a governmental authority, which after giving effect to such enactment or modification, results in a Group Member becoming subject to federal, state or local or non-U.S. income or withholding taxes in excess of the amount of such taxes due from the Group Member prior to such enactment or modification (including, for the avoidance of doubt, any increase in the rate of such taxation applicable to the Group Member), then the General Partner may, in its sole and absolute discretion, reduce the Minimum Quarterly Distribution and the Target Distributions by the amount of income or withholding taxes that are payable by reason of any such new legislation or interpretation (the “Incremental Income Taxes”), or any portion thereof selected by the General Partner, in the manner provided in this Section 6.9. If the General Partner elects to reduce the Minimum Quarterly Distribution and the Target Distributions for any Quarter with respect to all or a portion of any Incremental Income Taxes, the General Partner shall estimate for such Quarter the Partnership Group’s aggregate liability (the “Estimated Incremental Quarterly Tax Amount”) for all (or the relevant portion of) such Incremental Income Taxes; provided that any difference between such estimate and the actual liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the General Partner, be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.9 times (b) the quotient obtained by dividing (i) Available Cash with respect to such Quarter by (ii) the sum of Available Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, Available Cash with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Management.

(a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner, in its capacity as such, shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into or exchangeable for Partnership Interests, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);

(iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi) the distribution of cash held by the Partnership;

(vii) the selection and dismissal of officers, employees, agents, internal and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

(xiii) the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of Derivative Partnership Interests;

(xiv) the undertaking of any action in connection with the Partnership’s participation in the management of any Group Member; and

(xv) the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b) Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each Record Holder and each other Person who may acquire an interest in a Partnership Interest or that is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member, the IPO Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement, the Operational Services Agreement, the Secondment Agreement and the other agreements described in or filed as exhibits to the IPO Registration Statement that are related to the transactions contemplated by the IPO Registration Statement (collectively, the “Transaction Documents”) (in each case other than this Agreement, without giving effect to any amendments, supplements or restatements thereof entered into after the date such Person becomes bound by the provisions of this Agreement); (ii) agrees that the General Partner (on its own or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the IPO Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Interests or are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

Section 7.2 Certificate of Limited Partnership.    The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.3(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3 Restrictions on the General Partner’s Authority to Sell Assets of the Partnership Group.

Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination or sale of ownership interests of the Partnership’s Subsidiaries) without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section 7.4 Reimbursement of and Other Payments to the General Partner.

(a) Except as provided in this Section 7.4, and elsewhere in this Agreement or in the Omnibus Agreement, the Operational Services Agreement or the Secondment Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

(b) Except as may be otherwise provided in the Omnibus Agreement, the Operational Services Agreement or the Secondment Agreement, the General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner or its Affiliates in connection with managing and operating the Partnership Group’s business and affairs (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7. Any allocation of expenses to the Partnership by the General Partner in a manner consistent with its or its Affiliates’ past business practices shall be deemed to have been made in good faith.

(c) The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Interests or Derivative Partnership Interests), or cause the Partnership to issue

Partnership Interests or Derivative Partnership Interests in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates in each case for the benefit of officers, employees, consultants and directors of the General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests or Derivative Partnership Interests that the General Partner or such Affiliates are obligated to provide to any officers, employees, consultants and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests or Derivative Partnership Interests purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

(d) The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment of such management fee or fees exceeds the amount of such fee or fees.

(e) The General Partner and its Affiliates may enter into an agreement to provide services to any Group Member for a fee or otherwise than for cost.

Section 7.5 Outside Activities.

(a) The General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a Limited Partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the IPO Registration Statement, (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member, (C) the guarantee of, and mortgage, pledge, or encumbrance of any or all of its assets in connection with, any indebtedness of any Group Member or (D) the performance of its obligations under the Omnibus Agreement.

(b) Each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Group Member or any Partner, provided that such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Unrestricted Person.

(c) Subject to the terms of Section 7.5(a) and Section 7.5(b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any duty or any other obligation of any type whatsoever of the General Partner or any other Unrestricted Person for the Unrestricted Persons (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the Unrestricted Persons shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to the Partnership. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or in equity, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). No Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to the Partnership, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person bound by this Agreement for breach of any duty by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership, provided that such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person.

(d) The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units and/or other Partnership Interests acquired by them. The term “Affiliates” when used in this Section 7.5(d) with respect to the General Partner shall not include any Group Member.

Section 7.6 Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

(a) The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.

(b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member), except for short term cash management purposes.

(c) No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty, expressed or implied, of the General Partner or its Affiliates to the Partnership or the Limited Partners existing hereunder, or existing at law, in equity or otherwise by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to

(i) enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner’s Percentage Interest of the total amount distributed to all Partners or (ii) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.

Section 7.7 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Partnership; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to any Affiliate of the General Partner (other than a Group Member), or to any other Indemnitee, with respect to any such Affiliate’s obligations pursuant to the Transaction Documents. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under this Agreement or any other agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the IPO Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, executors and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, or any other Persons who are bound by this Agreement for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.

(b) The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, to the Partners or to any such other Persons who are bound by this Agreement, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner or to any other Persons who are bound by this Agreement for its good faith reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Standards of Conduct; Resolution of Conflicts of Interest and Replacement of Duties.

(a) Whenever the General Partner makes a determination or takes or declines to take any action, or any Affiliate of the General Partner causes the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless a lesser standard is provided for in this Agreement, or the determination, action or omission has been approved as provided in Section 7.9(b)(i) or Section 7.9(b)(ii), the General Partner, or such Affiliate causing it to do so, shall make such determination or take or decline to take such action in good faith. Whenever the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee) or any Affiliate of the General Partner makes a determination or takes or declines to take any action, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless a lesser standard is provided for in this Agreement or the determination, action or omission has been approved as provided in Section 7.9(b)(i) or Section 7.9(b)(ii), the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee) or any Affiliate of the General Partner shall make such determination or take or decline to take such action in good faith. The foregoing and other lesser standards governing any determination, action or omission provided for in this Agreement are the sole and exclusive standards governing any such determinations, actions and omissions of the General Partner, the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee) and any Affiliate of the General Partner, and no such Person shall be subject to any fiduciary duty or other duty or obligation, or any other, different or higher standard (all of which duties, obligations and standards are hereby eliminated, waived and disclaimed), under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, or under the Delaware Act or any other law, rule or regulation or at equity. Any such determination, action or omission by the General Partner, the Board of Directors or any committee thereof (including the Conflicts Committee) or any Affiliate of the General Partner will for all purposes be presumed to have been in good faith. In any proceeding brought by or on behalf of the Partnership, any Limited Partner or any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement challenging such determination, action or omission, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or omission was not in good faith. In order for a determination or the taking or declining to take an action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such action must subjectively believe that the determination or other action is in the best interests of the Partnership. In making such determination or taking or declining to take such other action, such Person or Persons may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to the Partnership.

(b) Unless a lesser standard is otherwise provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, on the other hand, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, any Group Member Agreement, any agreement contemplated herein or therein or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval or (ii) approved by the vote of a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its

Affiliates). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Unitholder approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Unitholder approval. If the General Partner does not submit the resolution or course of action in respect of such conflict of interest as provided in either clause (i) or clause (ii) of the first sentence of this Section 7.9(b), then any such resolution or course of action shall be governed by Section 7.9(a). Whenever the General Partner makes a determination to refer any potential conflict of interest to the Conflicts Committee for Special Approval, to seek Unitholder approval or to adopt a resolution or course of action that has not received Special Approval or Unitholder approval, then the General Partner shall be entitled, to the fullest extent permitted by law, to make such determination free of any duty or obligation whatsoever to the Partnership or any Limited Partner, and the General Partner shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard or duty imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or otherwise or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in making such determination shall be permitted to do so in its sole and absolute discretion. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, or if the Board of Directors determines that a director satisfies the eligibility requirements to be a member of the Conflicts Committee, then it shall be presumed that, in making its determination, the Board of Directors acted in good faith. In any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership or by or on behalf of any Person who acquires an interest in a Partnership Interest challenging any action or decision by the Conflicts Committee with respect to any matter referred to the Conflicts Committee for Special Approval, or challenging any determination by the Board of Directors that a director satisfies the eligibility requirements to be a member of the Conflicts Committee, the Person bringing or prosecuting such proceeding shall have the burden of overcoming the presumption that the Conflicts Committee or the Board of Directors, as applicable, acted in good faith. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the conflicts of interest described in the IPO Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement or any such duty.

(c) Whenever the General Partner makes a determination or takes or declines to take any action, or any Affiliate of the General Partner causes the General Partner to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then (i) the General Partner, or such Affiliate causing it to do so, is entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such action free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership, any Limited Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, (ii) the General Partner, or such Affiliate causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or otherwise or under the Delaware Act or any other law, rule or regulation or at equity and (iii) the Person or Persons making such determination or taking or declining to take such action shall be permitted to do so in their sole and absolute discretion. By way of illustration and not of limitation, whenever the phrases “at its option,” “its sole and absolute discretion” or some variation of those phrases, are used in this Agreement, they indicate that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity.

(d) The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a general or limited partnership.

(e) Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of, or approve the sale or disposition of, any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by either the General Partner or any of its Affiliates to enter into such contracts shall, in each case, be at its option.

(f) The Limited Partners, any other Person who acquires an interest in a Partnership Interest and any other Person bound by this Agreement hereby authorize the General Partner, on behalf of the Partnership as a general partner or member of a Group Member, to approve actions by the general partner or member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

(g) For the avoidance of doubt, whenever the Board of Directors, any member of the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee) and any member of any such committee, the officers of the General Partner or any Affiliates of the General Partner (including any Person making a determination or acting for or on behalf of such Affiliate of the General Partner) make a determination on behalf of or recommendation to the General Partner, or cause the General Partner to take or omit to take any action, whether in the General Partner’s capacity as the General Partner or in its individual capacity, the standards of care applicable to the General Partner shall apply to such Persons, and such Persons shall be entitled to all benefits and rights (but not the obligations) of the General Partner hereunder, including eliminations, waivers and modifications of duties (including any fiduciary duties) to the Partnership, any of its Partners or any other Person who acquires an interest in a Partnership Interest or any other Person bound by this Agreement, and the protections and presumptions set forth in this Agreement.

Section 7.10 Other Matters Concerning the General Partner and Other Indemnitees.

(a) The General Partner and any other Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner or such Indemnitee, respectively, reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been taken or omitted to be taken in good faith and in accordance with such advice or opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership or any Group Member.

Section 7.11 Purchase or Sale of Partnership Interests.    The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests or Derivative Partnership Interests; provided that, except as permitted pursuant to Section 4.9 or approved by the Conflicts Committee, the

General Partner may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Articles IV and X.

Section 7.12 Registration Rights of the General Partner and its Affiliates.

(a) Demand Registration.    Upon receipt of a Notice from any Holder at any time after the 180th day after the Closing Date, the Partnership shall file with the Commission as promptly as reasonably practicable a registration statement under the Securities Act (each, a “Registration Statement”) providing for the resale of the Registrable Securities identified in such Notice, which may, at the option of the Holder giving such Notice, be a Registration Statement that provides for the resale of the Registrable Securities from time to time pursuant to Rule 415 under the Securities Act. The Partnership shall use commercially reasonable efforts to cause such Registration Statement to become effective as soon as reasonably practicable after the initial filing of the Registration Statement and to remain effective and available for the resale of the Registrable Securities by the Selling Holders named therein until the earlier of (i) six months following such Registration Statement’s effective date and (ii) the date on which all Registrable Securities covered by such Registration Statement have been sold. In the event one or more Holders request in a Notice to dispose of a number of Registrable Securities that such Holder or Holders reasonably anticipates will result in gross proceeds of at least $30 million in the aggregate pursuant to a Registration Statement in an Underwritten Offering, the Partnership shall retain underwriters that are reasonably acceptable to such Selling Holders in order to permit such Selling Holders to effect such disposition through an Underwritten Offering; provided, however, that the Partnership shall have the exclusive right to select the bookrunning managers. The Partnership and such Selling Holders shall enter into an underwriting agreement in customary form that is reasonably acceptable to the Partnership and take all reasonable actions as are requested by the managing underwriters to facilitate the Underwritten Offering and sale of Registrable Securities therein. No Holder may participate in the Underwritten Offering unless it agrees to sell its Registrable Securities covered by the Registration Statement on the terms and conditions of the underwriting agreement and completes and delivers all necessary documents and information reasonably required under the terms of such underwriting agreement. In the event that the managing underwriter of such Underwritten Offering advises the Partnership and the Holder in writing that in its opinion the inclusion of all or some Registrable Securities would adversely and materially affect the timing or success of the Underwritten Offering, the amount of Registrable Securities that each Selling Holder requested be included in such Underwritten Offering shall be reduced on a Pro Rata basis to the aggregate amount that the managing underwriter deems will not have such material and adverse effect. Any Holder may withdraw from such Underwritten Offering by notice to the Partnership and the managing underwriter; provided such notice is delivered prior to the launch of such Underwritten Offering.

(b) Piggyback Registration.    At any time after the 180th day after the Closing Date, if the Partnership shall propose to file a Registration Statement (other than pursuant to a demand made pursuant to Section 7.12(a)) for an offering of Partnership Interests for cash (other than an offering relating solely to an employee benefit plan, an offering relating to a transaction on Form S-4 or an offering on any registration statement that does not permit secondary sales), the Partnership shall notify all Holders of such proposal at least five Business Days before the proposed filing date. The Partnership shall use commercially reasonable efforts to include such number of Registrable Securities held by any Holder in such Registration Statement as each Holder shall request in a Notice received by the Partnership within two Business Days of such Holder’s receipt of the notice from the Partnership. If the Registration Statement for which the Partnership gives notice under this Section 7.12(b) is for an Underwritten Offering, then any Holder’s ability to include its desired amount of Registrable Securities in such Registration Statement shall be conditioned on such Holder’s inclusion of all such Registrable Securities in the Underwritten Offering; provided that, in the event that the managing underwriter of such Underwritten Offering advises the Partnership and the Holder in writing that in its opinion the inclusion of all or some Registrable Securities would adversely and materially affect the timing or success of the Underwritten Offering, the amount of Registrable Securities that each Selling Holder requested be included in such Underwritten Offering shall be reduced on a Pro Rata basis to the aggregate amount that the managing underwriter deems will not have such material and adverse effect. In connection with any such Underwritten Offering, the Partnership and the Selling Holders involved shall enter into an underwriting agreement in customary form that is reasonably acceptable to the Partnership and take all reasonable actions as are requested by the managing underwriters to facilitate the Underwritten Offering and sale of Registrable Securities therein. No Holder may participate in the Underwritten Offering unless it agrees to sells its Registrable Securities covered by the Registration Statement on the terms and conditions of the underwriting agreement and completes and delivers all necessary documents and information reasonably required under the terms of such underwriting agreement. Any Holder may withdraw from such Underwritten Offering by notice to the Partnership and the managing underwriter; provided such notice is delivered prior to the launch of such Underwritten Offering. The Partnership shall have the right to terminate or withdraw any Registration Statement or Underwritten Offering initiated by it under this Section 7.12(b) prior to the effective date of the Registration Statement or the pricing date of the Underwritten Offering, as applicable.

(c) Sale Procedures.    In connection with its obligations under this Section 7.12, the Partnership shall:

(i) furnish to each Selling Holder (A) as far in advance as reasonably practicable before filing a Registration Statement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing a Registration Statement or supplement or amendment thereto, and (B) such number of copies of such Registration Statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement; provided, however, that the Partnership will not have any obligation to provide any document pursuant to clause (B) hereof that is available on the Commission’s website;

(ii) if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by a Registration Statement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the managing underwriter, shall reasonably request; provided, however, that the Partnership will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any jurisdiction where it is not then so subject;

(iii) promptly notify each Selling Holder and each underwriter, at any time when a prospectus is required to be delivered under the Securities Act, of (A) the filing of a Registration Statement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective; and (B) any written comments from the Commission with respect to any Registration Statement or any document incorporated by reference therein and any written request by the Commission for amendments or supplements to a Registration Statement or any prospectus or prospectus supplement thereto;

(iv) immediately notify each Selling Holder and each underwriter, at any time when a prospectus is required to be delivered under the Securities Act, of (A) the occurrence of any event or existence of any fact (but not a description of such event or fact) as a result of which the prospectus or prospectus supplement contained in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the prospectus contained therein, in the light of the circumstances under which a statement is made); (B) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement, or the initiation of any proceedings for that purpose; or (C) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, subject to Section 7.12(f), the Partnership agrees to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto; and

(v) enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of the Registrable Securities, including the provision of comfort letters and legal opinions as are customary in such securities offerings.

(d) Suspension.    Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in Section 7.12(c)(iv), shall forthwith discontinue disposition of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by such subsection or until it is advised in writing by the Partnership that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus.

(e) Expenses.    Except as set forth in an underwriting agreement for the applicable Underwritten Offering or as otherwise agreed between a Selling Holder and the Partnership, all costs and expenses of a Registration Statement filed or an Underwritten Offering that includes Registrable Securities pursuant to this Section 7.12 (other than underwriting discounts and commissions on Registrable Securities and fees and expenses of counsel and advisors to Selling Holders) shall be paid by the Partnership.

(f) Delay Right.    Notwithstanding anything to the contrary herein, if the General Partner determines that the Partnership’s compliance with its obligations in this Section 7.12 would be detrimental to the Partnership because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone compliance with such obligations for a period of not more than six months; provided, however, that such right may not be exercised more than twice in any 24-month period.

(g) Indemnification.

(i) In addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, but subject to the limitations expressly provided in this Agreement, indemnify and hold harmless each Selling Holder, its officers, directors and each

Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(g) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, preliminary prospectus, final prospectus or issuer free writing prospectus under which any Registrable Securities were registered or sold by such Selling Holder under the Securities Act, or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus or issuer free writing prospectus in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(ii) Each Selling Holder shall, to the fullest extent permitted by law, indemnify and hold harmless the Partnership, the General Partner, the General Partner’s officers and directors (or, if the General Partner is a limited partnership, the officers and directors of the general partner of the General Partner) and each Person who controls the Partnership or the General Partner (within the meaning of the Securities Act) and any agent thereof to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in a Registration Statement, preliminary prospectus, final prospectus or free writing prospectus relating to the Registrable Securities held by such Selling Holder.

(iii) The provisions of this Section 7.12(g) shall be in addition to any other rights to indemnification or contribution that a Person entitled to indemnification under this Section 7.12(g) may have pursuant to law, equity, contract or otherwise.

(h) Specific Performance.    Damages in the event of breach of Section 7.12 by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each party, in addition to and without limiting any other remedy or right it may have, will have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives, to the fullest extent permitted by law, any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such party from pursuing any other rights and remedies at law or in equity that such party may have.

(i) Notwithstanding anything in this Agreement to the contrary, for so long as the Registration Rights Agreement is in full force and effect, the defined terms “Holder” and “Selling Holder” shall not include any Person who is a party to, or otherwise bound by, the Registration Rights Agreement.

Section 7.13 Reliance by Third Parties.    Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer or representative of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer or representative as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer or representative in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or representative be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or representative. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or such officer or representative shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

Section 7.14 Replacement of Fiduciary Duties.    Notwithstanding any other provision of this Agreement, to the extent that, at law or in equity, the General Partner or any other Indemnitee would have duties (including fiduciary duties) to the Partnership, to another Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties or standards expressly set forth herein. The elimination of duties (including fiduciary duties) to the Partnership, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein are approved by the Partnership, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting.    The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.3(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the Partnership Register, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures, including Operating Surplus and Adjusted Operating Surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

Section 8.2 Fiscal Year.    The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3 Reports.

(a) Whether or not the Partnership is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 105 days after the close of each fiscal year of the Partnership (or such shorter period as required by the Commission), the General Partner shall cause to be mailed or made available, by any reasonable means (including by posting on or making accessible through the Partnership’s or the Commission’s website) to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner, and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(b) Whether or not the Partnership is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 50 days after the close of each Quarter (or such shorter period as required by the Commission) except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including by posting on or making accessible through the Partnership’s or the Commission’s website) to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Returns and Information.    The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable period or year that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal, state and local income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable period ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal income tax purposes.

Section 9.2 Tax Elections.

(a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.

(b) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3 Tax Controversies.    Subject to the provisions hereof, the General Partner is designated as the “tax matters partner” (as defined in Section 6231(a)(7) of the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings. Each Partner agrees that notice of or updates regarding tax controversies shall be deemed conclusively to have been given or made by the Tax Matters Partner if the Partnership has either (a) filed the information for which notice is required with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such information is publicly available on such system or (b) made the information for which notice is required available on any publicly available website maintained by the Partnership, whether or not such Partner remains a Partner in the Partnership at the time such information is made publicly available.

Section 9.4 Withholding; Tax Payments.

(a) The General Partner may treat taxes paid by the Partnership on behalf of, all or less than all of the Partners, either as a distribution of cash to such Partners or as a general expense of the Partnership, as determined appropriate under the circumstances by the General Partner.

(b) Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income or from a distribution to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 or Section 12.4(c) in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1 Admission of Limited Partners.

(a) Upon the issuance by the Partnership of Common Units, Subordinated Units and Incentive Distribution Rights, as applicable, to the General Partner, HINDL, GIP and the IPO Underwriters in connection with the Initial Public Offering as described in Article V, such Persons shall, by acceptance of such Partnership Interests, and upon becoming the Record Holders of such Partnership Interests, be admitted to the Partnership as Initial Limited Partners in respect of the Common Units, Subordinated Units or Incentive Distribution Rights issued to them and be bound by this Agreement, all with or without execution of this Agreement by such Persons.

(b) By acceptance of any Limited Partner Interests transferred in accordance with Article IV or acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger, consolidation or conversion pursuant to Article XIV, and except as provided in Section 4.9, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee, agent or representative acquiring such Limited Partner Interests for the account of another Person or Group, who shall be subject to Section 10.1(c) below) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when such Person becomes the Record Holder of the Limited Partner Interests so transferred or acquired, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) shall be deemed to represent that the transferee or acquirer has the capacity, power and authority to enter into this Agreement and (iv) shall be deemed to make any consents, acknowledgements or waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and becoming the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.9.

(c) With respect to any Limited Partner that holds Units representing Limited Partner Interests for another Person’s account (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such Limited Partner shall, in exercising the rights of a Limited Partner in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, take all action as a Limited Partner by virtue of being the Record Holder of such Units at the direction of the Person who is the beneficial owner, and the Partnership shall be entitled to assume such Limited Partner is so acting without further inquiry.

(d) The name and mailing address of each Record Holder shall be listed in the Partnership Register maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the Partnership Register from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).

(e) Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(b).

Section 10.2 Admission of Successor General Partner.    A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to (a) the withdrawal or removal of the predecessor or transferring General Partner pursuant to Section 11.1 or Section 11.2 or (b) the transfer of the General Partner Interest pursuant to Section 4.6; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor is hereby authorized to and shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3 Amendment of Agreement and Certificate of Limited Partnership.    To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the Partnership Register to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1 Withdrawal of the General Partner.

(a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):

(i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii) The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

(iii) The General Partner is removed pursuant to Section 11.2;

(iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A) through (C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi) (A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) if the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise upon the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Eastern Time, on June 30, 2025 the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause any

Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 12:00 midnight, Eastern Time, on June 30, 2025 the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal, a successor is not elected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

Section 11.2 Removal of the General Partner.    The General Partner may not be removed unless such removal is both (i) for Cause and (ii) approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the Outstanding Common Units voting as a separate class, and Unitholders holding a majority of the Outstanding Subordinated Units (if any Subordinated Units are then Outstanding) voting as a separate class including, in each case, Units held by the General Partner and its Affiliates. Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3 Interest of Departing General Partner and Successor General Partner.

(a) In the event of withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement, if a successor General Partner is elected in accordance with the terms of Section 11.1, then the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal of such Departing General Partner, to require such successor General Partner to purchase such Departing General Partner’s General Partner Interest and its or its Affiliates’ general partner interests (or equivalent interests), if any, in the other Group Members and all of its or its Affiliates’ Incentive Distribution Rights (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of the Departing General Partner’s withdrawal. If the General Partner is removed by the Unitholders pursuant to Section 11.2 or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement and (i) if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, as applicable, or (ii) if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner, then such successor General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In any event described in the preceding sentences of this Section 11.3(a), the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the value of the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner, the value of the Incentive Distribution Rights and the General Partner Interest and other factors it may deem relevant.

(b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

(c) If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing General Partner and (y) the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest.

Section 11.4 Withdrawal of Limited Partners.    No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1 Dissolution.    The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, Section 11.2 or Section 12.2, to the fullest extent permitted by law, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and a Withdrawal Opinion of Counsel is received as provided in Section 11.1(b) or Section 11.2 and such successor is admitted to the Partnership pursuant to Section 10.2;

(b) an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

(c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d) at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2 Continuation of the Business of the Partnership After Dissolution.    Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Unitholders to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then, to the maximum extent permitted by law, within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a

Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii) if the successor General Partner is not the Departing General Partner, then the interest of the Departing General Partner shall be treated in the manner provided in Section 11.3; and

(iii) the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;

provided, however, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner under the Delaware Act and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3 Liquidator.    Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner (or in the event of dissolution pursuant to Section 12.1(a), the holders of a Unit Majority) shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, if any, voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, if any, voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, if any, voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4 Liquidation.    The Liquidator shall proceed to dispose of the assets of the Partnership, satisfy its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to satisfy liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

Section 12.5 Cancellation of Certificate of Limited Partnership.    Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6 Return of Contributions.    The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7 Waiver of Partition.    To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8 Capital Account Restoration.    No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable period of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1 Amendments to be Adopted Solely by the General Partner.    Each Limited Partner agrees that the General Partner, without the approval of any Limited Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

(d) a change that the General Partner determines, (i) does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect (except as permitted by subsection (g) of this Section 13.1), (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the IPO Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its (or, if the General Partner is a limited partnership, its general partner’s) directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that (i) sets forth the designations, preferences, rights, powers and duties of any class or series of Partnership Interests or Derivative Partnership Interests issued pursuant to Section 5.6 or (ii) the General Partner determines to be necessary or appropriate or advisable in connection with the authorization or issuance of any class or series of Partnership Interests or Derivative Partnership Interests pursuant to Section 5.6;

(h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement or Plan of Conversion approved in accordance with Section 14.3;

(j) an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or Section 7.1(a);

(k) a merger, conveyance or conversion pursuant to Section 14.3(d) or Section 14.3(e); or

(l) any other amendments substantially similar to the foregoing.

Section 13.2 Amendment Procedures.    Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so free of any duty or obligation whatsoever to the Partnership, any Limited Partner or any other Person bound by this Agreement, and, in declining to propose or approve an amendment to this Agreement, to the fullest extent permitted by law, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or otherwise or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to propose or approve any amendment to this Agreement shall be permitted to do so in its sole and absolute discretion. An amendment to this Agreement shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or Section 13.3, the holders of a Unit Majority, unless a greater or different percentage of Outstanding Units is required under this Agreement. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has posted or made accessible such amendment through the Partnership’s or the Commission’s website.

Section 13.3 Amendment Requirements.

(a) Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage or (ii) in the case of Section 11.2 or Section 13.4, increasing such percentages, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute (x) in the case of a reduction as described in subclause (a)(i) hereof, not less than the voting requirement sought to be reduced, (y) in the case of an increase in the percentage in Section 11.2, not less than 90% of the Outstanding Units, or (z) in the case of an increase in the percentage in Section 13.4, not less than a majority of the Outstanding Units.

(b) Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without the General Partner’s consent, which consent may be given or withheld at its option.

(c) Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Limited Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(f), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

(e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4 Special Meetings.    All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the specific purposes for which the special meeting is to be called and the class or classes of Units for which the meeting is proposed. No business may be brought by any Limited Partner before such special meeting except the business listed in the related request. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send or cause to be sent a notice of the meeting to the Limited Partners. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not be permitted to vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business. If any such vote were to take place, to the fullest extent permitted by law, it shall be deemed null and void to the extent necessary so as not to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5 Notice of a Meeting.    Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1.

Section 13.6 Record Date.    For purposes of determining the Limited Partners who are Record Holders of the class or classes of Limited Partner Interests entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11, the General Partner shall set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which such Limited Partners are requested in writing by the General Partner to give such approvals.

Section 13.7 Postponement and Adjournment.    Prior to the date upon which any meeting of Limited Partners is to be held, the General Partner may postpone such meeting one or more times for any reason by giving notice to each Limited Partner entitled to vote at the meeting so postponed of the place, date and hour at which such meeting would be held. Such notice shall be given not fewer than two days before the date of such meeting and otherwise in accordance with this Article XIII. When a meeting is postponed, a new Record Date need not be fixed unless such postponement shall be for more than 45 days. Any meeting of Limited Partners may be adjourned by the General Partner one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No Limited Partner vote shall be required for any adjournment. A meeting of Limited Partners may be adjourned by the General Partner as to one or more proposals regardless of whether action has been taken on other matters. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8 Waiver of Notice; Approval of Meeting.    The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove of any matters submitted for consideration or to object to the failure to submit for consideration any matters required to be included in the notice of the meeting, but not so included, if such objection is expressly made at the beginning of the meeting.

Section 13.9 Quorum and Voting.    Except as otherwise provided by this Agreement or required by the rules or regulations of any National Securities Exchange on which the Common Units are admitted to trading, or applicable law or pursuant to any regulation applicable to the Partnership or its Partnership Interests, the presence, in person or by proxy, of holders of a majority in voting power of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) entitled to vote at the meeting shall constitute a quorum at a meeting of Limited Partners of such class or classes. Abstentions and broker non-votes in respect of such Units shall be deemed to be Units present at such meeting for purposes of establishing a quorum. For all matters presented to the Limited Partners holding Outstanding Units at a meeting at which a quorum is present for which no minimum or other vote of Limited Partners is required by any other provision of this Agreement, the rules or regulations of any National Securities Exchange on which the Common Units are admitted to trading, or applicable law or pursuant to any regulation applicable to the Partnership or its Partnership Interests, a majority of the votes cast by the Limited Partners holding Outstanding Units shall be deemed to constitute the act of all Limited Partners (with abstentions and broker non-votes being deemed to not have been cast with respect to such matter). On any matter where a minimum or other vote of Limited Partners holding Outstanding Units is provided by any other provision of this Agreement or required by the rules or regulations of any National Securities Exchange on which the Common Units are admitted to trading, or applicable law or pursuant to any regulation applicable to the Partnership or its Partnership Interests, such minimum or other vote shall be the vote of Limited Partners required to approve such matter (with the effect of abstentions and broker non-votes to be determined based on the vote of Limited Partners required to approve such matter; provided that if the effect of abstentions and broker non-votes is not specified by such applicable rule, regulation or law, and there is no prevailing interpretation of such effect, then abstentions and broker non-votes shall be deemed to not have been cast with respect to such matter; provided further, that, for the avoidance of doubt, with respect to any matter on which this Agreement requires the approval of a specified percentage of the Outstanding Units, abstentions and broker non-votes shall be counted as votes against such matter). The Limited Partners present at a duly called or held meeting at which a quorum has been established may continue to transact business until adjournment, notwithstanding the exit of enough Limited Partners to leave less than a quorum.

Section 13.10 Conduct of a Meeting.    The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the submission and revocation of approvals in writing.

Section 13.11 Action Without a Meeting.    If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Outstanding Units held by such Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Outstanding Units that were not voted. If approval of the taking of any permitted action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) approvals sufficient to take the action proposed are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are first deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12 Right to Vote and Related Matters.

(a) Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b) With respect to Units that are held for a Person’s account by another Person that is the Record Holder (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), such Record Holder shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume such Record Holder is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

(c) Notwithstanding anything in this Agreement to the contrary, the Record Holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter.

ARTICLE XIV

MERGER, CONSOLIDATION OR CONVERSION

Section 14.1 Authority.    The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general (including a limited liability partnership) or limited (including a limited liability limited partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America or any other country, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2 Procedure for Merger, Consolidation or Conversion.

(a) Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner; provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to consent to any merger, consolidation or conversion of the Partnership shall be permitted to do so in its sole and absolute discretion.

(b) If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i) the name and state or country of domicile of each of the business entities proposing to merge or consolidate;

(ii) the name and state of domicile of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and

(B) in the case of equity interests represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, however, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

(c) If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:

(i) the name of the converting entity and the converted entity;

(ii) a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

(iii) a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv) the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity;

(v) in an attachment or exhibit, the certificate of limited partnership of the Partnership;

(vi) in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

(vii) the effective time of the conversion, which may be the date of the filing of the certificate of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such certificate of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of conversion and stated therein); and

(viii) such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

Section 14.3 Approval by Limited Partners.

(a) Except as provided in Section 14.3(d) and Section 14.3(e), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited

Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent and, subject to any applicable requirements of Regulation 14A pursuant to the Exchange Act or successor provision, no other disclosure regarding the proposed merger, consolidation or conversion shall be required.

(b) Except as provided in Section 14.3(d) and Section 14.3(e), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement or Plan of Conversion, as the case may be, effects an amendment to any provision of this Agreement that, if contained in an amendment to this Agreement adopted pursuant to Article XIII, would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.

(c) Except as provided in Section 14.3(d) and Section 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of limited liability under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) of any Limited Partner as compared to its limited liability under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the General Partner determines that the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

(e) Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another limited liability entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) as compared to its limited liability under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not previously treated as such), (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Unit Outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (v) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests (other than Incentive Distribution Rights) Outstanding immediately prior to the effective date of such merger or consolidation.

(f) Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4 Certificate of Merger or Certificate of Conversion.    Upon the required approval by the General Partner and the Unitholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion or other filing, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware or the appropriate filing office of any other jurisdiction, as applicable, in conformity with the requirements of the Delaware Act or other applicable law.

Section 14.5 Effect of Merger, Consolidation or Conversion.

(a) At the effective time of the merger or consolidation:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b) At the effective time of the conversion:

(i) the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii) all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii) all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv) all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

(v) a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior Partners without any need for substitution of parties; and

(vi) the Partnership Interests that are to be converted into partnership interests, shares, evidences of ownership or other securities in the converted entity as provided in the Plan of Conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1 Right to Acquire Limited Partner Interests.

(a) Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three Business Days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

(b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the applicable Transfer Agent or exchange agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent or exchange agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner), together with such information as may be required by law, rule or regulation, at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be filed and distributed as may be required by the Commission or any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests, in the case of Limited Partner Interests evidenced by Certificates, or instructions agreeing to such redemption in exchange for payment, at such office or offices of the Transfer Agent or exchange agent as the Transfer Agent or exchange agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at such Record Holder’s address as reflected in the Partnership Register shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent or exchange agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any

Certificate or redemption instructions shall not have been surrendered for purchase or provided, respectively, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Article IV, Article V, Article VI, and Article XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent or exchange agent of the Certificates representing such Limited Partner Interests, in the case of Limited Partner Interests evidenced by Certificates, or instructions agreeing to such redemption, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the Partnership Register, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the Record Holder of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the Record Holder of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Article IV, Article V, Article VI and Article XII).

(c) In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender such holder’s Certificate evidencing such Limited Partner Interest to the Transfer Agent or exchange agent in exchange for payment of the amount described in Section 15.1(a) therefor, without interest thereon, in accordance with procedures set forth by the General Partner.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1 Addresses and Notices; Written Communications.

(a) Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Except as otherwise provided herein, any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at such Record Holder’s address as shown in the Partnership Register, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing in the Partnership Register is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in such Record Holder’s address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the

Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b) The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 16.2 Further Action.    The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3 Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4 Integration.    This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5 Creditors.    None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6 Waiver.    No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7 Third-Party Beneficiaries.    Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

Section 16.8 Counterparts.    This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(a) or (b) without execution hereof.

Section 16.9 Applicable Law; Forum; Venue and Jurisdiction; Attorneys’ Fee; Waiver of Trial by Jury.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b) Each of the Partners and each Person or Group holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of

Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a duty (including any fiduciary duty) owed by any director, officer, or other employee of the Partnership or the General Partner (or, if the General Partner is a limited partnership, of the general partner of the General Partner), or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims; provided, however, that any claims, suits, actions or proceedings over which the Court of Chancery of the State of Delaware does not have jurisdiction shall be brought in any other court in the State of Delaware having jurisdiction;

(ii) irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware in connection with any such claim, suit, action or proceeding;

(iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the courts of the State of Delaware or of any other court to which proceedings in the courts of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding;

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, however, that nothing in this clause (v) shall affect or limit any right to serve process in any other manner permitted by law; and

(vi) IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING.

Section 16.10 Invalidity of Provisions.    If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision and/or part of a provision shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 16.11 Consent of Partners.    Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.12 Facsimile and Email Signatures.    The use of facsimile signatures and signatures delivered by email in portable document format (.pdf) or other similar electronic format affixed in the name and on behalf of the Transfer Agent on Certificates representing Common Units is expressly permitted by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

HESS MIDSTREAM PARTNERS GP LP

By:	Hess Midstream Partners GP LLC, its general partner

By:

Name:
Title:

ORGANIZATIONAL LIMITED PARTNER:

HESS MIDSTREAM HOLDINGS LLC

By:

Name:
Title:

Signature Page to Second Amended and Restated Agreement of

Limited Partnership of Hess Midstream Partners LP

EXHIBIT A

to the Second Amended and Restated

Agreement of Limited Partnership of

Hess Midstream Partners LP

Certificate Evidencing Common Units

Representing Limited Partner Interests in

Hess Midstream Partners LP

No.	Common Units

In accordance with Section 4.1 of the Second Amended and Restated Agreement of Limited Partnership of Hess Midstream Partners LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), Hess Midstream Partners LP, a Delaware limited partnership (the “Partnership”), hereby certifies that              (the “Holder”) is the registered owner of Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 1501 McKinney Street, Houston, Texas 77010. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF HESS MIDSTREAM PARTNERS LP THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF HESS MIDSTREAM PARTNERS LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE HESS MIDSTREAM PARTNERS LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). THE GENERAL PARTNER OF HESS MIDSTREAM PARTNERS LP MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO (A) AVOID A SIGNIFICANT RISK OF HESS MIDSTREAM PARTNERS LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED) OR (B) PRESERVE THE UNIFORMITY OF THE LIMITED PARTNER INTERESTS IN HESS MIDSTREAM PARTNERS LP (OR ANY CLASS OR CLASSES THEREOF). THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL EXECUTIVE OFFICES OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, and (iii) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

Dated:	HESS MIDSTREAM PARTNERS LP

	By:	HESS MIDSTREAM PARTNERS GP LP, its general partner

	By:	Hess Midstream Partners GP LLC, its general partner

By:

By:

Countersigned and Registered by:

[ ]
as Transfer Agent

By:
Authorized Signature

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM — as tenants in common	UNIF GIFT TRANSFERS MIN ACT

TEN ENT — as tenants by the entireties	Custodian
(Cust) (Minor)

JT TEN — as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS OF HESS MIDSTREAM PARTNERS LP

FOR VALUE RECEIVED,	hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint              as its attorney-in-fact with full power of substitution to transfer the same on the books of Hess Midstream Partners LP.

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

(Signature)

(Signature)

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO
S.E.C. RULE 17Ad-15

No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.

APPENDIX B

Glossary of Terms

AAR Petition 1577 (CPC-1232) safety standards:    Recent safety standards for newly-constructed DOT Specification 111 tank cars used to transport PG I and II hazardous materials.

barrel:    One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to crude oil or other liquid hydrocarbons.

Bbl(s):    Barrel(s).

Bbl/d:    Barrels per day.

Boe:    Barrel of oil equivalent.

Boe/d:    Barrel of oil equivalent per day.

Btu:    One British thermal unit—a measure of the amount of energy required to raise the temperature of a one-pound mass of water one degree Fahrenheit at sea level.

cf:    Cubic foot or feet is a common unit of gas measurement. One standard cubic foot equals the volume of gas in one cubic foot measured at standard temperature (60 degrees Fahrenheit) and standard pressure (14.73 pounds standard per square inch).

CNG:    Compressed natural gas.

common carrier pipeline:    A pipeline engaged in the transportation of crude oil, refined petroleum products or NGL as a common carrier for hire.

crude oil:    A mixture of hydrocarbons that exists in liquid phase in underground reservoirs.

fractionation:    Fractionation is accomplished by controlling the temperature and pressure of the stream of mixed NGL in order to take advantage of the different boiling points of separate components. NGL fractionation facilities separate mixed NGL streams into discrete components such as ethane, propane, normal butane, isobutane and natural gasoline.

liquefied petroleum gas:    A mixture of hydrocarbon gases commonly used as a fuel, including propane and butane.

long tons:    An imperial system of measurement equivalent to 2,240 pounds.

MBbl/d:    One thousand barrels per day.

MBoe/d:    One thousand barrels of oil equivalent per day.

Mcf:    One thousand cubic feet.

Mgal/d:    One thousand gallons per day.

MMcf/d:    One million cubic feet per day.

NGL:    Natural gas liquids, which are the hydrocarbon liquids contained within natural gas.

B-1

psi:    Pounds per square inch.

psig:    Pounds per square inch gauge.

RVP:    Reid Vapor Pressure.

sour gas:    Natural gas that is relatively high in sulfur content, requiring additional processing to remove the sulfur.

straddle plant:    A plant that sits alongside of natural gas transmission pipelines to facilitate recovery of NGLs, after which the natural gas is recompressed and reinjected into the transmission lines.

Tcf:    Trillion cubic feet.

throughput:    The volume of crude oil, natural gas, NGLs and refined petroleum products transported or passing through a pipeline, plant, terminal or other facility during a particular period.

Williston Basin:    One of the largest structural-sedimentary basins in North America, spanning across North Dakota, South Dakota, Montana, Saskatchewan and Manitoba, with a surface area of approximately 143,000 square miles within the United States and multiple petroleum reservoirs.

Y-grade:    A classification used to describe the extent to which certain hydrocarbons can be stored at a specified pressure, making the hydrocarbon easier to move in a liquid state.

B-2

                     Common units

Representing limited partner interests

Hess Midstream Partners LP

Prospectus

Goldman, Sachs & Co.	Morgan Stanley

Through and including                     , 2015 (the 25th day after the date of this prospectus), federal securities laws may require all dealers that effect transactions in these securities, whether or not participating in this offering, to deliver a prospectus. This requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other expenses of issuance and distribution

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the FINRA filing fee and the NYSE filing fee, the amounts set forth below are estimates.

SEC registration fee	$32,200
FINRA filing fee	50,000
NYSE listing fee	125,000
Printing and engraving expenses	1,300,000
Fees and expenses of legal counsel	3,250,000
Accounting fees and expenses	4,350,000
Transfer agent and registrar fees	5,000

Total	$9,112,200

Item 14. Indemnification of directors and officers

The section of the prospectus entitled “Our Partnership Agreement—Indemnification” discloses that we will generally indemnify officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Reference is also made to Section 8(a) of the Underwriting Agreement to be filed as an exhibit to this registration statement in which Hess Midstream Partners LP and certain of its affiliates will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and to contribute to payments that may be required to be made in respect of these liabilities. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

Item 15. Recent sales of unregistered securities

On January 17, 2014, in connection with the formation of the partnership, Hess Midstream Partners LP issued to (i) Hess Midstream Partners GP LLC a 50% general partner interest in the partnership for $10,000 and (ii) to Hess Corporation, a 50% limited partner interest in the partnership for $10,000 in an offering exempt from registration under Section 4(2) of the Securities Act. There have been no other sales of unregistered securities within the past three years.

Item 16. Exhibits and Financial Statement Schedules.

The following documents are filed as exhibits to this registration statement:

Number	Description

1.1**	Form of Underwriting Agreement

3.1**	Certificate of Limited Partnership of Hess Midstream Partners LP

3.2	Form of Second Amended and Restated Agreement of Limited Partnership of Hess Midstream Partners LP (included as Appendix A to the prospectus)

5.1**	Form of Opinion of Latham & Watkins LLP as to the legality of the securities being registered

8.1**	Form of Opinion of Vinson & Elkins L.L.P. relating to tax matters

10.1	Form of Contribution, Conveyance and Assumption Agreement

10.2**	Form of Omnibus Agreement

10.3**	Form of Operational Services Agreement

10.4**	Form of Employee Secondment Agreement

10.5**	Revolving Credit Agreement, dated as of March 6, 2015, by and among Hess Midstream Partners LP, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., Citibank, N.A., Wells Fargo Bank, National Association, Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., as syndication agents, BNP Paribas, The Bank of Tokyo-Mitsubishi UFJ, Ltd., The Bank of Nova Scotia, DNB Bank ASA, New York Branch, HSBC Bank USA, N.A., The Royal Bank of Scotland PLC and Sumitomo Mitsui Banking Corporation, as documentation agents, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Wells Fargo Securities, LLC, Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint bookrunners, and the other commercial lending institutions parties thereto.

10.6**	Form of Hess Midstream Partners LP 2015 Long-Term Incentive Plan

10.7†**	Gas Processing and Fractionation Agreement, effective as of January 1, 2014, by and between Hess Trading Corporation and Hess Tioga Gas Plant LLC

10.8†**	Terminal and Export Services Agreement, effective as of January 1, 2014, by and between Hess Trading Corporation and Hess North Dakota Export Logistics LLC

10.9†**	Storage Services Agreement, effective as of January 1, 2014, by and between Solar Gas, Inc. and Hess Mentor Storage LLC

10.10**	Form of Limited Partnership Agreement of Hess TGP Operations LP

10.11**	Form of Limited Partnership Agreement of Hess North Dakota Export Logistics Operations LP

10.12**	Prepaid Forward Purchase and Sales Agreement (Rail Tank Cars), dated as of January 15, 2015, by and between Hess Tank Cars II LLC and Hess Corporation

10.13**	Form of Phantom Unit Agreement

10.14**	Amendment No. 1 to Gas Processing and Fractionation Agreement dated as of April 2, 2015, and effective as of January 1, 2014, by and between Hess Trading Corporation and Hess Tioga Gas Plant LLC

10.15**	Amendment No. 1 to Terminal and Export Services Agreement dated as of April 2, 2015, and effective as of January 1, 2014, by and between Hess Trading Corporation and Hess North Dakota Export Logistics LLC

Number	Description

10.16†**	Amendment No. 2 to Gas Processing and Fractionation Agreement dated as of July 1, 2015, and effective as of January 1, 2014, by and between Hess Trading Corporation and Hess Tioga Gas Plant LLC

10.17†**	Amendment No. 2 to Terminal and Export Services Agreement dated as of July 1, 2015, and effective as of January 1, 2014, by and between Hess Trading Corporation and Hess North Dakota Export Logistics LLC

10.18**	Form of Registration Rights Agreement

10.19**	Amendment No. 1 to the Revolving Credit Agreement dated as of April 14, 2015, by and among Hess Midstream Partners LP, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the other commercial lending institutions parties thereto.

10.20**

Amendment No. 2 to the Revolving Credit Agreement dated as of June, 30, 2015, by and among Hess Midstream Partners LP, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the other commercial lending institutions parties thereto.

10.21**

Amendment No. 3 to the Revolving Credit Agreement dated as of July, 9, 2015, by and among Hess Midstream Partners LP, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the other commercial lending institutions parties thereto.

21.1**	List of Subsidiaries of Hess Midstream Partners LP

23.1	Consent of Ernst & Young LLP

23.2*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

23.3*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)

23.4**	Consent of Director Nominee (Niemiec)

23.5**	Consent of Director Nominee (Brilliant)

23.6**	Consent of Director Nominee (Woodburn)

24.1**	Powers of Attorney

*	To be filed by amendment.
**	Filed previously.
†	Confidential treatment has been requested for certain portions thereof pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. Such provisions have been filed separately with the Securities and Exchange Commission.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that,

(i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant undertakes to send to each common unitholder, at least on an annual basis, a detailed statement of any transactions with Hess Infrastructure Partners LP, our general partner or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to Hess Infrastructure Partners LP, our general partner or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the common unitholders the financial statements required by Form 10-K for the first full fiscal year of operations of the partnership.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 21, 2015.

Hess Midstream Partners LP

By:	Hess Midstream Partners GP LLC,
its general partner

By:	/s/ Michael R. Lutz
Michael R. Lutz
Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on September 21, 2015.

Signature	Title

*	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)
John B. Hess

*	Chief Financial Officer (Principal Financial Officer)
Jonathan C. Stein

*	Chief Accounting Officer (Principal Accounting Officer)
Michael J. Fennessy

*	Director and Vice President
John P. Rielly

*	Director
Gregory P. Hill

*	Michael R. Lutz hereby signs this Amendment No. 7 to the Registration Statement on behalf of the indicated persons for whom he is attorney-in-fact on September 21, 2015, pursuant to powers of attorney previously filed as Exhibit 24.1 to the Registration Statement on Form S-1 of Hess Midstream Partners LP filed with the Securities and Exchange Commission on September 24, 2014.

By:	/s/ Michael R. Lutz
Attorney-in-fact

Dated: September 21, 2015

INDEX TO EXHIBITS

Number	Description
1.1**	Form of Underwriting Agreement

3.1**	Certificate of Limited Partnership of Hess Midstream Partners LP

3.2	Form of Second Amended and Restated Agreement of Limited Partnership of Hess Midstream Partners LP (included as Appendix A to the prospectus)

5.1**	Form of Opinion of Latham & Watkins LLP as to the legality of the securities being registered

8.1**	Form of Opinion of Vinson & Elkins L.L.P. relating to tax matters

10.1	Form of Contribution, Conveyance and Assumption Agreement

10.2**	Form of Omnibus Agreement

10.3**	Form of Operational Services Agreement

10.4**	Form of Employee Secondment Agreement

10.5**	Revolving Credit Agreement, dated as of March 6, 2015, by and among Hess Midstream Partners LP, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., Citibank, N.A., Wells Fargo Bank, National Association, Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., as syndication agents, BNP Paribas, The Bank of Tokyo-Mitsubishi UFJ, Ltd., The Bank of Nova Scotia, DNB Bank ASA, New York Branch, HSBC Bank USA, N.A., The Royal Bank of Scotland PLC and Sumitomo Mitsui Banking Corporation, as documentation agents, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Wells Fargo Securities, LLC, Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint bookrunners, and the other commercial lending institutions parties thereto.

10.6**	Form of Hess Midstream Partners LP 2015 Long-Term Incentive Plan

10.7†**	Gas Processing and Fractionation Agreement, effective as of January 1, 2014, by and between Hess Trading Corporation and Hess Tioga Gas Plant LLC

10.8†**	Terminal and Export Services Agreement, effective as of January 1, 2014, by and between Hess Trading Corporation and Hess North Dakota Export Logistics LLC

10.9†**	Storage Services Agreement, effective as of January 1, 2014, by and between Solar Gas, Inc. and Hess Mentor Storage LLC

10.10**	Form of Limited Partnership Agreement of Hess TGP Operations LP

10.11**	Form of Limited Partnership Agreement of Hess North Dakota Export Logistics Operations LP

10.12**	Prepaid Forward Purchase and Sales Agreement (Rail Tank Cars), dated as of January 15, 2015, by and between Hess Tank Cars II LLC and Hess Corporation

10.13**	Form of Phantom Unit Agreement

10.14**	Amendment No. 1 to Gas Processing and Fractionation Agreement dated as of April 2, 2015, and effective as of January 1, 2014, by and between Hess Trading Corporation and Hess Tioga Gas Plant LLC

10.15**	Amendment No. 1 to Terminal and Export Services Agreement dated as of April 2, 2015, and effective as of January 1, 2014, by and between Hess Trading Corporation and Hess North Dakota Export Logistics LLC

10.16†**	Amendment No. 2 to Gas Processing and Fractionation Agreement dated as of July 1, 2015, and effective as of January 1, 2014, by and between Hess Trading Corporation and Hess Tioga Gas Plant LLC

Number	Description

10.17†**	Amendment No. 2 to Terminal and Export Services Agreement dated as of July 1, 2015, and effective as of January 1, 2014, by and between Hess Trading Corporation and Hess North Dakota Export Logistics LLC

10.18**	Form of Registration Rights Agreement

10.19**	Amendment No. 1 to the Revolving Credit Agreement dated as of April 14, 2015, by and among Hess Midstream Partners LP, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the other commercial lending institutions parties thereto.

10.20**

Amendment No. 2 to the Revolving Credit Agreement dated as of June, 30, 2015, by and among Hess Midstream Partners LP, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the other commercial lending institutions parties thereto.

10.21**

Amendment No. 3 to the Revolving Credit Agreement dated as of July, 9, 2015, by and among Hess Midstream Partners LP, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the other commercial lending institutions parties thereto.

21.1**	List of Subsidiaries of Hess Midstream Partners LP

23.1	Consent of Ernst & Young LLP

23.2*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

23.3*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)

23.4**	Consent of Director Nominee (Niemiec)

23.5**	Consent of Director Nominee (Brilliant)

23.6**	Consent of Director Nominee (Woodburn)

24.1**	Powers of Attorney

*	To be filed by amendment.
**	Filed previously.
†	Confidential treatment has been requested for certain portions thereof pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. Such provisions have been filed separately with the Securities and Exchange Commission.